UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒ Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Connecticut Water Service, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, without par value.

(2)

Aggregate number of securities to which transaction applies:

As of August 7, 2018, there were 12,044,653 shares of Company common stock outstanding (including 94,106 Company common stock equivalent shares awarded under the Company’s 2014 Performance Stock Program, 2004 Performance Stock Program, and 1994 Performance Stock Program).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the multiplication of 12,044,653 shares of Company common stock (including 94,106 Company common stock equivalent shares awarded under the Company’s 2014 Performance Stock Program, 2004 Performance Stock Program, and 1994 Performance Stock Program) by $70.00.

	(4)	Proposed maximum aggregate value of transaction: $843,125,710

(5)

Total fee paid:

$104,969.15, determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.00012450 by the proposed maximum aggregate value of the transaction of $843,125,710

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

The board of directors of Connecticut Water Service, Inc. (the “Company”) has unanimously approved, and the Company and SJW Group (“SJW”) have entered into the Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018 (as it may be further amended from time to time, the “merger agreement” or, as required by the context, the “second amended and restated merger agreement”), with respect to an acquisition of the Company by SJW. The second amended and restated merger agreement amends and restates in its entirety the Amended and Restated Agreement and Plan of Merger, dated as of May 30, 2018, which amended and restated in its entirety the Agreement and Plan of Merger, dated as of March 14, 2018 (the “March 14 merger agreement”). Pursuant to the terms of the merger agreement, Hydro Sub, Inc., a wholly owned subsidiary of SJW and a party to the merger agreement (“Merger Sub”), will merge with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of SJW. Upon completion of the merger, each issued and outstanding share of common stock, without par value, of the Company (“Company common stock”), other than those shares owned directly or indirectly by the Company, SJW or any of their respective subsidiaries that are not held on behalf of third parties, will be converted into the right to receive $70.00 per share in cash (without interest and less any applicable withholding taxes), which represents a premium of approximately 33% to the unaffected closing share price on March 14, 2018, the last trading day prior to the Company’s announcement that it had entered into the March 14 merger agreement, and exceeds the Company’s all-time high trading price of $69.72 per share prior to the announcement of such revised offer.

The Company will hold a special meeting of its shareholders to consider the proposed merger. At the special meeting, shareholders of the Company will be asked to vote on a proposal to approve the merger agreement, a proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Completion of the merger is conditioned on, among other things, approval of the merger agreement by the Company’s shareholders. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

The board of directors of the Company has unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of the Company and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The board of directors of the Company unanimously recommends that shareholders of the Company vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The obligations of the Company and SJW to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. The accompanying proxy statement contains detailed information about the Company, the special meeting, the merger agreement and the merger. The Company encourages you to read the proxy statement carefully and in its entirety.

Thank you in advance for your cooperation and continued support.

Sincerely,
[●]
David C. Benoit
President and Chief Executive Officer
Connecticut Water Service, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2018 and is first being mailed to shareholders of the Company with a GREEN proxy card on or about [●], 2018.

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

(860) 664-6056

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [●], 2018

To the Shareholders of Connecticut Water Service, Inc.:

We are pleased to invite you to attend the special meeting of shareholders of Connecticut Water Service, Inc., a Connecticut corporation (the “Company”), which will be held at [●] on [●], 2018 at [●], local time, for the following purposes:

•

to consider and vote on the proposal to approve the Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018 (as it may be further amended from time to time, the “merger agreement”), among SJW Group, a Delaware corporation (“SJW”), Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned subsidiary of SJW (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of SJW (a copy of the merger agreement is included as Annex A to the proxy statement of which this notice forms a part);

•

to consider and vote on the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger, as described in the accompanying proxy statement of which this notice forms a part; and

•	to consider and vote upon the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The Company will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the proxy statement of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

Completion of the merger is conditioned on, among other things, approval of the merger agreement by the Company’s shareholders.

The board of directors of the Company has unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of the Company and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The board of directors of the Company unanimously recommends that shareholders of the Company vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

If any matters other than the proposals listed above are properly submitted for shareholder action at the special meeting (or at any adjournment or postponement thereof) and you submit a proxy, the persons named as proxy holders will be authorized to vote your shares in their discretion with respect to such matters.

The board of directors of the Company has fixed the close of business on [●], 2018 as the record date (the “record date”) for determination of holders of Company common stock entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. As of the record date, the Company’s issued and outstanding capital stock consists solely of outstanding shares of Company common stock. Accordingly, only holders of record of Company common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting or at any adjournments or postponements thereof.

Approval of the merger agreement requires the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of Company common stock entitled to vote thereon. Approval, on a non-binding advisory basis, of specific compensatory arrangements between the Company and its named executive officers relating to the merger requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon, although such vote will not be binding on the Company or the board of directors of the Company or any of its committees. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon. A list of the names of shareholders of record of the Company will be available for 10 days prior to the special meeting for any purpose germane to the special meeting between the hours of 8:30 a.m. and 4:30 p.m., local time, at the Company’s headquarters, 93 West Main Street, Clinton, Connecticut 06413. The shareholder list will also be available at the special meeting for examination by any shareholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either:

(1) logging onto www.proxyvote.com and following the instructions on your GREEN proxy card;

(2) dialing (800) 454-8683 and listening for further directions; or

(3) signing, dating and returning the enclosed GREEN proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting.

If your shares are held in a Company plan or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate. If you do not follow these instructions, your shares cannot be voted.

We urge you to discard any blue proxy cards sent to you by Eversource Energy, which is soliciting proxies in opposition to the merger. If you previously submitted a blue proxy card, we urge you to cast your vote as instructed on your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any blue proxy card. Only the latest validly executed proxy that you submit will be counted.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read this proxy statement, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this proxy statement, would like additional copies or need help voting your shares of Company common stock, please contact the Company’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Shareholders May Call Toll-Free: (800) 662-5200

Banks and Brokers May Call: (203) 658-9400

By Order of the Board of Directors of Connecticut

Water Service, Inc.,

[●]

Kristen A. Johnson

Vice President, Human Resources and

Corporate Secretary

Clinton, Connecticut

[●], 2018

i

ii

SUMMARY

This summary highlights selected information contained in this proxy statement and does not contain all the information that may be important to you with respect to the merger (as defined below) and the other matters being considered at the special meeting. Connecticut Water Service, Inc. (the “Company”) urges you to read carefully this proxy statement in its entirety, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 109 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

Parties to the Merger (Page 18)

Connecticut Water Service, Inc.

The Company was incorporated in 1974, with The Connecticut Water Company (“CWC”) as its largest subsidiary, which was organized in 1956. The Company is a non-operating holding company, whose income is derived from the earnings of its six wholly owned subsidiary companies. In 2017, approximately 95% of the Company’s net income was attributable to water operations carried out within its four regulated water companies, CWC, The Heritage Village Water Company (“HVWC”), The Avon Water Company (“AWC”) and The Maine Water Company (“MWC”). CWC, HVWC and AWC are regulated by the Connecticut Public Utilities Regulatory Authority (the “PURA”) and MWC is regulated by the Maine Public Utilities Commission (the “MPUC”). These regulated companies supplied water to 135,000 connections serving approximately 450,000 people in 80 municipalities in Connecticut and Maine and wastewater to more than 3,000 connections serving approximately 10,000 people in Southbury, Connecticut. They are subject to state regulation regarding financial issues, rates, service and operating issues, and to various other state and federal regulatory agencies concerning water quality and environmental standards.

In addition to its regulated companies, the Company owns two active unregulated companies. In 2017, these unregulated companies, together with real estate transactions within CWC, contributed the remaining 5% of the Company’s net income through real estate transactions as well as services and rentals. The two active unregulated companies are Chester Realty, Inc., a real estate company in Connecticut, and New England Water Utility Services, Inc., which provides contract water and sewer operations and other water-related services.

The Company’s common stock is traded on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “CTWS.” The principal executive offices of the Company are located at 93 West Main Street, Clinton, Connecticut 06413. Its telephone number is (860) 669-8636, and its Internet address is www.ctwater.com.

SJW Group

SJW Group (“SJW”) was incorporated in California as “SJW Corp.” on February 8, 1985. On November 15, 2016, SJW Corp. changed its state of incorporation to the state of Delaware and changed its name to “SJW Group.” SJW is a holding company that conducts its business in the United States through three wholly owned subsidiaries, namely, San Jose Water Company, SJWTX, Inc., doing business as Canyon Lake Water Service Company, and SJW Land Company. San Jose Water Company and Canyon Lake Water Service Company are public utilities regulated by the California Public Utilities Commission (the “CPUC”) and Public Utilities Commission of Texas, respectively, and each operates within a service area approved by the regulators.

San Jose Water Company is a public utility that provides water service to approximately 230,000 connections serving a population of approximately one million people in an area comprising approximately 139 square miles in the metropolitan San Jose, California area. SJWTX, Inc. is another public utility that provides water service to approximately 14,700 connections serving approximately 44,000 people in an area comprising more than 246 square miles in western Comal County and southern Blanco County in the growing region between San Antonio and Austin, Texas. In addition, SJWTX, Inc. has a 25% interest in Acequia Water Supply Corporation, which has been consolidated with SJWTX, Inc. within the scope of Financial Accounting Standards Board Accounting Standard Codification (“ASC”) Topic 810, “Consolidation.” The principal business of these water utility services consists of the production, purchase, storage, purification, distribution, and wholesale and retail sale of water. San Jose Water Company also provides non-tariffed services under agreements with municipalities and other utilities. These non-tariffed services include water system operations, maintenance agreements, and antenna site leases.

SJW Land Company owns, among other assets, an undeveloped real estate property and commercial and warehouse properties in Tennessee. SJW Land Company also has a 70% limited partnership interest in 444 West Santa Clara Street, L.P., which sold all of its interests in the commercial building and land the partnership owned and operated on April 6, 2017.

SJW’s common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “SJW.” The principal executive offices of SJW are located on 110 West Taylor Street, San Jose, California 95110. Its telephone number is (408) 279-7800, and its Internet address is www.sjwgroup.com.

Hydro Sub, Inc.

Hydro Sub, Inc., a wholly owned subsidiary of SJW (“Merger Sub”), is a Connecticut corporation that was formed on March 9, 2018 for the sole purpose of effecting the merger (as defined below). In the merger, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of SJW.

The Merger

A copy of the Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018 (as it may be further amended from time to time, the “merger agreement” or, as required by the context, the “second amended and restated merger agreement”), among SJW, Merger Sub, and the Company, which amends and restates in its entirety the Amended and Restated Agreement and Plan of Merger, dated as of May 30, 2018 (the “May 30 amended merger agreement”), which amended and restated in its entirety the Agreement and Plan of Merger, dated as of March 14, 2018 (the “March 14 merger agreement”), is included as Annex A to this proxy statement. The Company encourages you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 78 of this proxy statement.

Terms of the Merger (Page 78)

Subject to the terms and conditions of the merger agreement, at the effective time Merger Sub will be merged with and into the Company (the “merger”). The Company will survive the merger as a wholly owned subsidiary of SJW. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of SJW. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 78)

Each share of Company common stock (other than shares of Company common stock owned by the Company, SJW, Merger Sub or any of their respective subsidiaries and not held on behalf of third parties, which will be cancelled and retired and cease to exist) issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive an amount in cash equal to $70.00 per share (the “merger consideration”), payable without interest and less any applicable withholding taxes.

Assumption of Company Stock Plans (Page 78)

At the effective time of the merger, SJW will assume the Company’s 2014 Performance Stock Program, 2004 Performance Stock Program, and 1994 Performance Stock Program, as amended and restated in 2002, as well as outstanding equity awards as described in the section entitled “Security Ownership of Certain Beneficial Owners of the Company” beginning on page 106 of this proxy statement. Following the effective time of the merger, SJW may grant equity awards to certain employees covering common stock, par value $0.001 per share, of SJW (“SJW common stock”) to the extent permitted by applicable NYSE rules, using the share reserve available under the assumed 2014 Performance Stock Program immediately prior to the effective time of the merger as converted into SJW common stock based on the equity award ratio. In addition, to the extent permitted by applicable NYSE rules, dividend equivalents credited to assumed Company awards may be issued from the reserve available under the assumed stock plan from which the awards were granted. As of August 7, 2018, 367,836, 258,897, and 218,105 shares of Company common stock were available for issuance under the 2014 Performance Stock Program, the 2004 Performance Stock Program, and the 1994 Performance Stock Program, respectively.

Recommendation of the Board of Directors of the Company (Page 20)

After careful consideration, the board of directors of the Company has unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of the Company and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. For more information regarding the factors considered by the board of directors of the Company in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, see the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 51 of this proxy statement.

The board of directors of the Company unanimously recommends that shareholders of the Company vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger and “FOR” the proposal to adjourn the Company special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Opinion of the Company’s Financial Advisor (Page 56)

The Company retained Wells Fargo Securities, LLC (“Wells Fargo Securities”) as the financial advisor to the board of directors of the Company in connection with a review of potential strategic alternatives, including the proposed merger. At the meeting of the board of directors of the Company on August 5, 2018, Wells Fargo Securities rendered its oral opinion to the board of directors of the Company that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the merger consideration in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Company common stock, other than the excluded shares. Wells Fargo Securities subsequently confirmed this oral opinion by delivering its written opinion to the board of directors of the Company, dated as of August 5, 2018. For purposes of Wells Fargo Securities’ opinion, the term “excluded shares” means any shares of Company common stock owned by the Company, SJW, Hydro Sub, Inc. or any of their respective subsidiaries (in each case, other than shares of Company common stock held on behalf of third parties).

The full text of the written opinion of Wells Fargo Securities, dated as of August 5, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Shareholders of the Company are urged to read the opinion in its entirety. Wells Fargo Securities’ written opinion was addressed to the board of directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, to the holders of Company common stock, other than the excluded shares, of the merger consideration in the proposed merger pursuant to the merger agreement and did not address any other aspect of the proposed merger. The opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed merger or any other matter. For a description of the opinion that the board of directors of the Company received from Wells Fargo Securities, see the section entitled “The Merger—Opinion of the Company’s Financial Advisor—Opinion of Wells Fargo Securities, LLC” beginning on page 56 of this proxy statement.

Interests of Certain Persons in the Merger (Page 64)

Executive officers of the Company and members of the board of directors of the Company have interests in the merger that may be different from, or in addition to, the interests of shareholders of the Company generally.

These interests include, for example, the continued employment of certain executive officers of the Company by SJW or its subsidiaries, the continued service of certain members of the board of directors of the Company on the board of directors of SJW, severance benefits of executive officers under employment agreements and other arrangements payable upon certain qualifying terminations of employment, and benefits pursuant to equity awards held by executive officers and directors. In addition, Mr. Thornburg, who was the Chairman, Chief Executive Officer and President of the Company until September 28, 2017 and an employee of the Company until October 15, 2017, held 99,304 shares of Company common stock as of August 7, 2018, which includes 73,544 shares issued on June 15, 2018 upon settlement of 127,272 Company DSUs and dividend equivalent rights, net of 53,728 shares withheld to satisfy tax withholding obligations with respect thereto (pursuant to the terms of the Company’s 2014 Performance Stock Program). These interests are described and quantified in further detail below in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 64 of this proxy statement, and certain of them are described and quantified in the narrative and table disclosure included in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers (Proposal 2)” beginning on page 99 of this proxy statement.

The board of directors of the Company was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in recommending that you vote “FOR” the proposal to approve the merger agreement.

Treatment of Company Restricted Share Units, Deferred Share Units, Performance Share Units, Performance Cash Units and Restricted Share Awards (Page 64)

Company Restricted Share Units and Company Deferred Share Units. Upon completion of the merger, (i) all outstanding and unvested Company restricted share unit awards (“Company RSUs”) and (ii) all outstanding Company deferred share unit awards (“Company DSUs”) will be automatically converted pursuant to the merger agreement into, respectively, restricted stock units of SJW (“Adjusted RSUs”) and deferred stock units of SJW based on the “equity award ratio” (which is the quotient obtained by dividing (x) the merger consideration by (y) the volume weighted average trading price of SJW common shares on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing), with any fractional units rounded down to the nearest whole unit and will continue to be subject to the same terms and conditions (including any deferral elections) as were in effect for such awards immediately prior to the completion of the merger, except that, notwithstanding anything to the contrary in such terms and conditions, each Adjusted RSU will be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing. Company RSUs are awards that are subject to service-based vesting and are not or are no longer subject to performance-based vesting and entitle the holder to receive shares of the Company upon vesting, and include awards granted as Company PSUs (as defined below) for which performance has been determined prior to the effective date of the merger and which are still subject to service vesting. Company DSUs are awards previously granted as Company PSUs that are fully vested (based on performance and completion of service vesting) with the underlying shares of Company common stock to be issued on a specified date or event, as elected by the participant.

Company Performance Share Units. Upon completion of the merger, (i) all outstanding and unvested Company performance-based restricted stock unit awards (“Company PSUs”) that were granted prior to the date of the merger agreement, and for which the level of attainment of the performance goals applicable to the award has not been determined by the board of directors of the Company prior to the effective date of the merger, will become performance vested as to a number of shares of Company common stock determined by calculating the actual level of attainment of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service-based vesting for each such performance vested Company PSU will be accelerated and each such vested share of Company common stock will be cancelled and converted into the right to receive the merger consideration, and (ii) all outstanding and unvested Company PSUs that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting awards (“Assumed PSUs”) covering a number of restricted stock units of SJW equal to the product of (x) the target number of outstanding and unvested share units that was subject to each applicable Company PSU immediately prior to closing of the merger and (y) the equity award ratio, with any fractional share units rounded down to the nearest whole share unit and with each Assumed PSU to be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing. Company PSUs are equity awards that are subject to attainment of performance goals and service vesting.

Company Performance Cash Units. Upon completion of the merger, (i) all outstanding and unvested Company performance-based cash unit awards (“Company PCUs”) that were granted prior to the date of the merger agreement, and for which the amount payable based on the level of attainment of the performance goals applicable to the award has been determined by the board of directors of the Company prior to the effective date of the merger but are subject to service vesting, will be accelerated and will be paid out in cash in such amount at the effective time, (ii) all outstanding and unvested Company PCUs that were granted prior to the date of the merger agreement and for which the level of attainment of the performance goals applicable to the award has not been determined by the board of directors of the Company prior to the effective date of the merger, will become performance vested for an amount based on the actual performance of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service vesting will be accelerated and the award will be paid out in cash in such amount at the effective time, and (iii) all outstanding and unvested Company PCUs that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting cash awards (“Assumed PCUs”) based on target, with each Assumed PCU to be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing. Company PCUs are awards that are denominated in dollars and subject to attainment of performance goals and service vesting.

Company Restricted Shares. Upon completion of the merger, all outstanding and unvested Company restricted share awards (“Company RS Awards”) that were granted on or after the date of the merger agreement will be automatically converted pursuant to the merger agreement into time-based vesting awards (“Assumed RS Awards”) covering a number of restricted shares of SJW equal to the product of (x) the target number of outstanding and unvested shares that was subject to each applicable Company RS Award immediately prior to closing of the merger and (y) the equity award ratio, with any fractional share units rounded down to the nearest whole share unit and with each Assumed RS Award to be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing. Company RS Awards are awards in the form of restricted shares of Company common stock that are subject to performance-based vesting and granted under a Company stock plan.

Under certain employment agreements with certain named executive officers as discussed under “The Merger—Interests of Certain Persons in the Merger—Employment Agreements,” if the named executive officer’s employment is terminated without cause or if the executive voluntarily terminates employment for good reason following the completion of the merger, then all of such executive’s outstanding equity awards will vest in full.

Financing of the Merger (Page 70)

SJW and Merger Sub expect to fund amounts needed to acquire the Company under the merger agreement and repay certain outstanding indebtedness of the Company through the use of the proceeds of new debt and equity financing and other financial resources of SJW. SJW has obtained a bridge financing commitment in an aggregate principal amount of $975 million for the transactions contemplated by the merger agreement from JPMorgan Chase Bank, N.A. The total available amount of the bridge credit facility is subject to reduction by cash proceeds received from certain other financings by SJW (subject to specified exceptions) and upon other specified events, as provided in the bridge commitment letter (the “commitment letter”). SJW intends to replace the availability of financing under the bridge credit facility with permanent or alternative financing.

The obligation of the lenders to provide the debt financing is subject to customary limited conditionality.

SJW’s obligations under the merger agreement are not conditioned upon SJW obtaining any funds or financing. See the section entitled “The Merger Agreement—Financing & Financing Cooperation” beginning on page 88 of this proxy statement for more information.

Litigation Related to the Merger (Page 76)

On June 14, 2018, a putative class action complaint was filed against the members of the board of directors of the Company, SJW and Eric W. Thornburg on behalf of shareholders of the Company in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Dunn v. Benoit, et al., Case No. MMX-CV18-6021536-S (Conn. Super. Ct.). The complaint alleges that the members of the board of directors of the Company breached their fiduciary duties owed to shareholders of the Company in connection with negotiating the merger. The complaint further alleges that SJW and Mr. Thornburg aided and abetted the alleged breaches by the board of directors of the Company. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations.

Also on June 14, 2018, a near-identical putative class action complaint was filed against the members of the board of directors of the Company, SJW and Mr. Thornburg on behalf of shareholders of the Company in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Tillotson v. Benoit, et al., Case No. MMX-CV18-6021537-S (Conn. Super. Ct.). The complaint alleges that the members of the board of directors of the Company breached their fiduciary duties owed to shareholders of the Company in connection with negotiating the merger. The complaint further alleges that SJW and Mr. Thornburg aided and abetted the alleged breaches by the board of directors of the Company. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations.

Regulatory Clearances Required for the Merger (Page 75)

The Company and SJW have each agreed to take certain actions in order to obtain the regulatory clearances required to complete the merger. Required regulatory clearances include expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), following required notifications to and review by either the United States Federal Trade Commission (the “FTC”) or the Antitrust Division of the United States Department of Justice (the “DOJ”). On April 18, 2018, each of the Company and SJW filed its notification under the HSR Act, with the waiting period set to expire as of 11:59 p.m., Eastern time, on May 18, 2018. The FTC granted early termination of the waiting period on April 27, 2018.

Required regulatory clearances also include clearance under applicable laws of the Federal Communications Commission (the “FCC”), the PURA and the MPUC. On July 18, 2018, the Company and SJW filed with the PURA a joint application for approval of the merger. MWC, the Company’s regulated Maine utility, filed an application with the MPUC on May 4, 2018 in order to obtain the approval of the MPUC regarding the merger. On August 9, 2018, the MPUC staff issued a procedural order setting forth a full case schedule and tentatively scheduling the MPUC’s deliberations on the case for December 2018; in addition, no party filed a timely objection to the MPUC’s deliberating this matter on or before January 22, 2019. The Company and SJW will also file the required applications with the FCC.

According to SJW’s public filings, it is expected that no prior authorization of the CPUC is required for the merger. On July 12, 2018, the CPUC held a meeting at which it adopted an order instituting investigation of the merger of equals transaction, including whether it is subject to CPUC approval and its likely impacts within California. The order provided that the CPUC planned to substantially complete its investigation in a manner sufficiently timely to allow the merger of equals transaction to go forward by the end of 2018, if appropriate. It is anticipated that the CPUC’s consideration of the revised all-cash merger will not substantially extend the current CPUC investigation. The CPUC formally published the order on July 20, 2018. On August 15, 2018, SJW and San Jose Water Company submitted for filing with the CPUC a timely Joint Response to the order instituting investigation.

While the Company and SJW expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger

The Company and SJW are working to complete the merger as soon as practicable and expect the closing of the merger to occur during the first quarter of 2019. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of the Company and SJW could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Conditions to Completion of the Merger (Page 92)

Each party’s obligation to consummate the merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the merger of each of the following:

•	approval of the merger agreement by the Company’s shareholders;

•

any required approvals (as listed below) having been obtained and having become final orders (as to which all conditions, not within the control of SJW or the Company, to the consummation of such transactions prescribed by applicable law or order have been satisfied) and any waiting period having expired or been terminated;

•	the expiration or earlier termination of the waiting period applicable to the completion of the merger and the other transactions contemplated by the merger agreement under the HSR Act;

•	consents required by the PURA;

•	consents required by the MPUC; and

•	any pre-approvals of license transfers by the FCC; and

•

the absence of any statute, law, ordinance, rule, regulation, binding legal requirement, judgment, order or decree by any court, tribunal or other governmental entity of appropriate jurisdiction (“legal restraint”) that prevents, seeks to make illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, the obligations of SJW and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the Company (other than the representations and warranties related to (i) the shares of capital stock issued and outstanding or reserved for issuance, (ii) the absence of any outstanding voting debt interests, (iii) the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, and (iv) the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement) will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) at and as of the closing date of the merger (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•

the representations and warranties of the Company relating to (i) the absence of any outstanding voting debt interests, (ii) the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, and (iii) the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement will be true and correct in all material respects at and as of the closing date of the merger as if made at and as of such date (except to the extent such representations or warranties address matters only as of an earlier date, which need only be true and correct as of such earlier date);

•

the representations and warranties of the Company relating to the shares of capital stock issued and outstanding or reserved for issuance will be true and correct in all respects (except de minimis errors) at and as of the closing date of the merger as if made at and as of such date (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date);

•	the Company having performed in all material respects all of its obligations under the merger agreement at or prior to the closing of the merger;

•	receipt of a certificate executed by an executive officer of the Company certifying as to the satisfaction of the conditions described in the preceding four bullet points;

•

none of the required approvals listed above will impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a regulatory material adverse effect (as defined in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 92 of this proxy statement);

•	the CPUC will not have imposed terms or conditions in connection with the merger that, individually or in the aggregate, would reasonably be expected to have a regulatory material adverse effect; and

•

no fact, circumstance, effect, change, event or development will have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company that has not been ameliorated or cured.

In addition, the obligations of the Company to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of SJW and Merger Sub will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) at and as of the closing date of the merger as if made at and as of such date (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	SJW and Merger Sub having performed in all material respects all of their obligations under the merger agreement at or prior to the closing of the merger; and

•	receipt of a certificate executed by an executive officer of SJW certifying as to the satisfaction of the conditions described in the preceding two bullet points.

Solicitation of Alternative Proposals (Page 85)

Except as set forth below, each of the Company and SJW has agreed that, from the date of the March 14 merger agreement until the earlier of the effective time of the merger and the termination of the second amended and restated merger agreement, it will not, and it will not authorize or permit any of its affiliates or any of its or their representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person (other than its representatives) regarding, or furnish to any person (other than its representatives) any non-public information with respect to, any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal.

Notwithstanding anything in the merger agreement to the contrary, at any time prior to September 19, 2018, in the case of SJW, and the approval of the second amended and restated merger agreement by the Company’s shareholders, in the case of the Company, in response to a bona fide written takeover proposal that the board of directors of SJW (the “SJW board of directors”) or board of directors of the Company, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or is reasonably likely to lead to a superior proposal and that did not result from a material breach of the obligations described in the merger agreement, the Company or SJW, as applicable, may, subject to procedures and notification requirements included in the merger agreement, (x) furnish information with respect to such party to the person making such takeover proposal (and its representatives), pursuant to a customary confidentiality agreement, and (y) participate in discussions regarding the terms of such takeover proposal and the negotiation of such terms with, and only with, the person making such takeover proposal (and such person’s representatives).

Termination of the Merger Agreement (Page 93)

The Company and SJW may mutually agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if the merger is not completed by May 5, 2019 (regardless of whether such date is before or after the Company’s shareholders approve the merger agreement), subject to two automatic three-month extensions up to November 5, 2019 in certain circumstances in order to obtain certain regulatory clearances that have not yet been obtained. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 93 of this proxy statement, for a discussion of these and other rights of each of the Company and SJW to terminate the merger agreement.

Expenses and Termination Fees (Page 95)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this proxy statement where (i) SJW may be required to pay a termination fee of $42.5 million to the Company and the Company may be required to pay a termination fee of $28.1 million to SJW and (ii) either company may be required to reimburse the other company for merger-related expenses of up to $5 million under certain circumstances, which expense reimbursement amount paid by a party would be credited against any termination fee otherwise payable by such party. See the section entitled “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” beginning on page 95 of this proxy statement, for a discussion of the circumstances under which such termination fee will be required to be paid.

Material U.S. Federal Income Tax Consequences of the Merger (Page 71)

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction to a U.S. holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 of this proxy statement) for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired for the same cost in a single transaction). See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 of this proxy statement, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

No Appraisal Rights (Page 108)

Under Connecticut law, the holders of shares of Company common stock are not entitled to exercise any appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

De-listing and Deregistration of Company Stock (Page 108)

Upon completion of the merger, shares of Company common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will be deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”) as soon as reasonably practicable thereafter.

The Special Meeting (Page 20)

The special meeting of shareholders of the Company is scheduled to be held at [•], on [•], 2018, at [•], local time, subject to any adjournments or postponements thereof. The special meeting of shareholders is being held to consider and vote on:

•

the proposal to approve the merger agreement, a copy of which is included as Annex A to this proxy statement, and which is further described in the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 25 and 78, respectively;

•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger; and

•	the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Only holders of record of Company common stock at the close of business on [•], 2018, the record date, are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [•] shares of Company common stock were issued and outstanding, approximately [•]% of which were owned and entitled to be voted by directors and executive officers of the Company and their affiliates. We currently expect that directors and executive officers of the Company will vote their shares in favor of each proposal being submitted to a vote of shareholders of the Company at the special meeting, although no director or executive officer has entered into any agreement obligating him or her to do so.

You may cast three votes for each share of Company common stock you own. The proposal to approve the merger agreement requires the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of Company common stock entitled to vote thereon; abstentions, failures to vote and broker non-votes will have the effect of a vote against this proposal, assuming a quorum is present. The proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon; abstentions, failures to vote and broker non-votes will have no effect on this proposal, assuming a quorum is present. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon; abstentions, failures to vote and broker non-votes will have no effect on this proposal, assuming a quorum is present.

If a quorum is not present at the special meeting, the shareholders present in person or by proxy may adjourn to such future time as will be agreed upon by them, and notice of such adjournment will be given to the shareholders not present or represented at the meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, then shareholders of the Company may be asked to vote on the proposal to adjourn the special meeting so as to permit the further solicitation of proxies. Abstentions and broker non-votes will be included in the calculation of the number of shares of Company common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are some questions that you, as a shareholder of the Company, may have regarding the merger and the other matters being considered at the special meeting and the answers to those questions. The Company urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this proxy statement.

Q:	Why am I receiving this proxy statement and GREEN proxy card?

A:

The Company has agreed to be acquired by SJW pursuant to the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is included in this proxy statement as Annex A.

In order to complete the merger, among other things, the Company’s shareholders must approve the merger agreement. The Company will hold a special meeting of its shareholders to obtain their approval. This proxy statement, including its Annexes, contains and incorporates by reference important information about the Company, the special meeting, the merger agreement and the merger. You should read all the available information carefully and in its entirety.

Q:	What will shareholders receive in the merger?

A:

If the merger is completed, holders of Company common stock will receive the merger consideration of $70.00 (without interest and less any applicable withholding taxes) for each share of Company common stock they hold immediately prior to the effective time of the merger. You will not own any shares of the capital stock in either the Company or SJW following the merger.

Q:	When and where will the special meeting be held?

A:	The special meeting of shareholders will be held at [●], on [●], 2018, at [●], local time.

If you wish to attend the special meeting, you must bring photo identification. If you hold your shares through a broker, bank or other nominee, you must also bring proof of ownership such as the voting instruction form from your bank, broker or other nominee or an account statement.

For information on voting in advance of the special meeting, see the section entitled “The Special Meeting” beginning on page 20 of this proxy statement.

Q:	Who is entitled to vote on the proposals?

A:

The record date for the special meeting is [●], 2018. Only holders of record of outstanding shares of Company common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	Shareholders of the Company are being asked to vote on the following proposals:

(1) to approve the merger agreement, a copy of which is included as Annex A to this proxy statement;

(2) to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger; and

(3) to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The Company does not anticipate any other proposals being submitted for stockholder action at the special meeting. If, however, other matters are properly submitted for stockholder action at the special meeting (or at any adjournment or postponement thereof) and you have submitted a proxy, the persons named as proxy holders will be authorized to vote your shares in their discretion with respect to such matters. For more information, see the section entitled “Submission of Shareholder Proposals” beginning on page 108 of this proxy statement.

Approval by the Company’s shareholders of the proposal to approve the merger agreement is required to complete the merger. The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that require the Company to seek an advisory (non-binding) vote on compensation that is tied to or based on completion of the merger and that will or may be paid or provided by the Company to its named executive officers in connection with the merger.

Q:	What vote is required to approve each proposal at the special meeting?

A:

Approval of the merger agreement requires the affirmative vote of holders of two-thirds (66 2/3%) of the issued and outstanding shares of Company common stock entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have the effect of a vote against the proposal, assuming a quorum is present.

Approval, on a non-binding advisory basis, of specific compensatory arrangements between the Company and its named executive officers relating to the merger requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present. Because the vote regarding these specific merger-related compensatory arrangements between the Company and its named executive officers is advisory only, it will not be binding on either the Company or SJW. Accordingly, if the merger is approved and completed, the named executive officers of the Company will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of shareholders of the Company.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present.

Q:	What constitutes a quorum at the special meeting?

A:

Shareholders who hold shares representing at least a majority of the shares of Company common stock issued and outstanding as of the close of business on the record date and entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. If a quorum is not present at such meeting, the shareholders present in person or by proxy may adjourn to such future time as will be agreed upon by them, and notice of such adjournment will be given to the shareholders not present or represented at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares of Company common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How does the board of directors of the Company recommend that shareholders vote?

A:

The board of directors of the Company has unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of the Company and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The board of directors of the Company unanimously recommends that shareholders vote:

(1) “FOR” the proposal to approve the merger agreement;

(2) “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger; and

(3) “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Q:	How many votes do I have?

A:

Holders of Company common stock are entitled to three votes for each share owned as of the close of business on the record date. As of the close of business on the record date, there were [•] shares of Company common stock outstanding and entitled to vote at the special meeting.

Q:	How do I vote if I am a shareholder of record?

A:	If you are a shareholder of record of the Company as of [●], 2018, which is referred to as the record date, you may submit your proxy before the special meeting in one of the following ways:

•	use the toll-free number shown on your GREEN proxy card;

•	visit the website shown on your GREEN proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed GREEN proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record, you may also cast your vote in person at the special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.

Q:	My shares are held in “street name” by my broker, bank or other nominee. How do I vote? Will my broker, bank or other nominee automatically vote my shares for me?

A:

No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal, as your broker, bank or other nominee will not have discretionary voting authority with respect to any of the proposals described in this proxy statement. This is often called a “broker non-vote.”

In connection with the special meeting:

•	Broker non-votes, if any, will have the same effect as a vote against the proposal to approve the merger agreement (assuming a quorum is present); and

•

Broker non-votes, if any, will have no effect on the non-binding, advisory, merger-related compensation proposal or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies (in each case assuming a quorum is present).

You should therefore provide your broker, bank or other nominee with instructions as to how to vote your shares of Company common stock.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in “street name” by returning a proxy card directly to the Company or by voting in person at the special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:	What will happen if I abstain from voting or I fail to vote?

A:

For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting in person and does not vote or returns a proxy with an “abstain” vote and a failure to vote occurs when a holder of Company common stock fails to vote in person or by proxy and fails to instruct his or her bank, broker, trust or other nominee to vote shares beneficially owned by such holder.

•

Merger agreement proposal: If a shareholder of the Company present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote against the proposal to approve the merger agreement, assuming a quorum is present. If a shareholder of the Company is not present in person at the special meeting and does not respond by proxy, it will also have the same effect as a vote against the proposal to approve the merger agreement (assuming a quorum is present).

•

Non-binding, advisory, merger-related compensation proposal: If a shareholder of the Company present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the non-binding, advisory, merger-related compensation proposal, assuming a quorum is present. If a shareholder of the Company is not present in person at the special meeting and does not respond by proxy, it will also have no effect on the vote count for this proposal (assuming a quorum is present).

•

Adjournment of special meeting proposal: If a shareholder of the Company present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, assuming a quorum is present. If a shareholder of the Company is not present in person at the special meeting and does not respond by proxy, it will also have no effect on the vote count for such proposal to adjourn the special meeting (assuming a quorum is present).

Q:	What will happen if I return my GREEN proxy card without indicating how to vote?

A:

If you properly complete and sign your GREEN proxy card but do not indicate how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your proxy will be voted as the board of directors of the Company recommends and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, assuming a quorum is present.

Q:	I am a shareholder of the Company and I received a blue proxy card. Should I sign and mail it?

A:	No.

We urge you to discard any blue proxy cards and disregard any related solicitation materials sent to you by Eversource Energy (“Eversource”), which is soliciting proxies in opposition to the merger. If you previously submitted a blue proxy card, we urge you to cast your vote as instructed on your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any blue proxy card. Only the latest dated proxy card you submit will be counted. If you have any questions or need assistance, please call Morrow Sodali LLC, the Company’s proxy solicitor, toll-free at (800) 662-5200.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are a holder of record of Company common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	timely delivering a signed written notice of revocation to the Secretary of the Company;

•

timely delivering a new, valid proxy for the Company, as applicable, bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the applicable proxy card; or

•

attending your special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Company no later than the beginning of the special meeting. If you have submitted a proxy for your shares by telephone or via the Internet, you may revoke your prior telephone or Internet proxy by any manner described above. Only your last submitted proxy card will be considered. Please cast your vote “FOR” the proposals, following the instructions on your GREEN proxy card, as promptly as possible. You do not need to contact the Company to revoke any previously granted proxy you may have given.

If your shares are held in “street name,” you can also change your vote before the special meeting, but you must contact your broker, bank or other nominee for instructions on how to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Company common stock?

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction to a U.S. holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 of this proxy statement) for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired for the same cost in a single transaction). See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 of this proxy statement and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Q:	When do you expect the merger to be completed?

A:

The Company and SJW are working to complete the merger as soon as practicable and expect the closing of the merger to occur during the first quarter of 2019. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of the Company and SJW could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:

If the proposal to approve the merger agreement is approved, after the completion of the merger, you will be sent a letter of transmittal promptly, and in any event within four business days, describing how you may exchange your shares of Company common stock for the merger consideration. If your shares of Company common stock are held in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the merger consideration. You do not need to take any action at this time. See the section entitled “The Merger—Payment of the Merger Consideration and Surrender of Share Certificates” beginning on page 70 of this proxy statement. Please do not send your share certificates with your GREEN proxy card.

Q:	Are shareholders entitled to appraisal rights?

A:

No. Under Connecticut law, shareholders of the Company will not be entitled to exercise any appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:

The record date is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of the Company after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:

If the Company’s shareholders do not approve the merger agreement at the special meeting, does that mean that shareholders are instead voting to approve a transaction with Eversource, which made a proposal to acquire the Company?

A:	No. The proposals that the Company’s shareholders are being asked to vote on at the special meeting are specific to the planned merger with SJW.

Q:	Who can help answer my questions?

A:

Shareholders of the Company who have questions about the merger, the other matters to be voted on at the special meeting, or how to submit a proxy or desire additional copies of this proxy statement or additional GREEN proxy cards should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Shareholders May Call Toll-Free: (800) 662-5200

Banks and Brokers May Call: (203) 658-9400

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approval from the Company’s shareholders for the transaction is not obtained; (2) the risk that the regulatory approvals required for the transaction are not obtained, on the terms expected or on the anticipated schedule; (3) the effect of water, utility, environmental and other governmental policies and regulations; (4) litigation relating to the transaction; (5) the ability of the parties to the transaction to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement between the parties to the proposed transaction; (7) changes in demand for water and other products and services of the Company; (8) unanticipated weather conditions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber attacks, or other similar occurrences that could adversely affect the Company’s facilities, operations, financial condition, results of operations, and reputation; (10) risks that the proposed transaction disrupts the current plans and operations of the Company; (11) potential difficulties in employee retention as a result of the proposed transaction; (12) unexpected costs, charges or expenses resulting from the transaction; (13) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results, and business generally, including, without limitation, competitive responses to the proposed transaction; (14) risks related to diverting management’s attention from ongoing business operations of the Company; (15) the trading price of Company common stock; and (16) legislative and economic developments.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to the Company’s overall business and financial condition, including those more fully described in the Company’s filings with the SEC, including, without limitation, its annual report on Form 10-K for the fiscal year ended December 31, 2017 and its quarterly report on Form 10-Q for the period ended June 30, 2018. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither the Company nor its management undertakes any obligation to update or revise any forward-looking statements except as required by law.

PARTIES TO THE MERGER

Connecticut Water Service , Inc.

The Company was incorporated in 1974, with CWC as its largest subsidiary, which was organized in 1956. The Company is a non-operating holding company, whose income is derived from the earnings of its six wholly owned subsidiary companies. In 2017, approximately 95% of the Company’s net income was attributable to water operations carried out within its four regulated water companies, CWC, HVWC, AWC and MWC. CWC, HVWC and AWC are regulated by the PURA, and MWC is regulated by the MPUC. These regulated companies supplied water to 135,000 connections serving approximately 450,000 people in 80 municipalities in Connecticut and Maine and wastewater to more than 3,000 connections serving approximately 10,000 people in Southbury, Connecticut. They are subject to state regulation regarding financial issues, rates, service and operating issues, and to various other state and federal regulatory agencies concerning water quality and environmental standards.

In addition to its regulated companies, the Company owns two active unregulated companies. In 2017, these unregulated companies, together with real estate transactions within CWC, contributed the remaining 5% of the Company’s net income through real estate transactions as well as services and rentals. The two active unregulated companies are Chester Realty, Inc., a real estate company in Connecticut, and New England Water Utility Services, Inc., which provides contract water and sewer operations and other water-related services.

The Company’s common stock is traded on the NASDAQ under the symbol “CTWS.” The principal executive offices of the Company are located at 93 West Main Street, Clinton, Connecticut 06413. Its telephone number is (860) 669-8636 and its Internet address is www.ctwater.com.

SJW Group

SJW was incorporated in California as “SJW Corp.” on February 8, 1985. On November 15, 2016, SJW Corp. changed its state of incorporation to the state of Delaware and changed its name to “SJW Group.” SJW is a holding company that conducts its business in the United States through three wholly owned subsidiaries, namely, San Jose Water Company, SJWTX, Inc., doing business as Canyon Lake Water Service Company, and SJW Land Company. San Jose Water Company and Canyon Lake Water Service Company are public utilities regulated by the CPUC and Public Utilities Commission of Texas, respectively, and each operates within a service area approved by the regulators.

San Jose Water Company is a public utility that provides water service to approximately 230,000 connections serving a population of approximately one million people in an area comprising approximately 139 square miles in the metropolitan San Jose, California area. SJWTX, Inc. is another public utility that provides water service to approximately 14,700 connections serving approximately 44,000 people in an area comprising more than 246 square miles in western Comal County and southern Blanco County in the growing region between San Antonio and Austin, Texas. In addition, SJWTX, Inc. has a 25% interest in Acequia Water Supply Corporation, which has been consolidated with SJWTX, Inc. within the scope of Financial Accounting Standards Board ASC Topic 810, “Consolidation.” The principal business of these water utility services consists of the production, purchase, storage, purification, distribution, and wholesale and retail sale of water. San Jose Water Company also provides non-tariffed services under agreements with municipalities and other utilities. These non-tariffed services include water system operations, maintenance agreements and antenna site leases.

SJW Land Company owns, among other assets, an undeveloped real estate property and commercial and warehouse properties in Tennessee. SJW Land Company also has a 70% limited partnership interest in 444 West Santa Clara Street, L.P., which sold all of its interests in the commercial building and land the partnership owned and operated on April 6, 2017.

SJW’s common stock is traded on the NYSE under the symbol “SJW.” The principal executive offices of SJW are located at 110 West Taylor Street, San Jose, California 95110. Its telephone number is (408) 279-7800, and its Internet address is www.sjwgroup.com.

Hydro Sub, Inc.

Hydro Sub, Inc., a wholly owned subsidiary of SJW (“Merger Sub”), is a Connecticut corporation that was formed on March 9, 2018 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of SJW.

THE SPECIAL MEETING

This proxy statement is being provided to shareholders of the Company as part of a solicitation of proxies by the board of directors of the Company for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournments or postponements thereof. This proxy statement provides shareholders of the Company with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of shareholders of the Company is scheduled to be held at [●], on [●], 2018, at [●], local time, subject to any adjournments or postponements thereof.

Purpose of the Special Meeting

At the special meeting, shareholders of the Company will be asked to consider and vote on:

•

the proposal to approve the merger agreement, which is included as Annex A to this proxy statement, and which is further described in the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 25 and 78, respectively, of this proxy statement;

•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger; and

•	the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Completion of the merger is conditioned on, among other things, approval of the merger agreement by the Company’s shareholders.

Recommendation of the Board of Directors of the Company

The board of directors of the Company has unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of the Company and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger.

The board of directors of the Company unanimously recommends that shareholders of the Company vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Record Date; Shareholders Entitled to Vote

Only holders of record of Company common stock at the close of business on [●], 2018, the record date, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

At the close of business on the record date, [●] shares of Company common stock were issued and outstanding and held by [●] holders of record. As of the record date, the Company’s issued and outstanding capital stock consists solely of outstanding shares of Company common stock. Holders of record of Company common stock on the record date are entitled to three votes per share at the special meeting on each proposal. A list of shareholders of the Company will be available for review for any purpose germane to the special meeting at the Company’s executive offices and principal place of business at 93 West Main Street, Clinton, Connecticut 06413, during regular business hours for a period of 10 days before the special meeting. The list will also be available at the special meeting for examination by any shareholder of record present at the special meeting.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company and their affiliates were entitled to vote [●] shares of Company common stock, or approximately [●]% of the shares of Company common stock outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of shareholders of the Company at the special meeting, although no director or officer has entered into any agreement obligating him or her to do so.

Quorum

No business may be transacted at the special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares of common stock issued and outstanding as of the close of business on the record date and entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the meeting. If a quorum is not present at the special meeting, the shareholders present in person or by proxy may adjourn to such future time as will be agreed upon by them, and notice of such adjournment will be given to the shareholders not present or represented at the meeting.

Abstentions and broker non-votes will be included in the calculation of the number of shares of Company common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

Approval of the merger agreement requires the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of Company common stock entitled to vote on the proposal. Abstentions, failures to vote and broker non-votes will have the effect of a vote against this proposal, assuming a quorum is present.

Approval, on a non-binding advisory basis, of specific compensatory arrangements between the Company and its named executive officers relating to the merger requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon, although such vote will not be binding on the Company or its board of directors or any of its committees. Abstentions, failures to vote and broker non-votes will have no effect on this proposal, assuming a quorum is present.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by such shareholders. Abstentions, failures to vote and broker non-votes will have no effect on this proposal, assuming a quorum is present.

Completion of the merger is conditioned on, among other things, approval of the merger agreement by the Company’s shareholders.

Failure to Vote; Broker Non-Votes and Abstentions

Failure to Vote. A failure to vote occurs when a holder of Company common stock fails to vote in person or by proxy and fails to instruct his or her bank, broker, trust or other nominee to vote shares beneficially owned by such holder. Accordingly, if a shareholder of the Company fails to vote with respect to:

•	the proposal to approve the merger agreement, it will have the same effect as a vote against the proposal (assuming a quorum is present);

•

the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger, it will have no effect on the proposal (assuming a quorum is present); and

•

the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, it will have no effect on the proposal (assuming a quorum is present).

Broker Non-Votes. Under the rules of the NYSE (which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner), banks, brokers, trusts or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, brokers, banks or other nominees who hold shares of Company common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the proposals to be voted on at the special meeting. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposals. For shares of Company common stock held in “street name,” only shares of Company common stock affirmatively voted “FOR” the proposals will be counted as a favorable vote for such proposals.

Abstentions. An abstention occurs when a shareholder of the Company attends the special meeting, either in person or by proxy, but abstains from voting. Abstentions will have the same effect on each proposal as a failure to vote (as described above).

Voting at the Special Meeting in Person

Your vote is important. Whether or not you plan to attend the special meeting, please vote your shares in advance of the meeting by proxy by following the instructions set forth in the section below.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.

If you are a registered or “record” holder, which means your shares are registered in your name with Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), the Company’s transfer agent, you may vote in person at the special meeting. In addition, if you are a registered shareholder, please be prepared to provide proper identification, such as a driver’s license.

If your shares are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting. You will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification, such as a driver’s license.

Voting at the Special Meeting by Proxy

If you are a holder of record, a GREEN proxy card is enclosed for your use. The Company requests that you submit a proxy via the Internet by logging onto www.proxyvote.com and following the instructions on your GREEN proxy card or by telephone by dialing (800) 454-8683 and listening for further directions. Shareholders of record of the Company may also submit their proxies through the mail by completing the enclosed GREEN proxy card and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. You should submit your proxy in advance of the meeting even if you plan to attend the special meeting. You can always change your vote at the special meeting.

If you hold your shares of Company common stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., Eastern time, on [●], 2018.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the special meeting will be voted at the meeting in the manner specified by the shareholders giving those proxies.

If you properly execute your GREEN proxy card but do not indicate how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your proxy will be voted as the board of directors of the Company recommends and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, assuming a quorum is present.

Only shares affirmatively voted for the proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal to approve the merger agreement. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the merger agreement. Abstentions and broker non-votes will have no effect on the proposals to approve, on a non-binding advisory basis, the specific compensatory arrangements or to adjourn the special meeting.

Revocation of Proxies

If you are the record holder of Company common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the secretary of the Company;

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A record holder may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.

We urge you to discard any blue proxy cards sent to you by Eversource, which is soliciting proxies in opposition to the merger. If you previously submitted a blue proxy card, we urge you to cast your vote as instructed on your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any blue proxy card. Only the latest validly executed proxy that you submit will be counted.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

Attention: Corporate Secretary

Please note that if your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or other nominee).

Tabulation of Votes

The Company expects to appoint one or more representatives of Broadridge to serve as the Inspector of Election for the special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

The Company is soliciting proxies for its special meeting from its shareholders. The Company will pay its own cost of soliciting proxies, including the cost of mailing this proxy statement, from its shareholders. In addition to solicitation by use of the mails, proxies may be solicited by the Company’s directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for actual and reasonable fees and expenses in connection with this solicitation.

The Company has retained the services of Morrow Sodali LLC to assist in the solicitation of proxies for a fee of up to $220,000, plus reimbursement of disbursements for actual and reasonable fees and expenses. The Company will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. The Company will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

If a quorum is not present at the special meeting, the shareholders present in person or by proxy may adjourn to such future time as will be agreed upon by them, and notice of such adjournment will be given to the shareholders not present or represented at the meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, then shareholders of the Company may be asked to vote on the proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

Questions and Additional Information

If you have questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact the proxy solicitor by calling toll-free at (800) 662-5200 or using the contact information below. Please do NOT send in any share certificates you hold with your proxy card. After the completion of the merger, a separate letter of transmittal will be mailed to you promptly, and in any event within four business days, that will enable you to receive the merger consideration in exchange for your shares of common stock. If your shares of Company common stock are held in “street name” through a broker, bank or other nominee, you should contact the broker, bank or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See the section entitled “The Merger—Payment of the Merger Consideration and Surrender of Share Certificates” beginning on page 70 of this proxy statement.

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Shareholders May Call Toll-Free: (800) 662-5200

Banks and Brokers May Call: (203) 658-9400

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read this proxy statement carefully and in its entirety, including the merger agreement, which is included as Annex A to this proxy statement, for a more complete understanding of the merger.

Effects of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Connecticut law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of SJW and a party to the merger agreement, will merge with and into the Company. The Company will survive the merger as a wholly owned subsidiary of SJW. The merger will become effective at such time as a certificate of merger has been duly filed with the Secretary of the State of the State of Connecticut or at any later date or time mutually agreed to by the Company and SJW in writing and specified in the certificate of merger in accordance with Connecticut law.

At the effective time of the merger, each share of Company common stock (other than shares of Company common stock owned by the Company, SJW, Merger Sub or any of their respective subsidiaries and not held on behalf of third parties, which will be cancelled and retired and cease to exist) issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive an amount in cash equal to $70.00 per share, payable without interest and less any applicable withholding taxes.

Stockholders of SJW will not receive any merger consideration and will continue to hold their shares of SJW common stock after the merger.

The Company and SJW are working to complete the merger as soon as practicable and expect the closing of the merger to occur during the first quarter of 2019. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of the Company and SJW could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Background of the Merger

From time to time, the board of directors and senior management of the Company have reviewed and evaluated various strategic alternatives available to the Company. Among the strategic alternatives evaluated were (i) maintaining the Company as an independent public company, including making strategic acquisitions, (ii) a business combination with a strategic partner or (iii) a whole-company sale of the Company. Except as otherwise described below, in recent years none of the matters evaluated in connection with any of the strategic alternatives that involved a transaction with a third party (other than strategic acquisitions by the Company) has progressed beyond the initial stages.

Over the course of 2016, the Company negotiated the acquisitions of HVWC and AWC, each a specially-chartered Connecticut corporation, whereby the Company would purchase 100% of the outstanding shares of common stock of each HVWC and AWC. The Company entered into an agreement to acquire HVWC in exchange for stock consideration at an aggregate purchase price of $16.9 million on May 10, 2016, and the acquisition of HVWC was completed on February 27, 2017. The Company entered into an agreement to acquire AWC in exchange for a mixture of cash and stock consideration at an aggregate purchase price of $33.0 million on October 11, 2016, and the acquisition of AWC was completed on July 1, 2017.

On June 10, 2016, Mr. Andrew Walters, Chief Administrative Officer of San Jose Water Company, a subsidiary of SJW, approached Mr. Eric W. Thornburg, then Chairman, President and Chief Executive Officer of the Company, to explore the concept of a merger of equals transaction between SJW and the Company. Messrs. Walters and Thornburg concluded that they would approach their respective boards of directors regarding further exploration of the merger of equals concept.

On August 10, 2016, after consulting with and obtaining authorization from the board of directors of the Company, the Company entered into a mutual confidentiality agreement with SJW (the “confidentiality agreement”) to share certain non-public information about their respective businesses. The confidentiality agreement included, among other things, covenants prohibiting the Company and SJW from soliciting for employment any employee of the other party, or inducing any employee of the other party to terminate such employee’s employment, subject to certain exceptions.

On August 25, 2016, the board of directors of the Company held a regular meeting with members of the Company’s management in attendance. The board of directors and management of the Company discussed various matters relating to a potential merger of equals transaction with SJW. Following discussion, the board of directors of the Company authorized the Company’s management to engage in discussions with SJW’s management (“SJW management”) regarding each company’s culture, the industrial logic of a merger of equals transaction, governance matters for the combined company that would result from such a transaction and financial projections for each company.

From August 2016 through January 2017, as further described below, members of the board of directors and management of the Company, in consultation with and pursuant to authorization from the board of directors of the Company, engaged in in-person and telephonic discussions with members of the SJW board of directors and SJW management from time to time about various matters relating to a potential transaction, including each company’s culture, the industrial logic of a merger of equals transaction, governance matters for the combined company that would result from such a transaction and financial projections for each company. Throughout this time period, the board of directors of the Company and members of the Company’s management evaluated the potential benefits and risks of a merger of equals transaction with SJW and consulted with representatives of Wells Fargo Securities, which was engaged to advise the Company in connection with its review of strategic alternatives, and Sullivan & Cromwell LLP (“Sullivan & Cromwell”), the Company’s outside legal counsel.

On September 8 and 9, 2016, representatives of the Company and SJW met to review a presentation regarding a potential combination and generally discuss such a combination.

On November 4, 2016, representatives of the Company and SJW met to discuss various matters relating to a potential transaction, including the industrial logic of a merger of equals transaction and governance matters for the combined company that would result from such a transaction.

From November 2016 through May 2017, the board of directors of the Company and members of the Company’s management explored another transaction involving the possible acquisition of a large water utility company, which transaction did not occur in part because the Company was unable to secure financing on terms acceptable to the board of directors of the Company.

On November 10, 2016, the board of directors of the Company held a special meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. The board of directors of the Company discussed with the Company’s management and its advisors the potential benefits and risks of a merger of equals transaction with SJW, including the impact of pursuing this opportunity on the potential transaction being considered by the Company involving the possible acquisition of a large water utility company and the Company’s pending acquisitions of HVWC and AWC. Representatives of Wells Fargo Securities provided an overview of SJW and of a potential merger of equals transaction with SJW, including certain preliminary financial analysis regarding such a transaction. Representatives of Sullivan & Cromwell then reviewed and discussed with the members of the board of directors of the Company their fiduciary duties in connection with considering strategic alternatives, including the potential transaction with SJW.

On November 21, 2016, the board of directors of the Company held a special meeting with members of the Company’s management and representatives of Sullivan & Cromwell and Murtha Cullina LLP (“Murtha Cullina”), outside Connecticut legal counsel to the Company, in attendance. The board of directors of the Company and its advisors discussed various issues regarding a potential merger of equals transaction with SJW and the impact of pursuing this opportunity on the potential transaction being considered by the Company involving the possible acquisition of a large water utility company, the Company’s pending acquisitions of HVWC and AWC and maintaining the Company as an independent public company. Following discussion, the board of directors of the Company authorized and directed the Company’s management to engage in further discussions with SJW regarding a potential merger of equals transaction.

On December 19, 2016, certain members of the boards of directors of the Company and SJW held a meeting to discuss a potential transaction. Also, throughout December 2016, representatives of the Company and SJW held calls to discuss key terms of a potential transaction, select financial projections and provide certain feedback regarding their respective boards’ discussion of next steps regarding such a transaction.

By January 2017, the Company and SJW had not agreed to terms upon which they would be willing to conduct a merger of equals transaction, and discussions between the Company and SJW discontinued.

As a part of an executive search process conducted by SJW in connection with the retirement of Mr. W. Richard Roth as President and Chief Executive Officer of SJW, Mr. Thornburg met with the nominating and governance committee of the SJW board of directors in June 2017 and the full SJW board of directors in July 2017. In August 2017, the executive compensation committee of the SJW board of directors informed Mr. Thornburg of its interest in discussing the terms upon which SJW might hire Mr. Thornburg to serve as its President and Chief Executive Officer provided that the Company agreed to waive the non-solicitation provision of the confidentiality agreement for the purpose of SJW’s hiring of Mr. Thornburg.

On August 31, 2017, the Company and SJW entered into a release and waiver whereby the Company agreed to waive, solely with respect to SJW’s solicitation and possible or actual employment of Mr. Thornburg, the covenants of the confidentiality agreement which prohibited SJW from soliciting for employment any employee of the Company. As part of the release and waiver, in the event SJW did employ Mr. Thornburg, SJW agreed to reimburse the Company for its fees and expenses related to engaging an executive search firm to perform a search for Mr. Thornburg’s replacement and other fees and expenses incident to his replacement, up to $500,000.

On September 28, 2017, SJW announced that the SJW board of directors had appointed Mr. Thornburg to serve as President and Chief Executive Officer of SJW, effective as of November 6, 2017.

Also on September 28, 2017, the Company announced the resignation of Mr. Thornburg and that the board of directors of the Company had appointed Mr. David C. Benoit, who was then the Senior Vice President—Finance, Chief Financial Officer and Treasurer of the Company, to serve as the Interim President and Chief Executive Officer of the Company, effective as of September 28, 2017.

In October 2017, the Executive Vice President and General Counsel of Eversource contacted Ms. Carol P. Wallace, Chairman of the board of directors of the Company, by phone, expressing an interest in scheduling a meeting for them to get further acquainted. During the course of their discussion, Ms. Wallace indicated that, at this time, the board of directors of the Company was pleased with the company’s strategy and results and intended to continue maintaining the Company as an independent public company.

On November 15, 2017, at the direction of the SJW board of directors, Mr. Thornburg telephoned Mr. Benoit to inquire as to whether Mr. Benoit and the board of directors of the Company would be interested in receiving a proposal regarding a potential merger of equals transaction with SJW. Following their phone call, Mr. Benoit informed Ms. Wallace and members of the Company’s management of his phone call with Mr. Thornburg.

On November 16, 2017, the board of directors of the Company held a special telephonic meeting with members of the Company’s management in attendance. During the meeting, Mr. Benoit informed the board of directors of the Company of the phone call from Mr. Thornburg inquiring if the board of directors of the Company would be interested in receiving a proposal for a merger of equals transaction with SJW. Following a discussion about the merits and potential risks and benefits of a return communication to Mr. Thornburg, it was agreed that the board of directors of the Company would continue its discussion at a telephonic meeting to occur the next day on November 17, 2017. Following the meeting of the board of directors of the Company, Mr. Benoit informed Sullivan & Cromwell of the phone call with Mr. Thornburg and the meeting of the board of directors of the Company.

On November 17, 2017, the board of directors of the Company held a special telephonic meeting with members of the Company’s management in attendance. Following additional discussion regarding the merits and potential risks and benefits of a return communication to Mr. Thornburg, the board of directors of the Company agreed that Mr. Benoit should communicate to Mr. Thornburg that the board of directors of the Company would be open to reviewing a proposal from SJW regarding a merger of equals transaction and would give such a proposal careful consideration, with specific attention to the premium that would be offered in the merger of equals transaction, the governance terms and SJW’s plans and pathway to achieve regulatory approval for the transaction.

Between November 17, 2017 and early December 2017, Messrs. Benoit and Thornburg communicated periodically regarding ongoing internal discussions at the Company and SJW, respectively, and of potential key issues, including regulatory approval, board composition and merger premium, in connection with submitting a proposal for a potential transaction.

On December 8, 2017, SJW sent Mr. Benoit a non-binding indicative offer (the “proposal”) to acquire all of the outstanding shares of Company common stock in a merger of equals transaction at an exchange ratio of 1.0 share of SJW common stock per outstanding share of Company common stock. At market close on December 7, 2017, this exchange ratio represented a premium for shareholders of the Company of 11.2% based on the closing share prices of SJW and the Company and would result in stockholders of SJW and shareholders of the Company owning approximately 63% and 37%, respectively, of the outstanding shares of the combined company. The proposal included SJW’s expectation that the combined company’s board of directors would be comprised of directors from both companies, and that Mr. Thornburg serve as Chairman and Chief Executive Officer of the combined company, with current members of the Company’s management and the Company’s employees playing vital lead roles within the combined company and continuing to lead the Company’s existing businesses. In addition, the proposal specified that SJW’s current headquarters would remain as corporate headquarters for the combined company and that the Company’s current headquarters would be retained as the New England headquarters for the combined company.

Following receipt of the proposal, Mr. Benoit informed the board of directors and management of the Company of the proposal. The Company’s management consulted with Sullivan & Cromwell and Wells Fargo Securities regarding appropriate next steps and process, including scheduling a special meeting of the board of directors of the Company on December 15, 2017 and instructing Wells Fargo Securities to assemble preliminary financial analyses regarding the potential transaction.

On December 13, 2017, Mr. Benoit emailed Mr. Thornburg to update him that a meeting of the board of directors of the Company had been scheduled to discuss and consider the potential transaction and that members of the Company’s management were consulting with Sullivan & Cromwell and Wells Fargo Securities regarding the proposal.

On December 15, 2017, the board of directors of the Company held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities in attendance. During the meeting, representatives of Wells Fargo Securities reviewed with the board of directors of the Company its preliminary financial analyses regarding the proposal, considerations specific to merger of equals transactions and potential next steps (including required due diligence). The board of directors of the Company then discussed with the members of the Company’s management and representatives of Wells Fargo Securities a wide range of considerations regarding the potential risks and benefits associated with the proposal, including the value to shareholders of the Company of the proposed exchange ratio (including the implied premium and pro forma ownership for shareholders of the Company in the combined company), strategic considerations, cultural fit, governance matters and credit rating impact. Following these discussions, the board of directors of the Company authorized members of the Company’s management to engage in preliminary discussions with SJW, provide the Company’s five-year financial projections to SJW, and to report any updates regarding the discussions with SJW to the corporate finance and investments committee of the board of directors of the Company (the “CF&I committee”). The CF&I committee is authorized pursuant to its committee charter to assist the board of directors of the Company in the evaluation of proposed merger and acquisition transactions and other significant activities of the Company.

Following the December 15, 2017 meeting and over the course of December 2017 and early January 2018, the Company and SJW exchanged five-year financial projections, held calls to review each other’s financial forecasts and assumptions, and maintained communication to facilitate due diligence and otherwise explore the potential transaction. Representatives of Wells Fargo Securities and J.P. Morgan Securities LLC, SJW’s financial advisor (“J.P. Morgan”), also participated in the due diligence review of the Company and SJW.

On January 10, 2018, at the direction of the SJW board of directors, Mr. Thornburg sent Mr. Benoit a letter reiterating SJW’s interest in a transaction with the Company on the terms outlined in the proposal and detailing SJW’s perspective of the significant benefits that would result from the potential transaction, including: the creation of a leading, national water utility (measured by each of enterprise value and rate base); greater geographic diversity and new growth regions for both organizations; increased scale enabling the combined company to take advantage of more and larger growth opportunities; a combined leadership team closely aligned in their commitment to a culture of serving customers, communities, employees, shareholders and the environment; greater earnings growth potential than either SJW or the Company could attain individually, with significant and immediate earnings accretion for the two companies’ combined shareholders; a stronger balance sheet with a lower cost of capital over the long term; and customer benefits through the reduction of public company costs, enhancing information technology services systems and procurement benefits. Mr. Thornburg’s letter also specified that Mr. Benoit would be named President of the New England Region and CWC, and that certain other officers of the Company may be named as officers of the combined company or its subsidiaries. Mr. Thornburg’s letter to Mr. Benoit was accompanied by discussion materials regarding the strategic and financial benefits of the potential transaction. The discussion materials included a proposal from SJW to conduct share repurchases in conjunction with the closing of the potential transaction in order to optimize the pro forma balance sheet of the combined company and increase earnings accretion.

On January 12, 2018, the CF&I committee held a special meeting with members of the Company’s management and representatives of Wells Fargo Securities in attendance. During the meeting, representatives of Wells Fargo Securities provided an update on developments since the December 15, 2017 meeting of the board of directors of the Company, reviewed the strategic considerations and potential risks associated with the potential transaction and provided preliminary financial analyses to assist the CF&I committee in its evaluation of the potential transaction. After discussion, the CF&I committee unanimously determined to recommend that the board of directors of the Company authorize the members of the Company’s management and the Company’s advisors to conduct additional due diligence on the potential transaction with SJW and to develop information for the board of directors of the Company and the CF&I committee to consider in structuring a counterproposal, if appropriate. On the same day, Mr. Benoit updated Mr. Thornburg on the recommendation of the CF&I committee and outlined next steps.

On January 18, 2018, the board of directors of the Company held a regular meeting with members of the Company’s management and representatives of Wells Fargo Securities in attendance. During the meeting, the board of directors of the Company discussed with the members of the Company’s management and representatives of Wells Fargo Securities the strategic considerations and potential risks associated with the potential transaction. Following this discussion, the board of directors of the Company agreed with the CF&I committee’s recommendation authorizing the members of the Company’s management and the Company’s advisors to conduct additional due diligence on the potential transaction with SJW and to develop information for the board of directors of the Company and the CF&I committee to consider in structuring a counterproposal, if appropriate. Following the meeting, Mr. Benoit contacted Mr. Thornburg to communicate the board of directors’ authorization to proceed with management meetings and due diligence.

On January 19, 2018, Mr. Benoit and Mr. Thornburg discussed next steps regarding the potential transaction, including a meeting between certain members of the Company’s management and SJW.

On January 25 and 26, 2018, members of SJW management and the Company’s management and representatives of J.P. Morgan and Wells Fargo Securities met at the offices of Wells Fargo Securities in Houston, Texas. Over the course of these two days, the companies reviewed and discussed their businesses and operations, shared commitments to customer service, approach to regulatory affairs, required approvals for the potential transaction, the potential benefits of the potential transaction on various stakeholders, SJW’s proposal to conduct share repurchases in conjunction with the closing of the potential transaction, and the potential organizational structure and operations of the combined company, as well as outstanding diligence items, transaction timing and next steps in their evaluation of the potential transaction. During the meetings, the companies also discussed the Company’s and SJW’s plan to share updated five-year financial projections that reflected the expected financial impact on the Company and SJW of the 2017 Tax Cuts and Jobs Act (the “Tax Cuts and Jobs Act”).

On February 7, 2018, the Company issued a press release and filed a Current Report on Form 8-K disclosing that CWC, a wholly-owned subsidiary of the Company, had entered into a rate settlement agreement with the Connecticut Office of Consumer Counsel on February 6, 2018. The rate settlement agreement contemplates a change in CWC’s customer rates effective for bills rendered on and after April 1, 2018 made up of the following components: (i) the revenue requirements associated with a $36.3 million addition to rate base to reflect necessary upgrades to CWC’s Rockville Water Treatment Facility; and (ii) folding the amount of the Water Infrastructure Conservation Adjustment charge on customers’ bills into base rates. If approved by the PURA, the settlement will permit CWC to recover additional investments through its rates, which is expected to have a positive impact on the Company’s earnings per share.

Also on February 7, 2018, the CF&I committee held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities in attendance. During the meeting, representatives of Wells Fargo Securities reviewed with the board of directors of the Company a preliminary analysis of the strategic alternatives available to the Company, including continuing to operate on a standalone basis, the merger of equals transaction with SJW and a comparison of a merger of equals transaction with a hypothetical transaction involving the acquisition of the Company for cash. The CF&I committee engaged in further discussion regarding the strategic alternatives available to the Company and concluded that a merger of equals transaction, provided acceptable terms could be negotiated, would best position the Company to continue delivering value to its shareholders and fulfilling its commitment to its customers, employees and communities because, among other reasons, such a transaction structure was expected to: result in meaningful earnings growth; lead to an increased market capitalization, an expanded market presence, a diversified investor base, increased scale and a greater geographic footprint, providing opportunities for the combined company to grow the business, compete more effectively in its industry and make investments in service and reliability; and lead to benefits through the reduction of public company costs. Representatives of Wells Fargo Securities then reviewed with the CF&I committee its updated preliminary financial analyses in connection with the potential transaction, including the implied premium to shareholders of the Company of approximately 10.6% based on the 1.0 exchange ratio in the proposal and current market prices and pro forma ownership for stockholders of SJW and shareholders of the Company of approximately 62.5% and 37.5%, respectively, of the outstanding shares of the combined company. Representatives of Wells Fargo Securities also discussed the proposal from SJW to conduct share repurchases in conjunction with the closing of the potential transaction in order to optimize the pro forma balance sheet of the combined company and increase earnings accretion. The members of the Company’s management also briefed the CF&I committee on the key areas of discussion during the management meetings that took place in Houston, Texas on January 25 and 26, 2018. The CF&I committee engaged in discussion with the members of the Company’s management and representatives of Wells Fargo Securities regarding whether or not to recommend that the board of directors of the Company proceed with making a counterproposal to SJW and the appropriate terms of any such counterproposal, including the exchange ratio, governance rights and the board composition of the combined company. With respect to the exchange ratio, the CF&I committee discussed the recent volatility in the equity markets and the impact of the CPUC’s proposed decision (as defined below) and CWC’s rate settlement agreement on SJW’s and the Company’s respective stock prices. Following such discussion, the CF&I committee authorized members of the Company’s management and the Company’s advisors to continue to evaluate the potential transaction and develop a counterproposal to share with the CF&I committee at a meeting to be scheduled in the near future.

On February 9, 2018, SJW filed a Current Report on Form 8-K disclosing that the CPUC had issued a proposed decision (the “CPUC’s proposed decision”) on February 6, 2018 in connection with SJW’s April 3, 2017 application requesting authority to increase its authorized cost of capital for the period from January 1, 2018 to December 31, 2020. The CPUC’s proposed decision provided for a reduction to SJW’s authorized return on equity from 9.43% to 8.30% and its overall return on rate base from 8.09% to 7.19%. While the CPUC’s proposed decision was subject to change, SJW’s authorized revenue was expected to be reduced by approximately $10 million for 2018 if the proposal remained unchanged (on March 22, 2018, the CPUC issued a final decision providing a reduction to SJW’s authorized return on equity from 9.43% to 8.90% and its overall return on rate base from 8.09% to 7.64%, with an anticipated reduction in SJW’s authorized revenue for 2018 of approximately $6 million). Following the issuance of the CPUC’s proposed decision, members of SJW management discussed with members of the Company’s management the impact of the CPUC’s proposed decision on SJW’s business and SJW’s plan to address the proposed decision.

On February 9, 2018, Mr. Thornburg called Mr. Benoit to provide an update on SJW’s plan of action in response to the CPUC’s proposed decision. Mr. Thornburg reaffirmed SJW’s interest in the potential transaction and expressed SJW’s intention to revise its proposed exchange ratio in light of the relative movement in the companies’ stock prices and the potential impact of the CPUC’s proposed decision. Mr. Thornburg and Mr. Benoit agreed that SJW and the Company would share updated five-year financial projections that reflected the expected financial impact on SJW and the Company of the Tax Cuts and Jobs Act, the CPUC’s proposed decision on SJW and CWC’s rate settlement agreement on the Company.

Later that day, Mr. Benoit sent a letter to the board of directors of the Company informing them of his conversation with Mr. Thornburg. The CF&I committee, members of the Company’s management and representatives of Wells Fargo Securities discussed that it was preferable not to make a counterproposal at this time, but that the Company and SJW should continue sharing information.

Also on February 9, 2018, representatives of SJW sent to the Company and Wells Fargo Securities an initial draft merger agreement. SJW also sent to the Company and Wells Fargo Securities its updated five-year financial projections.

On February 13, 2018, Messrs. Thornburg and Benoit had a phone discussion during which Mr. Thornburg proposed, at the direction of and subject to the approval of the SJW board of directors, a revised exchange ratio of 1.125 shares of SJW common stock per outstanding share of Company common stock (the “1.125 exchange ratio”) (which, at market close on February 12, 2018, represented a premium of approximately 8.3% based on the closing share prices of SJW and the Company and would result in stockholders of SJW and shareholders of the Company owning approximately 60.3% and 39.7%, respectively, of the outstanding shares of the combined company). Following the phone discussion, Mr. Thornburg sent Mr. Benoit discussion materials containing a contribution analysis and an accretion analysis based on SJW’s proposed revised exchange ratio. Mr. Benoit informed the board of directors of the Company and members of the Company’s management of his discussion with Mr. Thornburg regarding the 1.125 exchange ratio.

On February 14, 2018, representatives of Wells Fargo Securities sent to SJW and J.P. Morgan the updated five-year financial projections of the Company on behalf of the Company.

Also on February 14, 2018, the Executive Vice President and General Counsel of Eversource contacted Ms. Wallace to set up a meeting between Ms. Wallace, Mr. Benoit and the Chief Executive Officer and Executive Vice President and General Counsel of Eversource.

On February 16, 2018, the CF&I committee held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities in attendance. During the meeting, the CF&I committee discussed with the members of the Company’s management and representatives of Wells Fargo Securities the latest developments with respect to the potential transaction with SJW, including Wells Fargo Securities’ preliminary analysis of the 1.125 exchange ratio. At market close on February 15, 2018, the 1.125 exchange ratio represented a premium of approximately 13% based on the closing share prices of SJW and the Company and would result in stockholders of SJW and shareholders of the Company owning approximately 59.7% and 40.3%, respectively, of the outstanding shares of the combined company. Following additional discussion, the CF&I committee unanimously proposed to recommend that the board of directors of the Company make a counterproposal to SJW that provided for, among other matters, equal board representation for directors designated by each of SJW and the Company on the combined company’s board of directors (with the Company designating the lead independent director, consistent with SJW’s initial proposal) and an exchange ratio of 1.150 shares of SJW common stock per outstanding share of Company common stock (which, at market close on February 15, 2018, represented a premium of approximately 15.5% based on the closing share prices of SJW and the Company and would result in stockholders of SJW and shareholders of the Company owning approximately 59.3% and 40.7%, respectively, of the outstanding shares of the combined company). The CF&I committee authorized members of the Company’s management and the Company’s advisors to draft a response to SJW’s proposal to be shared with the board of directors of the Company at a meeting to be held in the near future.

Later on February 16, 2018, Mr. Benoit informed Mr. Thornburg that, at a meeting earlier that day, the CF&I committee determined to recommend to the full board of directors of the Company that the Company submit a counterproposal to SJW.

On February 19, 2018, the board of directors of the Company held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance.

During the meeting, the members of the Company’s management and representatives of Wells Fargo Securities provided an update on the recent developments in the potential transaction with SJW and the matters discussed by the CF&I committee during its February 16 meeting. Representatives of Sullivan & Cromwell then reviewed and discussed with the members of the board of directors of the Company their fiduciary duties in connection with considering strategic alternatives, including the potential transaction with SJW. The board of directors of the Company then engaged in further discussion regarding the strategic alternatives available to the Company and determined that a merger of equals transaction on appropriate terms would best position the Company to continue delivering value to its shareholders and fulfilling its commitment to its customers, employees and communities. After additional discussions, the board of directors of the Company agreed with the recommendations of the CF&I committee and authorized members of the Company’s management to respond to SJW’s current proposal with a counterproposal that provided for, among other matters, equal board representation for directors designated by each of SJW and the Company on the combined company’s board of directors and an exchange ratio of 1.150 shares of SJW common stock per outstanding share of Company common stock (which, at market close on February 16, 2018, represented a premium of approximately 18.9% based on the closing share prices of SJW and the Company and would result in stockholders of SJW and shareholders of the Company owning approximately 59.3% and 40.7%, respectively, of the outstanding shares of the combined company).

The board of directors of the Company also discussed the meeting invitation that Ms. Wallace received from Eversource and concluded that Ms. Wallace should respond to the Executive Vice President and General Counsel of Eversource to accept the meeting request. Following the board meeting, Ms. Wallace contacted the Executive Vice President and General Counsel of Eversource. During the course of their phone conversation, Ms. Wallace indicated that while she was willing to meet, it was unlikely that the board of directors of the Company would be receptive to pursuing an actual or effective sale of the Company, and Ms. Wallace and the Executive Vice President and General Counsel of Eversource determined not to move forward with scheduling a meeting.

On February 20, 2018, Mr. Benoit sent a letter to Mr. Thornburg that reflected the Company’s counterproposal approved by the board of directors of the Company. On the same day, Mr. Benoit and Mr. Thornburg also had a brief phone discussion about the Company’s counterproposal.

On February 22, 2018, following a meeting of the SJW board of directors, Mr. Thornburg contacted Mr. Benoit and informed him that the SJW board of directors had authorized him to respond to the Company with a counterproposal of a revised exchange ratio of 1.1375 shares of SJW common stock per outstanding share of Company common stock (which, at market close on February 22, 2018, represented a premium of approximately 22.5% based on the closing share prices of SJW and the Company and would result in stockholders of SJW and shareholders of the Company owning approximately 59.5% and 40.5%, respectively, of the outstanding shares of the combined company). Mr. Thornburg also reiterated to Mr. Benoit that the combined company’s board of directors be composed of a number of representatives from each of the SJW board of directors and the board of directors of the Company proportionate to SJW’s and the Company’s relative post-merger ownership of the combined company, consistent with the initial proposal.

On February 23, 2018, Mr. Benoit updated the board of directors of the Company regarding the latest terms proposed by SJW. Following a review by the board of directors of the Company of such terms and updated preliminary financial analyses provided by representatives of Wells Fargo Securities, all members of the board of directors of the Company expressed their support and authorization for the members of the Company’s management and the Company’s advisors to conduct further due diligence and negotiate a definitive merger agreement on the basis of such terms. Later that day, Mr. Benoit communicated to Mr. Thornburg the decision of the board of directors of the Company to proceed with conducting further due diligence and negotiating a definitive merger agreement on the basis of such terms.

Also on February 23, 2018, the Company and SJW opened virtual data rooms. Reciprocal due diligence commenced and continued through March 14, 2018 and included review of financial and legal information and due diligence calls with representatives of the Company and SJW and their respective advisors.

On March 2, 2018, representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), SJW’s outside legal counsel, sent to representatives of Sullivan & Cromwell a draft SJW voting and support agreement proposed to be entered into by certain stockholders of SJW beneficially owning, in the aggregate, approximately 16% of the outstanding shares of SJW common stock.

On March 5, 2018, the CF&I committee held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, representatives of Wells Fargo Securities provided the CF&I committee with an overview of the latest developments in the various due diligence work streams. Representatives of Sullivan & Cromwell then summarized the key terms of, and the issues raised by, the draft merger agreement proposed by SJW. The CF&I committee discussed with the members of the Company’s management and representatives of Sullivan & Cromwell their proposed responses to the draft merger agreement, including, among other matters, (i) reducing the proposed termination fee to be paid by the Company in certain circumstances from approximately 3.9% of the Company’s equity value to approximately 3.0% of the Company’s equity value, (ii) revising the proposed termination fee to be paid by SJW in certain circumstances from approximately 3.9% of the Company’s equity value to approximately 3.0% of SJW’s equity value and (iii) rejecting the reciprocal “force the vote” provision proposed by SJW that would prohibit the Company or SJW from terminating the merger agreement in order to enter into an agreement with respect to a superior proposal and would instead require the Company and SJW to hold their respective shareholder meetings even if the relevant party has changed its recommendation that its shareholders vote in favor of the merger of equals transaction. Following discussion, the CF&I committee authorized members of the Company’s management and Sullivan & Cromwell to send a revised draft of the merger agreement to SJW and Skadden.

Later on March 5, 2018, representatives of Sullivan & Cromwell sent a revised draft merger agreement to representatives of Skadden.

On March 6, 2018, representatives of Sullivan & Cromwell discussed certain issues regarding the revised draft of the merger agreement with representatives of Skadden.

On March 6, 2018, the board of directors of the Company held a special telephonic meeting with members of the Company’s management in attendance. During the meeting, Mr. Richard Forde, Chairman of the CF&I committee, and the members of the Company’s management updated the board of directors of the Company on the key terms of, issues raised by and the Company’s response to the draft merger agreement proposed by SJW.

Between March 6, 2018 and March 14, 2018, the Company and SJW, with assistance from their respective financial advisors and legal counsel, continued to negotiate the commercial and legal terms of the potential transaction and related documentation, including the draft merger agreement, the confidential disclosure letters to the merger agreement and the SJW voting and support agreements (with the assistance of the stockholders’ legal counsel). Among other terms, over the course of the negotiations the Company and SJW agreed that (i) the termination fee to be paid by the Company in certain circumstances would be equal to approximately 3.75% of the Company’s equity value, (ii) the termination fee to be paid by SJW in certain circumstances would be equal to approximately 3.75% of SJW’s equity value, (iii) each of the Company and SJW would be required to reimburse the expenses of the other party up to $5 million (a reduction of $2 million from the $7 million proposed by SJW) in the event that such party did not obtain the approvals of its shareholders required in connection with the merger of equals transaction, and (iv) the merger agreement would not include a “force the vote” provision.

On the morning of March 14, 2018, the board of directors of the Company held a regular meeting with members of the Company’s management and representatives of Wells Fargo Securities, Sullivan & Cromwell and Murtha Cullina in attendance. Representatives of Sullivan & Cromwell reviewed with the board of directors of the Company its fiduciary duties in connection with considering whether to approve the potential transaction with SJW as well as the key terms of the merger agreement, including the remaining open points. Representatives of Wells Fargo Securities then reviewed with the board of directors of the Company the financial analyses performed by Wells Fargo Securities in connection with its evaluation of the potential transaction, highlighting key valuation methods and financial metrics. The board of directors of the Company engaged in discussions with and asked questions of the members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell. A representative of Murtha Cullina then reviewed with the board of directors of the Company a proposed amendment to the Amended and Restated Bylaws of the Company to adopt a forum selection clause (the “forum selection bylaw amendment”) to designate certain courts located in the State of Connecticut as the exclusive forum for certain actions brought against the Company or any director, officer or shareholder of the Company. The board of directors of the Company authorized members of the Company’s management and representatives of Sullivan & Cromwell to resolve the open points in the transaction documents and decided to reconvene in the afternoon.

Later in the day on March 14, 2018, the board of directors of the Company held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, representatives of Sullivan & Cromwell updated the board of directors of the Company regarding the outcome of the points in the transaction documents that had remained open earlier in the day, and reviewed with the board of directors of the Company the resolutions that it would be adopting if it determined to enter into the potential transaction with SJW. Representatives of Wells Fargo Securities then reviewed with the board of directors of the Company its final financial analysis of the exchange ratio provided for in the merger agreement based on the stock prices of SJW and the Company. At market close on March 14, 2018, the exchange ratio of 1.1375 shares of SJW common stock per outstanding share of Company common stock represented a premium of approximately 18% based on the closing share prices of SJW and the Company and would result in stockholders of SJW and shareholders of the Company owning approximately 60% and 40%, respectively, of the outstanding shares of the combined company. Representatives of Wells Fargo Securities then delivered to the board of directors of the Company its oral opinion, which was confirmed by delivery of a written opinion dated March 14, 2018, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the exchange ratio in the proposed merger of equals transaction was fair, from a financial point of view, to the holders of Company common stock, other than the excluded shares. Following further discussion, the board of directors of the Company thereafter unanimously determined that (i) the merger agreement and the consummation of the transactions contemplated thereby, including the merger of equals transaction, are in the best interests of the Company and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger of equals transaction, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger of equals transaction. The board of directors of the Company also unanimously resolved that the merger agreement be submitted for consideration and approval by the Company’s shareholders entitled to vote at a special shareholders meeting of the Company and recommended that the shareholders of the Company approve the merger agreement at the special shareholders meeting of the Company. The board of directors of the Company also authorized, approved and adopted the forum selection bylaw amendment.

On the evening of March 14, 2018, the Company, SJW and Merger Sub executed the March 14 merger agreement, and certain stockholders of SJW beneficially owning, in the aggregate, approximately 16% of the outstanding shares of SJW common stock executed the SJW voting and support agreements.

On the morning of March 15, 2018, the Company and SJW issued a joint press release announcing the potential transaction and the execution of the March 14 merger agreement.

On April 4, 2018, SJW received an unsolicited non-binding indication of interest from California Water Service Group (“Cal Water”) with respect to a potential proposal to acquire all of the issued and outstanding shares of SJW in an all-cash transaction for $68.25 per share (the “April 4 Cal Water indication”). SJW notified the Company of the receipt of the April 4 Cal Water indication and informed the Company that the SJW board of directors planned to review and consider the April 4 Cal Water indication in consultation with its legal counsel and financial advisor.

On April 5, 2018, Mr. Benoit received an unsolicited written proposal from Eversource regarding the acquisition by Eversource of all of the outstanding shares of Company common stock for $63.50 per share in cash and/or Eversource common stock at the election of shareholders of the Company (the “Eversource proposal”). Mr. Benoit promptly informed the board of directors of the Company, members of the Company’s management, Sullivan & Cromwell and Wells Fargo Securities of the receipt of the Eversource proposal. The Company also promptly notified SJW of the receipt of the Eversource proposal and that the board of directors of the Company planned to review and consider the Eversource proposal in consultation with its legal counsel and financial advisor, all in accordance with the terms of the March 14 merger agreement.

On April 8, 2018, the board of directors of the Company held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities, Sullivan & Cromwell and Murtha Cullina in attendance. During the meeting, the members of the Company’s management and representatives of Wells Fargo Securities provided the board of directors of the Company with an update on recent developments surrounding the receipt by the Company of the Eversource proposal and the receipt by SJW of the April 4 Cal Water indication. Representatives of Sullivan & Cromwell then reviewed and discussed with the members of the board of directors of the Company their fiduciary duties in connection with considering the Eversource proposal, the provisions of the March 14 merger agreement setting forth the Company’s obligations with respect to the receipt of an unsolicited written takeover proposal and the process and considerations for the board of directors of the Company to assess whether or not the Eversource proposal constitutes or is reasonably likely to lead to a superior proposal as defined in the March 14 merger agreement. Representatives of Wells Fargo Securities then reviewed with the board of directors of the Company its preliminary financial analyses regarding the Eversource proposal as compared to the merger of equals transaction with SJW. The representatives of Wells Fargo Securities informed the board of directors of the Company that Wells Fargo Securities had requested and expected to receive updated five-year projected financial plans for SJW reflecting the CPUC’s March 22, 2018 decision regarding SJW’s authorized cost of capital, and that Wells Fargo Securities planned to update its preliminary financial analyses following receipt of the updated SJW financial plans. The board of directors of the Company then engaged in further discussion regarding the Eversource proposal and the timeline and next steps for evaluating the Eversource proposal. The board of directors of the Company determined that the CF&I committee should meet in the near future to further consider the Eversource proposal once Wells Fargo Securities had updated its financial analyses.

On April 11, 2018, SJW shared its updated five-year projected financial plans with the Company and Wells Fargo Securities through SJW’s virtual data room.

On April 16, 2018, the CF&I committee held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, the members of the Company’s management and representatives of Wells Fargo Securities provided the CF&I committee with an update on the most recent developments, including the outcome of an SJW board of directors meeting held on April 13, 2018 during which the SJW board of directors unanimously determined to reject the April 4 Cal Water indication and reaffirmed its recommendation in favor of the merger of equals transaction. Representatives of Wells Fargo Securities then reviewed with the CF&I committee its preliminary financial analyses regarding the Eversource proposal as compared to the merger of equals transaction with SJW, which analyses had been updated to reflect the latest SJW five-year projected financial plans. The CF&I committee asked questions throughout Wells Fargo Securities’ presentation and requested additional financial analyses of the stock consideration component included in the Eversource proposal. The CF&I committee then engaged in further discussion regarding the Eversource proposal with Wells Fargo Securities and Sullivan & Cromwell. The CF&I committee determined to meet again in the near future to further discuss the Eversource proposal after receiving the additional financial analysis that the CF&I committee requested from Wells Fargo Securities.

On April 17, 2018, Mr. James J. Judge, the Chairman, Chief Executive Officer and President of Eversource sent a follow up email to Mr. Benoit regarding the Eversource proposal, in which Eversource requested a substantive response to the Eversource proposal by the close of business on Thursday, April 19, 2018. Mr. Benoit responded that the Company expected to be in a position to respond to the Eversource proposal by the end of the week or early the following week, but emphasized that the timing of a decision remained with the board of directors of the Company, which was carefully considering the Eversource proposal with the Company’s management and its advisors.

On April 19, 2018 at 12:30 p.m., Eastern time, the CF&I committee held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, the representatives of Wells Fargo Securities reviewed with the CF&I committee various information and analyses regarding the Eversource proposal as compared to the merger of equals transaction with SJW, which analyses had been updated to include the stock consideration component included in the Eversource proposal that was requested by the CF&I committee during the April 16 committee meeting. Wells Fargo Securities compared the historical stock performance of SJW, the Company and Eversource. Based on publicly available information and synergy assumptions provided by members of the Company’s management, Wells Fargo Securities also performed hypothetical and illustrative calculations of potential share prices and dividends of the combinations of the Company and Eversource and the Company and SJW. Wells Fargo Securities noted to the CF&I committee that these calculations were illustrative and not formal valuations. The CF&I committee asked questions throughout Wells Fargo Securities’ presentation and engaged in further discussion regarding the Eversource proposal with representatives of Wells Fargo Securities and Sullivan & Cromwell. The CF&I committee discussed the reasons that it continued to believe that the merger of equals transaction with SJW, as compared to the acquisition contemplated by the Eversource proposal, was in the best interests of shareholders of the Company and had significant long-term benefits for the Company’s customers, employees and communities. After discussion, the CF&I committee unanimously recommended to the board of directors of the Company that (i) the board of directors of the Company determine that the Eversource proposal did not constitute and was not reasonably likely to lead to a superior proposal and (ii) the Company inform Eversource that the Company was not permitted to participate in any discussions with, or furnish any information regarding the Company to, Eversource in connection with the Eversource proposal pursuant to the terms of the March 14 merger agreement.

On April 19, 2018 at 1:30 p.m., Eastern time, the board of directors of the Company held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, the representatives of Wells Fargo Securities reviewed with the board of directors of the Company various information and analyses regarding the Eversource proposal as compared to the merger of equals transaction with SJW. Wells Fargo Securities compared the historical stock performance of SJW, the Company and Eversource. Based on publicly available information and synergy assumptions provided by members of the Company’s management, Wells Fargo Securities also performed hypothetical and illustrative calculations of potential share prices and dividends of the combinations of the Company and Eversource and the Company and SJW. Wells Fargo Securities noted to the board of directors of the Company that these calculations were illustrative and not formal valuations. The board of directors of the Company asked questions throughout Wells Fargo Securities’ presentation and engaged in further discussion regarding the Eversource proposal with representatives of Wells Fargo Securities and Sullivan & Cromwell. The board of directors of the Company discussed the reasons that it continues to believe that the merger of equals transaction with SJW, as compared to the transaction contemplated by the Eversource proposal, was in the best interests of shareholders of the Company and has significant long-term benefits for the Company’s customers, employees and communities. After further discussion in executive session with the non-employee directors and Sullivan & Cromwell in attendance, the non-employee directors of the board of directors of the Company unanimously accepted the CF&I committee’s recommendation and (i) determined that the Eversource proposal did not constitute and was not reasonably likely to lead to a superior proposal, (ii) authorized Mr. Benoit and the Company’s advisors to inform Eversource that the Company was not permitted to participate in any discussions with, or furnish any information regarding the Company to, Eversource in connection with the Eversource proposal pursuant to the terms of the March 14 merger agreement and (iii) reaffirmed its recommendation that the shareholders of the Company approve the March 14 merger agreement and such other matters that would be submitted for their approval in connection with the March 14 merger agreement at the special shareholders meeting of the Company.

On April 19, 2018 at approximately 5:00 p.m., Eastern time, Eversource issued a press release to disclose the Eversource proposal.

On April 19, 2018 at approximately 6:00 p.m., Eastern time, Mr. Benoit telephoned the Chairman, Chief Executive Officer and President of Eversource to inform him that the board of directors of the Company had unanimously determined that the Eversource proposal did not constitute and was not reasonably likely to lead to a superior proposal. Mr. Benoit noted that, pursuant to the terms of the March 14 merger agreement, the Company was not permitted to participate in any discussions with, or furnish any information regarding the Company to, Eversource in connection with the Eversource proposal.

On April 19, 2018 at approximately 6:15 p.m., Eastern time, the Company issued a press release reaffirming the intention of the board of directors of the Company to recommend that all shareholders of the Company approve the March 14 merger agreement. The press release also confirmed receipt of the Eversource proposal and disclosed that the board of directors of the Company had unanimously determined that the Eversource proposal was not a superior proposal and was not reasonably likely to lead to a superior proposal.

On April 19, 2018 at approximately 10:30 p.m., Eastern time, SJW issued a press release reaffirming its commitment to the existing merger agreement with the Company and reiterating that the SJW board of directors continued to believe that the merger of equals transaction provided the shareholders of both the Company and SJW with the best opportunity for value creation over the long term.

On April 26, 2018, Cal Water issued a press release confirming its interest in acquiring SJW for $68.25 per share in an all-cash transaction, which included the text of the letter sent to SJW the same day reiterating Cal Water’s interest in such a transaction with SJW. Later that day, SJW issued a press release confirming its rejection of the April 4 Cal Water indication and reiterating its commitment to pursue its existing merger agreement with the Company. SJW’s press release included the text of the rejection letter sent to Cal Water the previous day explaining why the merger of equals transaction with the Company was superior to a potential acquisition of SJW by Cal Water for the shareholders as well as employees, customers and communities of both SJW and the Company.

On April 27, 2018, Eversource filed with the SEC a preliminary proxy statement on Schedule 14A (the “Eversource proxy”) in connection with Eversource’s solicitation of proxies for the special shareholders meeting of the Company, recommending that the shareholders of the Company vote against each of the proposals related to the merger of equals transaction between the Company and SJW (namely the proposals to approve the March 14 merger agreement, to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger of equals transaction and to adjourn the special shareholders meeting of the Company, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the March 14 merger agreement). Later that day, Eversource issued a press release announcing the filing of the Eversource proxy and reiterating its interest in its proposal to acquire all of the outstanding shares of Company common stock for $63.50 per share in cash and/or Eversource common stock at the election of shareholders of the Company.

On April 28, 2018, the board of directors of the Company held a special telephonic meeting with members of the Company’s management and representatives of Sullivan & Cromwell in attendance to discuss the Eversource proxy, the Company’s proposed response to Eversource’s actions, as well as other matters related to the merger of equals transaction with SJW.

Later on April 28, 2018, the Company issued a press release in response to the filing of the Eversource proxy, reiterating that the board of directors of the Company, in consultation with its financial and legal advisors, and in consideration of the numerous financial and strategic benefits of the contemplated merger of equals transaction with SJW, carefully reviewed Eversource’s unsolicited acquisition proposal and unanimously concluded that it was not a superior proposal or reasonably likely to lead to a superior proposal as defined in the March 14 merger agreement, and reaffirming its intention to recommend that all shareholders of the Company vote for the merger of equals transaction.

On May 2, 2018, Cal Water filed with the SEC a preliminary proxy (the “Cal Water proxy”) in connection with Cal Water’s solicitation of proxies for a special meeting of stockholders of SJW to vote on proposals that were required in connection with the merger of equals transaction between SJW and the Company (namely to approve the issuance of shares of SJW common stock to shareholders of the Company pursuant to the merger of equals transaction, to adopt the SJW certificate of incorporation amendment and to adjourn the special meeting of stockholders of SJW, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to shareholders of the Company pursuant to the merger of equals transaction or the adoption of the SJW certificate of incorporation amendment), and recommending that the stockholders of SJW vote against such proposals. Later that day, Cal Water issued a press release announcing the filing of the Cal Water proxy and reiterating Cal Water’s interest in acquiring SJW for $68.25 per share in an all-cash transaction.

Also on May 2, 2018, SJW issued a press release reaffirming its intention to recommend that the stockholders of SJW vote for the proposals related to the merger of equals transaction between SJW and the Company at the special meeting of stockholders of SJW and explaining why the merger of equals transaction with the Company is superior to a potential acquisition of SJW by Cal Water for the shareholders as well as employees, customers and communities of both SJW and the Company.

On May 3, 2018, following an earnings call held by Eversource during which several industry analysts questioned the merits and timing of the Eversource proposal, the Company issued a statement noting the concerns raised by the industry analysts, further noting that, on the earnings call, Eversource did not directly address the impact on, or the relevance to, its expected growth in earnings per share of its proposed acquisition of the Company and did not explain its rationale for pursuing an acquisition of the Company so aggressively in a hostile manner, beyond noting generally that the Company would constitute a strategic and geographic fit for its new water operations.

On May 4, 2018, Eversource sent an open letter to shareholders of the Company reiterating its belief that the board of directors of the Company should engage with Eversource regarding the Eversource proposal and its recommendation that the shareholders of the Company vote against the proposals related to the merger of equals transaction between the Company and SJW.

On May 7, 2018, the Company sent an open letter to shareholders of the Company reiterating the reasons why the merger of equals transaction with SJW would position the Company to continue delivering value to its shareholders and fulfilling its commitment to its customers, employees and communities, and encouraging shareholders of the Company to disregard Eversource’s actions to interfere with the merger of equals transaction with SJW.

On May 10, 2018, the Company held its 2018 annual meeting of shareholders. Prior to the annual meeting, the board of directors of the Company held a regular meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss various matters related to the merger of equals transaction between the Company and SJW, including concerns expressed by certain shareholders of the Company since the merger of equals transaction with SJW was announced regarding (i) their confidence in the Company’s strategic direction, including the value being delivered to shareholders of the Company and (ii) ensuring that the Company has explored every viable alternative. The board of directors of the Company discussed with its advisors an idea to approach SJW regarding an amendment to the March 14 merger agreement that would allow the Company to actively solicit alternative acquisition proposals for an alternative merger, acquisition or other strategic transaction involving the Company for a certain period (the “go-shop proposal”). The board of directors of the Company discussed that while it continued to believe that the merger of equals transaction with SJW was in the best interests of shareholders of the Company and provided substantial value to them in both the near- and long-term, based on conversations with stakeholders of the Company since the merger of equals transaction was announced, the board of directors of the Company believed that conducting a go-shop process was an appropriate step to allow shareholders of the

Company to have full confidence in the Company’s strategic direction and to know that every viable alternative had been explored. Following the annual meeting, the board of directors of the Company met again in executive session and determined to authorize the representatives of Sullivan & Cromwell to discuss the go-shop proposal with SJW.

On May 16, 2018, representatives of Sullivan & Cromwell discussed the go-shop proposal with representatives of Skadden.

Also on May 18, 2018, Eversource filed a motion with the PURA requesting party status in the proceeding in Connecticut for which the Company and SJW filed a joint application for approval of the merger on May 7, 2018.

Later on May 21, 2018, representatives of Skadden informed representatives of Sullivan & Cromwell that the finance committee of the SJW board of directors (the “SJW finance committee”) recommended that SJW pursue the go-shop proposal, provided that any amendment to the March 14 merger agreement entered into to account for such go-shop proposal provide for an extension to 24 months (from 12 months in the March 14 merger agreement as entered into on March 14, 2018) of the time period for the cash termination fee in the amount of $28.1 million that the Company will be required to pay to SJW if each of the following three events occurs: (i) an alternative acquisition proposal is made to the Company or becomes publicly known, or an intention to make such a proposal is publicly announced and not publicly withdrawn, after the date of the March 14 merger agreement as entered into on March 14, 2018 and prior to the special shareholders meeting of the Company; (ii) the merger agreement is thereafter terminated by (A) either SJW or the Company because the merger of equals transaction has not closed by March 14, 2019 (if the special shareholders meeting of the Company has not been held) or the shareholders of the Company fail to approve the merger of equals transaction, or (B) SJW because the Company materially breaches the merger agreement; and (iii) within 12 months of such termination of the merger agreement (the “tail fee period”), the Company enters into a definitive agreement to consummate or consummates an alternative proposal.

In the days that followed, members of the Company’s management discussed with representatives of Sullivan & Cromwell the go-shop proposal, including SJW’s proposed extension of the tail fee period.

Also on May 22, 2018, the Company and SJW filed an objection to Eversource’s motion requesting party status in their joint proceeding to approve the merger in Connecticut.

On May 23, 2018, Eversource filed a response to the objection of the Company and SJW to Eversource’s motion requesting party status in their joint proceeding to approve the merger in Connecticut.

Also on May 23, 2018, following the instructions of the Company’s management, representatives of Sullivan & Cromwell sent a proposed amended and restated merger agreement reflecting the go-shop proposal to Skadden.

On May 24, 2018, representatives of Skadden sent to Sullivan & Cromwell a draft amended and restated merger agreement, which provided for an extension of the tail fee period to 18 months. The draft amended and restated merger agreement also provided for an extension to five business days (from 96 hours in the March 14 merger agreement as entered into on March 14, 2018) of SJW’s right to propose changes to the terms of the merger agreement and negotiate with the Company regarding such proposed changes before the Company is entitled to change its recommendation in order to accept a proposal that is superior to the merger of equals transaction. The draft amended and restated merger agreement also provided for an extension to three business days (from 72 hours in the March 14 merger agreement as entered into on March 14, 2018) of such right to propose changes and negotiate with the Company if any amendment is made to the financial terms or any other material terms of the superior proposal which forms the basis of the intention of the board of directors of the Company to change its recommendation. The draft amended and restated merger agreement also provided that

SJW would have the right to hold the stockholders meeting of SJW on the business day following the special shareholders meeting of the Company.

On May 25, 2018, following discussions with members of the Company’s management, representatives of Sullivan & Cromwell sent a draft amended and restated merger agreement to Skadden, rejecting (i) the proposed extension of the tail fee period and (ii) the provision allowing SJW to hold the stockholders meeting of SJW on the business day following the special shareholders meeting of the Company, but accepting the extension of the time periods for SJW’s right to propose changes to the terms of the merger agreement and negotiate with the Company before the Company is entitled to change its recommendation in order to accept a proposal that is superior to the merger of equals transaction.

In the days that followed, representatives of Skadden and Sullivan & Cromwell continued to negotiate the terms of the amended and restated merger agreement.

On May 29, 2018, the board of directors of the Company held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss recent developments in connection with the merger of equals transaction with SJW, including the go-shop proposal and the amended and restated merger agreement. Following discussion with its advisors, the board of directors of the Company determined to accept an extension of the tail fee period up to 15 months. The board of directors of the Company also unanimously determined that (i) the merger of equals transaction and the consummation of the transactions contemplated thereby are in the best interests of the Company and its shareholders, (ii) declared advisable the amended and restated merger agreement and the transactions contemplated thereby, including the merger of equals transaction, and (iii) approved and adopted the amended and restated merger agreement and the transactions contemplated thereby, including the merger of equals transaction. The board of directors of the Company also unanimously resolved that the amended and restated merger agreement be submitted for consideration and approval by the shareholders of the Company entitled to vote at the special shareholders meeting of the Company and recommended that the shareholders of the Company approve the amended and restated merger agreement at the special shareholders meeting of the Company. The board of directors of the Company also unanimously determined that it would not agree to a transaction with Eversource on the current terms of the Eversource proposal, regardless of the outcome of the merger of equals transaction with SJW, because the board of directors of the Company believes that the current Eversource proposal substantially undervalues the Company.

On May 30, 2018, the Company, SJW and Merger Sub executed the May 30 amended merger agreement. On the morning of May 31, 2018, the Company issued a press release announcing the execution of the May 30 amended merger agreement.

Beginning on May 31, 2018, as part of the go-shop process, at the direction of the board of directors and management of the Company, Wells Fargo Securities directly contacted more than 50 parties, including more than 20 water and regulated utilities and more than 30 financial sponsors, to determine their interest in exploring a potential transaction with the Company. Parties were encouraged to review the Company’s publicly-available information, including all regulatory and SEC filings made in connection with the merger of equals transaction with SJW. Of the parties contacted, half sought and received additional details regarding the Company. All parties were informed that June 13, 2018 was the deadline for submitting preliminary, non-binding indications of interest, after which selected parties would be provided additional information and access to management before the July 14, 2018 deadline for submitting final proposals.

On May 31, 2018, Cal Water filed with the SEC a definitive proxy statement and issued a press release announcing that Cal Water had sent a letter reiterating its interest in acquiring SJW for $68.25 per share in an all-cash transaction and white proxy card to stockholders of SJW.

Also on May 31, 2018, SJW issued a press release reaffirming the SJW board of directors’ support of the merger of equals transaction with the Company and reiterating that the SJW board of directors had previously considered the April 4 Cal Water indication and determined that it was neither a superior proposal nor reasonably likely to lead to a superior proposal.

On June 4, 2018, Eversource filed with the PURA a supplement to its motion requesting party status in the joint proceeding of the Company and SJW to approve the merger in Connecticut.

On June 5, 2018, the Company filed with the PURA a response to Eversource’s supplement to its motion requesting party status.

Also on June 5, 2018, Eversource issued a press release criticizing the go-shop process undertaken by the Company pursuant to the May 30 amended merger agreement and stating that it will not participate in the process.

On June 6, 2018, the Company issued a statement reiterating its invitation for Eversource to participate in the go-shop process undertaken by the Company pursuant to the May 30 amended merger agreement and reaffirming that the board of directors of the Company is committed to the go-shop process and serving the best interests of all shareholders of the Company.

On June 7, 2018, Cal Water filed a Schedule TO with the SEC and issued a press release announcing that it had commenced a tender offer to acquire all outstanding shares of SJW for $68.25 per share in cash, subject to the Minimum Tender Condition, the Termination Condition, the Section 203 Condition, the State Regulatory Condition and the HSR Condition (each such condition as defined in such Schedule TO) and the other conditions described in Section 14 thereof (the “Cal Water tender offer”).

Later on June 7, 2018, SJW issued a press release noting that the SJW board of directors would review Cal Water’s announced tender offer and intended to advise stockholders of SJW of its formal position regarding such tender offer within 10 business days by making available to stockholders and filing with the SEC a solicitation/recommendation statement on Schedule 14D-9 and advised its stockholders to take no action at the time in response to Cal Water’s tender offer.

On June 8, 2018, the PURA issued a draft decision to dismiss without prejudice the joint application for approval of the merger in Connecticut filed by the Company and SJW on May 7, 2018. The draft decision stated that the joint application was not ripe for review by the PURA and that a new application may be filed after the Company’s go-shop process has concluded and the Company has determined all of the details of any proposed change of control or merger for which it seeks PURA approval. Later on June 8, 2018, the Company issued a statement expressing that it understood the PURA’s interest in conserving its resources and conducting its review once the go-shop process has completed.

Also on June 8, 2018, Eversource and Aquarion Water Company (“Aquarion”), Eversource’s water subsidiary, filed a petition with the MPUC requesting intervenor status in the proceeding in Maine for which MWC filed an application for approval of the merger on May 4, 2018.

By letter dated June 8, 2018, the General Counsel of the CPUC (“CPUC General Counsel”) directed SJW and San Jose Water Company to submit an application for approval by the CPUC of the merger of equals transaction with the Company.

On June 11, 2018, the CPUC published an agenda for a meeting to be held on June 21, 2018; included among the agenda items was a proposal to ratify the CPUC General Counsel’s direction to SJW and San Jose Water Company to submit an application for approval.

On June 13, 2018, SJW and San Jose Water Company responded to the CPUC General Counsel’s letter through its California regulatory counsel. In their response, SJW and San Jose Water Company stated their belief that, based on the relevant California statute and applicable CPUC precedent, CPUC approval is not required because the merger of equals transaction with the Company would entail neither a merger of a public utility doing business in California nor an acquisition of control over a public utility doing business in California.

On June 13, 2018, Eversource issued a press release reiterating the Eversource proposal and noting that it was not increasing its proposal.

On June 14, 2018 at 9:00 a.m., Eastern time, the CF&I committee held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss the go-shop process following the June 13, 2018 deadline for submitting preliminary, non-binding indications of interest. During the meeting, the representatives of Wells Fargo Securities reviewed with the CF&I committee the process that it had undertaken, at the direction of the board of directors and management of the Company, to actively solicit alternative acquisition proposals from more than 50 parties. Representatives of Wells Fargo Securities updated the CF&I committee that no alternative proposals or indications of interest were received. Following discussion among the CF&I committee with representatives of Wells Fargo Securities and Sullivan & Cromwell, the CF&I committee unanimously determined to recommend that the board of directors of the Company conclude the go-shop process and reaffirm its support for the merger of equals transaction with SJW given the absence of any alternative proposals submitted during the go-shop process.

On June 14, 2018 at 1:00 p.m., Eastern time, the board of directors of the Company held a special telephonic meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss the go-shop process following the June 13, 2018 deadline for submitting preliminary, non-binding indications of interest. During the meeting, representatives of Wells Fargo Securities reviewed with the board of directors of the Company the process that it had undertaken, at the direction of the board of directors and management of the Company, to actively solicit alternative acquisition proposals from more than 50 parties. Representatives of Wells Fargo Securities updated the board of directors of the Company that no alternative proposals or indications of interest were received. Mr. Forde informed the board of directors of the Company that the CF&I committee unanimously recommended that the board of directors of the Company conclude the go-shop process and reaffirm its support for the merger of equals transaction with SJW given the absence of any alternative proposals submitted during the go-shop process. Following additional discussion among the board of directors of the Company with representatives of Wells Fargo Securities and Sullivan & Cromwell, the board of directors of the Company unanimously accepted the CF&I committee’s recommendation and (i) determined to conclude the go-shop process and (ii) reaffirmed its support for the merger of equals transaction with SJW.

Also on June 14, 2018, Eversource filed with the SEC an amended version of the Eversource proxy in connection with Eversource’s solicitation of proxies for the special shareholders meeting of the Company.

On the morning of June 15, 2018, SJW filed a Schedule 14D-9 with the SEC and issued a press release announcing the SJW board of directors’ recommendation that stockholders of SJW reject the Cal Water tender offer and not tender their shares of SJW common stock into the Cal Water tender offer and reaffirming SJW’s commitment to the merger of equals transaction with the Company.

On June 18, 2018, the Company issued a press release announcing that the deadline to submit non-binding indicative proposals under the Company’s previously announced go-shop process had expired and that no proposals or indications of interest were received. The Company noted that Eversource was among those contacted and invited to participate in the go-shop process, but that Eversource did not participate in the process and did not submit a proposal for consideration. The press release disclosed that given the absence of any alternative proposal submitted during the go-shop process, the board of directors of the Company unanimously determined to conclude the go-shop process and unanimously reaffirmed its support for the merger of equals transaction with SJW.

On June 19, 2018, the Company sent a letter to the PURA on behalf of the Company and SJW withdrawing the joint application for approval of the merger in Connecticut filed by the Company and SJW on May 7, 2018.

Also on June 19, 2018, Eversource issued a press release criticizing the Company’s go-shop process and reaffirming its commitment to the Eversource proposal.

On June 20, 2018, a representative of Eversource’s financial advisor, Goldman Sachs Group, Inc. (“Goldman Sachs”), contacted a representative of Wells Fargo Securities in order to set up a meeting between Mr. Benoit and Mr. Judge. The representative of Goldman Sachs informed the representative of Wells Fargo Securities that the intended purpose of the meeting was to clarify aspects of the Eversource proposal. The Company determined to accept the meeting with Eversource and provide Eversource with the opportunity to clarify its proposal in order for the Company to confirm that every viable alternative has been explored. The meeting was scheduled to take place on June 29, 2018.

Also on June 21, 2018, the CPUC held a meeting, the published agenda for which included a proposal to ratify the CPUC General Counsel’s direction to SJW and San Jose Water Company to submit for approval an application in connection with the merger of equals transaction with the Company. During this meeting, however, the CPUC did not address the General Counsel’s letter and deferred any action with respect to the merger of equals transaction until the CPUC’s July 12, 2018 meeting.

On June 28, 2018, in response to the joint applicants’ withdrawal of the application for approval of the merger in Connecticut filed on May 7, 2018, the PURA closed the docket.

Also on June 28, 2018, the CPUC published a proposed order instituting investigation of the merger of equals transaction to be considered at its July 12, 2018 meeting. Under the terms of the proposed order, the investigation would include questions regarding the CPUC’s authority over the merger of equals transaction, whether the merger of equals transaction is in the public interest, whether the merger of equals transaction would preserve the CPUC’s jurisdiction over San Jose Water Company and the CPUC’s capacity to effectively regulate utility operations in the State of California, the effect of the merger of equals transaction on SJW’s employees, shareholders, subscribers, communities in which it operates and the State of California, whether the benefits likely exceed any detrimental effects of the merger of equals transaction, and whether the CPUC should consider conditions or mitigation measures to prevent any adverse consequences which may result from the merger of equals transaction and, if so, the appropriate conditions or measures. The proposed order provided that the CPUC planned to substantially complete its investigation in a manner sufficiently timely to allow the merger of equals transaction to go forward by the end of 2018, if appropriate. On June 28, 2018, the CPUC also issued an order in San Jose Water Company’s current general rate case identifying the issues to be considered in the case, including whether the merger of equals transaction will have any ratemaking impact on the customers of San Jose Water Company.

On June 29, 2018, Ms. Wallace, Mr. Benoit and representatives of Wells Fargo Securities met with Mr. Judge and representatives of Goldman Sachs. During the meeting, the Company engaged with Eversource to determine whether there was a viable path forward with Eversource. Specifically, the participants discussed aspects of the Eversource proposal that the board of directors of the Company had previously determined were inadequate, including the value for shareholders of the Company and benefits for the customers, employees and communities served by the Company. Mr. Judge provided the Company’s participants with additional information about Eversource and indicated that Eversource would submit a revised written proposal for the acquisition by Eversource of all of the outstanding shares of Company common stock for $64.00 per share in cash and/or in Eversource common stock at the election of shareholders of the Company (the “revised Eversource proposal”). After the meeting, Mr. Benoit and Ms. Wallace promptly provided an update on their meeting with Mr. Judge and representatives of Goldman Sachs to the board of directors of the Company, members of the Company’s management and the Company’s advisors, as well as to representatives of SJW.

On July 2, 2018, Mr. Judge sent to Mr. Benoit a letter outlining the revised Eversource proposal. Similar to previous public statements made by Eversource, the revised Eversource proposal provided that, if the merger of equals transaction with SJW was terminated with no break fee payable by the Company, Eversource would increase its proposal by $2.00 per share to $66.00 per share. Eversource also indicated that it would be willing to offer an incremental “ticking fee” should Eversource not achieve all required regulatory approvals within eight months of deal announcement, resulting in a $0.50 per share increase to the price paid to shareholders of the Company for each subsequent calendar quarter required to close the proposed transaction following the eight-month deadline. Eversource also proposed to form a water advisory board, including five members of the current board of directors of the Company to advise on key decisions and growth opportunities for Eversource’s water business, freeze base rates through 2022, double the Company’s charitable contributions to the communities it serves, create a separate subsidiary of the Company within the Eversource organization, retain key executives and employees and implement best practices across Eversource and Eversource’s water platform to leverage skills and talents. Eversource requested a response from the Company regarding the revised Eversource proposal by July 9, 2018.

Also on July 2, 2018, the board of directors of the Company held a special meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss the revised Eversource proposal. During the meeting, the representatives of Wells Fargo Securities reviewed with the board of directors of the Company various information and analyses regarding the revised Eversource proposal as compared to the merger of equals transaction with SJW. Based on publicly available information and synergy assumptions provided by members of the Company’s management, Wells Fargo Securities performed hypothetical and illustrative calculations of potential share prices and dividends of the combinations of the Company and Eversource and the Company and SJW. Wells Fargo Securities’ hypothetical and illustrative calculations were similar to the hypothetical and illustrative calculations discussed with the board of directors of the Company on April 19, 2018. Wells Fargo Securities noted to the board of directors of the Company that these calculations were illustrative and not formal valuations. The board of directors of the Company asked questions throughout Wells Fargo Securities’ presentation and engaged in further discussion regarding the revised Eversource proposal with representatives of Wells Fargo Securities and Sullivan & Cromwell.

Also on July 2, 2018, the CPUC published an agenda for its meeting planned to be held July 12, 2018. The agenda carried over the ratification proposal from the agenda for the June 21, 2018 meeting and also included the proposed order instituting investigation of the merger of equals transaction published on June 28, 2018.

On July 6, 2018, the board of directors of the Company held a special meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss the revised Eversource proposal. The board of directors of the Company discussed the reasons that it continued to believe that the merger of equals transaction with SJW, as compared to the transaction contemplated by the revised Eversource proposal, which represented a less than 1% increase from Eversource’s April 5, 2018 proposal, was in the best interests of shareholders of the Company and has significant long-term benefits for the Company’s customers. The board of directors of the Company discussed reiterating to Eversource in more detail the reasons for the determination of the board of directors of the Company. The board of directors of the Company also discussed communicating to Eversource that it would be prepared to engage in further discussions regarding a possible acquisition of the Company by Eversource if Eversource submitted a proposal that exceeded $69.50 per share. In consultation with its advisors, the board of directors of the Company determined that such price was reasonable not only in light of the value expected from the merger of equals transaction with SJW, but also based on the value that the board of directors of the Company is confident can be delivered to shareholders of the Company on a standalone basis through the continued execution of the Company’s business plan if the merger of equals transaction with SJW was not completed. After further discussion, the non-employee directors of the board of directors of the Company unanimously (i) determined that the revised Eversource proposal did not constitute a superior proposal as compared to the terms, value and benefits of the merger of equals transaction with SJW and (ii) authorized Ms. Wallace and Mr. Benoit to inform Eversource of the reasons why the board of directors of the Company viewed the merger of equals transaction with SJW as being substantially economically superior to the revised Eversource proposal and of the reasons why the board of directors of the Company would be prepared to engage in further discussions regarding a possible acquisition of the Company by Eversource if Eversource submitted a proposal that exceeded $69.50 per share.

On July 7, 2018, Ms. Wallace and Mr. Benoit telephoned Mr. Judge to communicate the determination of board of directors of the Company that the revised Eversource proposal does not constitute a superior proposal as compared to the terms, value and benefits of the merger of equals transaction with SJW and the reasons for such determination. Ms. Wallace and Mr. Benoit also indicated that the board of directors of the Company would be prepared to engage in further discussions regarding a possible acquisition of the Company by Eversource if Eversource submitted a proposal that exceeded $69.50 per share. Following the call, Ms. Wallace and Mr. Benoit sent a letter to Mr. Judge detailing the reasons for the determinations of the board of directors of the Company. The letter noted that, based on the Company’s business plan, current trading levels and historic trading multiples as a standalone company, the board of directors and management of the Company believe that Company common stock would, on its own, trade at a price similar to Eversource’s proposed price of $64.00 in the near term and that the board of directors of the Company would retain the ability to sell the Company at a premium in connection with a future transaction or engage in some other value maximizing transaction similar to the merger of equals transaction with SJW. The letter also noted that the board of directors of the Company expected greater value creation in the future from the merger of equals transaction with SJW based on the combined asset based of the Company and SJW, prospects for continued growth for the combined company and M&A opportunities for the combined company as a buyer or a seller. The Company requested a response from Eversource on or before July 12, 2018.

On July 10, 2018, representatives of Wells Fargo Securities and Goldman Sachs held a call to discuss the $69.50 per share minimum price at which the board of directors of the Company would be prepared to engage in further discussions regarding a possible acquisition of the Company by Eversource.

On July 11, 2018, Mr. Judge sent a letter to Ms. Wallace and Mr. Benoit reiterating Eversource’s $64.00 per share proposal.

On July 12, 2018, the board of directors of the Company held a meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss Mr. Judge’s July 11, 2018 letter and the Company’s response.

Later on July 12, 2018, following instructions from the board of directors of the Company, Ms. Wallace and Mr. Benoit sent a letter to Mr. Judge correcting certain inaccuracies and mischaracterizations in Mr. Judge’s July 11, 2018 letter.

Also on July 12, 2018, the CPUC held a meeting at which it adopted the proposed order instituting investigation of the merger of equals transaction, including whether it is subject to CPUC approval and its likely impacts within California. At its meeting, the CPUC also withdrew the proposal to ratify the General Counsel’s letter that had instructed SJW and San Jose Water Company to submit an application for approval by the CPUC of the merger of equals transaction.

On July 13, 2018, the Company issued a press release confirming receipt of the revised Eversource proposal and disclosing that the board of directors of the Company, in consultation with its financial and legal advisors, carefully reviewed the revised Eversource proposal and unanimously determined that such proposal was inadequate, was not a superior proposal as compared to the terms, value and benefits of the merger of equals transaction with SJW, and undervalued the Company on a standalone basis. The press release also disclosed the letters sent by Ms. Wallace and Mr. Benoit to Mr. Judge on July 7, 2018 and July 12, 2018.

Later on July 13, 2018, Eversource issued a press release to disclose the revised Eversource proposal, confirm its terms and disclose Eversource’s July 11, 2018 letter.

On July 16, 2018, the Company issued a press release addressing certain mischaracterizations of the revised Eversource proposal.

On July 18, 2018, the Company and SJW filed with the PURA a new joint application for approval of the merger.

Also on July 18, 2018, MWC filed with the MPUC an objection to Eversource and Aquarion’s June 8, 2018 petition requesting intervenor status in the proceeding in Maine for which MWC filed an application for approval of the merger on May 4, 2018.

On July 20, 2018, the CPUC published the order instituting investigation that it had adopted on July 12, 2018. The terms of the order as published were the same as had been included in the proposed order published on June 28, 2018.

On July 25, 2018, Eversource and Aquarion filed with the PURA a motion requesting party status in the joint proceeding for approval of the merger in Connecticut. Eversource and Aquarion also filed on July 25, 2018 a motion to dismiss the new joint application of the Company and SJW filed on July 18, 2018.

Also on July 25, 2018, at the direction of the SJW board of directors, Mr. Thornburg called Mr. Benoit to discuss a potential change in the structure of the planned transaction between the Company and SJW from a stock-for-stock merger of equals transaction to an acquisition of the Company by SJW for cash consideration in order to help facilitate the closing of the companies’ combination and ensure that their shareholders, customers, employees and communities realize its benefits. Mr. Thornburg requested that Mr. Benoit consult the board of directors of the Company and inform Mr. Thornburg if the board of directors of the Company would be open to reviewing a new proposal from SJW for a cash acquisition of the Company. Later on July 25, 2018, Mr. Benoit informed Ms. Wallace and representatives of Wells Fargo Securities and Sullivan & Cromwell of his discussion with Mr. Thornburg.

On July 27, 2018, the board of directors of the Company held a special meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. The board of directors of the Company discussed with its advisors and the Company’s management the challenges associated with the path toward closing of the merger of equals transaction with SJW; the potential benefits and risks associated with a potential change in transaction structure from stock consideration to cash consideration; and the price per share that any proposal for an acquisition of the Company for cash would need to exceed in light of the value expected from the merger of equals transaction with SJW or, alternatively, that the board of directors of the Company is confident can be delivered to shareholders of the Company on a standalone basis through the continued execution of the Company’s business plan if the merger of equals transaction with SJW was not completed. Following further discussion, the board of directors of the Company instructed Mr. Benoit to respond to Mr. Thornburg that the board of directors of the Company would be open to reviewing a new proposal from SJW for an acquisition of the Company for cash, but only to the extent that such new offer was consistent with the guidance expressed publicly by the board of directors of the Company on July 13, 2018 in connection with the Eversource proposal regarding the shareholder value and employee, customer and community benefits necessary for the board of directors of the Company to engage in discussions regarding a potential acquisition of the Company for cash.

Later on July 27, 2018, Mr. Benoit phoned Mr. Thornburg to inform him that the board of directors of the Company would be open to reviewing a new proposal from SJW for an acquisition of the Company for cash, but only to the extent that such new offer was consistent with the guidance expressed publicly by the board of directors of the Company on July 13, 2018 in connection with the Eversource proposal regarding shareholder value and employee, customer and community benefits necessary for the board of directors of the Company to engage in discussions regarding a potential acquisition of the Company for cash.

On July 28, 2018, Daniel B. More, Chairman of the SJW finance committee, contacted Ms. Wallace to propose that the Company and SJW pursue a revised transaction to combine through an acquisition of the Company by SJW for cash consideration instead of a stock-for-stock merger of equals transaction. Later that day, Mr. More and Robert A. Van Valer, lead independent director of the SJW board of directors, sent a letter to Ms. Wallace (“SJW’s revised offer letter”), noting that SJW remained committed to a transaction with the Company but expressing concern regarding distractions caused by Eversource’s actions. SJW’s revised offer letter included a proposal to acquire all outstanding shares of Company common stock for $70.00 per share in cash (which represented a premium of more than 33% relative to the Company’s unaffected closing share price of $52.57 on March 14, 2018 and exceeded the Company’s all-time high price of $69.72 per share prior to announcement of such revised offer). SJW further proposed expanding the SJW board of directors by two seats upon closing, with the two new vacancies to be filled by two current members of the board of directors of the Company to be selected by SJW. The combined company’s headquarters would continue to be located in San Jose, California and its New England headquarters would be located in Clinton, Connecticut. The letter noted SJW’s expectation that the New England region would continue to be led by members of the Company’s existing executive team. SJW’s revised offer letter also noted that SJW expected an affiliate of J.P. Morgan to provide committed financing for this transaction and that SJW would not require conditioning the closing of the transaction on its ability to secure financing.

Later on July 28, 2018, representatives of Skadden sent representatives of Sullivan & Cromwell a proposed draft second amended and restated merger agreement. In addition to proposing to amend the transaction structure from stock consideration to cash consideration, the draft second amended and restated merger agreement retained a right whereby SJW could engage in discussions regarding, and provide information in connection with, an alternative proposal and terminate the merger agreement in order to accept a superior proposal at any time prior to the vote of shareholders of the Company to approve the merger. Further, the draft introduced the concept of a marketing period for syndication of SJW’s required financing starting upon satisfaction of all closing conditions, including regulatory approvals, in addition to significant undertakings by the Company to assist SJW in securing the financing.

On July 30, 2018, management of the Company discussed with representatives of Wells Fargo Securities and Sullivan & Cromwell the key terms and issues raised by SJW’s revised offer letter and proposed draft second amended and restated merger agreement, as well as considerations related to the financing required by SJW in connection with the proposed transaction. Later on July 30, 2018, Mr. Benoit summarized management’s conversation with representatives of Wells Fargo Securities and Sullivan & Cromwell to Ms. Wallace, in her capacity as Chairman of the board of directors of the Company and member of the CF&I Committee, and Mr. Forde, in his capacity as Chairman of the CF&I Committee. In such respective capacities, Ms. Wallace and Mr. Forde requested that management of the Company and representatives of Wells Fargo Securities and Sullivan & Cromwell clarify certain aspects of SJW’s revised offer letter with SJW and its advisors.

Over the next few days, the Company’s advisors held discussions with SJW’s advisors to clarify certain terms of SJW’s revised offer letter and the draft second amended and restated merger agreement.

On July 31, 2018, the Company and SJW filed an objection to Eversource’s and Aquarion’s July 25, 2018 motion to dismiss the proceeding for approval of the merger in Connecticut.

On August 1, 2018, the board of directors of the Company held a special meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss the key terms and issues associated with SJW’s revised offer letter and the draft second amended and restated merger agreement. The board of directors of the Company discussed with the members of the

Company’s management and representatives of Sullivan & Cromwell their proposed responses to the draft second amended and restated merger agreement, including, among other matters: (i) eliminating SJW’s proposed right to engage in discussions regarding, and provide information in connection with, an alternative proposal and terminate the merger agreement in order to accept a superior proposal; (ii) reducing certain of the proposed undertakings of the Company in connection with SJW’s efforts to secure financing; (iii) moving up the start date of the marketing period to the date that the Company has provided certain required financial information to SJW rather than the date on which all closing conditions have been met; (iv) clarifying that compliance with the order instituting investigation published by the CPUC on July 20, 2018 would not be a closing condition and would not be considered to be a required approval or contribute to the determination of a regulatory material adverse effect under the second amended and restated merger agreement; and (v) providing that, upon a failure to close the proposed transaction as a result of a legal restraint arising from, issued by or in connection with the CPUC or a takeover proposal by Cal Water, SJW would be required to pay to the Company an expense reimbursement of $5 million and that, if within 15 months of such termination SJW enters into a definitive contract to consummate a takeover proposal or a takeover proposal is consummated, SJW will pay to the Company a termination fee of $42.5 million (with the $5 million expense reimbursement being credited toward such termination fee). Following discussion, the board of directors of the Company authorized members of the Company’s management and representatives Sullivan & Cromwell to send a revised draft of the second amended and restated merger agreement to representatives of Skadden.

Also on August 1, 2018, the PURA issued a notice seeking comments on whether the joint application filed by the Company and SJW on July 18, 2018 for approval of the merger in Connecticut was ripe for action by the PURA.

On August 2, 2018, representatives of Sullivan & Cromwell sent a revised draft of the second amended and restated merger agreement to representatives of Skadden.

Between August 2, 2018, and August 5, 2018, the Company and SJW, with assistance from their respective financial advisors and legal counsel, continued to negotiate the commercial and legal terms of the potential transaction and related documentation, including the second amended and restated merger agreement and the confidential disclosure letters to the second amended and restated merger agreement. Among other terms, over the course of the negotiations the Company and SJW agreed that: (i) SJW would retain a limited right to engage in discussions regarding, and provide information in connection with, an alternative proposal and terminate the merger agreement in order to accept a superior proposal for 45 days after signing the second amended and restated merger agreement; (ii) the marketing period will begin upon delivery of the customary financial information, but the closing will not occur until at least 30 days after the required vote of shareholders of the Company to approve the merger is obtained; (iii) pursuant to customary provisions, the Company would cooperate and assist SJW with obtaining the financing; (iv) the merger would be subject to a closing condition permitting SJW to determine not to close the transaction if the CPUC imposes terms and conditions in connection with the merger of which the impact exceeds a certain materiality threshold; and (v) upon a failure of closing the proposed transaction as a result of a legal restraint arising from, issued by or in connection with the CPUC or the failure to satisfy the closing condition described in clause (iv) above, SJW will pay to the Company an expense reimbursement of $5 million and, if within 15 months of such termination SJW enters into a definitive contract to consummate a takeover proposal or a takeover proposal is consummated, SJW will pay to the Company a termination fee of $42.5 million (with the $5 million expense reimbursement being credited toward such termination fee).

In the afternoon of August 5, 2018, the board of directors of the Company held a special meeting with members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. Representatives of Sullivan & Cromwell reviewed with the board of directors of the Company its fiduciary duties in connection with considering whether to approve the potential new transaction with SJW as well as the key terms of the second amended and restated merger agreement. Representatives of Wells Fargo Securities then reviewed with the board of directors of the Company its final financial analysis of the merger consideration provided for in the second amended and restated merger agreement. Representatives of Wells Fargo Securities then delivered to the board of directors of the Company its oral opinion, which was confirmed by delivery of a written opinion dated August 5, 2018, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration in the proposed merger pursuant to the second amended and restated merger agreement was fair, from a financial point of view, to the holders of Company common stock, other than the excluded shares, as more fully described below in the section entitled “The Merger—Opinion of the Company’s Financial Advisor—Opinion of Wells Fargo Securities, LLC” beginning on page 56 of this proxy statement. The board of directors of the Company engaged in discussions with and asked questions of the members of the Company’s management and representatives of Wells Fargo Securities and Sullivan & Cromwell. The board of directors of the Company then met in executive session and, following further discussion, unanimously (i) determined that the second amended and restated merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of the Company and its shareholders, (ii) declared advisable the second and amended restated merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the second amended and restated merger agreement and the transactions contemplated thereby, including the merger. The board of directors of the Company also unanimously resolved that the second amended and restated merger agreement be submitted for consideration and approval by the shareholders of the Company entitled to vote at the special meeting and recommended that the shareholders of the Company approve the second amended and restated merger agreement at the special meeting.

On the evening of August 5, 2018, the Company, SJW and Merger Sub executed the second amended and restated merger agreement.

On the morning of August 6, 2018, the Company and SJW issued a joint press release announcing the execution of the second amended and restated merger agreement and the transactions contemplated thereby, including the merger.

On August 7, 2018, the MPUC granted Eversource and Aquarion intervenor status in the proceeding for approval of the merger in Maine.

On August 9, 2018, the MPUC staff issued a procedural order setting forth a full case schedule and tentatively scheduling the MPUC commissioners’ deliberations on the case for December 2018. The procedural order issued on August 9, 2018 set a deadline of August 14, 2018 for Eversource and Aquarion to contest the parties’ ability to extend the review period and to state if Eversource and Aquarion intend to withhold their support for such an extension.

On August 10, 2018, each of the Company and SJW, on the one hand, and Eversource and Aquarion, on the other hand, filed written comments with the PURA in response to the PURA’s August 1 notice seeking comments on whether the joint application filed by the Company and SJW on July 18, 2018 for approval of the merger in Connecticut was ripe for action by the PURA.

Also on August 10, 2018, SJW received a revised indication of interest from Cal Water with respect to a potential proposal to acquire all of the issued and outstanding shares of SJW in an all-cash transaction for $70.00 per share. SJW notified the Company of its receipt of the revised indication of interest and informed the Company that SJW will consider the revised indication of interest in due course, and keep the Company updated, in accordance with the requirements of the second amended and restated merger agreement.

On August 13, 2018, the PURA issued a decision denying Eversource’s and Aquarion’s July 25, 2018 motion requesting party status in the joint proceeding for approval of the merger in Connecticut. The PURA granted Eversource and Aquarion intervenor status in the proceeding, but limited their participation in scope to the issues of the Company’s go-shop process, the Company’s response to the Eversource proposal, information regarding and/or contained in the Eversource proxy and information regarding how the proposed transaction will affect adjoining water systems and/or water service.

Also on August 13, 2018, Eversource issued a press release to express that it remains committed to its proposal to acquire the Company.

Also on August 13, 2018, Cal Water issued a press release announcing that it had submitted a revised proposal to acquire all of the issued and outstanding shares of SJW in an all-cash transaction for $70.00 per share. Later on August 13, 2018, SJW issued a press release confirming receipt of Cal Water’s revised proposal, noting that the SJW board of directors intended to advise its stockholders of its position on the revised proposal following the completion of a review of the revised proposal and advising stockholders of SJW to take no action at this time.

On August 14, 2018, Eversource and Aquarion filed a letter with the MPUC explaining that they had no intention of contesting the MPUC’s ability to extend the statutory deadline for determination up and until January 22, 2019.

On August 15, 2018, SJW and San Jose Water Company filed their joint response with the CPUC addressing issues presented in the CPUC’s order instituting investigation published July 20, 2018.

On the morning of August 17, 2018, SJW filed an amendment to its Schedule 14D-9 with the SEC and issued a press release announcing the SJW board of directors’ rejection of Cal Water’s revised proposal, reaffirming its recommendation that stockholders of SJW reject the Cal Water tender offer and not tender their shares of SJW common stock into the Cal Water tender offer and reaffirming SJW’s commitment to the merger with the Company.

Also on August 17, 2018, Cal Water filed an amendment to its Schedule TO with the SEC and issued a press release announcing that Cal Water had withdrawn its revised proposal and that the Cal Water tender offer was terminated and that no shares of SJW common stock were purchased pursuant to the Cal Water tender offer.

Reasons for the Merger; Recommendation of the Board

The board of directors of the Company and the CF&I committee held multiple meetings after receiving SJW’s proposal on December 8, 2017 during which SJW’s proposal and other strategic alternatives available to the Company were evaluated and considered. Since the execution of the original merger agreement with SJW and Merger Sub on March 14, 2018, the board of directors of the Company has continued to be engaged, meeting regularly to discuss the merger of equals transaction, including consideration of the Eversource proposal and the Eversource proxy contest. The board of directors of the Company also met on two occasions after receiving SJW’s revised offer letter on July 28, 2018 during which SJW’s revised offer letter was evaluated and considered. The Company’s outside legal counsel, Sullivan & Cromwell, and financial advisor, Wells Fargo Securities, participated in portions of many of such meetings. At certain of these meetings, the board of directors of the Company met in executive session without management or any advisors present.

After careful consideration, at a meeting held on August 5, 2018, the board of directors of the Company unanimously (i) determined that the second amended and restated merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of the Company and its shareholders, (ii) declared advisable the second amended and restated merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the second amended and restated merger agreement and the transactions contemplated thereby, including the merger. The board of directors of the Company also unanimously recommended that shareholders of the Company approve the second amended and restated merger agreement at the special meeting.

In the course of evaluating the merger and reaching its decision to approve the second amended and restated merger agreement and recommend that its shareholders approve the merger agreement, the board of directors of the Company consulted with the management of the Company and the Company’s legal and financial advisors and considered a number of factors, both positive and negative, and a substantial amount of information.

The board of directors of the Company considered the following principal factors that weighed positively in favor of its decision to approve and recommend the merger:

•

the challenges that the board of directors of the Company believes the Company would face in the future as an independent public water utility company of its size based on its knowledge of economic and industry conditions;

•

the analyses of the board of directors of the Company, after a thorough process over the last two years considering various alternatives for a merger, acquisition or other strategic transaction designed to serve the best interests of shareholders of the Company, customers, employees and communities, that the merger is more favorable to shareholders of the Company, customers, employees and communities than the possible alternatives to the merger, including the execution of management’s standalone business plan (including, among other things, through acquisitions and capital investments) or a transaction as a buyer or a seller (including pursuant to the previously contemplated stock-for-stock merger of equals transaction with SJW);

•

the value to be received by shareholders of the Company in the merger, including the fact that the price of $70.00 per share represents a superior offer with a significant premium of 33% to the Company’s unaffected closing share price of $52.57 on March 14, 2018 and exceeds the Company’s all-time high trading price of $69.72 per share;

•

the belief of the board of directors of the Company that the all-cash merger consideration will allow shareholders of the Company to realize a significant and certain cash value while also honoring all the stakeholder commitments of the previously contemplated stock-for-stock merger of equals transaction;

•

the oral opinion of Wells Fargo Securities delivered to the board of directors of the Company, which was confirmed by delivery of a written opinion dated August 5, 2018, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration in the proposed merger pursuant to the second amended and restated merger agreement was fair, from a financial point of view, to the holders of Company common stock, other than the excluded shares, as more fully described below under the section entitled “The Merger—Opinion of The Company’s Financial Advisor—Opinion of Wells Fargo Securities, LLC” beginning on page 56 of this proxy statement. The full text of the written opinion of Wells Fargo Securities, dated August 5, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, is attached as Annex B to this proxy statement;

•

the merger with SJW is expected to create greater value for shareholders of the Company than pursuing the Eversource proposal of $64.00 per share, as compared to the price of $70.00 per share to be received by shareholders of the Company in the merger;

•

no proposals or indications of interests were received following extensive outreach to more than 50 potential bidders as part of the Company’s go-shop process permitted by the May 30 amended merger agreement;

•

the belief that the second amended and restated merger agreement will help facilitate the closing of the companies’ transformative combination contemplated by the original merger agreement and ensure that their shareholders, customers, employees and communities realize its significant benefits;

•	the belief that the $70.00 per share price all-cash merger consideration will resolve any market distractions resulting from otherwise-inferior proposals for the Company;

•	the Company’s ability under the second amended and restated merger agreement to continue to declare, set aside or pay its regular quarterly cash dividend consistent with its current dividend policy;

•

the commitment of SJW described in the merger agreement to maintain the Company’s historic levels of charitable contributions and strong community ties, including participating in community events and organizations, with continued focus on supporting economic development with investments in growth, safety and reliability;

•	the following governance provisions more fully described under the section entitled “The Merger Agreement—Governance Matters After the Merger” beginning on page 89 of this proxy statement:

•	SJW’s board of directors will be expanded by two seats to be filled by two current members of the board of directors of the Company selected by SJW;

•	the combined company’s headquarters will be located in San Jose, California, with the New England headquarters located in Clinton, Connecticut; and

•	members of the Company’s current executive team are expected to lead the New England region of SJW;

•	the belief that the corporate culture and goals of SJW are closely aligned with the Company’s in their commitment to serving customers, communities, employees, shareholders and the environment;

•

employees of the Company will have additional opportunities for career development and geographic mobility following the completion of the merger as part of a larger and more diverse organization, and SJW has stated that it does not anticipate any significant changes in employee compensation or benefits packages as a result of the transaction;

•

the general terms of the second amended and restated merger agreement, including the representations, warranties, obligations and rights of the parties under the second amended and restated merger agreement, the conditions to each party’s obligations to complete the merger, and the circumstances under which each party is permitted to terminate the second amended and restated merger agreement, as described in more detail under the section entitled “The Merger Agreement” beginning on page 78 of this proxy statement;

•

the belief that all regulatory approvals required to consummate the merger are capable of being obtained on the terms set forth in the second amended and restated merger agreement, as described in more detail under the section entitled “The Merger—Regulatory Clearances Required for the Merger” beginning on page 75 of this proxy statement;

•	the absence of any financing condition to the consummation of the merger;

•	the fact that SJW has already obtained committed financing for the transaction from J.P. Morgan Chase Bank, N.A. in the form of a new $975 million bridge loan facility, the reputation and stature of J.P. Morgan Chase Bank, N.A., which increase the likelihood of the financing being available, and the obligation of SJW to use its reasonable best efforts to take all actions, as promptly as possible, to consummate the debt and equity financing;

•

the reputation, financial condition and creditworthiness of SJW and SJW’s and Merger Sub’s representation that they will have, on or prior to the closing, all funds necessary to enable SJW or Merger Sub, as the case may be, to consummate the transactions contemplated by the second amended and restated merger agreement, including payment of the aggregate merger consideration and the payment of all other amounts required to be paid thereunder;

•

the fact that the Company is not required to take any action that would result in a “Regulatory Material Adverse Effect,” as defined in the second amended and restated merger agreement, in order to obtain the regulatory approvals required to consummate the merger;

•	the fact that shareholders of the Company will have an opportunity to vote on the approval of the second amended and restated merger agreement;

•

the fact that SJW is obligated to pay the Company a termination fee of $42.5 million in certain circumstances as summarized under the section entitled “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” beginning on page 95 of this proxy statement;

•

the fact that SJW is obligated to reimburse the Company for certain fees and expenses up to $5 million upon termination of the second amended and restated merger agreement due to failure of certain closing conditions as a result of actions by the CPUC, and that SJW is obligated to pay the Company a termination fee of $42.5 million if, under certain circumstances, within 15 months of such termination SJW enters into a definitive contract to consummate a takeover proposal or a takeover proposal is consummated, as summarized under the section entitled “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” beginning on page 95 of this proxy statement; and

•

the fact that, in certain circumstances, the board of directors of the Company has the right under the second amended and restated merger agreement, subject to certain conditions (including certain rights of SJW to match a superior proposal and payment by the Company of a termination fee), to terminate the second amended and restated merger agreement or withdraw its recommendation to shareholders of the Company that they adopt the second amended and restated merger agreement as summarized under the sections entitled “The Merger Agreement—Change in Board Recommendation” and “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” beginning on pages 86 and 95, respectively, of this proxy statement.

The board of directors of the Company also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the merger, including:

•

the merger would preclude shareholders of the Company from having the opportunity to participate in the future performance of the Company’s assets and any potential future appreciation of the value of Company common stock;

•

shareholders of the Company will not benefit from the opportunities which may result from other strategic transactions, including the previously contemplated stock-for-stock merger of equals transaction with SJW, and any share price premium, earnings accretion, uplifted dividend and other benefits which may have resulted from the closing of such transaction, including enhanced future growth prospects, financial strength and compelling total return profile for the pro forma combined company under a stock-for-stock merger of equals transaction;

•

the substantial costs to be incurred in connection with the merger, including the transaction expenses arising from the merger and any expenses associated with the pursuit of regulatory approvals and the Eversource proxy contest;

•

the potential effect of the announcement and pendency of the merger, or the failure to complete the merger, on the Company’s business and its relationships with shareholders, customers, employees, regulators and the communities it serves;

•	the risk of losing key employees of the Company during the pendency of the merger;

•

the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond the control of the Company, whether or not the requisite approval is obtained from the Company’s shareholders and applicable governmental entities;

•

the covenants in the second amended and restated merger agreement placing restrictions on the conduct of the Company’s business during the period between the signing of the second amended and restated merger agreement and the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking capital expenditures and business opportunities it would otherwise undertake absent the pending merger as summarized under the section entitled “The Merger Agreement—Conduct of Business Pending the Effective Time” beginning on page 82 of this proxy statement;

•

the risk that the terms of the second amended and restated merger agreement, including certain reciprocal provisions relating to the payment of termination fees under certain circumstances, may have the effect of discouraging alternative acquisition proposals from parties that would otherwise be interested in a transaction with the Company;

•

the fact that, in certain circumstances, the SJW board of directors has the right under the second amended and restated merger agreement, subject to certain conditions (including certain rights of the Company to match a superior proposal and payment by SJW of a termination fee), to terminate the second amended and restated merger agreement as summarized under the section entitled “The Merger Agreement—Change in Board Recommendation” beginning on page 86 of this proxy statement;

•

the fact that the Company is obligated to pay SJW a termination fee of $28.1 million in certain circumstances as summarized under the section entitled “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” beginning on page 95 of this proxy statement;

•

the fact that the Company is obligated to reimburse SJW for certain fees and expenses up to $5 million if the Company fails to obtain the approval by its shareholders of the second amended and restated merger agreement as summarized under the section entitled “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” beginning on page 95 of this proxy statement;

•	the absence of appraisal rights for shareholders of the Company; and

•	the fact that an all-cash transaction generally is taxable to shareholders of the Company that are U.S. holders for U.S. federal income tax purposes.

The board of directors of the Company was also apprised of certain interests in the merger of the Company’s directors and executive officers that may be different from, or in addition to, the interests of shareholders of the Company generally as discussed in “—Interests of Certain Persons in the Merger.”

This discussion of the information and factors considered by the board of directors of the Company in reaching its conclusions and recommendation summarizes the material factors considered by the board of directors of the Company, but is not intended to be exhaustive or presented in any relative order of importance. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors of the Company did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the second amended and restated merger agreement and to recommend that shareholders of the Company vote in favor of the proposal to approve the second amended and restated merger agreement. In addition, individual members of the board of directors of the Company may have given differing weights to different factors. The board of directors of the Company conducted an overall review of the factors described above and based its recommendation on the totality of the information presented.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17 of this proxy statement.

The board of directors of the Company unanimously approved the second amended and restated merger agreement and determined that the second amended and restated merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the Company and its shareholders. The board of directors of the Company unanimously recommends that shareholders of the Company vote “FOR” the proposal to approve the second amended and restated merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between the Company and its named executive officers relating to the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the second amended and restated merger agreement.

Opinion of the Company’s Financial Advisor—Opinion of Wells Fargo Securities, LLC

Pursuant to an engagement letter dated January 27, 2017, the Company retained Wells Fargo Securities as the financial advisor to the board of directors of the Company in connection with a review of potential strategic alternatives, which would include a potential transaction with SJW.

On August 5, 2018, Wells Fargo Securities rendered its oral opinion to the board of directors of the Company, which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion, dated the same date, that, as of August 5, 2018, the merger consideration in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Company common stock, other than the excluded shares.

Wells Fargo Securities’ opinion was for the information and use of the board of directors of the Company (in its capacity as such) in connection with its evaluation of the proposed merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Company common stock, other than the excluded shares, of the merger consideration in the proposed merger pursuant to the merger agreement and did not address any other aspect or implication of the proposed merger. The summary of Wells Fargo Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to the board of directors of the Company or any holder of Company common stock as to how such holder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed a draft, dated August 5, 2018, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain other information relating to the Company and SJW, including financial forecasts for the Company for the six months ending December 31, 2018 through the year ending December 31, 2022 prepared and provided to Wells Fargo Securities by management of the Company (the “Company projections”) and financial forecasts for SJW for the fiscal years ending December 31, 2018 through December 31, 2022 prepared and provided to Wells Fargo Securities by SJW management, as approved by management of the Company for use in Wells Fargo Securities’ opinion (the “SJW projections”);

•	discussed with management of the Company the business and prospects of the Company;

•	compared certain financial and stock market data of the Company with similar data for other companies with publicly traded equity securities in businesses that Wells Fargo Securities deemed relevant;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain other business combinations that Wells Fargo Securities deemed relevant; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities did not independently verify any of the foregoing information, and Wells Fargo Securities assumed and relied upon such information being complete and accurate in all respects. Wells Fargo Securities was advised, and at the Company’s direction, assumed, that the Company projections and the SJW projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and SJW as to the respective future financial performance of the Company and SJW. At the Company’s direction, Wells Fargo Securities further assumed that the Company projections and SJW projections were reasonable bases upon which to evaluate the Company and the proposed merger and used and relied upon such forecasts for purposes of its analyses and opinion. Wells Fargo Securities expressed no view or opinion with respect to the Company projections and the SJW projections or the assumptions upon which they were based.

Neither the Company nor SJW publicly discloses internal management projections of the type provided to Wells Fargo Securities in connection with Wells Fargo Securities’ analysis of the proposed merger, and the Company projections and SJW projections were not prepared with a view toward public disclosure. The Company projections and SJW projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the Company projections and SJW projections. For more information regarding the use of the Company projections and SJW projections, please refer to the section entitled “—Certain Financial Projections Utilized by the Board of Directors and Financial Advisor of the Company” beginning on page 62 of this proxy statement.

For purposes of its analyses and opinion, Wells Fargo Securities, at the Company’s direction, assumed that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the proposed merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the proposed merger that was material to Wells Fargo Securities’ analyses or opinion. Wells Fargo Securities also assumed that the proposed merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that was material to its analyses or opinion, and that the final form of the merger agreement would not differ from the draft reviewed by Wells Fargo Securities in any respect material to its analyses or opinion. In addition, Wells Fargo Securities was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not undertake any independent analysis of any potential or actual litigation or claims, regulatory action, possible unasserted claims or other contingent assets or liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Company common stock, other than the excluded shares, of the merger consideration in the proposed merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the proposed merger, or any other agreement, arrangement or understanding entered into in connection with the proposed merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the proposed merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice. Wells Fargo Securities assumed that the Company had or would obtain such advice or opinions from appropriate professional sources.

Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the proposed merger as compared to any alternative transactions or strategies that might have been available to the Company, nor did it address the underlying business decision of the board of directors of the Company or the Company to proceed with or effect the proposed merger. Wells Fargo Securities also did not express any opinion as to the price at which Company common stock may be traded at any time.

Financial Analyses

In preparing its opinion to the board of directors of the Company, Wells Fargo Securities performed a variety of analyses, including those described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses are readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.

In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo Securities’ analyses is identical to the Company and none of the selected transactions reviewed was identical to the proposed merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company.

While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.

Wells Fargo Securities’ opinion was only one of many factors considered by the board of directors of the Company in evaluating the proposed merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the merger consideration or of the views of the board of directors or management of the Company with respect to the proposed merger or the merger consideration. The type and amount of consideration payable in the proposed merger were determined through negotiations between the Company and SJW, and the decision to enter into the merger agreement was solely that of the board of directors of the Company.

The following is a summary of the material financial analyses performed by Wells Fargo Securities in connection with the preparation of its opinion rendered to, and reviewed with, the board of directors of the Company on August 5, 2018. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting, each analysis could create an incomplete view of Wells Fargo Securities’ analyses.

The estimates of the future financial performance of the companies in the “Selected Companies Analysis” and the “Selected Precedent Transactions Analysis” listed below were based on public filings, including SEC and state regulatory filings, and research analyst estimates for those companies and the estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Company projections. The estimates of the future financial performance of SJW in the “Selected Companies Analysis” below were based on the SJW projections.

Selected Companies Analysis

Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. None of the selected companies used in Wells Fargo Securities’ analyses is identical to the Company. The selected companies were selected by Wells Fargo Securities because they are comparably sized, U.S. investor-owned public regulated water utilities and were deemed by Wells Fargo Securities to be similar to the Company in one or more respects, including, among other things, services offered, customers, end-markets and financial performance.

The financial data reviewed for the Company included:

•	the price as a multiple of the estimated earnings per share for the calendar year ending December 31, 2018, or “2018E EPS;” and

•	the price as a multiple of the estimated earnings per share for the calendar year ending December 31, 2019, or “2019E EPS.”

The selected companies and median, mean, maximum and minimum of such financial data for the selected companies were:

•	American States Water Company

•	Artesian Resources Corporation

•	California Water Service Group

•	Middlesex Water Company

•	SJW Group (as of March 14, 2018, the day before the announcement of the merger of equals transaction between the Company and SJW)

•	The York Water Company

	Minimum	Mean	Median	Maximum
2018E EPS	23.2x	27.8x	27.9x	33.9x
2019E EPS	21.9x	26.1x	26.6x	31.7x

Taking into account the results of the selected companies analysis, Wells Fargo Securities applied multiple ranges of 27.0x to 32.0x to the Company’s 2018E EPS and 25.0x to 29.0x to the Company’s 2019E EPS. The selected companies analysis indicated the following implied price per share reference ranges for Company common stock:

	Implied Price per Share
	Low	High
2018E EPS	$62.82	$74.45
2019E EPS	$60.15	$69.77

The implied price per share reference ranges were then compared to the offer price of $70.00 per share of Company common stock.

Selected Precedent Transactions Analysis

Wells Fargo Securities reviewed, among other things, financial data relating to the selected transactions that Wells Fargo Securities considered generally relevant as transactions of comparable sizes involving target companies in the water utility industry.

The selected transactions and median, mean, high and low of such financial data for the selected transactions were:

Month/Year Announced	Target	Acquiror
June 2017	Aquarion Water Company	Eversource Energy
September 2014	Park Water Company	Liberty Utilities
January 2011	Arizona American Water Works / New Mexico American Water	EPCOR Water (USA) Inc.

	Low	Mean	Median	High
EV/LTM EBITDA	11.1x	13.6x	12.9x	16.9x
Price/LTM EPS	31.6x	31.6x	31.6x	31.6x

None of the selected transactions reviewed was identical to the proposed merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo Securities’ analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed merger.

Wells Fargo Securities calculated, for each of the selected transactions, the ratio of the target company’s enterprise value (calculated as the equity value of that company’s common stock on a fully diluted basis, plus any debt, minority interests and preferred equity, less cash and cash equivalents) to such target company’s EBITDA (earnings before interest, taxes, depreciation and amortization) for the 12-month period prior to the announcement of the applicable transaction (“LTM EBITDA”). Wells Fargo Securities also calculated, for each of the selected transactions, the ratio of the target company’s equity value to such target company’s net income for the 12-month period prior to the announcement of the applicable transaction.

Taking into account the results of the selected transactions analysis, Wells Fargo Securities applied multiple ranges of 13.0x to 17.0x to the Company’s LTM EBITDA as of June 30, 2018 and 30.0x to 33.0x to the Company’s earnings per share for the 12-month period ending on June 30, 2018 (“LTM EPS”). The selected transactions analysis indicated the following implied price per share reference ranges for Company common stock:

	Implied Price per Share
	Low	High
LTM EBITDA	$28.74	$45.11
LTM EPS	$53.36	$58.70

The implied price per share reference ranges were then compared to the offer price of $70.00 per share of Company common stock.

Discounted Cash Flow Analysis

Wells Fargo Securities performed a discounted cash flow analysis for the Company by calculating the estimated net present value (as of June 30, 2018) of the projected unlevered free cash flows of the Company for the six months ending December 31, 2018 through the year ending December 31, 2022, based on the Company projections. Unlevered free cash flows were calculated as EBITDA less cash taxes, capital expenditures and increases in net working capital.

Wells Fargo Securities applied a perpetuity growth rate of 1.50% and discount rates ranging from 5.79% to 6.74%, which were chosen by Wells Fargo Securities based on its experience and professional judgment taking into account an analysis of the Company’s weighted average cost of capital. The discounted cash flow analysis indicated the following implied price per share reference range for Company common stock:

	Implied Price per Share
	Low	High
Discounted Cash Flow Analysis	$40.79	$59.28

The implied price per share reference range was then compared to the offer price of $70.00 per share of Company common stock.

Other Matters

Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. The Company retained Wells Fargo Securities as its financial advisor in connection with the proposed merger based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. The Company has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $11.1 million, $2.0 million of which became payable to Wells Fargo Securities at the time Wells Fargo Securities delivered its opinion, dated March 14, 2018, $1.0 million of which became payable to Wells Fargo Securities at the time Wells Fargo Securities delivered its opinion, dated August 5, 2018, and the remainder of which is contingent and payable upon the consummation of the proposed merger. Also, at its sole discretion, the Company may pay Wells Fargo Securities a discretionary fee. In addition, the Company has agreed to reimburse Wells Fargo Securities for certain expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo Securities’ engagement. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo Securities’ written opinion, neither Wells Fargo Securities nor its affiliates have had any other material investment, commercial banking or financial advisory relationships with the Company or SJW. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, SJW and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo Securities’ opinion.

Certain Financial Projections Utilized by the Board of Directors and Financial Advisor of the Company

The Company does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with the consideration of the proposed merger by the board of directors of the Company, management of the Company prepared the Company projections, which are non-public financial projections regarding the Company’s anticipated future operations. The Company projections were independently prepared by management of the Company based on assumptions that management of the Company believed to be reasonable at the time. The Company projections were provided to the board of directors of the Company in connection with its review and evaluation of the proposed merger, to the Company’s financial advisor in connection with its financial analyses and opinion (see section “—Opinion of the Company’s Financial Advisor—Opinion of Wells Fargo Securities, LLC” beginning on page 56) and to SJW in connection with its evaluation of the Company’s business.

The Company projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with published guidelines of the SEC regarding forecasts, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or compliance with United States generally accepted accounting principles (“GAAP”). In addition, the Company projections were not prepared with the assistance of, or reviewed, compiled or examined by, an independent auditor. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Company projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the Company’s independent registered public accounting firm, Baker Tilly Virchow Krause, LLP, included in the Company’s Annual Report on Form 10-K, which is incorporated by reference into this proxy statement, relates to historical financial information of the Company. Such report does not extend to the prospective information and should not be read to do so.

Although the Company projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by management of the Company that they believed were reasonable at the time the Company projections were prepared, taking into account the relevant information available to management of the Company at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Company projections not to be achieved include general economic conditions; changes in the general economic environment or social or political conditions that could affect the businesses; the effect of current or future water, utility, environmental and other governmental policies and regulations on the Company or the industries in which they operate; the Company’s ability to achieve forecasted sales; accuracy of certain accounting estimates; changes in actual or projected cash flows; competitive pressures; reliance on and integration of information technology systems; the potential of international unrest, economic downturn or effects of currencies, tax assessments, tax adjustments, anticipated tax rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs; the ability to hire and retain key personnel; the risk that the credit ratings of the Company may be different from the Company’s expectations; the outcomes of any litigation; changes in tax laws; litigation relating to the transaction;

unexpected costs, charges or expenses resulting from the transaction; and potential adverse reactions or changes to business relationships resulting from the announcement or pendency of the transaction. The Company projections do not take into account any circumstances or events occurring after the date they were prepared. As a result, neither the Company nor its affiliates, officers, directors or other representatives can provide any assurance that actual results will not differ materially from the financial projections set forth below, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. The financial projections set forth below cover multiple years and such information by its nature becomes less predictive with each successive year. Neither the Company nor its affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding the Company’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved.

The financial projections set forth below were based on numerous variables and assumptions that are inherently uncertain and are beyond the control of the Company. The Company projections are subject to many risks and uncertainties, including, but not limited to, the Company’s business, regulatory decisions and the regulatory environment generally, industry performance and market conditions, interest rates and corporate financing activities, competition, general business and financial conditions, the effective tax rate, those risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC, and other factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17 of this proxy statement, all of which are subject to change. In addition, financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for the Company’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared, including assumptions with respect to the future prices of water. The Company’s forecasts depend, in large part, upon the ability to manage expenses, uncollectibles, capital expenditures and recovery of costs through customer rates as permitted by applicable regulators. As a result, actual results may differ materially from those contained in the Company projections.

The Company has made no representations to SJW, in the merger agreement or otherwise, concerning the financial projections or the estimates or budgets on which they are based. The Company urges all shareholders to review the Company’s most recent SEC filings for a description of the Company’s reported financial results.

The Company Projections

Management of the Company prepared unaudited financial projections for the Company for the fiscal years ending December 31, 2018 through December 31, 2022. These financial projections were utilized by the board of directors of the Company in connection with its review and evaluation of the proposed merger and the Company’s financial advisor for its use in connection with its financial analyses and opinion to the board of directors of the Company. These financial projections are summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions, except for Fully Diluted Earnings Per Share)	2018E	2019E	2020E	2021E	2022E
EBITDA(1)	$58.4	$62.6	$72.8	$79.9	$85.0
Net Income	$28.1	$29.8	$33.6	$38.3	$40.8
Capital Expenditures	$68.3	$99.5	$78.3	$72.5	$67.0
Fully Diluted Earnings Per Share	$2.33	$2.41	$2.53	$2.88	$3.06

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.

The unaudited financial projections for the Company prepared by management of the Company are based on various assumptions, including the following principal assumptions:

•

CWC’s authorized return on equity for the fiscal years ended December 31, 2018 and December 31, 2019 was based upon its current authorized return on equity, and its authorized return on equity for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022 was assumed to be lower than its current authorized return on equity, reflecting a lower interest rate environment;

•

$36.3 million associated with CWC’s investments in the Rockville Water Treatment Facility, which amount CWC is seeking to add into the rate base by a petition it filed with the PURA on February 6, 2018 to reflect its settlement agreement with the Connecticut Office of Consumer Counsel on February 6, 2018, is assumed to have been included in the rate base;

•

CWC’s Water Infrastructure Conservation Adjustment mechanism was assumed to have been reset to 0%, reflecting CWC’s settlement agreement with the Connecticut Office of Consumer Counsel on February 6, 2018;

•	It was assumed that no new base rates of CWC will become effective before January 2020;

•

The effective tax rate for each of the fiscal years ending December 31, 2018 through 2022 was assumed to be 4.5%, 3.3%, 12.5%, 6.0% and 6.3%, respectively, reflecting the impact of the 2017 Tax Cuts and Jobs Act (the “Tax Cuts and Jobs Act”); and

•	One-time items, such as expenses related to the proposed transaction with SJW, were excluded.

THE COMPANY DOES NOT INTEND TO PUBLICLY UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors of the Company that you vote for the proposal to approve the merger agreement, you should be aware that directors and executive officers of the Company have certain interests in the merger that may be different from, or in addition to, those of shareholders of the Company generally. The board of directors of the Company was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated thereby as well as in recommending to you that you vote for the proposal to approve the merger agreement.

Immediately following the effective time of the merger, the board of directors of SJW will be expanded by two seats, with the two new vacancies to be filled by two current Company directors to be selected by SJW. SJW expects that the New England Region (i.e., Connecticut Water Service, Inc. following the completion of the merger) will continue to be led by members of the Company’s existing management team.

Treatment of Company Restricted Share Units, Deferred Share Units, Performance Share Units, Performance Cash Units and Restricted Share Awards

Company Restricted Share Units. Upon completion of the merger, all outstanding and unvested Company RSU awards granted pursuant to the Company stock plans will be automatically converted, pursuant to the merger agreement, into restricted stock units of SJW (“Adjusted RSUs”), and all of the terms and restrictions applicable to the Company RSUs (including any deferral elections) will apply to the restricted stock units of SJW, except that, notwithstanding anything to the contrary in such terms and restrictions, each Adjusted RSU will be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing. The number of shares of SJW common stock underlying each such converted Company RSU award will be determined by multiplying the number of unvested shares of Company common stock subject to such award immediately prior to the completion of the merger by the “equity award ratio” (which is the quotient obtained by dividing (x) the merger consideration by (y) the volume weighted average trading price of SJW common shares on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing), and rounding down to the nearest whole share. Company RSUs are awards that are subject to service-based vesting and are not or are no longer subject to performance-based vesting and entitle the holder to receive shares of the Company upon vesting, and include awards granted as Company PSUs for which performance has been determined prior to the effective date of the merger and which are still subject to service vesting.

Company Deferred Share Units. Upon completion of the merger, all outstanding Company DSU awards granted pursuant to the Company stock plans will be automatically converted, pursuant to the merger agreement, into deferred stock units of SJW, and all of the terms and restrictions applicable to the Company DSUs (including any deferral elections) will apply to the deferred stock units of SJW. The number of shares of SJW common stock underlying each such converted Company DSU award will be determined by multiplying the number of shares of Company common stock subject to such award immediately prior to the completion of the merger by the equity award ratio, and rounding down to the nearest whole share. Company DSUs are awards previously granted as Company PSUs that are fully vested (based on performance and completion of service vesting) with the underlying shares of Company common stock to be issued on a specified date or event, as elected by the participant.

Company Performance Share Units. Upon completion of the merger, (i) all outstanding and unvested Company PSU awards that were granted prior to the date of the merger agreement, and for which the level of attainment of the performance goals applicable to the award has not been determined by the board of directors of the Company prior to the effective date of the merger, will become performance vested as to a number of shares of Company common stock determined by calculating the actual level of attainment of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service-based vesting for each such performance vested Company PSU will be accelerated and each such vested share of Company common stock will be cancelled and converted into the right to receive the merger consideration, and (ii) all outstanding and unvested Company PSUs that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting awards (“Assumed PSUs”) covering a number of restricted stock units of SJW equal to the product of (x) the target number of outstanding and unvested share units that was subject to each applicable Company PSU award immediately prior to closing of the merger and (y) the equity award ratio, with any fractional share units rounded down to the nearest whole share unit and with each Assumed PSU to be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing.

Company Performance Cash Units. Upon completion of the merger, (i) all outstanding and unvested Company PCU awards that were granted prior to the date of the merger agreement, and for which the amount payable based on the level of attainment of the performance goals applicable to the award has been determined by the board of directors of the Company prior to the effective date of the merger but are subject to service vesting, will be accelerated and will be paid out in cash in such amount at the effective time, (ii) all outstanding and unvested Company PCUs that were granted prior to the date of the merger agreement and for which the level of attainment of the performance goals applicable to the award has not been determined by the board of directors of the Company prior to the effective date of the merger, will become performance vested for an amount based on the actual performance of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service vesting will be accelerated and the award will be paid out in cash in such amount at the effective time, and (iii) all outstanding and unvested Company PCU awards that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting cash awards (“Assumed PCUs”) based on target, with each Assumed PCU to be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing.

Company Restricted Shares. Upon completion of the merger, all outstanding and unvested Company restricted share awards (“Company RS Awards”) that were granted on or after the date of the merger agreement will be automatically converted pursuant to the merger agreement into time-based vesting awards (“Assumed RS Awards”) covering a number of restricted shares of SJW equal to the product of (x) the target number of outstanding and unvested shares that was subject to each applicable Company RS Award immediately prior to closing of the merger and (y) the equity award ratio, with any fractional share units rounded down to the nearest whole share unit and with each Assumed RS Award to be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing.

Quantification of Payments. For an estimate of the amounts that would be payable to each of the named executive officers of the Company (other than Mr. Thornburg, who does not hold any unvested Company equity awards) upon settlement of their unvested Company equity awards, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers (Proposal 2)—Golden Parachute Compensation” beginning on page 99 of this proxy statement. If the effective time of the merger occurred on August 7, 2018, the estimated aggregate amount that would be payable to the two executive officers of the Company who are not named executive officers upon settlement of their unvested Company equity awards outstanding as of August 7, 2018 if each experienced a qualifying termination of employment at such time is $434,576. The amount specified in this paragraph has been calculated assuming that the merger was completed on August 7, 2018 (which is the latest practicable date prior to the filing of this proxy statement), target performance for the outstanding, unvested Company equity awards that are still subject to performance-based vesting and a per share price of Company common stock of $70.00 (the merger consideration). Depending on when the merger occurs, certain equity awards that are now unvested and included in the amount specified may vest pursuant to their terms based upon the completion of continued service with the Company or the prior achievement of performance goals, in either case, independent of the occurrence of the merger.

Non-Employee Directors’ Interests

Company Restricted Stock. Non-employee directors of the Company have historically received an annual grant of restricted shares of Company common stock on or around the date of the annual shareholders meeting of the Company, which vest on the first anniversary of the grant date. The Company made annual equity award grants to each of its non-employee directors in the ordinary course of business on May 10, 2018, in the form of restricted shares of Company common stock with an aggregate value (based on the closing price of Company common stock on the day prior to the grant date) equal to $22,000. Pursuant to the Company’s form of restricted stock award agreement to non-employee directors, outstanding restricted stock awards will vest in full on a change-in-control, including the closing of the merger. In accordance with the merger agreement, on the closing of the merger, issued and outstanding shares of Company common stock will be converted into the right to receive the merger consideration.

The table below sets forth the number of outstanding restricted shares held by each non-employee director as of August 7, 2018 and the value of those shares based on a per share price of Company common stock of $70.00 (the merger consideration).

Director	Restricted Shares (#)	Restricted Shares ($)
Richard H. Forde	323	$22,610
Mary Ann Hanley	323	$22,610
Heather Hunt	323	$22,610
Bradford A. Hunter	323	$22,610
Lisa J. Thibdaue	323	$22,610
Carol P. Wallace	323	$22,610
Ellen C. Wolf	323	$22,610

Indemnification of Directors and Officers of the Company

Directors and officers of the Company also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Executive Officer Interests

The interests of executive officers of the Company are described and quantified below and, with respect to the named executive officers, in the narrative and table included in the section entitled “Non-Binding, Advisory

Vote on Merger-Related Compensation for the Company’s Named Executive Officers (Proposal 2)” beginning on page 99 of this proxy statement.

As described in the section entitled “The Merger Agreement—Employee Benefit Matters” beginning on page 89 of this proxy statement, the Company and SJW have agreed that following completion of the merger:

•

until December 31, 2019, (i) SJW will, or will cause its subsidiaries to, provide employees of the Company with (A) the same base compensation and no less favorable target annual cash incentive opportunities as in effect immediately prior to the effective time of the merger, (B) benefits (other than severance and change in control benefits) that are substantially comparable in the aggregate to such benefits in effect for such employees immediately prior to the effective time of the merger and (C) severance benefits that are no less favorable than the severance benefits SJW provides to similarly situated employees of SJW and its subsidiaries (except that SJW will not be required to provide such benefits to employees of the Company who are entitled to severance benefits under Company employment agreements or the Company’s Change in Control Severance Plan which will continue to apply to such employees of the Company in accordance with their terms), and (ii) each employee of the Company who received a long-term incentive award under the Company stock plans in 2018 will be granted an equity incentive award (with the target and maximum dollar values of such award equal to or greater than the target and maximum dollar values of the last award granted to such employee of the Company under the Company stock plans prior to the effective time of the merger) under the SJW stock plans for each calendar year following the effective time of the merger until December 31, 2019 (other than a calendar year in which such employee of the Company received an equity incentive award under a Company stock plan), which will be made at the same time and subject to the same terms and conditions as awards made to SJW’s executive officers; and

•

to the extent any employee of the Company is eligible to participate under any employee benefit plan of SJW or its subsidiaries following the closing, SJW will, and will cause its subsidiaries to, give credit under such SJW employee benefit plans to employees of the Company for all service with the Company or its subsidiaries prior to the effective time of the merger for certain purposes and to the extent such service was taken into account or recognized by the Company or an applicable subsidiary, but not to the extent crediting such service would result in the duplication of benefits.

Employment Agreements

The following discussion summarizes certain terms of the existing employment agreements between the Company, CWC and certain executive officers of the Company (David C. Benoit, President and Chief Executive Officer, Kristen A. Johnson, Vice President—Human Resources and Corporate Secretary, Craig J. Patla, Vice President—Service Delivery, and Maureen P. Westbrook, Vice President—Customer and Regulatory Affairs). Robert J. Doffek, who was appointed Chief Financial Officer, Treasurer and Controller on March 6, 2018, does not have an employment agreement with the Company. The Company has entered into an employment agreement with Peter J. Bancroft, Assistant Treasurer and Director Rates—Forecasting, but by its terms, his employment agreement will not become effective because the term of the employment agreement ends upon the executive attaining age 65 and Mr. Bancroft is over 65 years old.

The employment agreements become effective upon the occurrence of a change-in-control of the Company (the “CIC effective date”). The merger would constitute a “change-in-control” under each agreement.

Pursuant to the terms of the employment agreement, CWC agrees to employ the executive as of the CIC effective date, for a continuously renewing three-year period commencing on the CIC effective date. Compensation under the agreements for Messrs. Benoit and Patla, and Mesdames Johnson and Westbrook is paid by CWC and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans, and welfare plans applicable to executive employees, (iv) fringe benefits, and (v) an office and support staff.

If the executive’s employment is terminated at any time during the term of the employment agreement for any reason other than cause, death, or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the executive will be entitled to receive the following benefits:

(i)

a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “covenants”), in an amount determined by an independent expert to be the reasonable value of such covenants as of the termination date (the “covenant value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) – (v) and (vii) below (the “termination benefits”); such termination benefits are to be offset by the covenant value, provided, however, that the executive may elect to receive any termination benefit that would be so offset, but in such event the covenant value will be reduced by the value of such termination benefit;

(ii)

an amount equal to three times the base salary of the executive plus three times the target percentage of the midpoint of the executive’s salary grade under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination;

(iii)

the value of the aggregate amounts that would have been contributed on behalf of the executive, except for any elective deferrals, under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon, assuming that the executive had continued to participate in such plan(s) for an additional three years and made contributions under such plans equal to the maximum amount the executive was permitted to contribute for the plan year immediately preceding the executive’s termination;

(iv)

an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of CWC for an additional three years and the benefits actually payable;

(v)

additional retirement benefits equal to the discounted present value of the difference between the annual pension benefits that would have been payable to the executive under CWC’s qualified defined benefit retirement plan and under any non-qualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years (including for purposes of age, service and vesting credit) and the benefits actually payable;

(vi)	accelerated vesting in any form of compensation previously granted to the executive (other than benefits payable under a qualified retirement plan);

(vii)

a lump sum cash payment equal to three multiplied by the sum of the average of the annual contributions, payments, credits or allocations made by CWC on behalf of the executive for coverage under all life, health, disability and similar welfare benefit plans and programs of CWC and for other perquisites maintained by CWC for a period of three years preceding the executive’s termination;

(viii)

disability benefits payable in accordance with any bona fide disability plan in the event the executive is terminated by reason of disability and qualifies for benefits under the terms of such bona fide disability plan;

(ix)	reimbursement for reasonable legal and accounting fees and expenses incurred by the executive to obtain or enforce any right provided for in the executive’s employment agreement; and

(x)	outplacement services for one year.

“Cause” is defined in the employment agreement as the executive’s serious, willful misconduct in respect of the executive’s duties under the agreement, including conviction for a felony or perpetration by the executive of a common law fraud upon CWC or the Company which has resulted or is likely to result in material economic damage to CWC or the Company, as determined by a vote of at least 75% of all of the directors (excluding the executive) of each of CWC and the board of directors of the Company.

In addition, “good reason” is defined as the occurrence of any action which (i) removes or changes the executive’s title or reduces the executive’s job responsibilities or base salary; (ii) results in a significant worsening of the executive’s work conditions; or (iii) moves the executive’s place of employment to a location that increases the executive’s commute by more than 30 miles over the length of the executive’s commute from the executive’s place of principal residence at the time the move is requested. Any good faith determination by the executive that any such action has occurred will be conclusive. The employment agreements for Mr. Benoit and Ms. Westbrook provide that, for the period commencing on the CIC effective date and ending on the 30th day after the first anniversary of the CIC effective date, “good reason” will mean any reason or no reason.

In the event that any payment or benefit received or to be received by Mr. Benoit and Ms. Westbrook under each of their respective agreements is subject to the federal excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “IRC”), then a “gross-up” payment will be made to the named executive. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on the executive’s excess parachute payments plus the income and excise taxes then becoming payable on such initial gross-up payment. The agreements for Ms. Johnson and Mr. Patla provide for a “best of net cutback” provision to address the calculation of their benefits in the event of a potential termination in association with a change-in-control. The “best of net cutback” instructs that the executive will receive their full change-in-control related payments, except that the payments will be reduced to an amount such that the payments would not constitute an “excess parachute payment,” as defined in IRC Section 280G, if reduced amount would be more favorable to the executive on an after-tax basis.

Change in Control Severance Plan

One of the named executive officers of the Company (Robert J. Doffek, Chief Financial Officer, Treasurer and Controller) and certain executive officers of the Company who are not named executive officers and other key individuals are participants in the Company’s Change in Control Severance Plan. The Company’s Change in Control Severance Plan provides that, in the event the participant is terminated without cause or resigns for good reason upon or within 24 months following a change in control, he or she will be entitled to the following severance benefits from the Company, which differ based on a participant’s tier level (as designated by the plan administrator):

•	A cash payment in equal, monthly installments over a two-year and six-month (Tier 1), two-year (Tier 2) or one-year and six-month (Tier 3) period of:

•	2.5x (Tier 1), 2x (Tier 2) or 1.5x (Tier 3) the sum of (i) base salary plus (ii) target bonus in the year of termination;

•	A pro rata bonus for the year of termination at target; and

•	Outplacement services for one year, not to exceed $25,000.

•	Continued health insurance coverage for a maximum of 18 months (Tier 1), 15 months (Tier 2) or 12 months (Tier 3).

The Company’s Change in Control Severance Plan provides for a “best of net cutback” provision to address the calculation of benefits in the event of a potential termination in association with a change in control. The “best of net cutback” instructs that the participant will receive their full change in control related payments, except that the payments will be reduced to an amount such that the payments would not constitute an “excess parachute payment,” as defined in IRC Section 280G, if such reduced amount would be more favorable to the participant on an after-tax basis. The merger will constitute a change in control for purposes of the Company’s Change in Control Severance Plan. The Company’s Change in Control Severance Plan also provides for a two-year post-termination confidentiality covenant. Additionally, all payments to the executive officers are contingent upon his or her execution of a release agreement containing a complete release of claims against the Company.

As a Tier 2 participant, the estimated aggregate amount that would be payable to Mr. Doffek under the Company’s Change in Control Severance Plan if the effective time of the merger were to occur and he were to experience a qualifying termination on August 7, 2018 is $675,129. The estimated aggregate amount that would be payable to executive officers of the Company who are not named executive officers under the Company’s Change in Control Severance Plan if the effective time of the merger were to occur and they were to experience a qualifying termination on August 7, 2018 is $744,112.

For further information regarding the compensation that may become payable to each of the named executive officers of the Company, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers (Proposal 2)” beginning on page 99 of this proxy statement.

Financing of the Merger

SJW and Merger Sub expect to fund amounts needed to acquire the Company under the merger agreement and repay certain outstanding indebtedness of the Company through the use of the proceeds of new debt and equity financing and other financial resources of SJW. SJW has obtained a bridge financing commitment in an aggregate principal amount of $975 million for the transactions contemplated by the merger agreement from JPMorgan Chase Bank, N.A. The total available amount of the bridge credit facility is subject to reduction by cash proceeds received from certain other financings by SJW (subject to specified exceptions) and upon other specified events, as provided in the commitment letter. SJW intends to replace the availability of financing under the bridge credit facility with permanent or alternative financing.

The obligation of the lenders to provide the debt financing is subject to customary limited conditionality.

SJW’s obligations under the merger agreement are not conditioned upon SJW obtaining any funds or financing. See the section entitled “The Merger Agreement—Financing & Financing Cooperation” beginning on page 88 of this proxy statement, for more information.

Payment of the Merger Consideration and Surrender of Share Certificates

At or prior to the effective time of the merger, SJW will deposit with the paying agent, for the benefit of the holders of shares of Company common stock entitled to receive the merger consideration, cash sufficient to pay the aggregate amount of the merger consideration payable to shareholders of the Company.

As promptly as practicable (but in no event later than four business days) after the effective time of the merger, SJW will cause the paying agent to mail a letter of transmittal to each holder of record of Company common stock specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates or book-entry shares representing Company common stock will pass, only upon delivery of such certificates or book-entry shares to the paying agent. The letter will also include instructions explaining the procedure for surrendering shares of Company common stock held in book-entry form in exchange for the merger consideration.

After the effective time of the merger, shares of Company common stock will no longer be outstanding, will be automatically cancelled and will cease to exist and each certificate, if any, that previously represented shares of Company common stock will represent only the right to receive the merger consideration.

In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, the merger consideration may be issued to a transferee if the certificate (or, for book-entry shares, proper evidence of such transfer) representing Company common stock is presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer, including evidence that any applicable stock transfer taxes have been paid.

You should not return any share certificates you hold with the enclosed proxy card, and you should not forward any share certificates to the paying agent without a letter of transmittal.

Any former record holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive. In lieu thereof, each former record holder of book-entry shares whose shares were converted into the right to receive the merger consideration will upon receipt by the paying agent of an “agent’s message” be entitled to receive, and SJW will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger (but in no event later than three business days thereafter), the merger consideration in respect of such book-entry shares (and such shares will be cancelled).

From and after the effective time of the merger, there will be no further registration of transfers on the stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time.

Any portion of the cash deposited with the paying agent (including any interest or other amounts received with respect thereto) that remains undistributed to the holders of Company common stock for six months after the effective time of the merger will be delivered to SJW, upon demand. Thereafter, holders of Company common stock (other than holders of excluded shares) who have not received payment due to non-compliance with the exchange procedures will look only to SJW for payment of its claim for the merger consideration (after giving effect to any required tax withholdings), without any interest thereon.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will be required to provide an affidavit of the loss, theft or destruction, and, if required by SJW, post a bond in a reasonable and customary amount as SJW may direct, as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

Each of SJW, Merger Sub, the Company and the paying agent (without duplication) will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld will be remitted to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.

The merger consideration paid in respect of shares of Company common stock upon the surrender for exchange in accordance with the exchange procedures will be deemed to have been paid in full satisfaction of all rights pertaining to the shares so surrendered or transferred.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the merger to beneficial owners of Company common stock who receive cash for their shares of Company common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary only addresses shares of common stock held as capital assets within the meaning of Section 1221 of the IRC (generally, property held for investment). This summary does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other entity treated as a pass-through entity for U.S. federal income tax purposes (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in securities;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate or former long-term resident of the U.S.

This summary is based on the IRC, the U.S. Treasury regulations promulgated under the IRC and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Company common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult such partner’s tax advisor.

This summary does not address the 3.8% U.S. federal income tax on net investment income of certain U.S. persons or the alternative minimum tax. Beneficial owners of shares in Company common stock should consult their own advisors regarding the possible application of these taxes.

WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

We use the term “non-U.S. holder” to mean a beneficial owner of Company common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

U.S. Holders

General. A U.S. holder’s receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and such U.S. holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by individuals and other non-corporate persons that are U.S. holders generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Notwithstanding the foregoing, if a certain level of common ownership (generally at least 50% by vote or value) in the Company and SJW (directly and by attribution) by stockholders of SJW and shareholders of the Company is met, the receipt of cash consideration by shareholders of the Company in the merger may be subject to Section 304 of the IRC. If Section 304 of the IRC applies to the cash consideration received in the merger, then instead of recognizing gain or loss as described above in respect of such cash consideration, a U.S. holder may recognize dividend income up to the amount of such cash consideration unless such U.S. holder’s receipt of the cash consideration is a “complete termination” or “substantially disproportionate” with respect to such U.S. holder or is not “essentially equivalent to a dividend” under the tests set forth in Section 302 of the IRC. In applying the above tests, stockholders of SJW and shareholders of the Company may, under constructive ownership rules, be deemed to own stock that is owned by other persons in addition to the stock actually owned by them. Because the possibility of dividend treatment depends upon the particular circumstances of each SJW stockholder and shareholder of the Company, including the application of such constructive ownership rules, U.S. holders of shares of the Company should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will generally be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact) or (ii) provides a taxpayer identification number (a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish an exemption should complete and sign an IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the U.S. for 183 days or more during the taxable year of the merger and certain other conditions are met;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.; or

•

we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes (which we believe we likely are) and the non-U.S. holder holds or has held, actually or constructively, at any time within the shorter of the five-year period preceding the merger or the non-U.S. holder’s holding period for the non-U.S. holder’s shares of Company common stock, more than 5% of Company common stock or, regardless of the non-U.S. holder’s percentage ownership of Company common stock, Company common stock ceases to be regularly traded on an established securities market.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate).

Gain described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized. However, the tax does not apply to a non-U.S. holder whose holdings, actual and constructive, amount to 5% or less of Company common stock at all times during the applicable period, provided that Company common stock is “regularly traded” (within the meaning of Section 897(c)(3) of the IRC and the applicable U.S. Treasury regulations) on an established securities market. As of the date of this merger, we believe Company common stock is regularly traded on an established securities market.

Notwithstanding the foregoing, if all or a portion of any cash consideration received in the merger is treated as a dividend pursuant to Section 304 of the IRC as described above under “—U.S. Holders,” then the amount so treated generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty if the non-U.S. holder provides the documentation (generally IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Given the uncertainty surrounding the application of Section 304 to the receipt of any cash consideration in the merger by any particular non-U.S. holder, the applicable withholding agent may treat the entire cash merger consideration paid to a non-U.S. holder as subject to U.S. federal withholding tax. Because the possibility of dividend treatment depends upon the particular circumstances of each SJW stockholder and shareholder of the Company, including the application of constructive ownership rules, non-U.S. holders of shares of the Company should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

FATCA Withholding. Pursuant to sections 1471 through 1474 of the IRC, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on cash consideration that is both (i) a “withholdable payment” and (ii) paid to a non-U.S. holder that is an entity or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on a holder’s behalf if the holder or such persons fail to comply with certain information reporting requirements. For this purpose, “withholdable payments” generally include, among other items, U.S.-source dividends (including a payment made pursuant to the merger treated as a dividend pursuant to Section 304 of the IRC, as described above) and, starting in 2019, the gross proceeds from the sale or disposition of property that may produce U.S.-source dividends. Non-U.S. holders are urged to consult their tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY

COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Regulatory Clearances Required for the Merger

To complete the merger, the Company and SJW must obtain approvals or consents from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings are described below. The Company and SJW are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, the Company and SJW intend to seek such consents and approvals and make such filings.

There cannot be any assurance as to the timing of the required consents and approvals (as described below) or as to the Company’s and SJW’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that the Company and SJW will obtain such consents or approvals on satisfactory terms and conditions.

Under the Connecticut General Statutes, the Company and SJW filed a joint application with the PURA on July 18, 2018 in order to obtain the approval of the PURA regarding the merger. On August 6, 2018, the Company and SJW filed with the PURA the second amended and restated merger agreement. Within 30 business days of the applicants’ filing of a completed application, the PURA is required to hold a public hearing. On August 15, 2018, the PURA held the first public hearing in connection with the joint application of the Company and SJW and discussed the need to update the application to reflect the terms of the second amended and restated merger agreement. Within 120 days after the filing of a completed application, the PURA must make a ruling on the merger, unless the Company and SJW agree to an extension of the 120 day timeframe. In evaluating the application, the PURA is required to consider whether SJW possesses the financial, technological and managerial suitability to assume ownership and management of the Company and provide safe, adequate and reliable service to the Company’s customers. The Company and SJW will have the burden of proving that the merger is in the public interest. Factors that the PURA will likely consider when determining if the merger is in the public interest include potential benefits from the transaction such as financial strength, access to capital for infrastructure investments, operational capability, opportunities to increase the reliability and adequacy of water service, managerial suitability, best practices, employee commitments, improved customer service, community support and environmental stewardship. Ultimately, the PURA may approve the application in whole or in part and upon such terms and conditions as it deems necessary or appropriate or disapprove the application.

Under the Maine Revised Statutes, The Maine Water Company, the Company’s regulated Maine utility, filed an application with the MPUC on May 4, 2018 in order to obtain the approval of the MPUC regarding the merger. On June 29, 2018, the MPUC issued an order extending the deadline for a final ruling on the merger to November 2, 2018, pursuant to its authority under applicable law to extend its review period for up to an additional 120 days if it determines that the necessary investigation cannot be concluded within 60 days of the initial filing. On August 9, 2018, the MPUC staff issued a procedural order setting forth a full case schedule and tentatively scheduling the MPUC’s deliberations on the case for December 2018. On August 14, 2018, Eversource and Aquarion filed a letter explaining that they had no intention of contesting the MPUC’s ability to extend the statutory deadline for determination up and until January 22, 2019. In evaluating the application, the MPUC is required to consider, and The Maine Water Company must demonstrate, that there will be “no net harm” to ratepayers, such that the benefits to ratepayers are equal to or outweigh any detriment or likely harm to ratepayers. The application may be resolved by settlement and stipulation and/or the MPUC may hold hearings to consider testimony of witnesses, and the MPUC approval may include conditions.

Under the HSR Act, the Company and SJW must file notifications with the FTC and the Antitrust Division of the DOJ and observe a mandatory pre-merger waiting period before completing the merger, unless the waiting period is terminated earlier. On April 18, 2018, each of the Company and SJW filed its notification under the HSR

Act. The waiting period under the HSR Act was set to expire as of 11:59 p.m., Eastern time, on May 18, 2018. However, the FTC granted early termination of the waiting period on April 27, 2018.

Under FCC regulations implementing provisions of the Communications Act of 1934, as amended, an entity holding private radio licenses for internal communications purposes generally must obtain the pre-approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. Subsidiaries of the Company hold certain FCC licenses for private internal communications and, thus, must obtain prior FCC approval to assign or transfer indirect control of those licenses. The parties believe they will be able to obtain the required FCC pre-approvals.

In addition, the Company and SJW are required to obtain (i) the filing and acceptance of the certificate of merger with the Secretary of the State of the State of Connecticut and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and SJW are qualified to do business, consents, registrations, declarations, notices or filings under the securities or “blue sky” laws of various states and (ii) any filings and approvals in connection with the Connecticut Business Corporation Act (the “CBCA”) or the General Corporation Law of the State of Delaware.

Approval of the merger by the CPUC is not a required consent under the merger agreement. However, on July 12, 2018, the CPUC held a meeting at which it adopted an order instituting investigation of the merger of equals transaction, including whether it is subject to CPUC approval and its likely impacts within California. The order provided that the CPUC planned to substantially complete its investigation in a manner sufficiently timely to allow the merger of equals transaction to go forward by the end of 2018, if appropriate. It is anticipated that the CPUC’s consideration of the revised all-cash merger will not substantially extend the current CPUC investigation. The CPUC formally published the order on July 20, 2018. On August 15, 2018, SJW and San Jose Water Company submitted for filing with the CPUC a timely Joint Response to the order instituting investigation.

Delisting and Deregistration of Company Stock

Upon completion of the merger, Company common stock currently listed on the NASDAQ will be delisted from the NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the effective time of the merger.

No Appraisal Rights

Under Connecticut law, holders of Company common stock are not entitled to appraisal rights in connection with the merger. See the section entitled “No Appraisal Rights” beginning on page 76 of this proxy statement.

Litigation Related to the Merger

On June 14, 2018, a putative class action complaint was filed against the members of the board of directors of the Company, SJW and Eric W. Thornburg on behalf of shareholders of the Company in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Dunn v. Benoit, et al., Case No. MMX-CV18-6021536-S (Conn. Super. Ct.). The complaint alleges that the members of the board of directors of the Company breached their fiduciary duties owed to shareholders of the Company in connection with negotiating the merger. The complaint further alleges that SJW and Mr. Thornburg aided and abetted the alleged breaches by the board of directors of the Company. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations.

Also on June 14, 2018, a near-identical putative class action complaint was filed against the members of the board of directors of the Company, SJW and Mr. Thornburg on behalf of shareholders of the Company in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Tillotson v. Benoit, et al., Case No. MMX-CV18-6021537-S (Conn. Super. Ct.). The complaint alleges that the members of the board of directors of the Company breached their fiduciary duties owed to shareholders of the Company in connection with negotiating the merger. The complaint further alleges that SJW and Mr. Thornburg aided and abetted the alleged breaches by the board of directors of the Company. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this proxy statement as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of the Company and SJW are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. The shareholders of the Company are urged to read the merger agreement carefully and in its entirety as well as this proxy statement before making any decisions regarding the merger, including approving the merger agreement.

The merger agreement is included as Annex A in this proxy statement to provide you with information regarding its terms and is not intended to provide any factual information about the Company. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead, should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 109 of this proxy statement.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement, and in accordance with the CBCA, at the effective time of the merger, Merger Sub, a Connecticut corporation and wholly owned subsidiary of SJW, will merge with and into the Company. The Company will be the surviving corporation in the merger and will become a wholly owned subsidiary of SJW. At the effective time of the merger, each share of Company common stock (other than shares of Company common stock owned by the Company, SJW, Merger Sub or any of their respective subsidiaries and not held on behalf of third parties, which will be cancelled and retired and cease to exist) issued and outstanding immediately prior to the effective time of the merger, will be automatically converted into the right to receive an amount in cash equal to $70.00 per share, payable without interest and less any applicable withholding taxes. However, if from the date of the merger agreement until the effective time of the merger, the number of outstanding shares of Company common stock changes into a different number of shares or a different class, by reason of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares, or similar event, then the merger consideration will be equitably adjusted, without duplication, to proportionally reflect such change.

Assumption of Company Stock Plans

At the effective time of the merger, SJW will assume the Company’s 2014 Performance Stock Program, 2004 Performance Stock Program, and 1994 Performance Stock Program, as amended and restated in 2002, as well as outstanding equity awards as described in the section entitled “Security Ownership of Certain Beneficial Owners of the Company” beginning on page 106 of this proxy statement. Following the effective time of the merger, SJW may grant equity awards to certain employees covering SJW common stock to the extent permitted by applicable NYSE rules, using the share reserve available under the assumed 2014 Performance Stock Program immediately prior to the effective time of the merger as converted into SJW common stock based on the equity award ratio. In addition, to the extent permitted by applicable NYSE rules, dividend equivalents credited to assumed Company awards may be issued from the reserve available under the assumed stock plan from which the awards were granted.

As of August 7, 2018, 367,836, 258,897, and 218,105 shares of Company common stock were available for issuance under the 2014 Performance Stock Program, the 2004 Performance Stock Program, and the 1994 Performance Stock Program, respectively.

Completion of the Merger

The closing of the merger will take place within three business days after all conditions to the completion of the merger have been satisfied or waived, or at such time and date as may be agreed in writing between the Company and SJW; provided, however, that if the 15 consecutive business day period beginning with SJW’s receipt of customary financial information from the Company (the “marketing period”) has not ended at the time of the satisfaction or waiver of the conditions to closing, the closing will occur at the earlier of (i) a date during the marketing period specified by SJW on no less than three business days’ notice to the Company and (ii) the final day of the marketing period. However, without the consent of SJW, the closing will not occur earlier than 30 days after the required approval of the merger agreement by the Company’s shareholders is received. The merger will be effective when the parties file a certificate of merger with the Secretary of Connecticut in accordance with the CBCA, or at such later time as the parties agree and specify in the certificate of merger.

Surrender and Payment Procedures

Prior to the effective time of the merger, SJW will appoint a paying agent, reasonably acceptable to the Company, to handle the payment of the merger consideration. At the effective time of the merger, shares of Company common stock entitled to receive the merger consideration will automatically be converted into the right to receive the merger consideration without the need for any action by the holders of Company common stock.

As promptly as practicable (but in no event later than four business days) after the effective time of the merger, SJW will cause the paying agent to mail a letter of transmittal to each holder of record of Company common stock (as of immediately prior to the effective time of the merger) specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Company common stock will pass, only upon delivery of such certificates to the paying agent. The letter will also include instructions explaining the procedure for surrendering shares of Company common stock held in book-entry form in exchange for the merger consideration.

After the effective time of the merger, shares of Company common stock will no longer be outstanding, will be automatically cancelled and will cease to exist, and each certificate, if any, that previously represented shares of Company common stock will represent only the right to receive the merger consideration, without interest and subject to any withholding of applicable tax. For more information, see the section entitled “The Merger—Payment of the Merger Consideration and Surrender of Share Certificates” beginning on page 70 of this proxy statement.

Representations and Warranties

The Company

We made customary representations and warranties to SJW in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger or in the Company’s disclosure letter. These representations relate to, among other things:

•	corporate organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority with respect to the execution and delivery of the merger agreement, the due and valid execution and delivery of the merger agreement and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law and other contracts;

•	required federal and state regulatory filings and consents and approvals of governmental entities;

•	certain SEC filings and the financial statements contained in such filings;

•	absence of undisclosed liabilities (other than certain specified exceptions);

•	controls and procedures for required disclosures of financial and non-financial information in certain reports filed with the SEC;

•	regulation as a utility under applicable state law;

•	accuracy of information supplied or to be supplied for use in this proxy statement;

•	absence of certain changes and events from January 1, 2017 to the date of execution of the March 14 merger agreement;

•	tax matters;

•	employee benefit matters and compliance regarding the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

•	collective bargaining agreements and other employee and labor matters;

•	absence of certain legal proceedings;

•	compliance with applicable laws;

•	possession of, and compliance with, applicable permits;

•	compliance with applicable federal and state drinking water standards and other water quality laws;

•	environmental matters;

•	material contracts and the absence of breaches of material contracts;

•	real property, including owned and leased property as well as easements and other forms of real property;

•	intellectual property;

•	insurance;

•	fees that may be payable to investment bankers, financial advisors or others in connection with the merger;

•	opinion from the Company’s financial advisor;

•	inapplicability of the Investment Company Act of 1940;

•	affiliate transactions; and

•	absence of appraisal rights.

SJW and Merger Sub

The merger agreement also contains customary representations and warranties made by SJW and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in SJW’s disclosure letter. These representations relate to, among other things:

•	corporate organization, standing and corporate power;

•	authority with respect to the execution and delivery of the merger agreement, the due and valid execution and delivery of the merger agreement and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law and other contracts;

•	required federal and state regulatory filings and consents and approvals of governmental entities;

•	absence of certain legal proceedings;

•

availability on or prior to the closing of all funds necessary to enable SJW or Merger Sub, as the case may be, to consummate the transactions contemplated by the merger agreement, including payment of the aggregate merger consideration and the payment of all other amounts required to be paid pursuant to the merger agreement;

•	certain SEC filings and the financial statements contained in such filings;

•	absence of undisclosed liabilities (other than certain specified exceptions);

•	controls and procedures for required disclosures of financial and non-financial information in certain reports filed with the SEC;

•	ownership and operations of Merger Sub;

•	accuracy of information supplied or to be supplied for use in this proxy statement;

•

the absence of any required vote on behalf of the stockholders of SJW or of the holders of any class or series of the capital stock of Merger Sub to approve the merger agreement or the merger that has not been obtained;

•	fees that may be payable to investment bankers, financial advisors or others in connection with the merger; and

•

the solvency of SJW, Merger Sub and their respective subsidiaries, on a consolidated basis, at and immediately following the effective time of the merger and after giving effect to all of the transactions contemplated by the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). With respect to the Company, under the merger agreement, a “material adverse effect” means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, except to the extent that it results from or arises out of the following:

•	changes or conditions generally affecting the industries in which the Company or its subsidiaries operate;

•	general economic or political conditions or securities, credit, financial or other capital markets conditions;

•

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

•	entry into the merger agreement or public announcement regarding the consummation of the merger or other transactions contemplated thereby;

•	any change in the market price or trading volume of the Company’s securities;

•	any change in applicable law or GAAP;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of the same;

•	the occurrence of natural disasters, force majeure events or weather conditions adverse to the business of the Company or its subsidiaries;

•

any proceeding brought or threatened by shareholders of the Company or SJW asserting allegations of breach of fiduciary duty relating to the merger agreement, or otherwise arising out of or relating to the merger agreement, the merger and the related transactions, or violations of securities laws in connection with this proxy statement or registration statement of which this proxy statement forms a part;

•	changes in interest or currency exchange rates; or

•	any actions required to be taken pursuant to the express terms of the merger agreement;

except, in the case of the first, second, sixth and seventh bullets above, to the extent such change or condition has a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its subsidiaries operate.

With respect to SJW, under the merger agreement, a “material adverse effect” means any change, circumstance, development, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the ability of SJW or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the merger by SJW or Merger Sub.

The representation and warranties do not survive the effective time of the merger.

Conduct of Business Pending the Effective Time

The Company has agreed that from the date of the March 14 merger agreement until the effective time of the merger, subject to certain specified exceptions or otherwise expressly permitted or required by the second amended and restated merger agreement, and unless SJW consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Company and its subsidiaries will conduct their business in the ordinary course of business consistent with past practice in all material respects.

In addition, the Company has agreed that from the date of the March 14 merger agreement until the effective time of the merger, subject to certain specified exceptions or otherwise expressly permitted or required by the second amended and restated merger agreement, the Company and its subsidiaries will not do any of the following without the prior written consent of SJW (which consent will not be unreasonably withheld, conditioned or delayed):

•	declare, set aside or pay any dividends or other distributions in respect of any of its capital stock, voting securities or other equity interests, other than:

•

regular quarterly cash dividends in an amount not to exceed $0.3125 per share of Company common stock in accordance with the Company’s current dividend policy, which amount may be increased if the effective time of the merger does not occur on or before March 31, 2019 for any dividends payable on or after May 1, 2019 and prior to the effective time of the merger to an amount not to exceed $0.3225;

•	dividends and distributions by a direct or indirect wholly owned subsidiary to its parent;

•

split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for the same (or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests), with limited exceptions;

•

repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its or its subsidiaries’ capital stock or voting securities, or other of its or its subsidiaries’ equity interests, or any securities convertible into or exchangeable or exercisable for any of such capital stock or voting securities, or other of its or its subsidiaries’ equity interests, or any warrants, calls, options or other rights to acquire any of the same, with limited exceptions;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of capital stock of, or other interests in, the Company or any of its subsidiaries, other than the issuance of shares upon the vesting of Company PSUs outstanding as of the date of the March 14 merger agreement in accordance with their terms on such date and the issuance of shares pursuant to the Company’s Third Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan as in effect on the date of the March 14 merger agreement (which issuance will not occur at a discount);

•	amend its organizational documents, other than required by law;

•	except for actions required by the terms of any benefit plan or collective bargaining agreement as in effect on the date of the March 14 merger agreement or as required by law:

•

grant to any employee an increase in compensation or benefits or pay or award any bonuses or incentive compensation, with limited exceptions, including increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate;

•	grant any increase in, or new, change in control, retention, severance or termination pay to any existing or new personnel;

•

except in the ordinary course of business consistent with past practice, grant or amend any equity or equity-based compensation awards, enter into or modify any existing employment or consulting agreement or hire any employee with annual compensation in excess of $200,000;

•	establish, adopt, enter into or amend in any material respect any material benefit plan;

•

take any action to accelerate the time of vesting or payment of any material compensation or benefits under any benefit plan, other than, discretionary acceleration of the vesting of any equity-based award upon the retirement of the holder on or after age 60 (where such retirement occurs between the date of the merger agreement and the effective date of the merger) under the applicable stock plan in the ordinary course of business consistent with past practice; or

•

except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

•

communicate with personnel regarding the compensation, benefits or other treatment they will receive following completion of the merger, unless any such communication is about the compensation, benefits or other treatment any person will receive as set forth in the merger agreement or consistent with communications previously agreed upon in writing by the Company and SJW;

•	make any change in financial accounting methods, principles or practices, except as required by a change in GAAP or law following the date of the March 14 merger agreement;

•	acquire or agree to acquire in any transaction any equity interests, businesses, properties or assets with total value in excess of $3 million;

•

sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien, or otherwise dispose of, any properties or assets or any interests therein that have a fair market value in excess of $3 million, except in relation to mortgages, liens, pledges to secure indebtedness for borrowed money otherwise permitted by the following bullet, and easements, licenses and dispositions of obsolete or worn-out equipment in the ordinary course of business;

•

incur any indebtedness, other than (i) incurred in the ordinary course of business consistent with past practice not to exceed $10 million in the aggregate, (ii) to replace existing indebtedness in a manner permitted by the terms of the merger agreement, (iii) guarantees of indebtedness of or by wholly owned subsidiaries, and (iv) indebtedness incurred under the Company’s revolving credit facility existing as of the date of the March 14 merger agreement in the ordinary course of business consistent with past practice or as reasonably required to finance any permitted capital expenditure;

•

make any capital expenditure, other than (i) in accordance with the capital budgets as disclosed to SJW, plus a 5% variance on such capital budgets, (ii) capital expenditures related to operational emergencies, equipment failures or outages, and (iii) capital expenditures required by applicable law or prudent industry practices;

•

enter into, extend, renew, replace, amend, modify or terminate any contract, or take any other action or omit to take any other action, in each case, that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•

enter into, extend, renew, replace, amend or modify any material contract to the extent consummation of the merger or compliance with the provisions of the merger agreement would reasonably be expected to conflict with, result in any violation of or default under, give rise to a right of termination, cancelation, or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or capital stock, voting securities or other equity interests, or any loss of a material benefit under, result in the creation of any lien upon material properties or assets, require the Company, SJW, or any of their respective subsidiaries to license or transfer any of its material properties or assets under, give rise to any material increased, additional, accelerated, guaranteed right or entitlements of any third party under or result in any material alteration of any provision of, such contract;

•

enter into, extend, renew, replace, materially amend, materially modify or terminate any collective bargaining agreement applicable to employees, other than as required by law or pursuant to the terms of such collective bargaining agreements;

•	voluntarily recognize or certify any labor union or other similar organization as the bargaining representative for any current or former director, officer, consultant or employee;

•

waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of the Company or its subsidiaries (other than (i) in connection with rate case proceedings before applicable state regulatory agencies or commissions and (ii) the payment of monetary damages not exceeding $0.5 million individually or $1 million in the aggregate (disregarding any portion of such payment covered by applicable insurance policies));

•

other than in the ordinary course of business consistent with past practice, extend, renew, replace, amend, modify, terminate any material contract or enter into, extend, renew, replace, amend, modify or terminate any contract that would be a material contract if it had been entered into prior to the date of the March 14 merger agreement;

•	enter into any new line of business;

•	dissolve or liquidate any subsidiary;

•

take any actions or omit to take any actions that would or would reasonably be expected to result in any of the merger agreement’s closing conditions not being satisfied or result in new or additional required approvals from any governmental entity in connection with, or prevent or materially impede, interfere with, hinder or delay the consummation of, the merger or other transactions contemplated by the merger agreement;

•

make, change or rescind any material tax election, material method of tax accounting or any annual tax accounting period (except to the extent such action is taken in response to changes enacted by the Tax Cuts and Jobs Act and such action is reasonably determined to be in its best interests), make a request for a tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, tax claim or other controversy relating to material taxes, file any material amended tax return or surrender any material right to claim a refund or offset of any taxes; or

•	authorize, or commit or agree to take, any of the foregoing actions.

SJW has agreed that from the date of the March 14 merger agreement until the effective time of the merger, neither it nor its subsidiaries will take any action or omission that would reasonably:

•	result in any condition to closing not being satisfied;

•	result in the need to obtain any additional governmental approvals in connection with the merger or other transactions contemplated by the second amended and restated merger agreement; or

•	prevent or materially impede, interfere with, hinder or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement.

Solicitation of Alternative Proposals

Except as set forth below, each of the Company and SJW has agreed that, from the date of the March 14 merger agreement until the earlier of the effective time of the merger and the termination of the second amended and restated merger agreement, it will not, and it will not authorize or permit any of its affiliates or any of its or their representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal (as defined below) or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person (other than its representatives) regarding, or furnish to any person (other than its representatives) any non-public information with respect to, any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal. Except as set forth below, each of the Company and SJW has also agreed to, and to cause its subsidiaries and direct its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the second amended and restated merger agreement with respect to any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal, request the prompt return or destruction of all confidential information previously furnished to, and to immediately terminate all physical and electronic dataroom access previously granted to, any such person or its representatives.

Notwithstanding anything in the merger agreement to the contrary, at any time prior to September 19, 2018, in the case of SJW, and the approval of the second amended and restated merger agreement by the Company’s shareholders, in the case of the Company, in response to a bona fide written takeover proposal that the SJW board of directors or board of directors of the Company, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or is reasonably likely to lead to a superior proposal (as defined below), the Company or SJW, as applicable, may, subject to procedures and notification requirements included in the merger agreement, (x) furnish information with respect to such party to the person making such takeover proposal (and its representatives), pursuant to a customary confidentiality agreement, and (y) participate in discussions regarding the terms of such takeover proposal and the negotiation of such terms with, and only with, the person making such takeover proposal (and such person’s representatives).

Each of the Company and SJW previously agreed, pursuant to the May 30 amended merger agreement, that the Company had the right, for a 45-day period following the execution of the May 30 amended and restated

merger agreement (the “go-shop period”), to solicit takeover proposals from third parties, engage in discussions regarding such proposals, furnish certain information (including non-public information) in connection with such proposals, and otherwise cooperate with efforts to make such proposals. Such go-shop period expired at 11:59 p.m. Eastern time on July 14, 2018.

A “takeover proposal” means any proposal or offer (whether or not in writing) made by a third party relating to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or SJW, as applicable, or any of their respective subsidiaries, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a subsidiary of the Company or SJW, as applicable, or otherwise) of any business or assets of the Company or SJW, as applicable, or any of their respective subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company or SJW and their respective subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person or group, of securities or derivative securities representing 15% or more of the total outstanding voting power of the Company or SJW, as applicable, (iv) transaction in which any person would acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of the Company or SJW, as applicable, or (v) combination of the foregoing (in each case, other than the merger).

A “superior proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the shareholders of such third party) or group would acquire, directly or indirectly, more than 50% of the shares of SJW common stock or Company common stock, as applicable, or all or substantially all of the assets of the Company or SJW, as applicable, and its respective subsidiaries, taken as a whole, (i) on terms which such party’s board of directors determines in its reasonable judgment (after consultation with its outside legal counsel and financial advisor) to be superior to the merger, taking into account all of the terms and conditions of such offer (including the legal, financial, regulatory, the availability and terms of any required financing, timing and other aspects of the proposal, the identity of the person making the proposal, any risks of non-consummation of the proposal and any other factors, including, in the case of the Company, those specified in Article Fifth, Section (d) of the Company’s certificate of incorporation and Section 33-756(g) of the CBCA, that such party’s board of directors determines are appropriate under the circumstances) and the merger agreement (including any changes proposed by the other party to the terms of the merger agreement) and (ii) that is reasonably likely to be completed on the terms proposed taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed and for which financing (if required) is fully committed and reasonably likely to be obtained.

The merger agreement requires that the Company and SJW, as applicable, promptly, and in any event no later than (i) one business day, in the case of the Company and (ii) 24 hours in the case of SJW, and after such party receives any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal, notify the other party in writing of its receipt of such inquiry or proposal, the material terms and conditions of such inquiry or proposal (including any changes thereto) and the identity of the party making such request. Each party will keep the other party informed in all material respects on a prompt basis of the status and details (including any change to the terms thereof) of such takeover proposal and will provide to the other party as soon as practicable after receipt or delivery thereof copies of any such takeover proposal or inquiry or proposal received in writing (including drafts of acquisition agreements (as defined below)).

Change in Board Recommendation

Each of the Company and SJW has agreed that neither its board of directors nor any committee thereof would (i) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company or SJW or its respective affiliates, as applicable, to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (each, an “acquisition agreement”) constituting or that would reasonably be expected to lead to any takeover proposal, (ii) solely in the case of the Company, withdraw or modify or qualify in any manner adverse to SJW or Merger Sub the recommendation to its shareholders to approve of the transactions contemplated by the merger agreement, or propose publicly to do the same, or adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any takeover proposal (a “Company adverse recommendation change”), or (iii) solely in the case of SJW, adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any takeover proposal (an “SJW adverse recommendation”).

Notwithstanding the restrictions described above, at any time prior to (i) September 19, 2018, in the case of SJW, and (ii) obtaining the required approval of the merger agreement by the Company’s shareholders, in the case of the Company, the board of directors of the Company or the SJW board of directors may make a Company adverse recommendation change or SJW adverse recommendation, as applicable, if (a) in the case of the Company, the board of directors of the Company provides SJW with five business days prior written notice and, in the case of SJW, the SJW board of directors provides the Company 96 hours prior written notice (in each case, a “notice of recommendation change”) of its intention to take such action and specifying the reasons therefor, including the terms and conditions of any takeover proposal or superior proposal that is the basis of the Company adverse recommendation change or SJW adverse recommendation, as applicable, (b) during the five business days or 96 hours, as applicable, following such written notice, if requested by the other party, the board of directors effecting the Company adverse recommendation change or SJW adverse recommendation, as applicable, has negotiated in good faith with the other party regarding any revisions to the terms of the merger agreement proposed by the other party and (c) at the end of the five-business-day period or 96-hour period described in clause (b), as applicable, such board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisor, taking into account any changes to the terms of the merger agreement proposed by the other party in response to a notice of recommendation change or otherwise) that the failure to make a Company adverse recommendation change or SJW adverse recommendation, as applicable, would be inconsistent with its fiduciary duties under applicable law. Any amendment to the financial terms or any other material term of any takeover proposal or superior proposal giving rise to a notice of Company adverse recommendation change or SJW adverse recommendation, as applicable, requires a new notice as described above except that, in connection with such amendment, in the case of the Company, the five-business-day period referred to will be reduced to three business days and, in the case of SJW, the 96-hour period referred to will be reduced to 72 hours, as applicable.

Efforts to Obtain Required Shareholder Vote

Under the terms of the merger agreement, the Company will set a record date for, duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable.

The Company agreed to use its reasonable best efforts to solicit shareholder approval for the proposal to approve the merger agreement. The board of directors of the Company has approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable to and in the best interests of the Company and its shareholders and adopted resolutions directing that the merger agreement be submitted to the shareholders of the Company for their approval.

Efforts to Complete the Merger

Each party to the merger agreement has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, as soon as reasonably practicable, including using reasonable best efforts to accomplish the following:

•	make any and all additional filings required with respect to the merger;

•

make such additional filings with the Antitrust Division of the DOJ and the FTC under the HSR Act as may be required in connection with the merger and the transactions contemplated by the merger agreement;

•	make any and all additional filings, submissions and registrations required to be made to the PURA and the MPUC;

•	make all other necessary applications, notices, registrations, filings, reports and other documents required to be filed with any other governmental entity;

•

contest and resist any legal proceeding by or before any governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order preventing or restricting consummation of the merger or the other transactions contemplated by the merger agreement; and

•	obtain each approval, consent, ratification, permission, waiver of authorization required to be obtained from governmental entities.

•	In addition, each party to the merger agreement has agreed to:

•

supply any additional information which reasonably may be required by a governmental entity of any jurisdiction and which the parties may reasonably deem appropriate, including in connection with the order instituting investigation published on July 20, 2018, by the CPUC;

•	obtain each approval, consent, ratification, permission, waiver of authorization required to be obtained from third parties to certain material contracts;

•

execute and deliver any additional documents, certificates, agreements and instruments reasonably requested by the other party to evidence or reflect the transactions contemplated by the merger agreement; and

•

give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before a governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement, and keep the other party informed as to the status of such legal proceeding or threat.

In connection with the receipt of any necessary approvals or clearances of a governmental entity, the Company, SJW and their respective subsidiaries may be required to sell, divest or hold separate or otherwise take actions that limit its freedom, or after the merger, the freedom of action of Combined SJW or any of its affiliates with respect to, or its ability to retain, its subsidiaries or any of their respective businesses, product lines or assets, except (i) to the extent that such divestiture or other action would, individually or in the aggregate, have or reasonably be expected to have a “regulatory material adverse effect” or (ii) if the effectiveness of such divestiture or other action is not contingent upon the consummation of the merger. The term “regulatory material adverse effect” means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or result of operations of the Company and its subsidiaries, and SJW and its subsidiaries, taken as a whole (the “combined company”). When determining whether a potential adverse effect (other than with respect to a regulatory restraint imposed by the CPUC) would constitute a material adverse effect, the “combined company” will be deemed to be a consolidated group of entities of the size and scale of the Company and subsidiaries, taken as a whole.

Financing & Financing Cooperation

SJW will use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done), all things necessary, proper or advisable to obtain the transaction financing on or prior to the closing date of the merger. SJW will pay, or cause to be paid, all fees and other amounts arising pursuant to the commitment letter or the related fee letters as and when they become due. In the event any portion of the financing becomes, or it becomes reasonably likely that such funds will become, unavailable on the terms and conditions set forth in the commitment letter, SJW will use its reasonable best efforts to obtain alternative financing on terms not materially less favorable in the aggregate to SJW than those set forth in the commitment letter. SJW may not permit any amendment, modification or replacement to the commitment letter, without the prior written consent of the Company, if such amendment, modification or replacement could reasonably be expected to (i) reduce the aggregate amount of the financing or the net proceeds from the financing below the amount necessary to consummate the merger; (ii) impose new or additional conditions, or expand, amend or modify pre-existing conditions, to the receipt of the financing that could reasonably be expected to (a) delay, prevent or make less likely the funding of the financing (or satisfaction of the conditions to the financing) or (b) adversely impact the ability of SJW to enforce its rights against the other parties to the commitment letter or the definitive agreements with respect thereto; or (iii) make it less likely that the financing would be funded (including by making the conditions to obtaining the financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of SJW to consummate the merger and the other transactions contemplated in connection therewith.

The Company will, and will cause each of its subsidiaries to, and will use reasonable best efforts to cause its representatives to, provide to SJW such customary cooperation, at SJW’s sole expense, as may be reasonably requested by SJW in connection with the financing, subject to certain customary exceptions.

Prior to the closing, with respect to indebtedness of the Company or any of its subsidiaries which SJW desires to repay in connection with the closing, the Company will use its reasonable best efforts to obtain a duly executed payoff letter from its lenders and their representatives.

SJW will reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses incurred by the Company and its representatives in connection with their cooperation in the arrangement of any debt financing, and indemnify the Company, its subsidiaries and its or their representatives from and against, among other things, any claims, losses or damages incurred by them, relating to, arising out of or resulting from the debt financing, subject to customary limitations.

The obtaining of financing is not a condition to closing.

Governance Matters After the Merger

Immediately following the effective time of the merger, the board of directors of SJW will be expanded by two seats, with the two new vacancies to be filled by two current directors of the Company to be selected by SJW. SJW expects that the New England Region will continue to be led by members of the Company’s existing executive team.

Employee Benefit Matters

The Company and SJW have agreed that following completion of the merger:

•

until December 31, 2019, (i) SJW will, or will cause its subsidiaries to, provide Company employees with (A) the same base compensation and no less favorable target annual cash incentive opportunities as in effect immediately prior to the effective time of the merger, (B) benefits (other than severance and change in control benefits) that are substantially comparable in the aggregate to such benefits in effect for such employees immediately prior to the effective time of the merger and (C) severance benefits that are no less favorable than the severance benefits SJW provides to similarly situated employees of SJW and its subsidiaries (except that SJW will not be required to provide such benefits to Company employees who are entitled to severance benefits under the Company’s employment agreements or the Company’s Change in Control Severance Plan which will continue to apply to such Company employees in accordance with their terms), and (ii) each Company employee who received a long-term incentive award under the Company’s stock plans in 2018 will be granted an equity incentive award (with the target and maximum dollar values of such award equal to or greater than the target and maximum dollar values of the last award granted to such Company employee under the Company’s stock plans prior to the effective time of the merger) under the SJW stock plans for each calendar year following the effective time of the merger until December 31, 2019 (other than a calendar year in which such Company employee received an equity incentive award under a Company stock plan), which will be made at the same time and subject to the same terms and conditions as awards made to SJW’s executive officers; and

•

to the extent any Company employee is eligible to participate under any employee benefit plan of SJW or its subsidiaries following the closing, SJW will, and will cause its subsidiaries to, give credit under such SJW employee benefit plans to Company employees for all service with the Company or its subsidiaries prior to the effective time of the merger for certain purposes and to the extent such service was taken into account or recognized by the Company or an applicable subsidiary, but not to the extent crediting such service would result in the duplication of benefits.

Treatment of Company Equity Awards

Company Restricted Share Units. Upon completion of the merger, all outstanding and unvested Company RSU awards granted pursuant to the Company stock plans will be automatically converted, pursuant to the merger agreement, into restricted stock units of SJW (“Adjusted RSUs”), and all of the terms and restrictions applicable to the Company RSUs (including any deferral elections) will apply to the restricted stock units of SJW, except that, notwithstanding anything to the contrary in such terms and restrictions, each Adjusted RSU will be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing. The number of shares of SJW common stock underlying each such converted Company RSU award will be determined by multiplying the number of unvested shares of Company common stock subject to such award immediately prior to the completion of the merger by the “equity award ratio” (which is the quotient obtained by dividing (x) the merger consideration by (y) the volume weighted average trading price of SJW common shares on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing), and rounding down to the nearest whole share. Company RSUs are awards that are subject to service-based vesting and are not or are no longer subject to performance-based vesting and entitle the holder to receive shares of the Company upon vesting, and include awards granted as Company PSUs for which performance has been determined prior to the effective date of the merger and which are still subject to service vesting.

Company Deferred Share Units. Upon completion of the merger, all outstanding Company DSU awards granted pursuant to the Company stock plans will be automatically converted, pursuant to the merger agreement, into deferred stock units of SJW, and all of the terms and restrictions applicable to the Company DSUs (including any deferral elections) will apply to the deferred stock units of SJW. The number of shares of SJW common stock underlying each such converted Company DSU award will be determined by multiplying the number of shares of Company common stock subject to such award immediately prior to the completion of the merger by the equity award ratio, and rounding down to the nearest whole share. Company DSUs are awards previously granted as Company PSUs that are fully vested (based on performance and completion of service vesting) with the underlying shares of Company common stock to be issued on a specified date or event, as elected by the participant.

Company Performance Share Units. Upon completion of the merger, (i) all outstanding and unvested Company PSU awards that were granted prior to the date of the merger agreement, and for which the level of attainment of the performance goals applicable to the award has not been determined by the board of directors of the Company prior to the effective date of the merger, will become performance vested as to a number of shares of Company common stock determined by calculating the actual level of attainment of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service-based vesting for each such performance vested Company PSU will be accelerated and each such vested share of Company common stock will be cancelled and converted into the right to receive the merger consideration, and (ii) all outstanding and unvested Company PSUs that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting awards (“Assumed PSUs”) covering a number of restricted stock units of SJW equal to the product of (x) the target number of outstanding and unvested share units that was subject to each applicable Company PSU award immediately prior to closing of the merger and (y) the equity award ratio, with any fractional share units rounded down to the nearest whole share unit and with each Assumed PSU to be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing.

Company Performance Cash Units. Upon completion of the merger, (i) all outstanding and unvested Company PCU awards that were granted prior to the date of the merger agreement, and for which the amount payable based on the level of attainment of the performance goals applicable to the award has been determined by the board of directors of the Company prior to the effective date of the merger but are subject to service vesting, will be accelerated and will be paid out in cash in such amount at the effective time, (ii) all outstanding and unvested Company PCUs that were granted prior to the date of the merger agreement and for which the level of attainment of the performance goals applicable to the award has not been determined by the board of directors of the Company prior to the effective date of the merger, will become performance vested for an amount based on the actual performance of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service vesting will be accelerated and the award will be paid out in cash in such amount at the effective time, and (iii) all outstanding and unvested Company PCU awards that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting cash awards (“Assumed PCUs”) based on target, with each Assumed PCU to be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing.

Company Restricted Shares. Upon completion of the merger, all outstanding and unvested Company restricted share awards (“Company RS Awards”) that were granted on or after the date of the merger agreement will be automatically converted pursuant to the merger agreement into time-based vesting awards (“Assumed RS Awards”) covering a number of restricted shares of SJW equal to the product of (x) the target number of outstanding and unvested shares that was subject to each applicable Company RS Award immediately prior to closing of the merger and (y) the equity award ratio, with any fractional share units rounded down to the nearest whole share unit and with each Assumed RS Award to be subject to accelerated vesting in full upon a termination of the participant’s employment without “Cause” (as defined in the Company’s Change in Control Severance Plan) within one year following the closing.

For additional information regarding treatment of Company equity awards, see the section entitled “The Merger—Interests of Certain Persons in the Merger—Treatment of Company Restricted Share Units, Deferred Share Units, Performance Share Units, Performance Cash Units and Restricted Share Units” beginning on page 64 of this proxy statement and “The Merger—Interests of Certain Persons in the Merger” beginning on page 64 of this proxy statement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including without limitation covenants relating to:

•	cooperation between the Company and SJW in the preparation of this proxy statement;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	notice of material changes regarding representations, warranties, covenants and conditions contained in the merger agreement;

•	fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement;

•

causing any dispositions of Company common stock or derivative securities resulting from the merger and any acquisitions of SJW common stock or derivative securities resulting from the merger by each individual who is or may become subject to reporting requirements under Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	cooperation between the Company and SJW in connection with public announcements;

•	cooperation to cause the shares of Company common stock and other securities, if applicable, to be delisted from the NASDAQ and deregistered under the Exchange Act;

•

the use of reasonable best efforts, subject to applicable laws, to cooperate in connection with planning the integration of the business operations of the Company and SJW and their respective subsidiaries; and

•	continuation of charitable contributions and community support for two years following the merger.

Under the merger agreement, following the completion of the merger, to the fullest extent permitted by law, SJW will assume all obligations relating to indemnification, advancement of expenses and exculpation from liabilities for certain acts or omissions occurring at or prior to the effective time of the merger existing in favor of the former or present directors and officers of the Company and its subsidiaries. Prior to the effective time of the merger, the Company will purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policies.

Conditions to Completion of the Merger

Each party’s obligation to consummate the merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the merger of each of the following:

•	approval of the merger agreement by the Company’s shareholders;

•

any required approvals (as listed below) having been obtained and having become final orders (as to which all conditions, not within the control of SJW or the Company, to the consummation of such transactions prescribed by applicable law or order have been satisfied) and any waiting period having expired or been terminated;

•	the expiration or earlier termination of the waiting period applicable to the completion of the merger and the other transactions contemplated by the merger agreement under the HSR Act;

•	consents required by the PURA;

•	consents required by the MPUC;

•	any pre-approvals of license transfers by the FCC; and

•

the absence of any statute, law, ordinance, rule, regulation, binding legal requirement, judgment, order or decree by any court, tribunal or other governmental entity of appropriate jurisdiction that prevents, seeks to make illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, the obligations of SJW and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the Company (other than the representations and warranties related to (i) the shares of capital stock issued and outstanding or reserved for issuance, (ii) the absence of any outstanding voting debt interests, (iii) the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, and (iv) the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement) will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) at and as of the closing date of the merger (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•

the representations and warranties of the Company relating to (i) the absence of any outstanding voting debt interests, (ii) the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, and (iii) the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement will be true and correct in all material respects at and as of the closing date of the merger as if made at and as of such date (except to the extent such representations or warranties address matters only as of an earlier date, which need only be true and correct as of such earlier date);

•

the representations and warranties of the Company relating to the shares of capital stock issued and outstanding or reserved for issuance, will be true and correct in all respects (except de minimis errors) at and as of the closing date of the merger as if made at and as of such date (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date);

•	the Company having performed in all material respects all of its obligations under the merger agreement at or prior to the closing of the merger;

•	receipt of a certificate executed by an executive officer of the Company certifying as to the satisfaction of the conditions described in the preceding four bullet points;

•

none of the required approvals listed above will impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a regulatory material adverse effect (as defined above);

•

the CPUC will not have imposed terms or conditions in connection with the merger (a “CPUC restraint”) that, individually or in the aggregate, would reasonably be expected to have a regulatory material adverse effect (as defined above);

•

no fact, circumstance, effect, change, event or development will have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company that has not been ameliorated or cured.

In addition, the obligations of the Company to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of SJW and Merger Sub will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) at and as of the closing date of the merger as if made at and as of such date (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	SJW and Merger Sub having performed in all material respects all of its obligations under the merger agreement at or prior to the closing of the merger; and

•	receipt of a certificate executed by an executive officer of the other party certifying as to the satisfaction of the conditions described in the preceding two bullet points.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, before or after the receipt of the required shareholder approval, under the following circumstances:

•	by mutual written consent of the Company and SJW;

•	by either the Company or SJW:

•

if the merger is not consummated on or before May 5, 2019, except if, as of 5:00 p.m., Pacific time, on May 5, 2019, all of the conditions to closing have been satisfied or waived, or will then be capable of being satisfied (other than the conditions related to required governmental approvals having been obtained and having become final orders and those conditions that by their nature are to be satisfied at the closing of the merger), such date will be extended automatically to August 5, 2019, and, if, as of 5:00 p.m., Pacific time, on August 5, 2019, all of the conditions to closing have been satisfied or waived, or will then be capable of being satisfied (other than the conditions related to required governmental approvals having been obtained and having become final orders and those conditions that by their nature are to be satisfied at the closing of the merger), such date will be extended automatically to November 5, 2019 (such date, as so extended, the “end date”); provided that the right to terminate the merger agreement under the provision described in this bullet will not be available to any party if such failure of the merger to occur on or before the end date is the result of a material breach of any representation, warranty, covenant or agreement of the merger agreement by such party (the “end-date termination provision”);

•

if any law or final and non-appealable judgment, order or decree is issued, imposed or deemed applicable to the merger by any governmental entity of competent jurisdiction which permanently prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement, except that the right to terminate the merger agreement under the provision described in this bullet will not be available to any party if such failure of the merger to be capable of being consummated is the result of the failure of such party to comply with the reasonable best efforts covenant under the merger agreement;

•

if the Company’s shareholders fail to approve the merger agreement at the special meeting (or, if the special meeting has been adjourned or postponed, at the final adjournment or postponement thereof) (the “Company shareholder approval failure termination provision”);

•	by SJW:

•

if the Company has breached or failed to perform any of its obligations under the merger agreement, or if any of its representations or warranties has failed to be true and correct, which breach or failure to perform (i) is not reasonably capable of being cured by the Company by the end date, or is not cured by the Company within the earlier of (x) 45 days after receiving written notice from SJW or (y) three business days prior to the end date and (ii) would give rise to the failure of certain closing conditions; provided that the right to terminate the merger agreement under the provision described in this bullet will not be available to SJW if SJW is then also in breach of any of its covenants or agreements, or if any of its representation or warranties has failed to be true and correct such as would give rise to the failure of certain closing conditions (the “Company’s material breach termination provision”);

•	prior to the time that the Company’s shareholders approve the merger agreement, if:

•	the Company materially breaches any of its obligations described under “— Solicitation of Alternative Proposals”;

•	the board of directors of the Company has made a Company adverse recommendation change;

•	the Company has failed to include, in this proxy statement, the recommendation of its board of directors that the Company’s shareholders approve the merger agreement;

•

following the receipt of a takeover proposal with respect to the Company, the board of directors of the Company has failed to publicly reaffirm its recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement within 10 business days after SJW reasonably requests in writing that such recommendation be reaffirmed; or

•

a tender or exchange offer relating to any shares of Company common stock has been publicly commenced and the Company has not, within 10 business days after the commencement thereof, recommended rejection of such tender or exchange offer and reaffirmed its recommendation of the merger agreement and the merger and the other transactions contemplated by the merger agreement; or

•

prior to September 19, 2018, if SJW is not in material breach of its obligations described under “—Solicitation of Alternative Proposals” in order to accept a superior proposal with respect to SJW and enter into an acquisition agreement related to such superior proposal, and SJW pays to the Company a termination fee of $42.5 million pursuant to the terms of the merger agreement;

•	by the Company:

•

if SJW or Merger Sub has breached or failed to perform any of its obligations under the merger agreement, or if any of their respective representations or warranties has failed to be true and correct, which breach or failure to perform (i) is not reasonably capable of being cured by SJW or Merger Sub by the end date, or is not cured by SJW or Merger Sub, as applicable, within the earlier of (x) 45 days after receiving written notice from the Company or (y) three business days prior to the end date and (ii) would give rise to the failure of certain closing conditions; provided that the right to terminate the merger agreement under the provision described in this bullet will not be available to the Company if the Company is then also in breach of any of its covenants or agreements, or if any of its representation or warranties has failed to be true and correct such as would give rise to the failure of certain closing conditions (the “SJW material breach termination provision”);

•	if:

•	SJW materially breaches any of its obligations described under “— Solicitation of Alternative Proposals”;

•	the SJW board of directors has made a SJW adverse recommendation;

•

following the receipt of a takeover proposal with respect to SJW, the SJW board of directors fails to publicly confirm its support for the merger agreement, the merger and the other transactions contemplated by the merger agreement and fails to publicly reject such takeover proposal within 10 business days after the Company reasonably requests in writing that such recommendation be reaffirmed; or

•

a tender or exchange offer relating to any shares of SJW common stock has been publicly commenced and SJW has not, within 10 business days after the commencement thereof, recommended rejection of such tender or exchange offer and reaffirmed its support for the merger agreement and the merger and the other transactions contemplated by the merger agreement; or

•

prior to the time that the Company’s shareholders approve the merger agreement, if the Company is not in material breach of its obligations described under “— Solicitation of Alternative Proposals” in order to accept a superior proposal with respect to the Company and enter into an acquisition agreement related to such superior proposal, and the Company pays to SJW a termination fee of $28.1 million pursuant to the terms of the merger agreement.

In the event of a termination of the merger agreement, other than termination by mutual written consent, written notice will be given by the terminating party to the other party specifying the provision pursuant to which such termination is made. In the event of a valid termination of the merger agreement, the merger agreement will be terminated and will become void and have no effect, without any liability or obligation on the part of the Company, SJW or any financing source, except that certain provisions regarding the termination fee, the reasonable best efforts covenant regarding financing, and other general matters will survive such termination and nothing in the merger agreement will relieve any party from liabilities or damages incurred or suffered as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach by such party of any covenant or agreement set forth in the merger agreement. The termination of the merger agreement will not affect the obligations of the parties contained in the confidentiality agreement between the Company and SJW.

Expenses and Termination Fees; Liability for Breach

Each party will pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement.

The Company will be obligated to pay a termination fee of $28.1 million to SJW if:

•	SJW terminates the merger agreement, prior to the time that the Company’s shareholders approve the merger agreement, as a result of any of the following:

•	the Company materially breaches any of its obligations described under “—Solicitation of Alternative Proposals”;

•	the board of directors of the Company has made an adverse recommendation change;

•	the Company has failed to include, in this proxy statement, the recommendation of its board of directors that the Company’s shareholders approve the merger agreement;

•

following the receipt of a takeover proposal with respect to the Company, the board of directors of the Company has failed to publicly reaffirm its recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement within 10 business days after SJW reasonably requests in writing that such recommendation be reaffirmed; or

•

a tender or exchange offer relating to any shares of Company common stock has been publicly commenced and the Company has not, within 10 business days after the commencement thereof, recommended rejection of such tender or exchange offer and reaffirmed its recommendation of the merger agreement and the merger (and the other transactions contemplated by the merger agreement);

•

the Company terminates the merger agreement because the Company’s shareholders fail to approve the merger agreement at the special meeting (or, if the special meeting has been adjourned or postponed, at the final adjournment or postponement thereof), at any time during which SJW would have been permitted to terminate the merger agreement under the provision described in the bullet immediately above;

•

the Company terminates the merger agreement in order to accept a superior proposal and enter into an acquisition agreement related to such superior proposal, prior to the time that the Company’s shareholders approve the merger agreement, if the Company is not in material breach of its obligations described under “—Solicitation of Alternative Proposals”; or

•	each of the following three events occurs:

•

a takeover proposal is made to the Company or becomes publicly known, or an intention to make such a takeover proposal is publicly announced and not publicly withdrawn, after the date of the merger agreement and prior to the special meeting;

•

the merger agreement is thereafter terminated by (A) the Company or SJW pursuant to either of the end-date termination provision (if the special meeting has not been held) or the Company shareholder approval failure termination provision, or (B) SJW pursuant to the Company material breach termination provision; and

•

within 15 months of such termination of the merger agreement, the Company enters into a definitive contract to consummate or a takeover proposal is consummated; provided that for purposes of the provision described in this bullet, the term “takeover proposal” has the meaning described under “—Solicitation of Alternative Proposals,” except that all references to 15% therein will be changed to 50%.

The Company will be obligated to reimburse SJW for certain fees and expenses in an amount not to exceed $5 million if either the Company or SJW terminates the merger agreement because the Company’s shareholders fail to approve the merger agreement. If any termination fee is later payable by the Company to SJW, the amount of such termination fee payable by the Company will be reduced by the expense reimbursement amount actually paid by the Company to SJW.

SJW will be obligated to pay a termination fee of $42.5 million to the Company if:

•	the Company terminates the merger agreement as a result of any of the following:

•	SJW materially breaches any of its obligations described under “— Solicitation of Alternative Proposals”;

•	the SJW board of directors has made a SJW adverse recommendation;

•

following the receipt of a takeover proposal with respect to SJW, the SJW board of directors fails to publicly confirm its support for the merger agreement, the merger and the other transactions contemplated by the merger agreement and fails to publicly reject such takeover proposal within 10 business days after the Company reasonably requests in writing that such recommendation be reaffirmed; or

•

a tender or exchange offer relating to any shares of SJW common stock has been publicly commenced and SJW has not, within 10 business days after the commencement thereof, recommended rejection of such tender or exchange offer and reaffirmed its support for the merger agreement and the merger and the other transactions contemplated by the merger agreement; or

•

SJW terminates the merger agreement in order to accept a superior proposal and enter into an acquisition agreement related to such superior proposal, prior to September 19, 2018, if SJW is not in material breach of its obligations described under “—Solicitation of Alternative Proposals”; or

•	each of the following three events occurs:

•	a takeover proposal is made to SJW or becomes publicly known, or an intention to make such a takeover proposal is publicly announced;

•

the merger agreement is thereafter terminated by (A) the Company or SJW pursuant to either of the end-date termination provision, or (B) the Company pursuant to the SJW material breach termination provision; and

•

within 15 months of such termination of the merger agreement, SJW enters into a definitive contract to consummate or a takeover proposal is consummated; provided that for purposes of the provision described in this bullet, the term “takeover proposal” has the meaning described under “—Solicitation of Alternative Proposals,” except that all references to 15% therein will be changed to 50%.

If the merger agreement is terminated by either the Company or SJW on the grounds that (i) the closing condition providing for the absence of a legal restraint (as described above) is not satisfied and the legal restraint giving rise to such non-satisfaction arises from, is issued by or is in connection with the CPUC or (ii) the CPUC restraint closing condition is not satisfied, then SJW will be obligated to reimburse the Company for certain fees and expenses in an amount not to exceed $5 million. If any termination fee is later payable by SJW to the Company, the amount of such termination fee payable by SJW will be reduced by the expense reimbursement amount actually paid by SJW to the Company. In the event that within 15 months of such termination, SJW enters into a definitive contract to consummate or a takeover proposal is consummated, then SJW will pay the Company the termination fee of $42.5 million (with the expense reimbursement fee being credited towards the termination fee).

Amendments, Extensions and Waivers

Prior to the effective time of the merger, the merger agreement may be amended by the parties (by a signed written instrument) at any time before or after the receipt of the approval of the Company’s shareholders required to consummate the merger.

At any time prior to the effective time of the merger, the parties may (i) extend the time for performance of any obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement,

(iii) waive compliance with any covenants or agreements contained in the merger agreement, or (iv) waive the satisfaction of any of the conditions contained in the merger agreement.

Notwithstanding the foregoing, (i) after receipt of the approval of the merger agreement by the Company’s shareholders, there will not be, without further approval of such shareholders, any amendment for which applicable law requires further shareholder approval and (ii) no provision with respect to which any financing source is a third-party beneficiary under the merger agreement will be amended, waived or modified in a manner adverse to such financing source without the prior written consent of the financing source.

Parties in Interest

Except as expressly provided in the merger agreement (including with respect to financing sources in respect of certain provisions of the merger agreement), nothing expressed or referred to in the merger agreement is intended to confer, nor should it be read or construed to confer, upon any person other than the parties (and their respective successors and permitted assigns) any rights or remedies.

For additional information regarding indemnification of directors and officers, see the section entitled “The Merger—Interests of Certain Persons in the Merger—Indemnification of Directors and Officers of the Company” beginning on page 66 of this proxy statement. For additional information regarding financing of the merger, see the section entitled “The Merger—Financing of the Merger” beginning on page 70 of this proxy statement.

Specific Performance

The Company and SJW have agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. To that end, the parties agreed that prior to the termination of the merger agreement, each party will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further agreed to waive any requirement for the securing or posting of any bond in connection with any remedy relating to specific performance.

NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION

FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL 2)

The Company is required, pursuant to Section 14A of the Exchange Act, to include in this proxy statement a non-binding, advisory vote on certain compensation that may become payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant to arrangements entered into with the Company. In accordance with the applicable rules, Mr. Thornburg is included as a named executive officer even though he resigned from his position as the Chairman, Chief Executive Officer and President of the Company on September 28, 2017 and as an employee of the Company on October 15, 2017 and is not entitled to any payments from the Company in connection with the merger (other than as a holder of 99,304 shares of Company common stock as of August 7, 2018, which includes 73,544 shares issued on June 15, 2018 upon settlement of 127,272 Company DSUs and dividend equivalent rights, net of 53,728 shares withheld to satisfy tax withholding obligations with respect thereto (pursuant to the terms of the Company’s 2014 Performance Stock Program)).

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to named executive officers of the Company. The “golden parachute” compensation payable to named executive officers of the Company is subject to a non-binding advisory vote of shareholders of the Company, as described below in this section. The arrangements pursuant to which such compensation would be paid are the employment agreements with each named executive officer discussed above and the treatment of the outstanding equity awards under the merger agreement.

The amounts set forth below have been calculated assuming (i) that the merger was completed on August 7, 2018 (which is the latest practicable date prior to the filing of this proxy statement) and, where applicable, that each named executive officer experiences a qualifying termination of employment on such date and (ii) a per share price of Company common stock of $70.00 (the merger consideration). Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to their terms based upon the completion of continued service with the Company or the prior achievement of performance goals, in either case, independent of the occurrence of the merger. For further information regarding the consideration to be received in settlement of equity-based awards, see the section entitled “The Merger—Interests of Certain Persons in the Merger—Treatment of Company Restricted Share Units, Deferred Share Units, Performance Share Units, Performance Cash Units and Restricted Share Units” beginning on page 64 of this proxy statement.

The amounts indicated below are estimates of amounts that might become payable to the named executive officers, and such estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and, as a result, the actual amounts, if any, to be received by any named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number. For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a qualifying termination of employment.

	Golden Parachute Compensation(1)
Executive Officer(2)	Cash(3)	Equity(4)	Pension/ NQDC(5)	Perquisites /Benefits(6)	Tax Reimbur sement(7)	Total
David C. Benoit	$2,387,819	$650,790	$1,078,042	$59,934	—	$4,176,585
President and Chief Executive Officer
Robert J. Doffek(8)	$796,627	$65,800	$0	$20,406	—	$882,833
Chief Financial Officer, Treasurer and Controller

	Golden Parachute Compensation(1)
Executive Officer(2)	Cash(3)	Equity(4)	Pension/ NQDC(5)	Perquisites /Benefits(6)	Tax Reimbur sement(7)	Total
Kristen A. Johnson(8)	$1,146,010	$207,200	$2,232,113	$52,205	—	$3,637,528
Vice President, Human Resources and Corporate Secretary
Craig J. Patla(8)	$1,044,030	$175,070	$212,456	$73,681	—	$1,505,237
Vice President, Service Delivery
Maureen P. Westbrook	$1,149,414	$98,000	$1,016,814	$7,875	—	$2,272,103
Vice President, Customer and Regulatory Affairs

(1)	Except as described in footnotes (3) and (4) below, all amounts reflected in the table are attributable to double-trigger arrangements.

(2)

Eric W. Thornburg, who was a named executive officer of the Company in 2017, resigned from his position as the Chairman, Chief Executive Officer and President of the Company on September 28, 2017 and as an employee of the Company on October 15, 2017; Mr. Thornburg became the President and Chief Executive Officer of SJW effective on November 6, 2017. Mr. Thornburg is no longer employed by the Company and holds no unvested Company equity awards. Accordingly, he is not eligible to receive any payments from the Company in connection with the merger (other than as a holder of 99,304 shares of Company common stock as of August 7, 2018, which includes 73,544 shares issued on June 15, 2018 upon settlement of 127,272 Company DSUs and dividend equivalent rights, net of 53,728 shares withheld to satisfy tax withholding obligations with respect thereto (pursuant to the terms of the Company’s 2014 Performance Stock Program)).

(3)

Amounts for each of the named executive officers except Mr. Doffek reflect cash severance payments equal to three times the sum of (i) the executive’s annual base salary in effect on August 7, 2018, (ii) the executive’s target percentage of the midpoint of the executive’s salary grade under the Officers Incentive Program for fiscal year 2018, and (iii) outplacement services for one year that would be payable under the employment agreements entered into with each of the named executive officers which will become effective at the effective time of the merger, assuming an involuntary termination by the Company without cause or such officer’s resignation for good reason (see the section entitled “The Merger—Interests of Certain Persons in the Merger—Employment Agreements” beginning on page 67 of this proxy statement). Amounts for Mr. Doffek reflect cash severance payments equal to (i) two times the sum of (A) his annual base salary in effect on August 7, 2018 and (B) his target bonus for fiscal year 2018, and (ii) a pro rata target bonus for fiscal year 2018 that would be payable under the Company’s Change in Control Severance Plan, assuming an involuntary termination by the Company without cause or Mr. Doffek’s resignation for good reason (see the section entitled “The Merger—Interests of Certain Persons in the Merger—Employment Agreements—Change in Control Severance Plan” beginning on page 69 of this proxy statement). In addition, the amounts in this column reflect outstanding Company PCUs granted prior to the date of the merger agreement that will become vested as to an amount determined assuming target performance for purposes of this disclosure and converted into the right to receive the cash payments at the effective time of the merger, and are therefore single-trigger payments.

The aggregate payments included in this column are comprised of the following:

Named Executive Officer	Cash Severance ($)	Unvested Company PCUs ($)
David C. Benoit	$2,006,650	$252,061
Robert J. Doffek	$654,723	$112,830
Kristen A. Johnson	$1,032,772	$113,238
Craig J. Patla	$905,368	$138,662

Named Executive Officer	Cash Severance ($)	Unvested Company PCUs ($)
Maureen P. Westbrook	$1,055,644	$93,770

In addition, in connection with Mr. Benoit’s and Mr. Doffek’s promotions in 2018 to President and Chief Executive Officer and Chief Financial Officer and Treasurer, respectively, the board of directors of the Company acted to adjust their base salary and target awards under the Officers Incentive Program; the increased payout opportunity under their incentive awards as a result of such adjustment is payable in cash in the form of a “true up” payment at the time the performance under the incentive awards is determined. Included in the aggregate payment above is a true up payment of $129,108 for Mr. Benoit and $29,075 for Mr. Doffek, assuming the performance under the incentive awards is measured on August 7, 2018.

(4)

As described in the section entitled “The Merger—Interests of Certain Persons in the Merger—Treatment of Company Restricted Share Units, Deferred Share Units, Performance Share Units, Performance Cash Units and Restricted Share Units” beginning on page 64 of this proxy statement, outstanding equity awards will vest and become payable as follows: (i) all outstanding Company PSUs granted prior to the date of the merger agreement, and for which the level of attainment of the performance goals applicable to the award has not been determined by the board of directors of the Company prior to the date of the merger agreement, will become performance vested and the service-based vesting for such performance vested Company PSU will be accelerated and each such vested Company PSU will be cancelled and, each such PSU and any related dividend equivalents, will be converted into the right to receive the merger consideration at the effective time of the merger; such awards are therefore single-trigger benefits; and (ii) all outstanding Company RSUs will be converted into SJW restricted stock units and will vest and become payable on the earlier of (x) the original vesting date and (y) a covered termination (including a termination without cause within one year following the closing), which makes them double-trigger payments, subject to payment in accordance with any deferral election. The number of shares of the Company subject to such awards and the values thereof (which do not include the values of dividend equivalents relating to such shares) is as follows:

Named Executive Officer	Unvested Company RSUs (#)	Unvested Company RSUs ($)	Unvested Company PSUs (#)	Unvested Company PSUs ($)
David C. Benoit	3,618	$253,260	5,679	$397,530
Robert J. Doffek	678	$47,460	262	$18,340
Kristen A. Johnson	1,484	$103,880	1,476	$103,320
Craig J. Patla	1,836	$128,520	665	$46,550
Maureen P. Westbrook	1,400	$98,000	0	$0

(5)

The amounts reported for each of the named executive officers except Mr. Doffek include: (i) an additional retirement benefit equal to the present value (using an assumed discount rate of November 2017 417(e)(3) lump sum segment rates of 2.20%, 3.57%, and 4.24%) of the difference between the annual pension benefits that would have been payable under The Connecticut Water Company Employee’s Retirement Plan had the executive continued to participate in the plan for an additional three years and the vested benefits at the time of termination, pursuant to the executive’s employment agreement; (ii) the difference between the benefits which would have been payable to the named executive under any deferred compensation agreement had the named executive continued in the employ of the Company for an additional three years and the benefits actually payable; and (iii) aggregate amounts that would have been contributed on behalf of the named executive under the Connecticut Water Company Employee Savings Plan (401(k)) (“401(k)”) for an additional three years, plus estimated earnings had the named executive continued to participate.

The table below sets forth the value of each of the benefits listed in the paragraph above, plus the present value (using an assumed discount rate of November 2017 417(e)(3) lump sum segment rates of 2.20%, 3.57%, and 4.24% for the pension benefit and 3.90% for the SERP benefit) of the accumulated retirement benefit at April 25, 2018:

Named Executive Officer	Retirement Benefits: Pension Plan ($)	Retirement Benefits: SERP ($)	Deferred Compensation ($)	Defined Contribution Plans ($)	Total ($)
David C. Benoit	$1,133,148	$3,080,135	$357,671	$26,255	$4,597,209
Kristen A. Johnson	$353,999	$2,142,221	$67,215	$22,677	$2,586,112
Craig J. Patla	$873,770	$0	$0	$20,924	$894,694
Maureen P. Westbrook	$1,319,084	$1,341,635	$89,200	$24,338	$2,774,257

(6)

The amounts for each of the named executive officers except Mr. Doffek reflect the sum of: (i) a lump sum payment equal in value of the benefits provided to the named executive under the life, health, disability, and welfare benefit programs of the Company for a period of three years, plus three years of additional credit for purposes of determining eligibility to participate in any such plan for retirees and (ii) three additional years of all other perquisites that the executive was receiving at the date of termination. The amounts reported for Mr. Doffek reflect the estimated value of continued health insurance coverage for 15 months.

(7)

As discussed in the section entitled “The Merger—Interests of Certain Persons in the Merger—Executive Officer Interests” beginning on page 66 of this proxy statement, the agreements for Mr. Benoit and Ms. Westbrook provide that in the event that any payment or benefit received or to be received by the executive under the agreement would be subject to the federal excise tax imposed by the IRC Section 4999, then a “gross-up” payment will be made to the named executive. The gross-up payment would compensate the executive for the initial 20% excise tax payable on the executive’s excess parachute payments plus the income and excise taxes then becoming payable on such initial gross-up payment. For purposes of this determination, however, the value of a non-competition covenant with an executive would not be considered in determining whether a gross-up payment is required under the executive’s agreement. Based on a valuation of the non-compete covenants undertaken in 2015, the Company has determined that no such excise tax would be payable upon termination of employment for Mr. Benoit nor Ms. Westbrook in connection with the merger. However, if the applicable severance arrangements were not subject to non-compete covenants, the Company has determined that the amount of the gross-up (assuming an August 7, 2018 termination date), would be $1,514,355 for Mr. Benoit and $1,015,822 for Ms. Westbrook. The actual amount of the gross up payment will only be determined at such time as any severance payments become payable to the executive and will be based on a number of factors, including the value of the non-compete covenants at that time.

(8)

As discussed in the section entitled “The Merger—Interests of Certain Persons in the Merger—Executive Officer Interests” beginning on page 66 of this proxy statement, the amounts for Mr. Patla and Ms. Johnson are subject to a “best of net cutback” provision that may reduce the value of the “golden parachute” compensation, depending on the value of severance and the number of equity awards payable to the executive. The amounts for Mr. Doffek are subject to the same “best of net cutback” provision.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, the Company is seeking shareholder approval of a non-binding advisory proposal to approve the compensation of named executive officers of the Company that is based on or otherwise relates to the merger as disclosed in this section. The non-binding advisory proposal gives shareholders of the Company the opportunity to express their views on the merger-related compensation of named executive officers of the Company.

Accordingly, the Company is requesting that its shareholders adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to named executive officers of the Company, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Company Shareholder Advisory Vote On Merger-Related Compensation for Named Executive Officers Proposal of the Company—Golden Parachute Compensation,’ are hereby APPROVED.”

Vote Required

The vote regarding this non-binding advisory proposal on Company merger-related compensation is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, shareholders of the Company may vote to approve the merger agreement and vote not to approve the proposal on Company merger-related compensation and vice versa. Because the vote regarding the merger-related compensation is advisory only, it will not be binding on either the Company or SJW. Accordingly, if the merger is approved and completed, the named executive officers of the Company will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of shareholders of the Company.

Assuming a quorum is present, approval of the Company merger-related compensation requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have no effect on the proposal.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, SPECIFIC COMPENSATORY ARRANGEMENTS BETWEEN THE COMPANY AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The shareholders of the Company are being asked to approve a proposal that will give the board of directors of the Company authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the merger agreement.

If the special meeting is adjourned, shareholders who have already submitted their proxies will be able to revoke them at any time before their proxies are voted at the special meeting.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to approve the merger agreement but do not indicate a choice on the adjournment proposal, your shares of Company common stock will be voted in favor of the adjournment proposal. The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes to approve the merger agreement requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by such shareholders. Abstentions, failures to vote and broker non-votes will have no effect on this proposal, assuming a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICE DATA

Shares of Company common stock are listed for trading on the NASDAQ under the symbol “CTWS.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Company common stock on the NASDAQ trade reporting system. For current price information, you should consult publicly available sources.

	“CTWS”
	High	Low
Calendar Year 2015
Three months ended March 31, 2015	$38.55	$35.07
Three months ended June 30, 2015	37.99	33.20
Three months ended September 30, 2015	36.58	33.15
Three months ended December 31, 2015	39.93	34.15
Calendar Year 2016
Three months ended March 31, 2016	$45.66	$37.48
Three months ended June 30, 2016	56.27	43.16
Three months ended September 30, 2016	56.62	45.13
Three months ended December 31, 2016	58.32	48.00
Calendar Year 2017
Three months ended March 31, 2017	$59.26	$51.87
Three months ended June 30, 2017	62.15	50.75
Three months ended September 30, 2017	59.65	53.24
Three months ended December 31, 2017	65.04	57.02
Calendar Year 2018
Three months ended March 31, 2018	$62.25	$48.86
Three months ended June 30, 2018	69.72	58.76

The closing share price of Company common stock on August 3, 2018, the last trading day prior to the Company’s announcement that it had entered into the second amended and restated merger agreement, was $62.85 per share. If the merger is completed, you will be entitled to receive $70.00 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock owned by you, which represents a premium of approximately 33% to the unaffected closing share price of $52.57 on March 14, 2018, the last trading day prior to the Company’s announcement that it had entered into the March 14 merger agreement, and exceeds the Company’s all-time high trading price of $69.72 per share prior to the announcement of such revised offer.

On August [•], 2018, the most recent practicable date before this proxy statement was first mailed to shareholders of the Company, the closing share price of Company common stock was $[•] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF THE COMPANY

Security Ownership of Certain Beneficial Owners and Management

The following table lists, to the Company’s knowledge, the beneficial ownership of the Company’s capital stock and the nature of such ownership for each director and nominee for director, for each named executive officer, for all executive officers and directors of the Company as a group, and for each person who beneficially owns in excess of five percent of the outstanding shares of any class of the Company’s voting securities. Except for shares that are subject to Company PSUs as indicated in the table’s footnotes, which shares are not issued, or unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of August 7, 2018, and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding. The beneficial ownership percentages have been calculated based on 12,044,653 shares of Company common stock outstanding (including 94,106 Company common stock equivalent shares awarded under the Company’s 2014 Performance Stock Program, 2004 Performance Stock Program, and 1994 Performance Stock Program) as of such date.

The total insider ownership, individually and as a group, is less than 5% of the outstanding shares of Company common stock.

Security Ownership of Directors and Named Executive Officers of the Company

Name of Beneficial Owners	Total Amount of Company Common Stock Beneficially Owned	Percent of Company Common Stock Outstanding
David C. Benoit(1)	45,008	**
Robert J. Doffek(2)	1,221	**
Richard H. Forde*(3)	2,287	**
Mary Ann Hanley*(3)	7,040	**
Heather Hunt*(3)	6,339	**
Bradford A. Hunter*(3)	1,683	**
Kristen A. Johnson(4)	16,247	**
Craig J. Patla(5)	8,092	**
Lisa J. Thibdaue*(3)	6,400	**
Eric W. Thornburg(6)	99,304	**
Carol P. Wallace*(3) (8)	7,643	**
Maureen P. Westbrook(7)	37,277	**
Ellen C. Wolf*(3)	1,683	**
Total Directors, Nominees, and Executive Officers (13 persons) as a Group	146,400	1.22%

*	denotes non-employee director

**	indicates ownership of less than 1% of the class of securities

(1)	Includes 26,349 Company DSUs, 8,173 Company PSUs (of which 309 are Company RSUs) and 10,486 directly-owned shares.

(2)	Includes 202 Company DSUs, 534 Company PSUs (of which 166 are Company RSUs) and 485 directly-owned shares.

(3)	Includes 323 shares of restricted stock under the Company’s 2014 Performance Stock Program that will vest on May 10, 2019.

(4)	Includes 12,570 Company DSUs, 2,677 Company PSUs (of which 462 are Company RSUs) and 1,000 directly-owned shares.

(5)	Includes 3,146 Company DSUs, 1,769 Company PSUs (of which 814 are Company RSUs), 455 directly-owned shares and 2,722 shares owned in the Company’s 401(k).

(6)

Mr. Thornburg, who was the Chairman, Chief Executive Officer and President of the Company until September 28, 2017 and an employee of the Company until October 15, 2017, held 99,304 shares of Company common stock as of August 7, 2018, which includes 73,544 shares issued on June 15, 2018 upon settlement of 127,272 Company DSUs and dividend equivalent rights, net of 53,728 shares withheld to satisfy tax withholding obligations with respect thereto (pursuant to the terms of the Company’s 2014 Performance Stock Program).

(7)	Includes 23,279 Company DSUs, 378 Company RSUs, 11,506 directly-owned shares and 2,114 shares owned in the Company’s 401(k) plan.

(8)	Ms. Wallace’s spouse owns 1,120 shares.

Security Ownership of Other Beneficial Owners of the Company

Name and Address of Beneficial Owner	Title and Class	Shares Beneficially Owned		Percent of Company Common Stock Outstanding
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Common	852,846	(1)	7.08%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	Common	667,766	(2)	5.54%

(1)

This information is solely based on a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock, Inc. (“Blackrock”), which reflects ownership by BlackRock as a parent holding company. As reported on such Schedule 13G/A filed on January 29, 2018, BlackRock has sole voting power with respect to 828,085 and sole dispositive power with respect to 852,846 shares.

(2)

This information is solely based on a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group (“Vanguard”), which reflects ownership by Vanguard as a parent holding company. As reported on such Schedule 13G/A filed on February 9, 2018, Vanguard has sole voting power with respect to 13,219 shares, shared voting power with respect to 6,900 shares, sole dispositive power with respect to 648,447 shares and shared dispositive power with respect to 19,319 shares.

NO APPRAISAL RIGHTS

Shareholders of the Company will not have appraisal or dissenters’ rights in connection with any of the proposals to be voted upon at the special meeting. Under Section 33-856 of the CBCA, appraisal rights are not available for the holders of shares of any class or series of shares which is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act when the terms of the corporate action requiring appraisal rights require such holders to accept cash. Company common stock is listed on the NASDAQ and shareholders of the Company will receive cash as the merger consideration. As NASDAQ-listed shares are “covered securities” under Section 18(b)(1)(A) of the Securities Act and the merger consideration shareholders of the Company are entitled to receive is cash, appraisal rights are not available for shareholders of the Company.

DELISTING AND DEREGISTRATION OF COMMON STOCK

Upon completion of the merger, Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

As of the date of this proxy statement, the board of directors of the Company does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If any other matters come before the special meeting or any adjournments or postponements thereof and will be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements. This means that only one copy of the proxy statement may have been sent to multiple shareholders in your household. If you would like to obtain another copy of the proxy statement, please contact the Company’s Corporate Secretary, Kristen A. Johnson at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Company will only hold a regular annual meeting in 2019 if the merger is not completed. If, however, the merger is not completed and the Company holds a regular annual meeting in 2019, in order to be considered for inclusion in the proxy statement and form of proxy for the 2019 annual meeting of shareholders, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by the Company no later than December 7, 2018. For matters other than shareholder proposals pursuant to SEC Rule 14a-8 to be properly brought before the 2019 annual meeting by a shareholder, including director nominations, shareholders desiring to bring business before the 2019 annual meeting of shareholders must give proper and timely notice in writing to the secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, Connecticut 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2019 annual meeting of shareholders is January 10, 2019. A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the class and number of shares of Company common stock which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including the Company, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the Company’s website for more information about the Company. The Company’s website is www.ctwater.com. The information contained on the websites of the Company and the SEC (except for the filings described below) is not incorporated by reference into this proxy statement.

In addition, the SEC allows the Company to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement.

This proxy statement also incorporates by reference the documents listed below that the Company has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about the Company, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018.

•	Proxy Statement on Schedule 14A filed April 6, 2018.

•	Annual Report on Form 11-K filed June 27, 2018.

•

Current Reports on Form 8-K filed February 7, 2018, March 7, 2018, March 15, 2018, April 3, 2018, April 20, 2018, May 9, 2018, May 11, 2018, May 31, 2018 and August 6, 2018 (other than the portions of these documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

In addition, the Company incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this preliminary proxy statement and prior to the date of the special meeting or (ii) the date of the definitive proxy statement and prior to the date of the special meeting (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or the Company will provide you with copies of these documents, without charge, upon written or oral request to:

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

(860) 664-6056

Attention: Corporate Secretary

In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [•], 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of such incorporated document. Neither our mailing of this proxy statement to shareholders of the Company will create any implication to the contrary.

This proxy statement contains a description of the representations and warranties that Company made to SJW in the merger agreement. Representations and warranties made by the Company to SJW and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this proxy statement or are incorporated by reference into this proxy statement. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding the Company or its businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

Annex A

EXECUTION VERSION

SECOND AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of August 5, 2018,

among

SJW GROUP,

HYDRO SUB, INC.

and

CONNECTICUT WATER SERVICE, INC.

A-i

A-ii

A-iii

Exhibit
Exhibit A Governance Matters

Disclosure Letters
CTWS Disclosure Letter
SJW Disclosure Letter

A-iv

This SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement” or “Amended and Restated Agreement”), dated as of August 5, 2018 (the “Execution Date”), among SJW Group, a Delaware corporation (“SJW”), Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned Subsidiary of SJW (“Merger Sub”), and Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”), amends and restates in its entirety that certain Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), dated as of May 30, 2018 (the “A&R Execution Date”), which amended and restated in its entirety that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of March 14, 2018 (the “Original Execution Date”), among SJW, Merger Sub and CTWS.

WHEREAS, SJW, Merger Sub and CTWS entered into the Original Merger Agreement, pursuant to the terms of which, among other things, SJW and CTWS would engage in a business combination in a merger of equals;

WHEREAS, SJW, Merger Sub and CTWS have determined to instead have SJW acquire CTWS through the statutory merger of Merger Sub into CTWS, whereby, upon the terms and subject to the conditions set forth in this Agreement, the separate corporate existence of Merger Sub will cease, and CTWS will be the surviving corporation as a wholly owned subsidiary of SJW;

WHEREAS, the Board of Directors of CTWS (the “CTWS Board”) has approved, adopted and declared advisable and resolved to recommend to CTWS’s shareholders the approval of this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of SJW (the “SJW Board”) has determined that it is fair to and in the best interests of SJW and its stockholders, and declared it advisable, to enter into this Agreement and the merger of Merger Sub with and into CTWS and approved and adopted this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has approved, adopted and declared advisable and resolved to recommend and has recommended to SJW, Merger Sub’s sole shareholder, the adoption and approval of this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, SJW, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, SJW, Merger Sub and CTWS desire to amend and restate the A&R Merger Agreement in its entirety in accordance with Section 8.03 thereof on the terms and subject to the conditions set forth in this Amended and Restated Agreement;

WHEREAS, the parties intend, as further set forth in Section 9.04, that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article III and Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were made in the Original Merger Agreement and (c) each reference to “this Agreement” in the representations and warranties set forth in Article III and Article IV shall refer to “the Original Merger Agreement”, in each of cases (a), (b) and (c), unless expressly specified otherwise in this Agreement; and

WHEREAS, SJW, Merger Sub and CTWS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Connecticut Business Corporation Act (the “CBCA”), on the Closing Date, Merger Sub shall be merged with and into CTWS (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and CTWS shall continue as the surviving entity in the Merger (the “Surviving Corporation”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California, 94301 at 7:00 a.m., Pacific time, on a date to be specified by SJW and CTWS, which shall be no later than the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between SJW and CTWS; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions are reasonably capable of being satisfied at the Closing and in any case subject to the satisfaction or waiver of those conditions at the Closing), the Closing shall occur on the earlier to occur of (x) a date during the Marketing Period specified by SJW on no less than three Business Days’ notice to CTWS (it being understood that such date may be conditioned on the simultaneous completion of the Financing, and if the Financing is not completed for any reason on or prior to such date, such notice shall automatically be deemed withdrawn) and (y) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso); provided, further, that, without the consent of SJW, the Closing shall not occur earlier than the date that is 30 days after the satisfaction of the condition set forth in Section 7.01(a). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (i) file with the Secretary of the State of the State of Connecticut a certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the CBCA, and (ii) as soon as practicable on or after the Closing Date, make all other filings required under the CBCA or by the Secretary of the State of the State of Connecticut in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of the State of the State of Connecticut, or at such later time as SJW and CTWS shall agree and specify in the Certificate of Merger in accordance with the relevant provisions of the CBCA (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the CBCA.

Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation of CTWS, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of CTWS, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, in each case consistent with Section 6.06.

Section 1.06 Directors of SJW and Directors and Officers of Surviving Corporation. The directors of SJW and the officers of the Surviving Corporation shall be determined in accordance with Exhibit A. The directors of the Surviving Corporation from and after the Effective Time shall be the directors of Merger Sub immediately prior to the Effective Time.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SJW, Merger Sub, CTWS or any holder of any of the following securities:

(a) Conversion of CTWS Common Stock. Subject to Section 2.02, each share of common stock, without par value, of CTWS (“CTWS Common Stock”, and such shares, “CTWS Common Shares”), other than any Cancelled CTWS Common Shares, issued and outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $70.00 per share, payable without interest (the “Merger Consideration”). All such CTWS Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such CTWS Common Shares (each such certificate, a “Certificate”) or CTWS Common Shares held in direct registration form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest (subject to any withholding of applicable Tax in accordance with Section 2.02(h)), to be paid in consideration therefor in accordance with Section 2.02. Notwithstanding the foregoing, if between the Execution Date and the Effective Time the outstanding CTWS Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, however, that this sentence shall not be construed to permit CTWS to take any action with respect to its securities that is prohibited by Section 5.01(a).

(b) Cancelled CTWS Common Shares. Each CTWS Common Share that is owned directly or indirectly by SJW or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time or held directly or indirectly by CTWS or any CTWS Subsidiary immediately prior to the Effective Time (in each case, other than any CTWS Common Share held on behalf of third parties) (the “Cancelled CTWS Common Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Paying Agent.

(a) Paying Agent. Prior to the Effective Time, SJW shall appoint a bank or trust company with the prior approval of CTWS (not to be unreasonably withheld) to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, SJW shall deposit with the Paying Agent, for the benefit of the holders of CTWS Common Stock entitled to receive Merger Consideration under Section 2.01(a), for exchange in accordance with this Article II through the Paying Agent, cash sufficient to pay the aggregate amount of Merger Consideration deliverable pursuant to Section 2.01 (such cash amount being hereinafter referred to as the “Fund”).

(b) Letter of Transmittal. As promptly as practicable after the Effective Time, and in any event not later than the fourth Business Day thereafter, SJW shall cause the Paying Agent to mail to each holder of record of CTWS Common Stock a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to any Certificates or Book-Entry Shares shall pass, only upon delivery of such Certificates or Book-Entry Shares to the Paying Agent and shall be in such customary form and have such other customary provisions as SJW may specify subject to CTWS’s reasonable approval, together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.

(i) After the Effective Time, upon the surrender of a Certificate for cancelation to the Paying Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which the CTWS Common Shares previously represented by such Certificate have been converted pursuant to Section 2.01(a). In the event of a transfer of ownership of CTWS Common Stock that is not registered in the transfer records of CTWS, the Merger Consideration may be issued to a transferee if the Certificate (or, for Book-Entry Shares, proper evidence of such transfer) representing such CTWS Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer, including evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such Certificates or Book-Entry Shares were entitled to receive pursuant to Section 2.01. No interest shall be paid or shall accrue on the cash payable under this Section 2.02(c) or under Section 2.02(d).

(ii) As promptly as practicable following the Effective Time, the Paying Agent shall deliver to each former holder of Book-Entry Shares the Merger Consideration into which such CTWS Common Shares have been converted pursuant to Section 2.01(a). Notwithstanding anything to the contrary in this Agreement, no former record holder of a Book-Entry Share shall be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such former record holder shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and SJW shall cause the Paying Agent to deliver as promptly as reasonably practicable after the Effective Time (and in any event not later than the third Business Day thereafter), the Merger Consideration in respect of each Book-Entry Share of such former holder, and such Book-Entry Shares shall forthwith be cancelled.

(d) No Further Ownership Rights in CTWS Common Stock. The Merger Consideration paid in respect of shares of CTWS Common Shares upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such CTWS Common Shares. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of CTWS Common Shares that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(f), if, after the Effective Time, any Certificates or Book-Entry Shares are presented for transfer to the Surviving Corporation, SJW or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Fund. Any portion of the Fund (including any interest or other amounts received with respect thereto) that remains undistributed to the holders of CTWS Common Stock for six months after the Effective Time shall be delivered to SJW, upon demand, and any former holder of CTWS Common Stock who has not previously complied with this Article II shall thereafter look only to SJW for payment of its claim for Merger Consideration pursuant to this Article II.

(f) No Liability. None of SJW, CTWS, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Fund delivered to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Fund which remains undistributed to the holders of Certificates immediately prior to the date on which the Fund would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of SJW, free and clear of all claims or interests of any Person previously entitled thereto.

(g) Investment of Fund. The Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The Paying Agent shall invest any cash in the Fund as reasonably directed by SJW; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to SJW, as determined by SJW in accordance with the terms and conditions of its agreement with the Paying Agent. Notwithstanding the foregoing, to the extent that there are any losses with respect to such investments or for any other reason any amount in the Fund is below that required to make prompt payment of the payments contemplated by this Article II, SJW shall promptly replace, restore or supplement the cash lost through such investments or other events, as applicable, in the Fund so as to ensure that the Fund is at all times maintained at a level sufficient for the Paying Agent to make the payments contemplated by this Article II.

(h) Withholding Rights. Each of SJW, Merger Sub, CTWS and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SJW, the posting by such Person of a bond, in such reasonable and customary amount as SJW may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Fund and subject to Section 2.02(f), SJW) shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the CTWS Common Shares formerly represented by such Certificate, as contemplated by this Section 2.02.

Section 2.03 Termination of CTWS Dividend Reinvestment Plan. If requested in writing by SJW, CTWS shall take such action as may be necessary to cause CTWS’s Third Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “CTWS Dividend Reinvestment Plan”) to be terminated immediately prior to the Effective Time in accordance with the terms of the CTWS Dividend Reinvestment Plan; provided, that the termination of the CTWS Dividend Reinvestment Plan will not have any effect on the CTWS Common Shares credited to the account of a participant in the CTWS Dividend Reinvestment Plan at the time of such termination or the right of such CTWS Common Shares to receive the Merger Consideration pursuant to Section 2.01(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SJW AND MERGER SUB

SJW represents and warrants to CTWS that the statements contained in this Article III are true and correct, except (i) as set forth or incorporated in the SJW Reporting Documents publicly available and filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) after January 1, 2017 and at least one Business Day prior to the date of this Agreement (the “Filed SJW Reporting Documents”) (excluding any disclosures (A) in any risk factors section, (B) in any “Forward-Looking Statements” section and (C) in any other sections to the extent such disclosures are similarly predictive or forward-looking in nature (collectively, “Excluded Disclosure”) in the Filed SJW Reporting Documents) or (ii) as set forth in the disclosure letter delivered by SJW to CTWS prior to the execution and delivery by SJW of the Original Merger Agreement, as supplemented by the supplemental disclosure letter delivered by SJW to CTWS prior to the execution and delivery by SJW of this Amended and Restated Agreement (collectively, the “SJW Disclosure Letter”). The SJW Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01 Organization, Standing and Power. SJW is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Connecticut. Each of SJW and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. SJW has made available to CTWS, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of SJW in effect as of the date of this Agreement (the “SJW Charter”) and the bylaws of SJW in effect as of the date of this Agreement (the “SJW Bylaws”).

Section 3.02 Authority; Execution and Delivery; Enforceability.

(a) Each of SJW and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by each of the Board of Directors of Merger Sub and SJW, as the sole shareholder of Merger Sub. No other corporate proceedings on the part of SJW or Merger Sub are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the CBCA). Each of SJW and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by CTWS, this Agreement constitutes the legal, valid and binding obligation of SJW and Merger Sub, enforceable against SJW and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The representations and warranties set forth in this Section 3.02 shall be made (i) with respect to the Original Merger Agreement, as of the Original Execution Date, (ii) with respect to the A&R Merger Agreement, as of the A&R Execution Date and (iii) with respect to this Amended and Restated Agreement, as of the Execution Date.

Section 3.03 No Conflicts; Consents.

(a) The execution and delivery by SJW and Merger Sub of this Agreement do not, and the performance by SJW and Merger Sub of their obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of SJW or any of SJW’s Subsidiaries (each, a “SJW Subsidiary”) under, any provision of (i) the SJW Charter, the SJW Bylaws or the comparable organizational documents of any SJW Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which SJW or any SJW Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.03(b), any judgment, order or decree of a Governmental Entity or arbitrator (“Judgment”) or Law, in each case applicable to SJW or any SJW Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with, any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to SJW or any SJW Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act of 1933 (the “Securities Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) the filing and acceptance of the Certificate of Merger with the Secretary of the State of the State of Connecticut and appropriate documents with the relevant authorities of the other jurisdictions in which SJW and CTWS are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE as are required, (vi) any pre-approvals of license transfers by the Federal Communications Commission, (vii) in connection with or in compliance with the General Corporation Law of the State of Delaware or the CBCA, (viii) such Consents required by the Connecticut Public Utilities Regulatory Authority (“PURA”), and (ix) such Consents required by the Maine Public Utilities Commission (the “MPUC”) (the Consents in (viii) and (ix), collectively, the “State Approvals,” and the Consents in (i) through (ix), collectively, the “SJW Regulatory Approvals”), except for such other Consents that the failure to obtain or make, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect.

Section 3.04 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of SJW, threatened against or affecting SJW or any SJW Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of SJW, demand or investigation by any Governmental Entity involving SJW or any SJW Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect.

Section 3.05 Financing. SJW and Merger Sub will have, on or prior to the Closing, all funds necessary to enable SJW or Merger Sub, as the case may be, to consummate the transactions contemplated by this Agreement, including payment of the aggregate Merger Consideration and the payment of all other amounts required to be paid hereunder. SJW has delivered to CTWS a true and complete fully executed copies of (a) the commitment letter, dated as of the date hereof, between SJW and JPMorgan Chase Bank, N.A., including all exhibits, schedules and annexes to such letter in effect as of the Execution Date (the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than SJW) have severally committed to lend the amounts set forth therein to SJW (the provision of such funds as set forth therein, but subject to the provisions of Section 6.12, the “Financing”) for the purposes set forth in such Commitment Letter and (b) any fee letters related thereto (in the case of such fee letters redacted only as to the fee amounts and other economic terms that could not adversely affect the amount, net proceeds, original issue discount, conditionality, availability or termination of the Financing). The Commitment Letter has not been amended or modified prior to the Execution Date, and, to the knowledge of SJW, no such amendment or modification is contemplated as of the Execution Date (excluding any amendment solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the Execution Date) and, as of the Execution Date, the commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the Execution Date, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of SJW and, to the knowledge of SJW, each of the other parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with other financial resources of SJW, including contemplated cash on hand of SJW, will, in the aggregate, be sufficient for the satisfaction of all of SJW’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith. As of the Execution Date, (i) no event has occurred which would constitute a breach or default (or an event which with or without notice or lapse of time or both could reasonably be expected to constitute a breach or default) on the part of SJW under the Commitment Letter or, to the knowledge of SJW, any other party to the Commitment Letter, and (ii) assuming the accuracy of the representations and warranties set forth in Section 4.06 and satisfaction of the conditions to SJW’s obligation to consummate the Merger, or waiver of such conditions, SJW does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing and any other funds necessary for the satisfaction of all of SJW’s obligations under this Agreement and the payment of all fees and expenses reasonably expected to be incurred in connection therewith will not be available to SJW on the Closing Date. As of the Execution Date, there are no side letters or other agreements, Contracts or arrangements that could affect the availability of the Financing or any portion thereof other than as expressly set forth in the Commitment Letter and delivered to CTWS prior to the Execution Date. SJW has fully paid (or caused to be paid) all commitment fees or other fees required to be paid on or prior to Execution Date in connection with the Financing.

Section 3.06 Reporting Documents; Undisclosed Liabilities.

(a) SJW has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by SJW with the SEC since January 1, 2015 (such documents being collectively referred to as the “SJW Reporting Documents”).

(b) Each SJW Reporting Document (i) at the time filed or furnished, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as applicable to such SJW Reporting Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of SJW included in the SJW Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, as indicated in the notes thereto, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of SJW and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Each of the principal executive officer of SJW and the principal financial officer of SJW (or each former principal executive officer of SJW and each former principal financial officer of SJW) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SJW Reporting Documents, and the statements contained in such certifications are true and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither SJW nor any SJW Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) SJW maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of SJW, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of SJW are being made only in accordance with authorizations of management and directors of SJW, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of SJW’s assets that could have a material effect on its financial statements.

(e) SJW maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by SJW in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of SJW, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of SJW to make the certifications required under the Exchange Act with respect to such reports.

(f) Since January 1, 2016, none of SJW, SJW’s independent accountants, the SJW Board or the audit committee of the SJW Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of SJW that are reasonably likely to adversely affect SJW’s ability to record, process, summarize and report financial information, (ii) “material weakness” in the internal controls over financial reporting of SJW or (iii) fraud, whether or not material, that involves management or other employees of SJW who have a significant role in the internal controls over financial reporting of SJW. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

Section 3.07 Ownership and Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. SJW owns, and at the Effective Time will own, beneficially and of record, all of the outstanding capital stock of Merger Sub either directly or indirectly through one or more of its wholly owned Subsidiaries, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, has not incurred any material obligations or liabilities except pursuant to this Agreement and has conducted its operations only as contemplated by this Agreement.

Section 3.08 Information Supplied. None of the information supplied or to be supplied by SJW for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to CTWS’s shareholders or at the time of the CTWS Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.09 No Required Vote of SJW Stockholders; Approval.

(a) No vote of the holders of any class or series of SJW capital stock is necessary to approve this Agreement or the Merger and no vote of the holders of any class or series of the capital stock of Merger Sub is necessary to approve this Agreement or the Merger, except as has been obtained.

(b) The Board of Directors of each of SJW and Merger Sub has (i) determined that this Agreement and the Merger are fair to and in the best interests of SJW’s and Merger Sub’s stockholders, respectively, (ii) duly approved this Agreement and the Merger, which approval has not been rescinded or modified and (iii) solely in the case of Merger Sub, submitted this Agreement for adoption, and the Merger for approval, by SJW, as the sole shareholder of Merger Sub. SJW, as the sole shareholder of Merger Sub, has duly adopted this Agreement and approved the Merger.

Section 3.10 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “SJW Financial Advisor”), the fees and expenses of which will be paid by SJW, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SJW or any SJW Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to CTWS prior to the Execution Date.

Section 3.11 Solvency. Assuming that the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by CTWS with the SEC present fairly in all material respects the consolidated financial condition of CTWS and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of CTWS and its consolidated Subsidiaries for the periods covered thereby, then at and immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the funding of the Financing, SJW, Merger Sub and their Subsidiaries will be, on a consolidated basis, Solvent. Neither SJW nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. For purposes of this Agreement, “Solvent” shall mean, when used with respect to a Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing “debts,” contingent or otherwise, as they become absolute and mature, taking into account the timing and amounts of cash to be received and to become payable; (b) the assets of such Person as a “fair valuation” exceeds its “debts” (including contingent liabilities); (c) to the extent that such Person is the Surviving Corporation, the excess of the “fair value” of the assets of such Person over its “liabilities” (including contingent and other liabilities) exceeds such Person’s capital; (d) such Person will not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage; and (e) such Person will be able to pay its liabilities, including contingent and other liabilities, as they become absolute and mature, taking into account the timing and amounts of cash to be received and to become payable. For purposes of this definition, (x) the quoted terms shall be defined as generally determined in accordance with applicable Laws governing determination of the insolvency of debtors and (y) “not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage” and “able to pay its liabilities, including contingent and other liabilities, as they become absolute and mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations (including contingent and other liabilities) as they become due in the ordinary course.

Section 3.12 No Additional Representations. Except for those representations and warranties expressly set forth in this Article III and except as otherwise expressly set forth in this Agreement, none of SJW nor any of its Subsidiaries nor Merger Sub or other Person acting on behalf of SJW or Merger Sub has made or makes any representation or warranty of any kind or nature, express or implied, with respect to SJW, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CTWS

CTWS represents and warrants to SJW and Merger Sub that the statements contained in this Article IV are true and correct, except (i) as set forth or incorporated in the CTWS Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2017 and at least one Business Day prior to the date of this Agreement (the “Filed CTWS Reporting Documents”) (excluding any Excluded Disclosure in the Filed CTWS Reporting Documents) or (ii) as set forth in the disclosure letter delivered by CTWS to SJW and Merger Sub prior to the execution and delivery by CTWS of this Amended and Restated Agreement (the “CTWS Disclosure Letter”). The CTWS Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01 Organization, Standing and Power. CTWS and each of CTWS’s Subsidiaries (the “CTWS Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the CTWS Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. CTWS and each CTWS Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. CTWS has made available to SJW, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of CTWS in effect as of the date of this Agreement (the “CTWS Charter”) and the bylaws of CTWS in effect as of the date of this Agreement (the “CTWS Bylaws”).

Section 4.02 CTWS Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each CTWS Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by CTWS, by another CTWS Subsidiary or by CTWS and another CTWS Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 4.02(a) of the CTWS Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the CTWS Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the CTWS Subsidiaries, neither CTWS nor any CTWS Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 4.03 Capital Structure.

(a) The authorized capital stock of CTWS consists of (i) 25,000,000 CTWS Common Shares, (ii) 50,000 shares of cumulative preferred stock, $16 par value (“CTWS $16 Par Preferred Shares”), (iii) 15,000 shares of cumulative preferred stock, $20 par value (“CTWS $20 Par Preferred Shares”), (iv) 400,000 shares of cumulative preferred stock, $25 par value (“CTWS $25 Par Preferred Shares”), and (v) 1,000,000 shares of preference stock, $1 par value (“CTWS $1 Par Preference Shares”) ((ii) though (v), collectively, the “CTWS Preferred Shares”, and together with the CTWS Common Shares, the “CTWS Capital Stock”). At the close of business on March 12, 2018:

(i) (w) 11,861,315 CTWS Common Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by CTWS, (x) no CTWS Common Shares were held in CTWS’s treasury, (y) 295,895 CTWS Common Shares were reserved and available for issuance pursuant to the CTWS Dividend Reinvestment Plan, and (z) 221,343 CTWS Common Shares were reserved and available for issuance pursuant to the CTWS Stock Plans, of which 22,071 shares were issuable upon the vesting of outstanding CTWS Restricted Share Units and CTWS Performance Share Units;

(ii) (x) 29,499 CTWS $16 Par Preferred Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by CTWS and (y) no CTWS $16 Par Preferred Shares were held in CTWS’s treasury;

(iii) (x) 15,000 CTWS $20 Par Preferred Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by CTWS and (y) no CTWS $20 Par Preferred Shares were held in CTWS’s treasury;

(iv) (x) no CTWS $25 Par Preferred Shares were issued and outstanding and (y) no CTWS $25 Par Preferred Shares were held in CTWS’s treasury; and

(v) (x) no CTWS $1 Par Preference Shares were issued and outstanding and (y) no CTWS $1 Par Preference Shares were held in CTWS’s treasury.

Except as set forth in this Section 4.03(a), at the close of business on March 12, 2018, no shares of capital stock or voting securities of, or other equity interests in, CTWS were issued, reserved for issuance or outstanding. From the close of business on March 12, 2018, to the date of this Agreement, there have been no issuances by CTWS of shares of capital stock or voting securities of, or other equity interests in, CTWS, other than the issuance of CTWS Common Stock upon the settlement of CTWS Restricted Share Units and CTWS Performance Share Units in each case outstanding at the close of business on March 12, 2018, and in accordance with their terms in effect at such time.

(b) All outstanding shares of CTWS Capital Stock are, and all shares of CTWS Capital Stock that may be issued upon the settlement of CTWS Performance Share Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any provision of the CBCA or other Law, the CTWS Charter, the CTWS Bylaws or any Contract to which CTWS or any CTWS Subsidiary is a party or otherwise bound (including the CTWS Stock Plans). Except as set forth above in this Section 4.03 or pursuant to this Agreement, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of CTWS or any CTWS Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or any securities of CTWS or any CTWS Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, (y) any warrants, calls, options or other rights to acquire from CTWS or any CTWS Subsidiary, or any other obligation of CTWS or any CTWS Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or (z) any rights issued by or other obligations of CTWS or any CTWS Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, the value of CTWS, any CTWS Subsidiary or any part of CTWS or any CTWS Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary. Except pursuant to the CTWS Stock Plans, there are not any outstanding obligations of CTWS or any CTWS Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of CTWS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of CTWS may vote (collectively, “CTWS Voting Debt”). Neither CTWS nor any CTWS Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, CTWS. Except for this Agreement, neither CTWS nor any CTWS Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of CTWS or any CTWS Subsidiary. All CTWS Restricted Share Units, CTWS Performance Share Units and CTWS Performance Cash Units outstanding as of the date of this Agreement may, pursuant to their terms, be treated in accordance with Section 6.05.

(c) Section 4.03(c) of the CTWS Disclosure Letter sets forth a true and complete list of all CTWS Restricted Share Units, CTWS Performance Share Units, and CTWS Performance Cash Units outstanding as of March 12, 2018, setting forth the holder’s participation identification number, the number of shares (as applicable) subject to each award, the grant date and vesting schedule with respect to each award, the plan under which each such award was granted and whether such award is subject to any deferral or is otherwise subject to Section 409A of the Code.

(d) The representations and warranties set forth in this Section 4.03 shall be made as of the Original Execution Date; provided, that, with respect to the A&R Merger Agreement, as of the A&R Execution Date, and with respect to this Amended and Restated Agreement, as of the Execution Date, Section 4.03(a)(ii) is amended and restated as follows: “(x) 29,499 CTWS $16 Par Preferred Shares were redeemed on May 4, 2018 and are no longer outstanding and (y) no CTWS $16 Par Preferred Shares are issued and outstanding or held in CTWS’s treasury”; provided, further, that, with respect to the A&R Merger Agreement, as of the A&R Execution Date, and with respect to this Amended and Restated Agreement, as of the Execution Date, Section 4.03(a)(iii) is amended and restated as follows: “(x) 15,000 CTWS $20 Par Preferred Shares were redeemed on May 4, 2018 and are no longer outstanding and (y) no CTWS $20 Par Preferred Shares are issued and outstanding or held in CTWS’s treasury.”

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) CTWS has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the CTWS Shareholder Approval. The CTWS Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of CTWS was present, (i) approving and adopting this Agreement, (ii) determining that entering into this Agreement is in the best interests of CTWS and its shareholders, (iii) declaring this Agreement advisable, and (iv) recommending that CTWS’s shareholders approve this Agreement and directing that this Agreement be submitted to CTWS’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “CTWS Shareholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “CTWS Recommendation”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of at least two-thirds of the voting power of outstanding CTWS Common Shares entitled to vote at the CTWS Shareholders Meeting (the “CTWS Shareholder Approval”), no other corporate proceedings on the part of CTWS are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the CBCA). CTWS has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by SJW, this Agreement constitutes the legal, valid and binding obligation of CTWS, enforceable against CTWS in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The CTWS Board (including a majority of the nonemployee directors, of which there were at least two) have approved such resolutions as are necessary to authorize any business combinations with interested shareholders (as provided in Section 33-844 of the CBCA) intended by this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to or as a result of this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of CTWS.

(c) The representations and warranties set forth in this Section 4.04 shall be made (i) with respect to the Original Merger Agreement, as of the Original Execution Date, (ii) with respect to the A&R Merger Agreement, as of the A&R Execution Date and (iii) with respect to this Amended and Restated Agreement, as of the Execution Date.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by CTWS of this Agreement does not, and the performance by CTWS of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of CTWS or any CTWS Subsidiary under, any provision of (i) the CTWS Charter, the CTWS Bylaws or the comparable organizational documents of any CTWS Subsidiary (assuming that the CTWS Shareholder Approval is obtained), (ii) any Contract to which CTWS or any CTWS Subsidiary is a party or by which any of their respective properties or assets is bound or any CTWS Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case applicable to CTWS or any CTWS Subsidiary or their respective properties or assets (assuming that the CTWS Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a CTWS Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to CTWS or any CTWS Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in definitive form and (B) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, (iii) the filing and acceptance of the Certificate of Merger with the Secretary of the State of the State of Connecticut and appropriate documents with the relevant authorities of the other jurisdictions in which SJW and CTWS are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the Nasdaq as are required, (vi) any pre-approvals of license transfers by the Federal Communications Commission, (vii) the State Approvals, and (viii) in connection with or in compliance with the CBCA (the Consents in (i) through (viii), collectively, the “CTWS Regulatory Approvals”), except for such other Consents that the failure to obtain or make, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a CTWS Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06 Reporting Documents; Undisclosed Liabilities.

(a) CTWS has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by CTWS with the SEC since January 1, 2015 (such documents, excluding the Proxy Statement, being collectively referred to as the “CTWS Reporting Documents”).

(b) Each CTWS Reporting Document (i) at the time filed or furnished, complied in all material respects with the requirements of SOX, the Exchange Act and the Securities Act, as applicable to such CTWS Reporting Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of CTWS included in the CTWS Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, as indicated in the notes thereto, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of CTWS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) CTWS and the CTWS Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a CTWS Material Adverse Effect.

(d) Each of the principal executive officer of CTWS and the principal financial officer of CTWS (or each former principal executive officer of CTWS and each former principal financial officer of CTWS) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the CTWS Reporting Documents, and the statements contained in such certifications are true and correct. Neither CTWS nor any CTWS Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) CTWS maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of CTWS, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of CTWS are being made only in accordance with authorizations of management and directors of CTWS, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of CTWS’s assets that could have a material effect on its financial statements.

(f) CTWS maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by CTWS in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of CTWS, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of CTWS to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2016, none of CTWS, CTWS’s independent accountants, the CTWS Board or the audit committee of the CTWS Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of CTWS that are reasonably likely to adversely affect CTWS’s ability to record, process, summarize and report financial information, (ii) “material weakness” in the internal controls over financial reporting of CTWS or (iii) fraud, whether or not material, that involves management or other employees of CTWS who have a significant role in the internal controls over financial reporting of CTWS.

(h) None of the CTWS Subsidiaries is, or at any time since January 1, 2016 has been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07 Regulation as a Utility.

(a) The CTWS Subsidiaries set forth in Section 4.07(a) of the CTWS Disclosure Letter (the “Regulated CTWS Subsidiaries”) are regulated as “water company” and a “public service company” within Connecticut and a “water utility” and “public utility” in Maine. All assets included in the rate base calculations of the Regulated CTWS Subsidiaries (i) in Connecticut, are used and useful in providing service to customers of the Regulated CTWS Subsidiaries within Connecticut, and (ii) in Maine, are “used or required to be used in” the Regulated CTWS Subsidiary’s “service to the public within Maine,” within the meaning of Section 303 of the Maine Public Utility Law. No assets of CTWS or any of the Regulated CTWS Subsidiaries are currently disallowed in any ratemaking procedure before the PURA or the MPUC, as applicable.

(b) Since January 1, 2015, CTWS and each CTWS Subsidiary has filed with the SEC or the appropriate state public utilities commission (including the PURA and the MPUC), as the case may be, all documents required to be filed by it under applicable state public utility Laws, except for filings the failure of which to make would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect. All such documents complied, as of the date so filed, with all applicable requirements of the applicable statute and rules and regulations thereunder, except for any failures to comply that would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(c) As of the date hereof, neither CTWS nor any Subsidiary or Affiliate of CTWS is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, other than Connecticut and Maine, or in any foreign country.

Section 4.08 Information Supplied. None of the information supplied or to be supplied by CTWS for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to CTWS’s shareholders or at the time of the CTWS Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by CTWS with respect to statements made or incorporated by reference therein based on information supplied by SJW or Merger Sub for inclusion or incorporation by reference therein.

Section 4.09 Absence of Certain Changes or Events. From January 1, 2017 to the date of this Agreement, CTWS and each CTWS Subsidiary has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, CTWS or the capital stock or voting securities of, or other equity interests in, any CTWS Subsidiary (other than (x) regular quarterly cash dividends in an amount not exceeding $0.2975 per CTWS Common Share, $0.225 per CTWS $16 Par Preferred Share and $0.20 per CTWS $20 Par Preferred Share, and (y) dividends or other distributions by a direct or indirect wholly owned CTWS Subsidiary to its direct shareholders or other equity holders) or any repurchase for value by CTWS of any capital stock or voting securities of, or other equity interests in, CTWS or the capital stock or voting securities of, or other equity interests in, any CTWS Subsidiary;

(c) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, CTWS, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, CTWS;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of CTWS or any CTWS Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(e) (i) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of CTWS’s or any CTWS Subsidiary’s property or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law or (ii) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law;

(f) any change in financial accounting methods, principles or practices by CTWS or any CTWS Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(g) any material elections or changes thereto with respect to Taxes by CTWS or any CTWS Subsidiary or any settlement or compromise by CTWS or any CTWS Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

Section 4.10 Taxes.

(a) (i) CTWS and each CTWS Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) CTWS and each CTWS Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) CTWS and each CTWS Subsidiary has adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the CTWS Reporting Documents for all material Taxes payable by CTWS and each CTWS Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

(b) No material Tax Return of CTWS or any CTWS Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of CTWS, oral) notice of such an audit or examination has been received by CTWS or any CTWS Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against CTWS or any CTWS Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending or have been granted. No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) CTWS and each CTWS Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of material Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to material Taxes against any of the properties or assets of CTWS or any CTWS Subsidiary. No written or, to the Knowledge of CTWS, other claim has been received by CTWS or any CTWS Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction.

(e) Within the past three years, neither CTWS nor any CTWS Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Neither CTWS nor any CTWS Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

(g) Neither CTWS nor any CTWS Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by CTWS or any CTWS Subsidiary under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(h) Neither CTWS nor any CTWS Subsidiary (i) is a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement (other than an agreement with CTWS or any CTWS Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) is or has been a member of an affiliated group (other than a group the common parent of which is CTWS or includes only CTWS and/or any of its Subsidiaries) filing a consolidated, combined, unitary or similar income Tax Return, or (iii) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor for any Tax of any Person other than CTWS and its Subsidiaries.

(i) Neither CTWS nor any CTWS Subsidiary is a “U.S. shareholder” of any foreign corporation, within the meaning of Section 951(b) of the Code.

Section 4.11 Employee Benefits.

(a) Section 4.11(a) of the CTWS Disclosure Letter sets forth a correct and complete list of each material CTWS Benefit Plan. With respect to each material CTWS Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to SJW by CTWS: (i) the CTWS Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the CTWS Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the two most recent annual reports (Form 5500) filed with the IRS, (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, (viii) all material filings and communications received from or sent to any Governmental Entity and (ix) the most recent audited financial statement and/or actuarial valuation.

(b) Each CTWS Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all material contributions required to be made to any CTWS Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any CTWS Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CTWS in accordance with GAAP. There are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the CTWS Benefit Plans or any trusts related thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 4.11(c) of the CTWS Disclosure Letter identifies each CTWS Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “CTWS Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each CTWS Qualified Plan and its related trust, or with respect to a prototype CTWS Qualified Plan, the prototype sponsor has received a favorable IRS opinion or advisory letter, or the CTWS Qualified Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination, advisory or opinion as to the qualified status of each such CTWS Qualified Plan, and, if issued, such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened), and, to the knowledge of CTWS and the CTWS Subsidiaries, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any CTWS Qualified Plan or the related trust.

(d) Each CTWS Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 4.11(d) of the CTWS Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each such CTWS Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, (ii) no lien in favor of any such CTWS Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA, (iii) such CTWS Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA, (iv) CTWS has delivered or made available to SJW a copy of the most recent actuarial valuation report for such CTWS Benefit Plan and such report is complete and accurate in all material respects, (v) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings to terminate such CTWS Benefit Plan, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by CTWS or any of the CTWS Subsidiaries.

(e) None of CTWS, any of the CTWS Subsidiaries or any of their respective ERISA Affiliates has maintained, established, contributed to, been obligated to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(f) Neither CTWS nor any of the CTWS Subsidiaries, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by Section 4980B of the Code or comparable Laws.

(g) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of CTWS or any of the CTWS Subsidiaries to severance pay, retention or any other bonus amount or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any CTWS Benefit Plan, (iv) result in the forgiveness of Indebtedness for the benefit of any such current or former employee, director, consultant or officer, (v) result in any breach or violation of, or default under, or limit CTWS’s right to extend, renew, replace, amend, modify or terminate, any CTWS Benefit Plan or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No CTWS Benefit Plan provides for, and neither CTWS nor any of the CTWS Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(h) To the Knowledge of CTWS, each CTWS Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained, in form and operation, in compliance with all applicable requirements of Section 409A of the Code.

Section 4.12 Labor and Employment Matters.

(a) Neither CTWS nor any CTWS Subsidiary is party to or bound by any collective bargaining agreement or other written Contract with any labor union or other similar organization (“Collective Bargaining Agreement”) with respect to any CTWS Personnel. No CTWS Personnel are represented by any labor union or other similar organization (“Labor Organization”) with respect to their employment with CTWS. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) there is no pending or, to the Knowledge of CTWS, threatened strike, lockout, slowdown, work stoppage or unfair labor practice by or with respect to any CTWS Personnel and (ii) to the Knowledge of CTWS, there are no activities or proceedings of any Labor Organization to organize any employees of CTWS or any CTWS Subsidiary and no demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any Labor Organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, CTWS and the CTWS Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, child labor, immigration, safety and health, disability rights or benefits, equal employment, plant closures and layoffs, workers’ compensation, employee leave issues, unemployment insurance and continuation coverage under group health plans.

(c) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, no CTWS Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to CTWS or any CTWS Subsidiary or (ii) to a former employer of any such CTWS Personnel relating (A) to the right of any such CTWS Personnel to be employed by CTWS or any CTWS Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(d) To the Knowledge of CTWS, in the last five years, no allegations of sexual harassment have been made to CTWS against any individual in his or her capacity as (i) an officer of CTWS, (ii) a member of the CTWS Board or (iii) an employee of CTWS or any CTWS Subsidiary at a level of Vice President or above.

Section 4.13 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of CTWS, threatened against or affecting CTWS or any CTWS Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of CTWS, demand or investigation by any Governmental Entity involving CTWS or any CTWS Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect.

Section 4.14 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, CTWS and the CTWS Subsidiaries are in compliance with all applicable Laws (including privacy Laws) and the CTWS Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of CTWS, threatened alleging that CTWS or any CTWS Subsidiary is not in compliance with any applicable Law or CTWS Permit or which challenges or questions the validity of any rights of the holder of any CTWS Permit. To the Knowledge of CTWS, no noncompliance with any applicable Law or CTWS Permit exists, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. This Section 4.14 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Section 4.10, Section 4.11, Section 4.12, Section 4.17 and Section 4.20, respectively.

Section 4.15 Permits. CTWS and each CTWS Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, easements, exemptions, exceptions, consents, certificates, orders, registrations, permissions, qualifications, clearances and other approvals (collectively, “Permits”) necessary to enable CTWS and each CTWS Subsidiary to own, lease and operate its respective properties and assets or to develop, produce, store, distribute, promote, offer and sell its respective products and services or otherwise to carry on its business as it is now being conducted (collectively, the “CTWS Permits”) and, as of the date of this Agreement, all such CTWS Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal or modification not requested by CTWS of any of the CTWS Permits is pending or, to the Knowledge of CTWS, threatened, except where the failure to have such power or authority or to possess the CTWS Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. CTWS and its Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the CTWS Permits, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect.

Section 4.16 Water Quality and Water Rights. The drinking water supplied by CTWS and the CTWS Subsidiaries to their respective customers is and has been in material compliance since January 1, 2013 with all applicable federal and state drinking water standards. CTWS and the CTWS Subsidiaries have all material rights, authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, which are necessary to extract and deliver water to their respective customers in a manner adequate and sufficient for the conduct of its business as currently conducted (the “CTWS Water Rights”). To the Knowledge of CTWS, (i) there is not any existing breach or default by CTWS or any CTWS Subsidiary under any of the CTWS Water Rights which (with or without notice, lapse of time or both) would cause any of the CTWS Water Rights to be lost, revoked or compromised or not be satisfied and (ii) there is no other reason to believe that any CTWS Water Rights will be lost, revoked or compromised or will not be satisfied, other than, in each of clauses (i) and (ii), any such exceptions which have not had and would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

Section 4.17 Environmental Matters.

(a) CTWS and each CTWS Subsidiary is in compliance with all Environmental Laws except as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect, and neither CTWS nor any CTWS Subsidiary has received any written or, to the Knowledge of CTWS, oral notice alleging that CTWS or any CTWS Subsidiary is in material violation of, or has any material liability under, any Environmental Law.

(b) CTWS and each CTWS Subsidiary possesses and is in material compliance with all material Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its respective operations as presently conducted and all such Environmental Permits are valid and in good standing.

(c) To the Knowledge of CTWS, there is no basis for any material Environmental Permits to be amended, revoked, limited or otherwise conditioned, except as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(d) There are no material Environmental Claims pending or, to the Knowledge of CTWS, threatened against or affecting CTWS or any CTWS Subsidiary.

(e) To the Knowledge of CTWS, there has been no Release of or exposure to any Materials of Environmental Concern or, to the Knowledge of CTWS, other event, fact, incident, activity, circumstance or condition that would reasonably be expected to form the basis of any Environmental Claim against CTWS or any CTWS Subsidiary or result in any liability under Environmental Laws, except in each case as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(f) Neither CTWS nor any CTWS Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against CTWS or any CTWS Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(g) CTWS has provided or made available to SJW all material environmental assessments, reports and studies prepared in the last three years that are in the possession of CTWS and the CTWS Subsidiaries regarding matters pertaining to the environmental condition of the business and properties of CTWS and the CTWS Subsidiaries, and their compliance (or noncompliance) with any Environmental Laws.

For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial suits, actions, other proceedings, demands, investigations, Judgments, directives, Liens or written or oral notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for costs, fees, expenses, damages, fines, penalties and other losses relating to enforcement proceedings, investigations, cleanup, removal, remediation, mitigation, corrective actions, response actions, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Materials of Environmental Concern at any location or (B) the failure to comply with any Environmental Law; (ii) “Environmental Law” means any Law, Judgment, Permit or legally binding agreement issued, promulgated or entered into by or with any Governmental Entity relating to pollution, contamination, water quality, natural resources, the climate, human health and safety (as it relates to exposure to or handling of Materials of Environmental Concern) or the protection or conservation of the environment (including ambient and indoor air, surface water, groundwater, land surface or subsurface strata, natural resources or endangered or threatened species); (iii) “Materials of Environmental Concern” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, pollutant, contaminant, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration.

Section 4.18 Contracts.

(a) Section 4.18(a) of the CTWS Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract or understanding containing terms that expressly (A) limit or otherwise restrict CTWS or any CTWS Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area in a manner that would be reasonably likely to be material, in the case of (A), to CTWS and the CTWS Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each loan and credit agreement or other Contract or understanding pursuant to which any Indebtedness of CTWS or any CTWS Subsidiary is outstanding or may be incurred, other than any such Contract or understanding between or among CTWS and the wholly owned CTWS Subsidiaries;

(iii) each partnership, joint venture or similar agreement, Contract or understanding to which CTWS or any CTWS Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to CTWS and the CTWS Subsidiaries, taken as a whole;

(iv) each Contract entered into since January 1, 2013, providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by CTWS or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received (x) was paid upon closing or paid or to be paid over time, (y) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) and (z) in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $500,000 and (B) under which CTWS or any of its Subsidiaries has or is reasonably likely to have a payment obligation, including any obligation to make any indemnification payment (other than indemnification with respect to directors and officers) or any payment under any guarantee or other financial obligation, in each case, involving consideration in excess of $500,000;

(v) each material Contract with a Governmental Entity to which CTWS or any CTWS Subsidiary is a party, other than in the ordinary course of business;

(vi) each Contract or understanding to which CTWS or any CTWS Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $2,500,000 or, in the case of dispositions or acquisitions included in CTWS’s or any CTWS Subsidiary’s capital budget, $5,000,000; and

(vii) each Contract or understanding with any supplier or vendor under which CTWS or any CTWS Subsidiary is obligated to purchase technology, goods or services involving consideration in excess of $2,500,000 or, in the case of purchases included in CTWS’s or any CTWS Subsidiary’s capital budget, $5,000,000 (except with respect to the purchase of water in the ordinary course of business consistent with past practice).

Each Contract or understanding of the type described in this Section 4.18(a), together with any CTWS Contract required to be filed by CTWS as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than this Agreement or any CTWS Benefit Plan), is referred to in this Agreement as a “CTWS Material Contract”.

(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) each CTWS Material Contract (including, for purposes of this Section 4.18(b), any Contract entered into after the date of this Agreement that would have been a CTWS Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of CTWS or one of the CTWS Subsidiaries, as the case may be, and, to the Knowledge of CTWS, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such CTWS Material Contract is in full force and effect and (iii) neither CTWS nor any CTWS Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such CTWS Material Contract and, to the Knowledge of CTWS, no other party to any such CTWS Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.19 CTWS Real Properties.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) CTWS or a CTWS Subsidiary has good and valid fee simple title to all material CTWS Owned Property, in each case, free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens that currently, or would reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the CTWS Owned Property, as presently conducted, and (ii) there is no suit, action or other proceeding pending or, to the Knowledge of CTWS, threatened against or affecting CTWS or any CTWS Subsidiary challenging CTWS’s or the applicable CTWS Subsidiary’s fee simple title to the CTWS Owned Property. Section 4.19(a) of the CTWS Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material owned CTWS Non-Regulated Property.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) CTWS or the applicable CTWS Subsidiary holds good and subsisting leasehold interests in the CTWS Leased Property, free and clear of all subtenancies and other occupancy rights and Liens, except for Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the CTWS Leased Property, as presently conducted, (ii) CTWS and each CTWS Subsidiary has complied with the terms of all CTWS Leases, and all such leases are in full force and effect and (iii) there is not any existing default by CTWS or any CTWS Subsidiary under the CTWS Leases and there is not any existing circumstance or event which, with or without notice, lapse of time or both, would become a default by CTWS or any CTWS Subsidiary under the CTWS Leases, in each case, in any material respect. Section 4.19(b) of the CTWS Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all leases, subleases, licenses or other occupancy agreements currently in effect for material CTWS Non-Regulated Property.

For all purposes of this Agreement, (i) “CTWS Owned Property” means the real and personal property (other than the CTWS Water Rights and the CTWS Property Easements) owned by CTWS or a CTWS Subsidiary, (ii) “CTWS Non-Regulated Property” means any CTWS Property owned or leased by any CTWS Subsidiary that is not subject to regulation as a public utility or public service company or similar designation, (iii) “CTWS Leased Property” means the real and personal property (other than the CTWS Water Rights and the CTWS Property Easements) leased pursuant to the CTWS Leases, (iv) “CTWS Leases” means the leases, subleases, licenses or other occupancy agreements for material real property to which CTWS or any CTWS Subsidiary is a party that are currently in effect and (v) “CTWS Property” means the CTWS Leased Property and the CTWS Owned Property.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, CTWS and the CTWS Subsidiaries have fulfilled and performed all of their obligations with respect to any material authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, pertaining to the CTWS Property and the CTWS Water Rights (the “CTWS Property Easements”) in a manner adequate and sufficient for the conduct of its business as currently conducted, and to the Knowledge of CTWS, no event has occurred that would allow, with or without notice or lapse of time or both, revocation or termination thereof or would result in any impairment of the rights of CTWS or any CTWS Subsidiary with respect to any CTWS Property Easements.

(d) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) no condemnation, eminent domain, litigation, administrative action, zoning or other similar proceeding is pending or, to the Knowledge of CTWS, threatened against any of the CTWS Property, (ii) the present use of the land, buildings, structures and improvements on the CTWS Property are in conformity with applicable Law, (iii) neither CTWS nor any CTWS Subsidiary has leased or otherwise granted to any Person the right to use or occupy any CTWS Property or any portion thereof, (iv) there are no outstanding options, rights of first offer or rights of first refusal to purchase any CTWS Property or any portion thereof or interest therein, (v) there are no boundary disputes relating to any CTWS Property and no encroachments materially and adversely affecting the use of any CTWS Property and (vi) the CTWS Property and the CTWS Property Easements, taken as a whole, are in all respects adequate and sufficient for the conduct of the businesses of CTWS and the CTWS Subsidiaries, as currently conducted, and all of the CTWS Property is in good condition and repair and is suitable in all material respects for the purpose for which it is now being used in the conduct of the businesses of CTWS and the CTWS Subsidiaries.

Section 4.20 Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) CTWS and each CTWS Subsidiary owns, or is validly licensed or otherwise has the right to use and otherwise exploit, all patents, trademarks, service marks, copyrights, trade secrets and other proprietary intellectual property rights (“Intellectual Property”) used or exploited in or otherwise necessary for the conduct of its business as currently conducted, (ii) no suits, actions or other proceedings are pending or, to the Knowledge of CTWS, threatened that CTWS or any CTWS Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person, (iii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property rights owned by CTWS or any CTWS Subsidiary and (iv) during the three years prior to the date hereof, there has been no unauthorized access or use of the information technology systems of CTWS or any CTWS Subsidiary in a manner that has resulted or could reasonably be expected to result in any material liability to CTWS or any CTWS Subsidiary.

Section 4.21 Insurance. Since January 1, 2015, CTWS and the CTWS Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of CTWS engaged in businesses similar to those of CTWS and the CTWS Subsidiaries.

Section 4.22 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities (the “CTWS Financial Advisor”), the fees and expenses of which will be paid by CTWS, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CTWS or any CTWS Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to SJW prior to the Execution Date.

Section 4.23 Opinion of Financial Advisor. The CTWS Board has received an opinion from the CTWS Financial Advisor to the effect that, as of the date of such opinion, subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of CTWS Common Stock, other than the Cancelled CTWS Common Shares. A signed copy of the written opinion of the CTWS Financial Advisor rendered to the CTWS Board will be delivered to SJW following the Execution Date, solely for informational purposes (it being agreed that such opinion is for the sole benefit of the CTWS Board and may not be relied upon by SJW, Merger Sub or any of their Representatives).

Section 4.24 Investment Company Act. Neither CTWS nor any CTWS Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

Section 4.25 Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the CTWS Reporting Documents and (ii) the CTWS Benefit Plans, Section 4.25 of the CTWS Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, CTWS or any CTWS Subsidiary and, on the other hand, any (x) present executive officer or director of CTWS or any CTWS Subsidiary or any person that has served as an executive officer or director of CTWS or any CTWS Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the CTWS Common Shares as of the date of this Agreement or (z) to the Knowledge of CTWS, any Affiliate of any such officer, director or owner (other than CTWS or any CTWS Subsidiary).

Section 4.26 Appraisal Rights. There are no appraisal rights available to holders of CTWS Capital Stock under the CBCA in connection with the Merger.

Section 4.27 No Additional Representations. Except for those representations and warranties expressly set forth in this Article IV and except as otherwise expressly set forth in this Agreement, neither CTWS nor any of its Subsidiaries or other Person acting on behalf of CTWS has made or makes any representation or warranty of any kind or nature, express or implied, with respect to CTWS or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing, neither CTWS nor any of its Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, SJW or Merger Sub or their respective Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of CTWS or its Subsidiaries or the future business and operations of CTWS or its Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by CTWS. Except for matters set forth in Section 5.01(a) of the CTWS Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of SJW (which shall not be unreasonably withheld, conditioned or delayed), from the Original Execution Date to the Effective Time, CTWS shall, and shall cause each CTWS Subsidiary to, conduct its business in the ordinary course consistent with past practice in all material respects. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the CTWS Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of SJW (which shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the date of this Agreement to the Effective Time, CTWS shall not, and shall not permit any CTWS Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by CTWS in respect of CTWS Common Shares not exceeding $0.3125 per CTWS Common Share, with declaration, record and payment dates as set forth in Section 5.01(a)(i) of the CTWS Disclosure Letter and in accordance with CTWS’s current dividend policy; provided, that if the Effective Time does not occur on or before March 31, 2019, CTWS shall have the right to declare regular quarterly cash dividends payable by CTWS in respect of CTWS Common Shares in an amount not exceeding $0.3225 per CTWS Common Share for any dividends payable on or after May 1, 2019, and prior to the Effective Time, (y) dividends and distributions by a direct or indirect wholly owned CTWS Subsidiary to its parent and (z) as expressly permitted by Section 5.01(a)(ii), (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or any securities of CTWS or any CTWS Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the withholding of CTWS Common Shares to satisfy tax obligations with respect to the vesting of CTWS Performance Share Units that are outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement and (2) the acquisition by CTWS of awards granted pursuant to the CTWS Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of CTWS or any CTWS Subsidiary, (B) any other voting securities of or other equity interests in CTWS or any CTWS Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, (E) any rights issued by CTWS or any CTWS Subsidiary that are linked in any way to the price of any class of CTWS Capital Stock or any shares of capital stock of any CTWS Subsidiary, the value of CTWS, any CTWS Subsidiary or any part of CTWS or any CTWS Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of CTWS or any CTWS Subsidiary or (F) any CTWS Voting Debt, in each case other than (1) the issuance of CTWS Common Shares pursuant to the vesting of CTWS Performance Share Units, that are outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement and (2) the issuance of CTWS Common Shares pursuant to the CTWS Dividend Reinvestment Plan as in effect on the date of this Agreement (provided, that CTWS will not issue any CTWS Common Shares at a discount as otherwise permitted under Section 13 of the CTWS Dividend Reinvestment Plan);

(iii) (A) amend (whether by merger, consolidation or otherwise) the CTWS Charter or the CTWS Bylaws or (B) amend (whether by merger, consolidation or otherwise) the charter or bylaws (or comparable organizational documents) of any CTWS Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iv) except for actions required pursuant to the terms of any CTWS Benefit Plan or Collective Bargaining Agreement covering any CTWS Personnel, as in effect on the date of this Agreement, or as required by Law, (A) grant to any CTWS Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, except (1) for CTWS Personnel, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate and (2) the payment of annual bonuses for completed periods based on actual performance, as reasonably determined by the compensation committee of the CTWS Board (the “CTWS Compensation Committee”), in the ordinary course of business consistent with past practice and other than, to the extent not prohibited by clause (E) below, to new hires or in connection with promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) grant to any CTWS Personnel any new, or any increase in, change in control, retention, severance or termination pay, including that no CTWS Personnel hired after the date of this Agreement shall be granted or otherwise be eligible for, and no amount shall be paid or payable to any such employee with respect to, change in control, severance or termination pay, (C) except in the ordinary course of business consistent with past practice, grant or amend any equity or equity-based compensation awards, (D) except in the ordinary course of business consistent with past practice, enter into or modify any existing employment or consulting agreement with any CTWS Personnel, (E) except in the ordinary course of business consistent with past practice, hire any employee with compensation (including, if applicable, annual base salary and maximum bonus opportunity) in excess of $200,000 per annum, (F) establish, adopt, enter into or amend in any material respect any material CTWS Benefit Plan (or any plan or agreement that would be a CTWS Benefit Plan if in existence on the date of this Agreement), (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any CTWS Benefit Plan (other than CTWS’s exercise of discretion under the terms of the applicable CTWS Stock Plan in the ordinary course of business consistent with past practice to accelerate the vesting of any CTWS equity-based award upon the retirement of the holder on or after age 60 where the retirement occurs between the date of this Agreement and the Effective Time) or (H) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any CTWS Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(v) communicate with any CTWS Personnel regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless any such communication is (A) about the compensation, benefits or other treatment any CTWS Personnel will receive as set forth in this Agreement or (B) consistent with communications previously agreed upon in writing by SJW and CTWS;

(vi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law (after the date of this Agreement);

(vii) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets if the aggregate amount of the consideration paid or transferred by CTWS and the CTWS Subsidiaries in connection with all such transactions would exceed $3,000,000;

(viii) directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) that, individually or in the aggregate, have a fair market value in excess of $3,000,000, except in relation to mortgages, liens, pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(ix), and easements, licenses and dispositions of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $10,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness; provided, that the Contracts relating to such replacement Indebtedness meet the requirements of Section 5.01(a)(xii), (C) guarantees by CTWS of Indebtedness of any wholly owned CTWS Subsidiary and guarantees by any CTWS Subsidiary of Indebtedness of CTWS or any other wholly owned CTWS Subsidiary and (D) Indebtedness incurred under CTWS’s revolving credit facility (as existing on the date of this Agreement) in the ordinary course of business consistent with past practice or as reasonably required to finance any capital expenditure permitted to be incurred under Section 5.01(a)(x);

(x) make any capital expenditure except (A) in accordance with the capital budgets for the relevant fiscal years as set forth in Section 5.01(a)(x) of the CTWS Disclosure Letter, plus a 5% variance on such capital budgets, (B) capital expenditures related to operational emergencies, equipment failures or outages and (C) capital expenditures required by applicable Law or prudent industry practices;

(xi) enter into, extend, renew, replace, amend, modify or terminate any Contract, or take any other action or omit to take any other action, if such Contract, extension, renewal, replacement, amendment, modification or termination of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xii) enter into, extend, renew, replace, amend or modify any material Contract to the extent consummation of the Merger or compliance by CTWS or any CTWS Subsidiary with the provisions of this Agreement would reasonably be expected to (A) conflict with such Contract, (B) result in any violation of or default (with or without notice or lapse of time, or both) under such Contract, (C) give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under such Contract, (D) result in the creation of any Lien upon any of the material properties or assets of CTWS or any CTWS Subsidiary under such Contract, (E) require SJW, CTWS or any of their respective Subsidiaries to license or transfer any of its material properties or assets under such Contract, (F) give rise to any material increased, additional, accelerated, guaranteed right or entitlements of any third party under such Contract or (G) result in any material alteration of, any provision of such Contract;

(xiii) enter into, extend, renew, replace, materially amend, materially modify or terminate any Collective Bargaining Agreement applicable to the employees of CTWS or any CTWS Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Collective Bargaining Agreements as required by Law or pursuant to the terms of such Collective Bargaining Agreements;

(xiv) voluntarily recognize or certify any Labor Organization as the bargaining representative for any CTWS Personnel;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of CTWS or any CTWS Subsidiary other than (A) in connection with rate case proceedings before applicable state regulatory agencies or commissions and (B) the payment of monetary damages not exceeding $500,000 individually or $1,000,000 in the aggregate (disregarding any portion of such payment covered by applicable insurance policies);

(xvi) other than in the ordinary course of business consistent with past practice, extend, renew, replace, amend, modify or terminate any CTWS Material Contract or enter into, extend, renew, replace, amend, modify or terminate any Contract that would be such a CTWS Material Contract if it had been entered into prior to the date of this Agreement;

(xvii) enter into any new line of business outside of its existing business;

(xviii) dissolve or liquidate any CTWS Subsidiary;

(xix) take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article VII not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xx) (A) make, change or rescind any material Tax election, material method of Tax accounting or any annual Tax accounting period (except to the extent such action is taken in response to changes enacted by the Tax Cuts and Jobs Act and such action is reasonably determined to be in the best interests of CTWS and the Surviving Corporation), (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to material Taxes, (C) file any material amended Tax Return or (D) surrender any material right to claim a refund or offset of any Taxes; or

(xxi) authorize, or commit or agree to take, any of the foregoing actions.

(b) From the date of this Agreement to the Effective Time, SJW shall not, and shall not permit any SJW Subsidiary to, take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article VII not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) No Control of CTWS’s Business. SJW acknowledges and agrees that (i) nothing contained in this Agreement is intended to give SJW, directly or indirectly, the right to control or direct the operations of CTWS or any CTWS Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, CTWS shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CTWS Subsidiaries’ respective operations.

Section 5.02 No Solicitation by SJW; SJW Board Recommendation.

(a) From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VIII, except as expressly permitted pursuant to this Section 5.02 and with respect to any Person that is an Excluded Party (in which case, SJW may continue to furnish information with respect to SJW and the SJW Subsidiaries to the Excluded Party (and its Representatives) (provided that all such information has previously been provided to CTWS or is provided to CTWS prior to or substantially concurrent with the time it is provided to such Excluded Party (or its Representatives)) pursuant to a SJW Acceptable Confidentiality Agreement and participate in discussions regarding the terms of the applicable Excluded Party Proposal and the negotiation of such terms with, and only with, the Person making such Excluded Party Proposal (and such Person’s Representatives) (such activities, the “Excluded Party Activities”) for so long as such Person is an Excluded Party), SJW shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than SJW’s Representatives) regarding, or furnish to any Person (other than SJW’s Representatives) any non-public information with respect to, any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal (other than to state that the terms of this Section 5.02 prohibit any such discussions). Except with respect to any Person that is an Excluded Party (with whom SJW may continue to engage in the Excluded Party Activities for so long as such Person is an Excluded Party), SJW shall, and shall cause its Subsidiaries and direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to September 19, 2018, in response to a bona fide written SJW Takeover Proposal that the SJW Board determines in good faith (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior SJW Proposal, and that did not result from a material breach of this Section 5.02(a), SJW, and its Representatives at the request of SJW, may, subject to compliance with Section 5.02(c), (x) furnish information with respect to SJW and the SJW Subsidiaries to the Person making such SJW Takeover Proposal (and its Representatives)

(provided that all such information has previously been provided to CTWS or is provided to CTWS prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement that, taken as a whole, is not materially less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “SJW Acceptable Confidentiality Agreement”) and (y) participate in discussions regarding the terms of such SJW Takeover Proposal and the negotiation of such terms with, and only with, the Person making such SJW Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any SJW Subsidiary or any of its or their Representatives shall constitute a breach of this Section 5.02(a) by SJW.

(b) Except as set forth below, neither the SJW Board nor any committee thereof shall (i) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any SJW Takeover Proposal, including any proposal received from an Excluded Party (any action in this clause (i) being referred to as a “SJW Adverse Recommendation”), or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow SJW or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (each, an “Acquisition Agreement”) (other than a SJW Acceptable Confidentiality Agreement) constituting or that would reasonably be expected to lead to any SJW Takeover Proposal. Notwithstanding the foregoing, at any time prior to September 19, 2018, the SJW Board may make a SJW Adverse Recommendation if the SJW Board determines in good faith (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that SJW shall not be entitled to exercise its right to make a SJW Adverse Recommendation in connection with a SJW Takeover Proposal or a Superior SJW Proposal (including any proposal received from an Excluded Party) until after 96 hours following CTWS’s receipt of written notice (a “SJW Notice of Recommendation Change”) from SJW advising CTWS that the SJW Board intends to make a SJW Adverse Recommendation and specifying the reasons therefor, including the terms and conditions of any SJW Takeover Proposal or Superior SJW Proposal (in each case, including any proposal received from an Excluded Party) that is the basis of the proposed action by the SJW Board (it being understood and agreed that any amendment to the financial terms or any other material term of such SJW Takeover Proposal or Superior SJW Proposal shall require a new SJW Notice of Recommendation Change, except that any subsequent notice period shall be reduced to 72 hours). In determining whether to make a SJW Adverse Recommendation, the SJW Board shall take into account any changes to the terms of this Agreement proposed by CTWS in response to a SJW Notice of Recommendation Change or otherwise, and, if requested by CTWS, SJW and Merger Sub shall engage in good faith negotiations with CTWS regarding any changes to the terms of this Agreement proposed by CTWS during the required notice period.

(c) SJW acknowledges and agrees that any failure to satisfy its obligations contemplated by Sections 5.02(c) of the A&R Merger Agreement or the Original Agreement with respect to an Excluded Party Proposal shall be considered a material breach of this Section 5.02. In addition to the obligations of SJW set forth in Sections 5.02(a) and 5.02(b), SJW shall promptly (and in any event within 24 hours of receipt thereof by SJW or any of its Affiliates or any of its or their Representatives) advise CTWS in writing of any SJW Takeover Proposal (including any proposal received from an Excluded Party) or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal, including from any Excluded Party, the material terms and conditions of any such SJW Takeover Proposal or inquiry or proposal (including any changes thereto) and the identity of the Person making any such SJW Takeover Proposal or inquiry or proposal, including from any Excluded Party. SJW shall (i) keep CTWS informed in all material respects on a prompt basis (and in any event within 24 hours) of the status and details (including any change to the terms thereof) of any SJW Takeover Proposal (including any proposal received from an Excluded Party) and (ii) provide to CTWS as soon as practicable after receipt or delivery thereof copies of any such SJW Takeover Proposal (including any proposal received from an Excluded Party) or inquiry or proposal received in writing (including drafts of Acquisition Agreements) exchanged between SJW or any of its Affiliates or any of its or their Representatives and any Person who describes any of the terms or conditions of any SJW Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit SJW from complying with its disclosure obligations under U.S. federal or state Laws regarding a SJW Takeover Proposal or a SJW Adverse Recommendation, including with respect to (i) disclosing a position contemplated by Rule 14d-9 and Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that if any such disclosure or communication is adverse to CTWS, this Agreement, the Merger or the other transactions contemplated by this Agreement, or is favorable to any SJW Takeover Proposal, in each case, in any manner, such disclosure or communication shall constitute a SJW Adverse Recommendation.

(e) For purposes of this Agreement:

“SJW Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than CTWS or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving SJW or any SJW Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a SJW Subsidiary or otherwise) of any business or assets of SJW or the SJW Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of SJW and the SJW Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 15% or more of the total outstanding voting power of SJW, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of SJW or (v) combination of the foregoing (in each case, other than the Merger).

“Superior SJW Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the SJW Common Shares or all or substantially all of the assets of SJW and the SJW Subsidiaries, taken as a whole, (i) on terms which the SJW Board determines in its reasonable judgment (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) to be superior to the Merger, taking into account all of the terms and conditions of such offer (including the legal, financial, regulatory, the availability and terms of any required financing, timing and other aspects of the proposal, the identity of the Person making the proposal, any risks of non-consummation of the proposal and any other factors that the SJW Board determines are appropriate under the circumstances) and this Agreement (including any changes proposed by CTWS to the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed and for which financing (if required) is fully committed and reasonably likely to be obtained.

Section 5.03 No Solicitation by CTWS; CTWS Board Recommendation.

(a) From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VIII, except as expressly permitted pursuant to this Section 5.03, CTWS shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than CTWS’s Representatives) regarding, or furnish to any Person (other than CTWS’s Representatives) any non-public information with respect to, any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal (other than to state that the terms of this Section 5.03 prohibit any such discussions). CTWS shall, and shall cause its Subsidiaries and direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the CTWS Shareholder Approval, in response to a bona fide written CTWS Takeover Proposal that the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior CTWS Proposal, and that did not result from a material breach of this Section 5.03(a), CTWS, and its Representatives at the request of CTWS, may, subject to compliance with

Section 5.03(c), (x) furnish information with respect to CTWS and the CTWS Subsidiaries to the Person making such CTWS Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to SJW or is provided to SJW prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement that, taken as a whole, is not materially less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “CTWS Acceptable Confidentiality Agreement”) and (y) participate in discussions regarding the terms of such CTWS Takeover Proposal and the negotiation of such terms with, and only with, the Person making such CTWS Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any CTWS Subsidiary or any of its or their Representatives shall constitute a breach of this Section 5.03(a) by CTWS.

(b) Except as set forth below, neither the CTWS Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to SJW or Merger Sub), or propose publicly to withdraw (or modify or qualify in any manner adverse to SJW or Merger Sub), the CTWS Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any CTWS Takeover Proposal (any action in this clause (i) being referred to as a “CTWS Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow CTWS or any of its Affiliates to execute or enter into, any Acquisition Agreement (other than a CTWS Acceptable Confidentiality Agreement) constituting or that would reasonably be expected to lead to any CTWS Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the CTWS Shareholder Approval, the CTWS Board may make a CTWS Adverse Recommendation Change if the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that CTWS shall not be entitled to exercise its right to make a CTWS Adverse Recommendation Change in connection with a CTWS Takeover Proposal or a Superior CTWS Proposal until after five Business Days following SJW’s receipt of written notice (a “CTWS Notice of Recommendation Change”) from CTWS advising SJW that the CTWS Board intends to make a CTWS Adverse Recommendation Change and specifying the reasons therefor, including the terms and conditions of any CTWS Takeover Proposal or Superior CTWS Proposal that is the basis of the proposed action by the CTWS Board (it being understood and agreed that any amendment to the financial terms or any other material term of such CTWS Takeover Proposal or Superior CTWS Proposal shall require a new CTWS Notice of Recommendation Change, except that any subsequent notice period shall be reduced to three Business Days). In determining whether to make a CTWS Adverse Recommendation Change, the CTWS Board shall take into account any changes to the terms of this Agreement proposed by SJW in response to a CTWS Notice of Recommendation Change or otherwise, and, if requested by SJW, CTWS shall engage in good faith negotiations with SJW regarding any changes to the terms of this Agreement proposed by SJW during the applicable required notice period.

(c) In addition to the obligations of CTWS set forth in Sections 5.03(a) and 5.03(b), CTWS shall promptly (and in any event within one Business Day of receipt thereof by CTWS or any of its Affiliates or any of its or their Representatives) advise SJW in writing of any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal, the material terms and conditions of any such CTWS Takeover Proposal or inquiry or proposal (including any changes thereto) and the identity of the Person making any such CTWS Takeover Proposal or inquiry or proposal. CTWS shall (i) keep SJW informed in all material respects on a prompt basis (and in any event within one Business Day) of the status and details (including any change to the terms thereof) of any CTWS Takeover Proposal and (ii) provide to SJW as soon as practicable after receipt or delivery thereof copies of any such CTWS Takeover Proposal or inquiry or proposal received in writing (including drafts of Acquisition Agreements) exchanged between CTWS or any of its Affiliates or any of its or their Representatives and any Person who describes any of the terms or conditions of any CTWS Takeover Proposal.

(d) Nothing contained in this Section 5.03 shall prohibit CTWS from complying with its disclosure obligations under U.S. federal or state Laws regarding a CTWS Takeover Proposal or a CTWS Adverse Recommendation Change, including with respect to (i) disclosing a position contemplated by Rule 14d-9 and Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that if any such disclosure or communication does not reaffirm the CTWS Recommendation, or has the effect of modifying or qualifying the CTWS Recommendation in any manner adverse to SJW, such disclosure or communication shall constitute a CTWS Adverse Recommendation Change.

(e) For purposes of this Agreement:

“CTWS Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than SJW or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving CTWS or any CTWS Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a CTWS Subsidiary or otherwise) of any business or assets of CTWS or the CTWS Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of CTWS and the CTWS Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 15% or more of the total outstanding voting power of CTWS, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of CTWS or (v) combination of the foregoing (in each case, other than the Merger).

“Superior CTWS Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the CTWS Common Stock or all or substantially all of the assets of CTWS and the CTWS Subsidiaries, taken as a whole, (i) on terms which the CTWS Board determines in its reasonable judgment (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) to be superior to the Merger, taking into account all of the terms and conditions of such offer (including the legal, financial, regulatory, the availability and terms of any required financing, timing and other aspects of the proposal, the identity of the Person making the proposal, any risks of non-consummation of the proposal and any other factors, including those specified in Article Fifth, Section (d) of the CTWS Charter and Section 33-756(g) of the CBCA, that the CTWS Board determines are appropriate under the circumstances) and this Agreement (including any changes proposed by SJW to the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed and for which financing (if required) is fully committed and reasonably likely to be obtained.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Proxy Statement and CTWS Shareholders Meeting.

(a) As promptly as practicable following the Execution Date, CTWS shall prepare and cause to be filed with the SEC a preliminary proxy statement to be sent to the shareholders of CTWS relating to the CTWS Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). SJW shall cooperate with CTWS in the preparation of the Proxy Statement and each of SJW and Merger Sub shall furnish all information concerning itself and their Representatives that is required or that is reasonably requested by CTWS to be included therein. CTWS shall promptly notify SJW upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide SJW with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. CTWS shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, CTWS (i) shall provide SJW a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by SJW or its counsel and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of SJW, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that CTWS shall not have such obligations with respect to any Proxy Statement or other documents or responses relating to a CTWS Adverse Recommendation made in accordance with Section 5.02(b).

(b) If prior to the CTWS Shareholders Meeting, any event occurs with respect to SJW, CTWS, any SJW Subsidiary or any CTWS Subsidiary, or any change occurs with respect to other information supplied by CTWS or SJW for inclusion or incorporation by reference in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, CTWS shall promptly notify SJW or SJW shall promptly notify CTWS of such event (as the case may be), and SJW and CTWS shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, as required by Law, in disseminating the information contained in such amendment or supplement to SJW’s stockholders and CTWS’s shareholders.

(c) CTWS shall, as promptly as reasonably practicable following the Execution Date, establish a record date for, duly call, give notice of, convene and hold the CTWS Shareholders Meeting for the purpose of seeking the CTWS Shareholder Approval. In furtherance of the foregoing, CTWS shall use its reasonable best efforts (x) to cause the Proxy Statement to be mailed to CTWS’s shareholders and (y) to hold the CTWS Shareholders Meeting, in each case in accordance with applicable Law, the CTWS Charter and the CTWS Bylaws. CTWS shall, through the CTWS Board, recommend to its shareholders that they give the CTWS Shareholder Approval, shall include such recommendation in the Proxy Statement and shall use its reasonable best efforts to solicit the CTWS Shareholder Approval (which shall include hiring a proxy solicitor), except to the extent that the CTWS Board has made a CTWS Adverse Recommendation Change as permitted by Section 5.03(b). Notwithstanding anything to the contrary contained in this Agreement, if CTWS reasonably believes that (i) it is necessary to postpone or adjourn the CTWS Shareholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of CTWS within a reasonable amount of time in advance of the CTWS Shareholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the CTWS Shareholder Approval, whether or not a quorum is present, or (B) it will not have sufficient CTWS Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CTWS Shareholders Meeting, then CTWS, after consultation with SJW, may postpone or adjourn, or make one or more successive postponements or adjournments of, the CTWS Shareholders Meeting, as long as, in the case of all postponements or adjournments under clause (ii) of this sentence, the date of the CTWS Shareholders Meeting is not postponed and adjourned more than an aggregate of 60 days; provided, that CTWS may postpone or adjourn the CTWS Shareholders Meeting more than an aggregate of 60 days with the prior written consent of SJW (which shall not be unreasonably withheld, conditioned or delayed). In the event that during the five Business Days prior to the date that the CTWS Shareholders Meeting is then scheduled to be held, CTWS delivers a notice of an intent to make a CTWS Adverse Recommendation Change, SJW may direct CTWS to postpone the CTWS Shareholders Meeting for up to six Business Days and CTWS shall promptly, and in any event no later than the next Business Day, postpone the CTWS Shareholders Meeting in accordance with SJW’s direction, subject to CTWS’s right to postpone the CTWS Shareholders Meeting for a longer period pursuant to the immediately preceding sentence.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, CTWS shall, and shall cause each of its Subsidiaries to, afford SJW and SJW Representatives (including Financing Sources) reasonable access during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, to all its properties (including for purposes of conducting environmental site assessments; provided that no subsurface sampling or invasive testing shall be conducted as part of any such assessment), books, contracts, commitments, personnel and records and, during such period, CTWS shall, and shall cause each of its Subsidiaries to, furnish promptly to SJW (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities Laws and (ii) all other information concerning its business, properties and personnel as SJW may reasonably request (it being understood that, subject to the Confidentiality Agreement or otherwise on a confidential basis subject to the Commitment Letter or the related engagement letter, as applicable, SJW may furnish any such documents or information to SJW Representatives (including Financing Sources)); provided, however, that CTWS may withhold any document or information (x) that is subject to the terms of a confidentiality agreement with a third party (provided that SJW shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) subject to any attorney-client privilege or protections, including attorney work-product protections and confidentiality protections (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or protections), or (z) if the sharing of such document or information would result in a violation of applicable Law. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Without limiting the generality of the foregoing, CTWS shall, within five Business Days of request by SJW, provide to SJW the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of CTWS Common Stock would be entitled under Sections 33-946 and 33-704 of the CBCA. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated August 10, 2016 between SJW and CTWS (the “Confidentiality Agreement”).

Section 6.03 Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of SJW, Merger Sub and CTWS shall, and shall cause its respective Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 6.03(a), CTWS and the CTWS Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement.

(c) Without limiting the generality of Section 6.03(a):

(i) The parties acknowledge that following the Original Execution Date, SJW and CTWS each filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein required by the HSR Act and that on April 27, 2018, the FTC granted early termination of the waiting period under the HSR Act. Without limitation of Section 6.03(c)(ii) below, from and after the Execution Date, SJW and CTWS each shall use reasonable best efforts to (A) make such additional filings with the DOJ and FTC under the HSR Act as may be required in connection with the Merger and the transactions contemplated herein, (B) supply the other with any information which may be required in order to effectuate such filings and (C) supply any additional information which reasonably may be required by the FTC or the DOJ.

(ii) The parties acknowledge that applications for approval of the Merger were filed with each of the MPUC on May 4, 2018, and the PURA on July 18, 2018, respectively (each, a “State Approval Application”). From and after the Execution Date, each of SJW and CTWS shall use reasonable best efforts to prepare and file, or cause to be prepared and filed, as promptly as reasonably practicable after the date of this Agreement, any and all additional filings, submissions and registrations required to be made to the PURA and the MPUC, including any applicable amendments to the State Approval Applications, and all other applications, notices, registrations, filings, reports and other documents required to be filed with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, including all SJW Regulatory Approvals and all CTWS Regulatory Approvals. Each of CTWS and SJW shall, as promptly as reasonably practicable, (A) supply the other with any information which reasonably may be required in order to effectuate such filings, (B) supply any additional information which reasonably may be required by a Governmental Entity of any jurisdiction and which the parties may reasonably deem appropriate, including, for purposes of this clause (B) in connection with the Order Instituting Investigation issued on July 20, 2018, by the California Public Utilities Commission (the “CPUC”), and (C) subject to applicable Law and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the SJW or CTWS, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect to any such filings, investigation or other inquiry without using reasonable best efforts to give (to the extent feasible and appropriate) the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, a reasonable opportunity to attend or participate. Subject to applicable Law and the instructions of any Governmental Entity, the parties will consult and cooperate with one another and permit the other party or its counsel to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication by such party to any Governmental Entity in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act, other antitrust Laws or any applicable state Laws in connection with the Merger and the other transactions contemplated by this Agreement.

(iii) Each of SJW and CTWS shall (A) give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such legal proceeding or threat, and (C) cooperate in all material respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, Judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated hereby.

(iv) Each of SJW and CTWS shall: (A) reasonably cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (B) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (C) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Entity) required to be obtained from Governmental Entities pursuant to any applicable Law by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, including the SJW Regulatory Approvals and the CTWS Regulatory Approvals; and (D) obtain any approval, consent, ratification, permission, waiver or authorization required to be obtained from parties to CTWS Material Contract identified on Section 6.03(c)(iv) of the CTWS Disclosure Letter, including by entering into and negotiating commercially reasonable definitive agreements with respect to such parties to such material Contracts, offering customary fees, discounts and other incentives to such parties on commercially reasonable terms and paying any customary expenses incurred in connection therewith; provided, however, that SJW and CTWS are not required to take any such action unless the effectiveness of the action is contingent upon the consummation of the Merger.

(d) Notwithstanding any other provision of this Agreement, SJW and the SJW Subsidiaries shall be required to sell, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Merger, the freedom of action of SJW or any of SJW’s Affiliates with respect to, or its ability to retain, SJW and SJW’s

Subsidiaries, CTWS or CTWS’s Subsidiaries, or any of the respective businesses, product lines or assets of SJW, CTWS or any of their respective Subsidiaries or Affiliates to the extent necessary to satisfy the conditions set forth in Section 7.01(b); provided, no such divestiture or other action shall be required (i) to the extent such divestiture or other action would, individually or in the aggregate, have or reasonably be expected to have a Regulatory Material Adverse Effect, or (ii) if the effectiveness of such divestiture or action is not contingent upon the consummation of the Merger.

(e) Notwithstanding any other provision of this Agreement, CTWS and the CTWS Subsidiaries shall be required to sell, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Merger, the freedom of action of SJW or any of SJW’s Affiliates with respect to, or its ability to retain, SJW and SJW’s Subsidiaries, CTWS or CTWS’s Subsidiaries, or any of the respective businesses, product lines or assets of SJW, CTWS or any of their respective Subsidiaries or Affiliates to the extent necessary to satisfy the conditions set forth in Section 7.01(b); provided, no such divestiture or other action shall be required (i) to the extent such divestiture or other action would, individually or in the aggregate, have or reasonably be expected to have a Regulatory Material Adverse Effect, or (ii) if the effectiveness of such divestiture or action is not contingent upon the consummation of the Merger.

(f) Notwithstanding any other provision of this Agreement, (i) neither SJW nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any SJW Takeover Proposal and (ii) neither CTWS nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any CTWS Takeover Proposal.

Section 6.04 Notice of Changes. SJW shall give prompt notice to CTWS, and CTWS shall give prompt notice to SJW, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or SJW Material Adverse Effect or CTWS Material Adverse Effect, as applicable, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) of any fact, circumstance, effect, change, event or development that, individually or in the aggregate with all past facts, circumstances, effects, changes, events or developments, has had or would reasonably be expected to have a SJW Material Adverse Effect or CTWS Material Adverse Effect, as applicable; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.05 Awards under CTWS Stock Plan.

(a) As promptly as reasonably practicable following the date of this Agreement, the CTWS Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) CTWS Performance Share Units.

(A) Awards Granted Prior to Date of this Agreement. At the Effective Time, each unvested CTWS Performance Share Unit award that was granted prior to the date of this Agreement and that is outstanding immediately prior to the Effective Time shall become vested as to that number of CTWS Common Shares determined by calculating the actual performance of the performance goals applicable under the terms of the award up to the Effective Time; provided, that any applicable performance goals (as specified in the agreement evidencing the award) may be adjusted as determined by the CTWS Compensation Committee in its reasonable discretion to the extent necessary to eliminate the impact on such performance goals of any non-recurring costs and expenses (including out-of-pocket costs, fees and expenses) incurred in connection with the negotiation, execution, performance and delivery of this Agreement or related documents or the consummation of the transactions contemplated hereby or thereby; and thereafter each CTWS Performance Share Unit determined to have vested pursuant to such calculation (the “Vested Performance Share Units”) shall be cancelled and converted into, and shall thereafter represent only the right to receive, the Merger Consideration. For the avoidance of doubt, any CTWS Performance Share Units that do not become Vested Performance Share Units pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(B) Awards Granted on or After Date of this Agreement. At the Effective Time, each CTWS Performance Share Unit award that was granted on or after the date of this Agreement and that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by SJW and converted automatically (without regard to the attainment of the applicable performance goals) into a time-based award (each, an “Assumed PSU Award”) covering a number of restricted share units of SJW equal to the product obtained by multiplying (x) the target number of restricted share units outstanding and unvested under such CTWS Performance Share Unit award immediately prior to the Closing by (y) the Equity Award Ratio, with any fractional restricted share units rounded down to the next lower whole number of restricted share units. Each Assumed PSU Award shall thereafter be subject to the same service-based vesting terms (such as vesting at the conclusion of a fiscal year for annual awards and ratable vesting over a three-year period for long-term awards measured from the grant date of the applicable CTWS Performance Share Unit award (as specified in the agreement evidencing the award)) and other terms and conditions, but not any performance-based vesting terms, applicable to the converted CTWS Performance Share Unit award under the applicable CTWS Stock Plan and the agreement evidencing the award, including as to the settlement date for the award following vesting; provided, however, that notwithstanding anything to the contrary in the terms and conditions applicable to the converted CTWS Performance Share Unit award under the applicable CTWS Stock Plan and the agreement evidencing the award, each Assumed PSU Award shall be subject to accelerated vesting in full upon a termination of the participant’s employment by the Surviving Corporation (or its successor) without “Cause” (as defined in the CTWS Change in Control Severance Plan) within one year following the Closing. For the avoidance of doubt, any CTWS Performance Share Units that do not vest pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(ii) CTWS Restricted Share Units. At the Effective Time, each CTWS Restricted Share Unit award that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into an award covering a number of restricted share units of SJW (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (x) the total number of restricted share units outstanding and unvested under the CTWS Restricted Share Unit award immediately prior to the Closing by (y) the Equity Award Ratio, with any fractional restricted share units rounded down to the next lower whole number of restricted share units. Each Adjusted RSU Award shall otherwise be subject to the same terms and conditions applicable to the converted CTWS Restricted Share Unit award under the applicable CTWS Stock Plan and the agreements evidencing the award, including as to vesting and payment of cash or stock, as applicable, upon vesting; provided, however, that notwithstanding anything to the contrary in the terms and conditions applicable to the converted CTWS Restricted Share Unit award under the applicable CTWS Stock Plan and the agreement evidencing the award, each Adjusted RSU Award shall be subject to accelerated vesting in full upon a termination of the participant’s employment by the Surviving Corporation (or its successor) without “Cause” (as defined in the CTWS Change in Control Severance Plan) within one year following the Closing.

(iii) CTWS Performance Cash Units.

(A) Awards Granted Prior to Date of this Agreement. At the Effective Time, each unvested CTWS Performance Cash Unit award that was granted prior to the date of this Agreement and that is outstanding immediately prior to the Effective Time shall become vested as to a cash amount determined by calculating the actual performance of the performance goals applicable under the terms of the award up to the Effective Time; provided, that any applicable performance goals (as specified in the agreement evidencing the award) may be adjusted as determined by the CTWS Compensation Committee in its reasonable discretion to the extent necessary to eliminate the impact on such performance goals of any non-recurring costs and expenses (including out-of-pocket costs, fees and expenses) incurred in connection with the negotiation, execution, performance and delivery of this Agreement or related documents or the consummation of the transactions contemplated hereby or thereby; and thereafter each CTWS Performance Cash Unit determined to have vested pursuant to such calculation (the “Vested Performance Cash Units”) shall be cancelled and converted into, and shall thereafter represent the right only to receive, an amount in cash equal to the number of such Vested Performance Cash Units, multiplied by the Merger Consideration. For the avoidance of doubt, any CTWS Performance Cash Units that do not become Vested Performance Cash Units pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(B) Awards Granted on or After Date of this Agreement. At the Effective Time, each unvested CTWS Performance Cash Unit award that was granted on or after the date of this Agreement and that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by SJW and converted automatically (without regard to the attainment of the applicable performance goals) into a time-based vesting award (each, an “Assumed PCU Award”) covering a cash amount equal to the product obtained by multiplying the target number of outstanding and unvested CTWS Performance Cash Units subject to such award immediately prior to the Closing by the Merger Consideration. Each Assumed PCU Award shall thereafter be subject to the same service-based vesting terms (such as vesting at the conclusion of a fiscal year for annual awards and ratable vesting over a three-year period for long-term awards measured from the grant date of the applicable CTWS Performance Cash Unit award (as specified in the agreement evidencing the award)) and other terms and conditions, but not any performance-based vesting terms, applicable to the converted CTWS Performance Cash Unit award under the applicable CTWS Stock Plan and the agreement evidencing the award, including as to the settlement date for the award following vesting; provided, however, that notwithstanding anything to the contrary in the terms and conditions applicable to the converted CTWS Performance Cash Unit award under the applicable CTWS Stock Plan and the agreement evidencing the award, each Assumed PCU Award shall be subject to accelerated vesting in full upon a termination of the participant’s employment by the Surviving Corporation (or its successor) without “Cause” (as defined in the CTWS Change in Control Severance Plan) within one year following the Closing. For the avoidance of doubt, any CTWS Performance Cash Units that do not vest pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(iv) CTWS Restricted Shares. At the Effective Time, each CTWS Restricted Share award that was granted on or after the date of this Agreement and that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically (without regard to the attainment of the applicable performance goals) into a time-based award (each, an “Assumed RS Award”) covering a number of restricted shares of SJW equal to the product obtained by multiplying (x) the target number of restricted shares outstanding and unvested under such CTWS Restricted Share award immediately prior to the Closing by (y) the Equity Award Ratio, with any fractional restricted shares rounded down to the next lower whole number of restricted shares. Each Assumed RS Award shall thereafter be subject to the same service-based vesting terms (such as vesting at the conclusion of a fiscal year for annual awards and ratable vesting over a three-year period for long-term awards measured from the grant date of the applicable CTWS Restricted Share award (as specified in the agreement evidencing the award)) and other terms and conditions, but not any performance-based vesting terms, applicable to the converted CTWS Restricted Share award under the applicable CTWS Stock Plan and the agreement evidencing the award; provided, however, that notwithstanding anything to the contrary in the terms and conditions applicable to the converted CTWS Restricted Share award under the applicable CTWS Stock Plan and the agreement evidencing the award, each Assumed RS Award shall be subject to accelerated vesting in full upon a termination of the participant’s employment by the Surviving Corporation (or its successor) without “Cause” (as defined in the CTWS

Change in Control Severance Plan) within one year following the Closing. For the avoidance of doubt, any CTWS Restricted Shares that do not vest pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(v) CTWS Deferred Share Units. At the Effective Time, each CTWS Deferred Share Unit award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into a number of deferred share units of SJW (each, an “Adjusted DSU Award”) equal to the product obtained by multiplying (x) the total number of CTWS Deferred Share Units outstanding under the CTWS Deferred Share Unit award immediately prior to the Closing by (y) the Equity Award Ratio, with any fractional share units rounded down to the next lower whole number of share units. Each Adjusted DSU Award shall otherwise be subject to the same terms and conditions (including the time of payment) applicable to the converted CTWS Deferred Share Unit award under the deferral elections applicable to the award thereunder.

(vi) Notwithstanding anything to the contrary in this Section 6.05(a), to the extent any award described in this Section 6.05(a) (including an award subject to a deferral election under the terms of a CTWS Stock Plan) is subject to Section 409A of the Code, such award will be paid out at the time or times set forth in the applicable award agreement or under the applicable deferral election but in all events in compliance with Section 409A of the Code.

(b) At or before the Effective Time, CTWS shall (1) take all actions that may be necessary or that SJW considers reasonably appropriate (under the CTWS Stock Plans and otherwise) to effectuate the foregoing provisions of this Section 6.05 and ensure that the CTWS Stock Plans and CTWS equity awards can be assumed or cancelled, as the case may be, in accordance with those provisions and (2) cause to be effected, in a manner reasonably satisfactory to SJW, any amendments to the CTWS Stock Plans and underlying award agreements necessary to give effect to the foregoing provisions of this Section 6.05.

(c) SJW shall take all actions that are necessary for the assumption of the CTWS Stock Plans and equity awards pursuant to Section 6.05(a) including the reservation, issuance and listing of SJW Common Shares as necessary to effect the transactions contemplated by this Section 6.05. If registration of any plan interests in the CTWS Stock Plans or other CTWS Benefit Plans or the shares of SJW Common Shares issuable thereunder is required under the Securities Act, SJW shall file with the SEC within 30 Business Days following the Closing Date a registration statement on Form S-8 with respect to such interests or SJW Common Shares (to the extent such Form is available for registration of such interest and shares), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the assumed equity awards remain outstanding or other CTWS Benefit Plans, as applicable, remain in effect and such registration of interests therein or the SJW Common Shares issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, SJW shall deliver to the holders of CTWS equity awards appropriate notices setting forth such holders’ rights pursuant to the respective CTWS Stock Plans and agreements evidencing the grants of such CTWS equity awards, and stating that such CTWS equity awards and agreements have been assumed by SJW and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.05 after giving effect to the Merger and the terms of the CTWS Stock Plans).

(d) As soon as practicable following the date of this Agreement, CTWS shall take all actions necessary to ensure that, as of the Effective Time, no CTWS Personnel or any other current or former participant in any CTWS Stock Plan or any CTWS Benefit Plan shall have any right thereunder to acquire any capital stock or voting securities of, or other equity interests in, SJW, CTWS or their respective Subsidiaries.

Section 6.06 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted by Law, each of SJW and the Surviving Corporation agrees to indemnify and hold harmless, advance expenses to and exculpate each former and present director or officer of CTWS or any CTWS Subsidiary, determined as of the Effective Time (the “CTWS Indemnified Parties”), against and with respect to all claims, losses, liabilities, damages, Judgments, inquiries, fines, fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any suit, action or other proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), arising out of or pertaining to the fact that the CTWS Indemnified Party is or was an officer or director of CTWS or any CTWS Subsidiary or is or was serving at the request of CTWS or any CTWS Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time.

(b) In the event that SJW, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each case SJW and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of SJW or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.06 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c) Prior to the Effective Time, CTWS shall and, if CTWS is unable to, SJW shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policies (collectively, “D&O Insurance”) for the CTWS Indemnified Parties with a claims period of at least six years from and after the Effective Time, from one or more insurance carriers with the same or better credit rating as CTWS’s D&O Insurance carrier as of the date of this Agreement, and with terms, conditions, retentions, limits of liability and levels of coverage at least as favorable as CTWS’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If CTWS and the Surviving Corporation for any reason fail to obtain such “tail” D&O Insurance as of the Effective Time, the Surviving Corporation (or its successor) shall, and SJW shall cause the Surviving Corporation (or its successor) to, continue to maintain in effect for a period of at least six years from and after the Effective Time, for the

CTWS Indemnified Parties, D&O Insurance from one or more insurance carriers with the same or better credit rating as CTWS’s D&O Insurance carrier as of the date of this Agreement, and with terms, conditions, retentions, limits of liability and levels of coverage at least as favorable as CTWS’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Notwithstanding the foregoing, in no event shall SJW be required in any year to pay under this Section 6.06(c) more than 300% of the aggregate annual premium payable by CTWS for its D&O Insurance for the period ended August 31, 2018 (the “Maximum Amount”), and if SJW is unable to obtain the insurance required by this Section 6.06(c) for an amount that is equal to or less than the Maximum Amount, it shall obtain D&O Insurance for the six-year period with the greatest coverage available for an amount equal to the Maximum Amount.

(d) The provisions of this Section 6.06 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each CTWS Indemnified Party and his or her heirs and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that each CTWS Indemnified Party may have by contract or otherwise.

Section 6.07 Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) CTWS shall pay to SJW a fee of $28,100,000 (the “CTWS Termination Fee”) if:

(i) (A) SJW terminates this Agreement pursuant to Section 8.01(e) [CTWS Adverse Recommendation Change; Breach of No-Shop] or (B) CTWS terminates this Agreement pursuant to Section 8.01(b)(iii) [CTWS Shareholder Approval Not Obtained] at any time at which SJW would have been permitted to terminate this Agreement pursuant to Section 8.01(e) [CTWS Adverse Recommendation Change; Breach of No-Shop];

(ii) CTWS terminates this Agreement pursuant to Section 8.01(h) [Superior CTWS Proposal]; or

(iii) (A) after the date of this Agreement and prior to the CTWS Shareholders Meeting, a CTWS Takeover Proposal is made to CTWS or otherwise becomes publicly known, or any Person has publicly announced an intention (whether or not conditional) to make a CTWS Takeover Proposal, and such CTWS Takeover Proposal or publicly announced intention was not publicly withdrawn prior to the CTWS Shareholders Meeting, (B) thereafter this Agreement is terminated by CTWS or SJW pursuant to Section 8.01(b)(i) [End Date] (if the CTWS Shareholders Meeting has not been held), by CTWS or SJW pursuant to Section 8.01(b)(iii) [CTWS Shareholder

Approval Not Obtained] or by SJW pursuant to Section 8.01(c) [CTWS Material Breach], and (C) within 15 months of such termination, CTWS enters into a definitive Contract to consummate a CTWS Takeover Proposal or a CTWS Takeover Proposal is consummated. For the purposes of Section 6.07(b)(iii)(C) only, the term “CTWS Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(e) except that all references to “15%” therein shall be deemed to be references to “50%”.

Any CTWS Termination Fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement; (y) in the case of clause (ii) above, immediately prior to or concurrently with the termination of this Agreement; and (z) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(c) SJW shall pay to CTWS a fee of $42,500,000 (the “SJW Termination Fee”) if:

(i) (A) CTWS terminates this Agreement pursuant to Section 8.01(f) [SJW Adverse Recommendation; Breach of No-Shop];

(ii) SJW terminates this Agreement pursuant to Section 8.01(g) [Superior SJW Proposal]; or

(iii) (A) after the date of this Agreement, a SJW Takeover Proposal is made to SJW or otherwise becomes publicly known, or any Person has publicly announced an intention (whether or not conditional) to make a SJW Takeover Proposal, (B) thereafter this Agreement is terminated by SJW or CTWS pursuant to Section 8.01(b)(i) [End Date], by CTWS pursuant to Section 8.01(d) [SJW Material Breach], and (C) within 15 months of such termination, SJW enters into a definitive Contract to consummate a SJW Takeover Proposal or a SJW Takeover Proposal is consummated. For the purposes of Section 6.07(c)(iii)(C) only, the term “SJW Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “15%” therein shall be deemed to be references to “50%”.

Any SJW Termination Fee due under this Section 6.07(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement; (y) in the case of clause (ii) above, immediately prior to or concurrently with the termination of this Agreement; and (z) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(d) If this Agreement is terminated by either SJW or CTWS pursuant to Section 8.01(b)(ii) [Legal Restraint] and the Legal Restraint giving rise to such non-satisfaction of the condition set forth in Section 7.01(c) arises from, is issued by or is in connection with the CPUC or the closing condition set forth in Section 7.02(d) is not satisfied, then SJW shall pay to CTWS all of the documented out-of-pocket fees and expenses incurred by CTWS or its Affiliates in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of $5,000,000 (the “SJW Expense Reimbursement Fee”); provided, however, that if on the day that is five (5) Business Days prior to the End Date, the Legal Restraint is such that the condition in Section 7.01(c) or the CPUC Restraint is such that the condition in Section 7.02(d) is not satisfied or waived and all other conditions in Article VII have been satisfied (except for any conditions that by their nature are to be satisfied at the Closing) but such Legal Restraint or such CPUC Restraint is not final and non-appealable, CTWS shall be entitled to terminate this Agreement pursuant to Section 8.01(b)(ii) and shall be entitled to receive the SJW Expense Reimbursement Fee; provided, further that, if within 15 months of any termination contemplated by the foregoing, including the foregoing proviso, SJW enters into a definitive Contract to consummate a SJW Takeover Proposal or a SJW Takeover Proposal is consummated, SJW shall pay to CTWS the SJW Termination Fee.

Any SJW Termination Fee due under this Section 6.07(d) shall be paid by wire transfer of same-day funds on the date of the first to occur of the events referred to in the second proviso above. Any SJW Expense Reimbursement due under this Section 6.07(d) shall be paid by wire transfer of same day funds on the later of (x) the Business Day immediately following the date of termination of this Agreement and (y) SJW’s receipt of a written statement setting forth the amount of such SJW Expense Reimbursement and attaching any applicable documentation. In the event any SJW Termination Fee is payable under Section 6.07(c) or this Section 6.07(d) at or after the time SJW pays any SJW Expense Reimbursement pursuant to this Section 6.07(d), the amount of the SJW Termination Fee payable by CTWS shall be reduced by such SJW Expense Reimbursement amount actually paid to CTWS.

(e) In the event that this Agreement is terminated by either SJW or CTWS pursuant to Section 8.01(b)(iii) [CTWS Shareholder Approval Not Obtained], then CTWS shall pay to SJW all of the documented out-of-pocket fees and expenses incurred by SJW or its Affiliates in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of $5,000,000 (the “CTWS Expense Reimbursement”). Any CTWS Expense Reimbursement due under this Section 6.07(e) shall be paid by wire transfer of same-day funds on the later of (x) the Business Day immediately following the date of termination of this Agreement and (y) CTWS’s receipt of a written statement setting forth the amount of such CTWS Expense Reimbursement and attaching any applicable documentation. In the event any CTWS Termination Fee is payable at or after the time CTWS pays any CTWS Expense Reimbursement pursuant to this Section 6.07(e), the amount of the CTWS Termination Fee payable by CTWS shall be reduced by such CTWS Expense Reimbursement amount actually paid to SJW.

(f) SJW and CTWS acknowledge and agree that the agreements contained in Sections 6.07(b), Section 6.07(c), Section 6.07(d) and Section 6.07(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither CTWS nor SJW would enter into this Agreement. Accordingly, if SJW fails promptly to pay the amount due pursuant to Section 6.07(c) or Section 6.07(d) or CTWS fails promptly to pay the amount due pursuant to Section 6.07(b) or Section 6.07(e), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made.

(g) In no event shall either party be obligated to pay more than one termination fee or expense reimbursement pursuant to this Section 6.07. The CTWS Termination Fee, if it becomes due and payable and is paid, shall be the sole and exclusive remedy available to SJW and Merger Sub with respect to this Agreement and, upon payment of the CTWS Termination Fee, CTWS (and its Subsidiaries and Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to SJW and Merger Sub under this Agreement; provided, however, that no such payment shall relieve CTWS of any liability or damages to SJW or Merger Sub as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach. The SJW Termination Fee, if it becomes due and payable and is paid, shall be the sole and exclusive remedy available to CTWS with respect to this Agreement and, upon payment of the SJW Termination Fee, SJW (and its Subsidiaries, including Merger Sub, and Affiliates and its and their respective directors, officers, employees, stockholders, Financing Sources and Representatives) shall have no further liability to CTWS under this Agreement; provided, however, that no such payment shall relieve SJW or Merger Sub of any liability or damages to CTWS as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach.

Section 6.08 Transfer Taxes. Any liability arising out of real estate or other transfer Tax with respect to interests in real or other property owned directly or indirectly by CTWS or any of the CTWS Subsidiaries immediately prior to the Effective Time, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and shall not be a liability of shareholders of CTWS.

Section 6.09 Transaction Litigation. CTWS shall give SJW a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against CTWS or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of SJW, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of SJW and CTWS shall cooperate, shall cause the SJW Subsidiaries and the CTWS Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against such litigation.

Section 6.10 Section 16 Matters. Prior to the Effective Time, SJW (including the SJW Board) and CTWS (including the CTWS Board) each shall take all such steps as may be required to cause (a) any dispositions of CTWS Common Stock (including derivative securities with respect to CTWS Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CTWS immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of SJW Common Shares (including derivative securities with respect to SJW Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is, may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SJW to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Governance Matters. SJW and CTWS agree to take the actions set forth on Exhibit A, and shall take all actions necessary so that the matters set forth on Exhibit A occur effective upon the Closing.

Section 6.12 Financing.

(a) SJW shall, and shall cause its Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to consummate the Financing or any Substitute Financing on or prior to the Closing Date, including (i) maintaining in effect the Commitment Letter until the Closing (provided that the Commitment Letter may be amended, supplemented, modified and replaced as permitted pursuant to this Section 6.12), (ii) negotiating and entering into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter (including any “flex” provisions related thereto) or on such other terms acceptable to SJW and its Financing Sources (provided that such other terms could not reasonably be expected to (x) reduce the aggregate amount of the Financing or the net cash proceeds from the Financing (including by increasing the amount of fees to be paid or original issue discount) below the amount required by SJW to consummate the transactions contemplated by this Agreement, (y) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that could reasonably be expected to (i) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) or (ii) adversely impact the ability of SJW to enforce its rights against the Financing Parties or any other parties to the Commitment Letter or the definitive agreements with respect thereto, or (z) make it less likely that the Financing would be funded (including by making the conditions to obtaining the Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of SJW to consummate the Merger and the other transactions contemplated hereby on the Closing Date) so that such agreements are in effect no later than the Closing, (iii) satisfying all the conditions to the Financing within the control of SJW at or prior to the Closing, (iv) accepting to the fullest extent all “market flex” contemplated by the Commitment Letter (or any fee letter relating thereto), to the extent deemed necessary under the Commitment Letter and (v) enforcing its rights under the Commitment Letter. In the event that all conditions set forth in the Commitment Letter have been satisfied (other than the consummation of the Merger) or, upon funding shall be satisfied, SJW and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Financing (the “Financing Parties”) to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby. SJW shall, promptly after obtaining knowledge thereof (and in any event within two Business Days), give CTWS written notice of any (A) breach (or threatened breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by a Financing Party or any party to any definitive document related to the Financing, (B) actual or threatened withdrawal, repudiation or termination of the Financing by the Financing Parties, (C) amendment or modification of, or waiver under, the Commitment Letter or (D) change, circumstance or event which causes SJW to believe that it will not be able to timely obtain all or any portion of the Financing on the terms, in the manner or from the Financing Parties or sources contemplated by the definitive documents related to the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby. SJW shall (i) keep CTWS informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) provide CTWS with copies of all executed material definitive agreements related to the Financing. SJW shall, and shall use its reasonable best efforts to cause the Financing Sources to, provide CTWS and its Representatives with such access to SJW and the Financing Sources as CTWS and its Representatives may reasonably request for the purpose of allowing CTWS and its Representatives to understand the status of SJW’s efforts to arrange the Financing; provided, that SJW and its Representatives shall be permitted to participate in any such discussions or communications. Neither SJW nor its Affiliates shall amend, modify or replace the Commitment Letter without the prior written approval of CTWS to the extent such amendment, modification or replacement could reasonably be expected to (I) reduce the aggregate amount of the Financing or the net cash proceeds from the Financing (including by increasing the amount of fees to be paid or original issue discount) below the amount required by SJW to consummate the transactions contemplated by this Agreement, (II) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that could reasonably be expected to (1) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) or (2) adversely impact the ability of SJW to enforce its rights against the Financing Parties or any other parties to the Commitment Letter or the definitive agreements with respect thereto, or (III) make it less likely that the Financing would be funded (including by making the conditions to obtaining the Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of SJW to consummate the Merger and the other transactions contemplated hereby on the Closing Date; provided that notwithstanding the foregoing, SJW may modify, supplement or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (that have not executed the Commitment Letter as of the Execution Date). If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable, or it becomes reasonably likely that such funds may become unavailable to SJW on the terms and conditions set forth therein and, in each case, such funds are required by SJW to consummate the transactions contemplated by this Agreement, SJW shall, and shall cause its Affiliates, as promptly as practicable (and in any event within two Business Days) following the occurrence of such event to (x) notify CTWS in writing thereof and (y) use its reasonable best efforts to obtain substitute financing on terms and conditions not materially less favorable in the aggregate to SJW than those set forth in the Commitment Letter and in an amount sufficient to enable SJW to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (the “Substitute Financing”). In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter (including in connection with any Substitute Financing) permitted pursuant to this Section 6.12, such new commitment letters shall be deemed to be a part of the “Financing” and deemed to be the “Commitment Letter” for all purposes of this Agreement. SJW shall promptly deliver to CTWS copies of any termination, amendment, modification, waiver or replacement of the Commitment Letter (including in connection with any Substitute Financing).

(b) SJW shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Commitment Letter or the related fee letters.

(c) Notwithstanding anything contained in this Agreement to the contrary, SJW expressly acknowledges and agrees that SJW’s obligations hereunder are not conditioned in any manner upon SJW obtaining the Financing, any Substitute Financing or any other financing. The failure, for any reason, of SJW to have sufficient cash available on the Closing Date to pay the consideration in Merger Consideration in accordance with Article II or the failure to so pay the Merger Consideration on the Closing Date in accordance with the terms and conditions of this Agreement shall constitute a breach of this Agreement by SJW.

(d) CTWS shall, and shall cause each of the CTWS Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to SJW such customary cooperation, at SJW’s sole expense, as may be reasonably requested by SJW in connection with the Financing (which term, for purposes of this Section 6.12(d), shall include any Substitute Financing and any issuance of debt or equity securities issued or incurred in lieu of any Financing or Substitute Financing), which efforts shall include using reasonable best efforts to:

(i) cause its management team, with appropriate seniority and expertise, including its senior executive officers, and independent accountants to assist SJW in SJW’s preparation for and to participate in a reasonable number of meetings (including customary one-on-one meetings), presentations, road shows, due diligence sessions, drafting sessions and sessions with lenders, investors and rating agencies, in each case, upon reasonable notice and at times and locations to be mutually agreed upon;

(ii) assist SJW with SJW’s preparation of customary rating agency presentations, road show materials, bank information memoranda, credit agreements, registration statements, prospectuses, bank syndication materials, offering documents, private placement memoranda and similar documents customarily required in connection with the Financing, including the marketing and syndication thereof, provided, that any such bank information memoranda, registration statements, prospectuses, bank syndication materials, offering documents, private placement memoranda and similar documents shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(iii) furnish SJW and the Financing Sources with all Required Information and, as may be reasonably requested by SJW in connection with the Financing, other customary financial and other information regarding CTWS and its Subsidiaries;

(iv) assist SJW with SJW’s preparation of pro forma financial information and projections (it being understood that CTWS shall not be responsible for the preparation of such pro forma financial information or projections themselves);

(v) reasonably cooperate with the marketing efforts for any portion of the Financing, including using its reasonable best efforts to ensure that any syndication efforts benefit from its existing lending relationships and using reasonable best efforts to assist SJW in obtaining any corporate credit and corporate family ratings in connection with the Financing;

(vi) furnish SJW at least three Business Days prior to the Closing Date (to the extent requested within 10 Business Days prior to the Closing Date) with all documentation and other information required by Governmental Entities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and 31 C.F.R. § 1010.230;

(vii) assist in preparing schedules thereto as may be reasonably requested by SJW;

(viii) provide customary authorization letters authorizing the distribution of information provided by CTWS to prospective lenders and containing a customary representation to the Financing Sources for the Financing that such information provided by CTWS does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about CTWS and CTWS Subsidiaries or its or their securities; and

(ix) request the independent accountants of CTWS to render customary “comfort letters” (including customary negative assurance comfort) with respect to financial information regarding CTWS and its Subsidiaries contained in any materials relating to the Financing (it being understood that failure of SJW to obtain such comfort letters shall not constitute a breach of this Section 6.12), and to provide consents for use of their reports and opinions in any documents filed or furnished by SJW with the SEC or in any other materials or disclosures relating to the Financing in which financial information of CTWS and its Subsidiaries is included.

(e) Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.12): (i) nothing in this Agreement (including this Section 6.12) shall require any such cooperation to the extent that it would (A) require CTWS, any of the CTWS Subsidiaries or its Representatives, as applicable, to breach, waive or amend any terms of this Agreement, (B) require cooperation from CTWS, any of the CTWS Subsidiaries or its Representatives to the extent it would cause any condition to the Closing set forth in Article VII not to be satisfied, (C) unreasonably interfere with the ongoing business or operations of CTWS and/or any of the CTWS Subsidiaries, (D) require CTWS or any of its Subsidiaries to take any action that will conflict with or violate CTWS’s or any of its Subsidiaries’ charter documents, any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material Contract to which CTWS or any of its Subsidiaries is a party, (E) result in any employee, officer, director or Representative of CTWS or any of its Subsidiaries incurring personal liability with respect to any matters relating to the Financing; (F) require CTWS or any of its Subsidiaries to provide any information the disclosure of which is prohibited or restricted under applicable Law or any Contract or is legally privileged; (G) require the delivery of opinions of external or internal counsel; (H) require CTWS, its Subsidiaries or their Representatives to furnish any financial statements, audit reports or financial information other than to the extent such statements, reports or information are readily available to, or readily derivable from the books and records of, CTWS, any of its Subsidiaries or any of their respective Representatives or (I) require CTWS or any of its Subsidiaries or their respective Representatives to execute or approve any definitive financing documents, including any credit or other agreements or certificates in connection with the Financing (other than customary authorization letters in connection with the Financing, if any, and solely to the extent set forth in Section 6.12(d)(viii) above); (ii) neither CTWS nor any of its Subsidiaries shall be required to pay or incur any commitment or other similar fee or incur or assume any liability or obligation in connection with the Financing prior to the Effective Time (other than as are expressly reimbursable or payable by SJW and Merger Sub and except for the obligation to deliver the customary authorization letters referenced above); (iii) none of the board of directors (or other similar governing body) of CTWS or any of its Subsidiaries shall be required to adopt resolutions approving the Financing; and (iv) none of CTWS, any of its Subsidiaries or any of its or their respective Representatives shall be required to make any representation to SJW, any of its Affiliates, any lender, agent or lead arranger to the Financing, or any other Person with respect to any action under this Section 6.12, as to the solvency of CTWS, any of its Subsidiaries, or any of its or their respective Representatives, or to deliver or require to be delivered any solvency or similar certificate.

(f) SJW shall (i) promptly upon request by CTWS, reimburse CTWS for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by CTWS and its Representatives in connection with any cooperation contemplated by this Section 6.12 and (ii) indemnify CTWS, its Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket attorneys’ fees) or settlement payment relating to, arising out of or resulting from the Financing, the performance by CTWS, its Subsidiaries, its Affiliates and its and their respective Representatives of any obligations set forth in this Section 6.12 and any information utilized in connection therewith, except to the extent such indemnification arises out of, or results from or by reason of historical financial information furnished in writing by or on behalf of CTWS or any of its Subsidiaries or its or their Representatives or the gross negligence, bad faith or willful misconduct of CTWS or any of its Subsidiaries or its or their Representatives.

(g) CTWS hereby consents to the use of its trademarks in connection with the Financing; provided that such trademarks are used solely in conformance with CTWS’s trademark usage guidelines and all such uses are in a manner that is not intended to or reasonably likely to harm or disparage CTWS or the reputation or goodwill of CTWS. All goodwill associated with such uses shall inure to the sole benefit of CTWS.

(h) With respect to Indebtedness for borrowed money of CTWS or any of its Subsidiaries that SJW desires to repay in connection with the Closing, CTWS shall use reasonable best efforts to obtain a duly executed payoff letter dated on or about the Closing Date from the lenders or their Representatives, as applicable, with respect to such Indebtedness for borrowed money as reasonably requested by SJW, in each case, in a customary form,

(A) certifying that the aggregate amount required to be paid to fully satisfy all such Indebtedness that will be outstanding as of the Closing Date, (B) certifying that all such Indebtedness that is then outstanding as of the Closing shall have been fully paid upon the receipt by such lenders or Representatives of funds, including the cash collateralization of any letters of credit, and (C) authorizing the release and discharge in full of all Liens and other security over the properties and assets of CTWS and its Subsidiaries securing all such obligations and all guarantees granted by CTWS and its Subsidiaries; provided any such payoff letter may be (i) contingent on the Closing and (ii) subject to customary reinstatement provisions and exclude contingent indemnification obligations not yet due and payable.

(i) Notwithstanding anything to the contrary herein, any breach by CTWS or its Subsidiaries of their obligations under this Section 6.12 (other than Section 6.12(d)(iv)) shall not constitute a breach of this Agreement for purposes of Article VIII or a breach of the conditions precedent set forth in Section 7.02(b), unless such breach is a willful and material breach and directly results in the Financing not being available to SJW, and a breach by CTWS or its Subsidiaries of their obligations under Section 6.12(d)(iv) shall not constitute a breach of this Agreement for purposes of Article VIII or a breach of the conditions precedent set forth in Section 7.02(b), unless such breach directly results in the Financing not being available to SJW.

(j) SJW shall not, and shall not permit any of its Subsidiaries to, (a) issue or sell any debt securities, incur debt for borrowed money or issue any equity securities, in each case, the effect of which is to reduce the Commitments (as defined in the Commitment Letter) unless the proceeds are placed in a segregated account and only released (i) to make (in whole or in part) the payment to the Payment Agent of the aggregate Merger Consideration and pay (in whole or in part) fees and expenses reasonably expected to be incurred in connection therewith, (ii) after the payment of the aggregate Merger Consideration to the Payment Agent and all fees and expenses reasonably expected to be incurred in connection therewith or (iii) upon or following the termination of this Agreement in accordance with Article VIII (clauses (i)-(iii), the “Specified Release”), or (b) consummate any sale or disposition of assets the effect of which is to reduce the Commitments (as defined in the Commitment Letter) unless the proceeds are placed in a segregated account and only released to make a Specified Release; provided that it is understood and agreed that SJW may issue or sell debt securities, incur debt for borrowed money, issue equity securities or consummate any sale or disposition of assets in an aggregate amount of up to $75,000,000 in order to refinance any existing debt of SJW or any of its Subsidiaries and the proceeds of such debt securities, debt for borrowed money, equity securities or such sales or dispositions shall not be required to be so segregated.

Section 6.13 Public Announcements. Except with respect to any SJW Adverse Recommendation or CTWS Adverse Recommendation Change made in accordance with the terms of this Agreement, SJW and CTWS shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or, in the case of the Financing (or alternative financing in lieu thereof), any public disclosure about the Merger and the other transactions contemplated hereby that is not inconsistent with prior public disclosure by SJW or CTWS in accordance with this Section 6.13. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be a joint press release in a form agreed to by the parties.

Section 6.14 Stock Exchange De-listing. Each of SJW and CTWS shall use its reasonable best efforts to cause the CTWS Common Shares and any other securities of CTWS specified by SJW to be de-listed from the Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.15 Employee Matters.

(a) During the period commencing at the Effective Time and ending on December 31, 2019 (such period, the “Covered Period”), SJW shall, or shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to, provide each individual who is actively employed by CTWS or any of its Subsidiaries immediately prior to the Effective Time and who continues employment during such period (the “CTWS Employees”) with (1) the same base compensation in effect immediately prior to the Effective Time, (2) target annual cash incentive opportunities that are no less favorable than the target annual cash incentive opportunities provided by CTWS or any of its Subsidiaries to each such CTWS Employee immediately prior to the Effective Time, (3) benefits, other than severance benefits and change of control benefits, that are substantially comparable in the aggregate to the benefits provided to CTWS Employees immediately prior to the Effective Time and (4) severance benefits that are no less favorable than the severance benefits provided by SJW or any SJW Subsidiary to similarly situated employees of SJW and the SJW Subsidiaries immediately prior to the Effective Time; provided that the immediately preceding clause (4) shall not apply to each CTWS Employee entitled to severance benefits under any agreement or plan set forth on Section 6.15(b) of the CTWS Disclosure Letter. Each CTWS Employee who received a long-term incentive award under the CTWS Stock Plan in 2018 shall be granted an equity incentive award under the SJW Stock Plan for each calendar year in the Covered Period (other than a calendar year in which the CTWS Employee received a long-term incentive award under the CTWS Stock Plan). Any such award granted under the SJW Stock Plan to a CTWS Employee shall be made at the same time and subject to the same terms and conditions as awards made to SJW’s executive officers, provided that the target and maximum dollar values of the award shall be equal to or greater than the target and maximum dollar values of the last award granted to such CTWS Employee under the CTWS Stock Plan prior to the Effective Time; provided further that such awards shall be subject to the accelerated vesting terms of any employment agreement between such employee and SJW or CTWS in effect at the time of the grant of such award.

(b) SJW agrees to honor the terms and conditions of the agreements set forth on Section 6.15(b) of the CTWS Disclosure Letter.

(c) In the event any CTWS Employee becomes eligible to participate under any benefit plans maintained by SJW or any SJW Subsidiary following the Effective Time, for purposes of determining (i) eligibility to participate and vesting with respect to such benefit plans maintained by SJW or any SJW Subsidiary (other than with respect to defined benefit pension plans and equity or equity-related plans maintained by SJW or any SJW Subsidiary) and (ii) level of benefits under vacation and severance plans and arrangements (and not any other plans or arrangements) maintained by SJW or any SJW Subsidiary, service with CTWS or any of the CTWS Subsidiaries (or any predecessor employer of an employee of CTWS or any CTWS Subsidiary, to the extent service with such predecessor employer is recognized by CTWS or the applicable CTWS Subsidiary as of the date of this Agreement) prior to the Effective Time shall be treated as service with SJW or the SJW Subsidiaries; provided, however, that such service need not be recognized to the extent (A) that such recognition would result in any duplication of benefits, (B) not recognized by CTWS or a CTWS Subsidiary, as applicable, for similar purposes, or (C) the benefit plan or arrangement of SJW or any SJW Subsidiary is grandfathered or frozen, either with respect to eligibility to participate, vesting or level of benefits.

(d) In the event any CTWS Employee becomes eligible to participate under any benefit plans maintained by SJW or any SJW Subsidiary following the Effective Time, for purposes of each benefit plan of SJW or the SJW Subsidiaries, SJW and the SJW Subsidiaries shall use reasonable best efforts to (i) cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for employees of CTWS and the CTWS Subsidiaries and their covered dependents (other than limitations, including pre-existing conditions exclusions, or waiting periods that are already in effect with respect to such employees and dependents under the benefit plans of CTWS and the CTWS Subsidiaries and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of SJW and the SJW Subsidiaries) and (ii) give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Effective Time occurs (or the year in which employees of CTWS and the CTWS Subsidiaries and their dependents commence participation in the benefit plans of SJW and the SJW Subsidiaries, if later).

(e) This Section 6.15 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.15, express or implied, (i) is intended to confer upon any other person (including any current or former directors, officers, consultants or employees of any of CTWS or any CTWS Subsidiary or, on or after the Effective Time, the Surviving Corporation or any of its subsidiaries) any rights or remedies of any nature whatsoever, (ii) is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of SJW, CTWS, the Surviving Corporation or any respective Subsidiary thereof or (iii) obligates SJW or any of the SJW Subsidiaries to retain the employment of any particular employee of CTWS or any CTWS Subsidiary following the Effective Time.

Section 6.16 Cooperation. Each of SJW and CTWS will, and will cause its respective Subsidiaries and Representatives to, use its reasonable best efforts, subject to applicable Law, to cooperate with the other party in connection with planning the integration of the business operations of SJW and CTWS and their respective Subsidiaries.

Section 6.17 Post-Merger Community Commitment. SJW and CTWS each agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. During the two-year period immediately following the Effective Time, SJW and the Surviving Corporation agree to continue to provide charitable contributions and community support within the service areas of SJW and CTWS, and each of their respective Subsidiaries in each such service area, at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by SJW and CTWS within their respective service areas during the two-year period immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of SJW, Merger Sub and CTWS to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, the waiver by each party on or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The CTWS Shareholder Approval shall have been obtained.

(b) Governmental Approvals. All Required Consents (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) applicable to the Merger and the transactions contemplated by this Agreement) shall have been obtained and shall have become Final Orders. As used in this Agreement, a “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than any conditions that are within the control of any party to satisfy, which conditions shall promptly be satisfied by such party) to the consummation of such transactions prescribed by applicable Law or order have been satisfied.

(c) No Legal Restraints. No Law and no Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction (collectively, “Legal Restraints”) shall be in effect, and no suit, action or other proceeding that has been initiated by a Governmental Entity having jurisdiction over SJW, any San Jose Water Company, SJWTX, Inc., CTWS or any Regulated CTWS Subsidiary shall be pending, in which such Governmental Entity seeks to impose, or has imposed, any Legal Restraint, in each case that, prevents, makes illegal or prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of SJW and Merger Sub. The respective obligations of SJW and Merger Sub to consummate the Merger is further subject to the satisfaction or, to the extent permitted by Law, the waiver by SJW and Merger Sub acting jointly on or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CTWS contained in this Agreement (except for the representations and warranties contained in Sections 4.03, 4.04 and 4.22) shall be true and correct (without giving effect to any limitation as to “materiality” or “CTWS Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “CTWS Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect, and the representations and warranties of CTWS contained in Sections 4.03(b), 4.04, and 4.22 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and the representations and warranties of CTWS contained in Sections 4.03(a) and (c) shall be true and correct in all respects (except de minimis errors) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). SJW shall have received a certificate signed on behalf of CTWS by an executive officer of CTWS to such effect.

(b) Performance of Obligations of CTWS. CTWS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SJW shall have received a certificate signed on behalf of CTWS by an executive officer of CTWS to such effect.

(c) Required Consents. None of the Required Consents referred to in Section 7.01(b) shall impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a Regulatory Material Adverse Effect.

(d) CPUC. CPUC shall not have imposed terms or conditions in connection with the Merger (“CPUC Restraint”) that, individually or in the aggregate, would reasonably be expected to have a Regulatory Material Adverse Effect.

(e) Absence of CTWS Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect that has not been ameliorated or cured such that a CTWS Material Adverse Effect no longer exists.

The conditions in this Section 7.02 are for the sole benefit of SJW and Merger Sub and may, subject to the terms of this Agreement, be waived by SJW and Merger Sub acting jointly, in whole or in part at any time and from time to time, in the sole discretion of SJW and Merger Sub. The failure by SJW and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

Section 7.03 Conditions to Obligation of CTWS. The obligation of CTWS to consummate the Merger is further subject to the satisfaction or, to the extent permitted by Law, the waiver by CTWS on or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of SJW and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SJW Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “SJW Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. CTWS shall have received a certificate signed on behalf of SJW by an executive officer of SJW to such effect.

(b) Performance of Obligations of SJW. Each of SJW and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CTWS shall have received a certificate signed on behalf of SJW by an executive officer of SJW to such effect.

The conditions in this Section 7.03 are for the sole benefit of CTWS and may, subject to the terms of this Agreement, be waived by CTWS, in whole or in part at any time and from time to time, in the sole discretion of CTWS. The failure by CTWS at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

Section 7.04 Frustration of Closing Conditions. Neither SJW nor CTWS may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 6.03.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the CTWS Shareholder Approval (unless otherwise specified in this Section 8.01), as follows:

(a) by mutual written consent of SJW and CTWS;

(b) by either SJW or CTWS:

(i) if the Merger is not consummated on or before May 5, 2019 (the “End Date”); provided, further, that if, as of 5:00 p.m. Pacific time on the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any conditions set forth in Section 7.01(b) and those conditions that by their nature are to be satisfied at the Closing), the End Date shall be extended automatically to August 5, 2019 (and such date, as so extended, shall be the “End Date”); provided, further, that if, as of 5:00 p.m. Pacific time on the End Date, as extended in accordance with the preceding clause, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any conditions set forth in Section 7.01(b) and those conditions that by their nature are to be satisfied at the Closing), the End Date shall be further extended automatically to November 5, 2019 (and such date, as so extended, shall be the “End Date”); provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a material breach of any representation, warranty, covenant or agreement of this Agreement by such party;

(ii) if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if such failure to satisfy the condition set forth in Section 7.01(c) is the result of the failure of such party to have complied with its obligations pursuant to Section 6.03; or

(iii) if the CTWS Shareholder Approval is not obtained at the CTWS Shareholders Meeting duly convened (unless such CTWS Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(c) by SJW, if CTWS breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of CTWS contained herein fails to be true and correct, (i) such that the conditions set forth in Section 7.02(a) or 7.02(b) would not be satisfied and (ii) which breach or failure is not reasonably capable of being cured by CTWS by the End Date or is not cured by CTWS within the earlier of (A) 45 days after receiving written notice from SJW and (B) three Business Days prior to the End Date (provided, however, that the right to terminate this Agreement under this Section 8.01(c) is not available to SJW if SJW is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of SJW contained in this Agreement fails to be true and correct, in each case such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by CTWS, if SJW or Merger Sub breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of SJW or Merger Sub contained herein fails to be true and correct, (i) such that the conditions set forth in Section 7.03(a) or 7.03(b) would not be satisfied and (ii) which breach or failure is not reasonably capable of being cured by SJW or Merger Sub, as the case may be, by the End Date or is not cured by SJW or Merger Sub, as the case may be, within the earlier of (A) 45 days after receiving written notice from CTWS and (B) three Business Days prior to the End Date (provided, however, that the right to terminate this Agreement under this Section 8.01(d) is not available to CTWS if CTWS is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of CTWS contained in this Agreement fails to be true and correct, in each case such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by SJW, prior to the time the CTWS Shareholder Approval is obtained, if (i) CTWS materially breaches its obligations under Section 5.03, (ii) a CTWS Adverse Recommendation Change shall have occurred, (iii) CTWS shall have failed to include the CTWS Recommendation in the Proxy Statement, (iv) following the receipt of a CTWS Takeover Proposal, the CTWS Board fails publicly to reaffirm its recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement within 10 Business Days after SJW requests (which request must be reasonable under the circumstances) in writing that such recommendation be reaffirmed or (v) a tender or exchange offer relating to any CTWS Common Shares shall have been publicly commenced and CTWS shall not have recommended rejection of such tender or exchange offer and reaffirmed its recommendation of this Agreement and the Merger and the other transactions contemplated by this Agreement within 10 Business Days after the commencement of such tender or exchange offer;

(f) by CTWS, if (i) SJW materially breaches its obligations under Section 5.02, (ii) a SJW Adverse Recommendation shall have occurred, (iii) following the receipt of a SJW Takeover Proposal, the SJW Board fails to publicly confirm its support for this Agreement, the Merger and the other transactions contemplated by this Agreement and fails to publicly reject such SJW Takeover Proposal within 10 Business Days after CTWS requests (which request must be reasonable under the circumstances) in writing that such recommendation be reaffirmed or (iv) a tender or exchange offer relating to any SJW Common Shares shall have been publicly commenced and SJW shall not have recommended rejection of such tender or exchange offer and reaffirmed its support for this Agreement and the Merger and the other transactions contemplated by this Agreement within 10 Business Days after the commencement of such tender or exchange offer;

(g) by SJW, prior to September 19, 2018, if SJW is not in material breach of its obligations under Section 5.02, in order to accept a Superior SJW Proposal and enter into an Acquisition Agreement related to such Superior SJW Proposal, and SJW pays the SJW Termination Fee required to be paid to CTWS pursuant to Section 6.07(c); or

(h) by CTWS, prior to the time the CTWS Shareholder Approval is obtained, if CTWS is not in material breach of its obligations under Section 5.03, in order to accept a Superior CTWS Proposal and enter into an Acquisition Agreement related to such Superior CTWS Proposal, and CTWS pays the CTWS Termination Fee required to be paid to SJW pursuant to Section 6.07(b).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a)) shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either SJW or CTWS as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SJW, CTWS or any Financing Source, other than the last sentence of Section 6.02, Section 6.07, Section 6.12(f), this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for fraud, willful misconduct, intentional misrepresentation or intentional breach of any covenant or agreement set forth in this Agreement.

Section 8.03 Amendment. Prior to the Effective Time, this Agreement may be amended by SJW, Merger Sub and CTWS at any time before or after receipt of the CTWS Shareholder Approval; provided, however, that (i) after receipt of the CTWS Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of CTWS without the further approval of such shareholders and (ii) no provision with respect to which any Financing Source is a third party beneficiary hereunder shall be amended. waived or modified in a manner adverse to such Financing Source without the prior written consent of the entities that constitute Financing Sources as of the date of such amendment, waiver or modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any covenants and agreements contained in this Agreement or (iv) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by CTWS shall require the approval of the shareholders of CTWS unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of SJW, Merger Sub or CTWS, action by such party’s Board of Directors or the duly authorized designee of such party’s Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of SJW or the shareholders of CTWS.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any obligation of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, instructions, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (i)

served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications must be sent to the respective parties at the following street addresses or email address, or at such other street address or email address for a party as shall be specified by like notice in accordance with this Section 9.02 (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver).

(a) if to SJW or Merger Sub, to:

SJW Group
110 West Taylor Street
San Jose, CA 95110
Phone:	(408) 279-7800
Email:	legal@sjwater.com
Attention:	Suzy Papazian, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400
Palo Alto, CA 94301
Phone:	(650) 470-4500
Email:	leif.king@skadden.com; kenton.king@skadden.com;
pankaj.sinha@skadden com
Attention:	Leif B. King
Kenton J. King
Pankaj K. Sinha

(b) if to CTWS, to:

Connecticut Water Service, Inc.
93 West Maine Street
Clinton, CT 06413
Phone:	(860) 664-6030
Email:	dbenoit@ctwater.com
Attention:	David C. Benoit, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Phone:	(212) 558-4000
Email:	frumkinj@sullcrom.com; barancikt@sullcrom.com
Attention:	Joseph B. Frumkin
Tia S. Barancik

Section 9.03 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, or (ii) solely for purposes of determining the Closing Date, a day on which the Secretary of the State of the State of Connecticut is authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986.

“Combined Company” means SJW, the SJW Subsidiaries, CTWS and the CTWS Subsidiaries, taken as a whole.

“CTWS Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which CTWS or any of the CTWS Subsidiaries is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, supplemental retirement, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by CTWS or any CTWS Subsidiaries for the benefit of any current or former employees, directors, or individual independent contractors of CTWS or any of the CTWS Subsidiaries or (y) with respect to which CTWS or any of the CTWS Subsidiaries could have any actual or potential material liability.

“CTWS Deferred Share Unit” means a fully vested CTWS Performance Share Unit that has been credited to a CTWS Performance Share Account pursuant to the terms of the applicable CTWS Stock Plan.

“CTWS Material Adverse Effect” means a Material Adverse Effect with respect to CTWS, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of the matters set forth in Section 9.3 of the CTWS Disclosure Letter (for the avoidance of doubt, in addition to the exclusions set out in clauses (i) through (xi) of the definition of “Material Adverse Effect”).

“CTWS Performance Cash Unit” means a hypothetical equivalent to a number of dollars that is subject to performance-based vesting, granted under a CTWS Stock Plan.

“CTWS Performance Share Account” means an account established for a participant under the CTWS Stock Plans.

“CTWS Performance Share Unit” means any restricted stock unit that is (i) subject to performance-based vesting and (ii) payable in CTWS Common Shares or the value of which is determined with reference to the value of CTWS Common Shares, and that is granted under a CTWS Stock Plan.

“CTWS Personnel” means any current or former director, officer, consultant or employee of CTWS or any CTWS Subsidiary.

“CTWS Restricted Share” means a share of CTWS Common Share that is subject to performance-based vesting and that is granted under a CTWS Stock Plan.

“CTWS Restricted Share Unit” means a restricted stock unit that is (i) subject to service-based vesting (and is not or no longer subject to performance-based vesting) and (ii) payable in CTWS Common Shares or the value of which is determined with reference to the value of SJW Common Shares, and that is granted under a CTWS Stock Plan.

“CTWS Stock Plans” means the CTWS 2014 Performance Stock Program, the CTWS 2004 Performance Stock Program, and the CTWS 1994 Performance Stock Program.

“Equity Award Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the SJW Measurement Price (rounded to three decimal places).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity shall mean any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Party” means any Person or group of Persons (including such Person’s Representatives), other than CTWS and the CTWS Subsidiaries, from whom SJW has received during the period from and following 12:01 a.m. Eastern time on the day following the Original Execution Date through 11:59 p.m. Eastern Time on the day prior to the Execution Date a bona fide written SJW Takeover Proposal that the SJW Board determined in good faith (after consultation, with its outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) constituted or was reasonably likely to lead to a Superior SJW Proposal, and that did not result from a material breach of the terms of the A&R Merger Agreement or the Original Merger Agreement (such a SJW Takeover Proposal, an “Excluded Party Proposal”); provided, however, that any such Person or group of Persons shall cease to be an “Excluded Party” following 11:59 p.m. Eastern Time on the day prior to the Execution Date immediately upon the earliest to occur of: (i) the SJW Takeover Proposal submitted by such Person or group of Persons is withdrawn; (ii) the SJW Board determines in good faith (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) that the SJW Takeover Proposal submitted by such Person or group of Persons no longer constitutes or is reasonably likely to lead to a Superior SJW Proposal; and (iii) 11:59 p.m. Eastern time on September 18, 2018.

“Financing Sources” shall mean the agents, arrangers, lenders, underwriters, placement agents, initial purchasers, investors and other Persons (other than SJW and its Subsidiaries) that have committed to provide, underwrite, place or arrange all or any part of the Financing (including any Substitute Financing and any alternative financings issued or incurred in lieu of any Financing or Substitute Financing), as parties (other than SJW and its Subsidiaries) to any joinder agreements, underwriting agreements, purchase agreements, engagement letter, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ controlling persons, agents and Representatives and their respective successors and assigns.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations (as determined by GAAP) of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property or equipment, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of any other Person or to purchase the obligations or property of any other Person, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person.

“IRS” means the U.S. Internal Revenue Service.

The “Knowledge” of (i) CTWS means, with respect to any matter in question, the actual knowledge of the following CTWS Personnel: David C. Benoit, Richard L. Knowlton, Kristin A. Johnson, Maureen P. Westbrook, Craig J. Patla, Peter J. Bancroft and Robert Doffek, and of (ii) SJW means, with respect to any matter in question, the actual knowledge of the following SJW Personnel: Eric W. Thornburg, James P. Lynch, Andrew Gere, Andrew F. Walters, Suzy Papazian, Palle Jensen, Stephanie Orosco, Dana Drysdale and Willie Brown, in each of (i) and (ii) after making reasonable inquiry of such Person’s direct reports having primary responsibility for such matter.

“Law” means any statute, law (including common law), ordinance, rule, regulation or other binding legal requirement, including the rules and regulations of the NYSE or the Nasdaq, as applicable.

“Marketing Period” shall mean the first period of 15 consecutive Business Days commencing after SJW shall have received from CTWS the Required Information (it being understood that, once commenced, such Marketing Period shall not restart, be extended or tolled if any further Required Information shall be required to be delivered during or after such Marketing Period due to the passage of time); provided that:

(i) (x) November 22, 2018, November 23, 2018, May 27, 2019, July 4, 2019 and July 5, 2019 shall not be counted towards the total number of Business Days for purposes of the Marketing Period and (y) such 15 consecutive Business Day period (a) shall not commence prior to September 5, 2018, (b) if such period has not ended on or prior to December 19, 2018 shall not commence prior to January 2, 2019 and (c) if such period has not ended on or prior to August 16, 2019, shall not commence prior to September 3, 2019;

(ii) the Marketing Period shall end on any earlier date on which the Financing is consummated; and

(iii) the Marketing Period shall not commence and shall be deemed not to have commenced if, at any time after the date of this Agreement or during or on the first or last day of such 15 consecutive Business Day period, (i) CTWS has announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, or (ii) the accounting firm that audited the audited financial statements of CTWS and its Subsidiaries included in the Required Information has withdrawn its audit opinion with respect to such financial statements, then in each such case the Marketing Period shall not commence unless and until either such restatement has been completed and the applicable Required Information has been amended or, CTWS has determined that such a restatement is not required, or a new audit opinion has been obtained, as applicable.

If CTWS in good faith reasonably believes that it has delivered to SJW the Required Information, CTWS may deliver to SJW a written notice to that effect (stating when CTWS believes it completed any such delivery), in which case CTWS shall be deemed to have delivered the Required Information as of the date of delivery of such notice unless SJW in good faith reasonably believes that CTWS has not completed delivery of the Required Information and, within two (2) Business Days after its receipt of such notice from the CTWS, SJW delivers a written notice to CTWS to that effect (stating with reasonable specificity which Required Information CTWS has not delivered), in which case the determination of whether and when CTWS delivered to SJW Required Information shall be determined without reference to this sentence.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such change or condition has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate,

(ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such condition has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement, pendency or performance of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, Labor Organizations, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law or GAAP (or authoritative interpretation thereof), except to the extent such change has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (viii) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by SJW, CTWS or any of their respective Subsidiaries, (ix) any proceeding brought or threatened by shareholders of CTWS or stockholders of SJW (whether on behalf of the SJW, Merger Sub, CTWS or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or otherwise arising out of or relating to this Agreement, the Merger and the other transactions contemplated by this Agreement or violations of securities Laws in connection with the Proxy Statement (x) changes in interest or currency exchange rates, or (xi) any actions required to be taken pursuant to the express terms of this Agreement.

“Nasdaq” means the NASDAQ Global Select Market.

“NYSE” means the New York Stock Exchange.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Material Adverse Effect” means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of the Combined Company; provided that for the purpose of determining whether a potential adverse effect (other than with respect to a CPUC Restraint) would constitute a material adverse effect for the purposes hereof, the Combined Company shall be deemed to be a consolidated group of entities of the size and scale of CTWS and its

Subsidiaries, taken as a whole; provided, further, that any regulatory commitments made in the State Approval Applications as filed as of the Execution Date shall not be considered in determining whether a Regulatory Material Adverse Effect has occurred.

“Required Consents” means (i) the waiting period (and any extension thereof) applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated, (ii) the State Approvals shall have been obtained, and (iii) any pre-approvals of license transfers from the Federal Communications Commission shall have been obtained.

“Required Information” means the historical financial statements of CTWS and its Subsidiaries identified in paragraph 5 of Annex C of the commitment letter, dated as of the date hereof, between SJW and JPMorgan Chase Bank, N.A.

“SJW Material Adverse Effect” means any change, circumstance, development, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the ability of SJW or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by SJW or Merger Sub, of the Merger.

“SJW Measurement Price” means the volume weighted average trading price of SJW Common Shares on the NYSE for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

“SJW Common Shares” means the common shares, par value $0.0001 per share, of SJW.

“SJW Performance Share Unit” means any restricted stock unit that is (i) subject to performance-based vesting and (ii) payable in SJW Common Shares or the value of which is determined with reference to the value of SJW Common Shares, whether granted under any SJW Stock Plan or otherwise.

“SJW Personnel” means any current or former director, officer, consultant or employee of SJW or any SJW Subsidiary.

“SJW Stock Plan” means the SJW Long-Term Stock Incentive Plan, including any programs thereunder.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Cuts and Jobs Act” means Pub. L. No. 115-97, as enacted on December 22, 2017.

“Tax Law” means Laws in respect of Taxes.

“Tax Return” means any return, declaration, statement, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Treasury Regulations” means regulations promulgated by the IRS under the Code.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference herein to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any Law defined or referred to herein means such Law as amended, modified or supplemented as of the applicable date or period of time. Any Contract defined or referred to herein means such Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The words “made available” and words of similar import, with respect to SJW or CTWS, refer to documents which were, at least one day prior to the execution of this Agreement, (i) posted to the data site maintained by such party or its Representatives in connection with the transactions contemplated by this Agreement or (ii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day (it being agreed that this clause (ii) shall not apply to Sections 5.02(c) and 5.03(c)). All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified. The parties agree that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date (and be deemed to mean “as of immediately prior to the execution and delivery of the Original Merger Agreement”), (b) the date on which the representations and warranties set forth in Article III and

Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were made in the Original Merger Agreement and (c) each reference to “this Agreement” in the representations and warranties set forth in Article III and Article IV shall refer to “the Original Merger Agreement”, in each of cases (a), (b) and (c), unless expressly specified otherwise in this Agreement.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and each such counterpart shall be deemed an original instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, taken together with the SJW Disclosure Letter, the CTWS Disclosure Letter and the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior and contemporaneous agreements (including the Original Merger Agreement and the A&R Merger Agreement), negotiations, understandings, and representations and warranties, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for Section 6.12 and, in the event the Effective Time occurs, Article II, Sections 6.05 and 6.06 is not intended to confer, and does not confer, upon any Person other than the parties any rights or remedies.

(b) Except for the representations and warranties contained in Article III, CTWS acknowledges and agrees that (i) that none of SJW, Merger Sub, the SJW Subsidiaries or any other Person on behalf of SJW has made or makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) CTWS expressly disclaims, and has not relied and is not relying on, any representations or warranties regarding SJW, Merger Sub, the SJW Subsidiaries or their respective Affiliates or Representatives other than those contained in Article III. Except for the representations and warranties contained in Article IV, SJW and Merger Sub acknowledge and agree that (i) none of CTWS, the CTWS Subsidiaries or any other Person on behalf of CTWS has made or makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) SJW and Merger Sub expressly disclaim, and have not relied and are not relying on, any representations or warranties regarding CTWS, the CTWS Subsidiaries or their respective Affiliates or Representatives other than those contained in Article IV.

(c) Notwithstanding anything to the contrary contained in this Section 9.07, the Financing Sources shall be express third party beneficiaries of Section 6.07(g), Section 8.02, Section 8.03, this Section 9.07(c), Section 9.08, Section 9.10(c), Section 9.11 and Section 9.12.

Section 9.08 GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF CONNECTICUT ARE MANDATORILY APPLICABLE TO THE MERGER, THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS, RULES OR PRINCIPLES THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION. Notwithstanding the foregoing, each party hereto agrees that any suit, action or other proceeding of any kind or description, whether in law or in equity, in contract, tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the Laws of another jurisdiction.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10 Specific Enforcement; Consent to Jurisdiction.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (i) of Section 9.10(b), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Each of the parties (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

(c) Notwithstanding anything to the contrary in this Agreement, each of CTWS and SJW agrees that it will not, and in the case of CTWS, will cause its Subsidiaries and Affiliates to not, bring or support the bringing of any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources (in their capacities as such) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter or any other agreement relating to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waiver and consents set forth in Section 9.10(b) above but with respect to the courts specified in this Section 9.10(c).

Section 9.11 Waiver of Jury Trial. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger, the Financing or any of the other transactions contemplated by this Agreement, including in respect of any claim or counterclaim against any Financing Source. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or other proceeding, seek to enforce the foregoing waiver, (ii) understands and has considered the implications of this waiver, (iii) makes this waiver voluntarily and (iv) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

Section 9.12 Non-Recourse. Notwithstanding anything to the contrary contained herein, CTWS agrees on behalf of itself and its Affiliates and its and their Representatives that none of the Financing Sources (in their capacities as such) shall have any liability or obligation to CTWS or any of its or their respective Affiliates or Representatives relating to this Agreement, any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including with respect to the Financing). CTWS and its Affiliates and its and their Representatives hereby waive any and all rights or claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources (in their capacities as such) that may be based upon, arise out of or relate to this

Agreement, any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including the Financing or the Commitment Letter), and each of CTWS and its Affiliates and its and their Representatives agrees not to commence or support an action against any Financing Source (in its capacity as such) in connection with this Agreement or any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including any action relating to the Financing or the Commitment Letter). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source (in its capacity as such) shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to CTWS or any of its Affiliates and its or their respective Representatives in connection with this Agreement, any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including the Financing or the Commitment Letter); provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions hereof.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SJW GROUP

by	/s/ Eric W. Thornburg
Name:	Eric W. Thornburg
Title:	Chairman, Chief Executive
Officer and President

HYDRO SUB, INC.

by	/s/ James P. Lynch
Name:	James P. Lynch
Title:	President, Treasurer and
Secretary

[Signature Page to Agreement and Plan of Merger]

CONNECTICUT WATER SERVICE, INC.

by	/s/ David C. Benoit
Name:	David C. Benoit
Title:	President and Chief Executive
Officer

[Signature Page to Agreement and Plan of Merger]

Index of Defined Terms

Term	Section
A&R Execution Date	Introduction
A&R Merger Agreement	Introduction
Acquisition Agreement	5.02(a)
Adjusted DSU Award	Section 6.05(a)(iv)
Adjusted RSU Award	Section 6.05(a)(ii)
Affiliate	Section 9.03
Agreement	Introduction
Amended and Restated Agreement	Introduction
Assumed PCU Award	Section 6.05(a)(iii)(B)
Assumed PSU Award	Section 6.05(a)(i)(B)
Assumed RS Award	Section 6.05(a)(iv)
Book-Entry Shares	Section 2.01(a)
Business Day	Section 9.03
Cancelled CTWS Common Shares	Section 2.01(b)
CBCA	Section 1.01
Certificate	Section 2.01(a)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Combined Company	Section 9.03
Commitment Letter	Section 3.05
Confidentiality Agreement	Section 6.02
Consent	Section 3.03(b)
Contract	Section 3.03(a)
Covered Period	Section 6.15(a)
CPUC Restraint	Section 7.02(d)
CTWS	Introduction
CTWS $1 Par Preference Shares	Section 4.03(a)
CTWS $16 Par Preferred Shares	Section 4.03(a)
CTWS $20 Par Preferred Shares	Section 4.03(a)
CTWS $25 Par Preferred Shares	Section 4.03(a)
CTWS Acceptable Confidentiality Agreement	Section 5.03(a)
CTWS Adverse Recommendation Change	Section 5.03
CTWS Benefit Plan	Section 9.03
CTWS Board	Recitals
CTWS Bylaws	Section 4.01
CTWS Capital Stock	Section 4.03(a)
CTWS Charter	Section 4.01
CTWS Common Shares	Section 2.01(a)
CTWS Common Stock	Section 2.01(a)
CTWS Compensation Committee	Section 5.01(a)(iv)
CTWS Deferred Share Unit	Section 9.03
CTWS Disclosure Letter	Article IV

Index - 1

CTWS Dividend Reinvestment Plan	Section 2.03
CTWS Employees	Section 6.15(a)
CTWS Expense Reimbursement	Section 6.07(e)
CTWS Financial Advisor	Section 4.22
CTWS Indemnified Parties	Section 6.06(a)
CTWS Leased Property	Section 4.19(b)
CTWS Leases	Section 4.19(b)
CTWS Material Adverse Effect	Section 9.03
CTWS Material Contract	Section 4.18(a)(vii)
CTWS Non-Regulated Property	Section 4.19(b)
CTWS Notice of Recommendation Change	Section 5.03
CTWS Owned Property	Section 4.19(b)
CTWS Performance Cash Unit	Section 9.03
CTWS Performance Share Account	Section 9.03
CTWS Performance Share Unit	Section 9.03
CTWS Permits	Section 4.15
CTWS Personnel	Section 9.03
CTWS Preferred Shares	Section 4.03(a)
CTWS Property	Section 4.19(b)
CTWS Property Easements	Section 4.19(c)
CTWS Qualified Plan	Section 4.11(c)
CTWS Recommendation	Section 4.04(a)
CTWS Regulatory Approvals	Section 4.05(b)
CTWS Reporting Documents	Section 4.06(a)
CTWS Restricted Share	Section 9.03
CTWS Restricted Share Unit	Section 9.03
CTWS Shareholder Approval	Section 4.04(a)
CTWS Shareholders Meeting	Section 4.04(a)
CTWS Stock Plans	Section 9.03
CTWS Subsidiaries	Section 4.01
CTWS Takeover Proposal	Section 5.03(e)
CTWS Termination E	Section 6.07(b)
CTWS Voting Debt	Section 4.03(b)
CTWS Water Rights	Section 4.16
D&O Insurance	Section 6.06(c)
DOJ	Section 6.03(c)(i)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Claims	Section 4.17(g)
Environmental Law	Section 4.17(g)
Environmental Permits	Section 4.17(b)
Equity Award Ratio	Section 9.03
ERISA	Section 9.03
ERISA Affiliate	Section 9.03
Exchange Act	Section 3.03(b)
Excluded Disclosure	Article III

Index - 2

Excluded Party	Section 9.03
Excluded Party Activities	Section 5.02(a)
Excluded Party Proposal	Section 9.03
Execution Date	Introduction
Filed CTWS Reporting Documents	Article IV
Filed SJW Reporting Documents	Article III
Final Order	Section 7.01(b)
Financing	Section 3.05
Financing Parties	Section 6.12(a)
Financing Sources	Section 9.03
FTC	Section 6.03(c)(i)
Fund	Section 2.02(a)
GAAP	Section 3.06
Governmental Entity	Section 3.03(b)
HSR Act	Section 3.03(b)
Indebtedness	Section 9.03
Intellectual Property	Section 4.20
IRS	Section 9.03
Judgment	Section 3.03(a)
Knowledge	Section 9.03
Law	Section 9.03
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(a)
Liens”	Section 4.02(a)
Marketing Period	Section 9.03
Material Adverse Effect	Section 9.03
Materials of Environmental Concern	Section 4.17(g)
Maximum Amount	Section 6.06(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(a)
Merger Sub	Introduction
MPUC	Section 3.03(b)
Nasdaq	Section 9.03
NYSE	Section 9.03
Original Execution Date	Introduction
Original Merger Agreement	Introduction
Paying Agent	Section 2.02(a)
Person	Section 9.03
Proxy Statement	Section 6.01(a)
PURA	Section 3.03(b)
Regulated CTWS Subsidiaries	Section 4.07(a)
Regulatory Material Adverse Effect	Section 9.03
Release	Section 4.17(g)
Representatives	Section 5.03
Required Consents	Section 9.03
Required Information	Section 9.03

Index - 3

Securities Act	Section 3.03(b)
SJW	Introduction
SJW Acceptable Confidentiality Agreement	Section 5.02(a)
SJW Adverse Recommendation	Section 5.02(b)
SJW Board	Recitals
SJW Common Shares	Section 9.03
SJW Disclosure Letter	Article III
SJW Expense Reimbursement Fee	Section 6.07(d)
SJW Financial Advisor	Section 3.10
SJW Material Adverse Effect	Section 9.03
SJW Measurement Price	Section 9.03
SJW Notice of Recommendation Change	Section 5.02(b)
SJW Performance Share Unit	Section 9.03
SJW Personnel	Section 9.03
SJW Regulatory Approvals	Section 3.03(b)
SJW Reporting Documents	Section 3.06(a)
SJW Stock Plan	Section 9.03
SJW Takeover Proposal	Section 5.02(c)
SJW Termination Fee	Section 6.07(c)
Solvent	Section 3.11
SOX	Section 3.06(b)
Specified Release	Section 6.12(j)
State Approval Application	Section 6.03(c)(ii)
State Approvals	Section 3.03(b)
Subsidiary	Section 9.03
Substitute Financing	Section 6.12(a)
Superior CTWS Proposal	Section 5.03(e)
Superior SJW Proposal	Section 5.02(c)
Surviving Corporation	Section 1.01
Tax Cuts and Jobs Act	Section 9.03
Tax Law	Section 9.03
Tax Return	Section 9.03
Taxes	Section 9.03
Treasury Regulations	Section 9.03
U.S. shareholder	Section 4.10(i)
Vested Performance Cash Units	Section 6.05(a)(iii)(A)
Vested Performance Share Units	Section 6.05(a)(i)(A)

Index - 4

EXHIBIT A

Governance Matters

(a) SJW Corporate Name. From and after the Effective Time, the name of SJW shall be “SJW Group”.

(b) CTWS Corporate Name. From and after the Effective Time, the name of the Surviving Corporation shall be “Connecticut Water Service, Inc.”

(c) Headquarters. From and after the Effective Time, SJW shall have dual headquarters with Clinton, Connecticut as the New England Region headquarters and San Jose, California as the corporate headquarters.

(d) Board of Directors. From and after the Effective Time, SJW’s board of directors shall be expanded by 2 seats with the 2 new vacancies to be filled by 2 current CTWS directors to be selected by SJW.

(e) Officers. SJW expects that the New England Region will continue to be led by members of CTWS’s existing executive team.

EXA-1

Annex B

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, NC 28202

August 5, 2018

CONFIDENTIAL

The Board of Directors

Connecticut Water Service, Inc.

93 West Main Street

Clinton, CT 06413

Members of the Board of Directors:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Connecticut Water Service, Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of outstanding shares of common stock, without par value, of the Company (the “Company Common Stock”) of the Consideration (defined below) in the Merger (defined below) pursuant to the Second Amended and Restated Agreement and Plan of Merger, (the “Agreement”) to be entered into among the Company, SJW Group (the “Merger Partner”) and Hydro Sub, Inc., a wholly owned subsidiary of the Merger Partner (“Merger Sub”). The Agreement provides for, among other things, the merger of the Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company, the Merger Partner, the Merger Sub or any of their respective subsidiaries (in each case, other than shares of Company Common Stock held on behalf of third parties) immediately prior to the effective time of the Merger (collectively, the “Excluded Shares”), will be converted into the right to receive $70.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have:

•	reviewed a draft, dated August 5, 2018, of the Agreement;

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain other information relating to the Company and the Merger Partner, including financial forecasts for the Company for the six months ending December 31, 2018 through the year ending December 31, 2022 prepared and provided to us by the management of the Company (the “Company Projections”) and financial forecasts for the Merger Partner for the fiscal years ending December 31, 2018 through December 31, 2022 prepared and provided to us by the management of the Merger Partner, as approved by the management of the Company for use in our opinion (the “Merger Partner Projections”);

•	discussed with the management of the Company the business and prospects of the Company;

•	compared certain financial and stock market data of the Company with similar data for other companies with publicly traded equity securities in businesses that we deemed relevant;

•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain other business combinations that we deemed relevant; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects. We have been advised and, at your direction, have assumed, that the Company Projections and the Merger Partner Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Merger Partner as to the respective future financial performance of the Company and the Merger Partner. At your direction, we have further assumed that the Company Projections and Merger Partner Projections are reasonable bases upon which to evaluate the Company and the Merger and have used and relied upon such forecasts for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections and the Merger Partner Projections or the assumptions upon which they are based.

For purposes of our analyses and this opinion we have, at your direction, assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger that is material to our analyses or opinion. We have also assumed that the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or opinion and that the final form of the Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. In addition, we have not been requested to make, and have not made, an independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have undertaken no independent analysis of any potential or actual litigation or claims, regulatory action, possible unasserted claims or other contingent assets or liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Our opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Shares, of the Consideration in the Merger pursuant to the Agreement and does not address any other aspect or implication (financial or otherwise) of the Merger, or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice. We have assumed that the Company has or will obtain such advice or opinions from appropriate professional sources.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Merger. We are also not expressing any opinion herein as to the price at which the Company Common Stock may be traded at any time.

Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Wells Fargo Securities has acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Merger. We received a fee in connection with the issuance of our opinion to the Board, dated March 14, 2018, and will also receive a fee upon the rendering of this opinion. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement.

We and our affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of this opinion, neither we nor our affiliates have had any other material investment, commercial banking or financial advisory relationships with the Company or the Merger Partner. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Merger Partner and/or certain of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and our affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing this opinion.

This opinion is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to the Board or any holder of Company Common Stock as to how such holder should vote or act on any matter relating to the proposed Merger. The issuance of this opinion has been approved by an authorized committee of Wells Fargo Securities.

Based upon and subject to the foregoing, and our experience as investment bankers, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Shares.

Very truly yours,
WELLS FARGO SECURITIES, LLC

Wells Fargo Securities, LLC

CONNECTICUT WATER SERVICE, INC. Special Meeting of Shareholders [•], 2018 at [•] Eastern Time This proxy is solicited by the Board of Directors GREEN PROXY The undersigned shareholder of Connecticut Water Service, Inc. hereby appoints David C. Benoit and Kristen A. Johnson, or either of them, attorneys or proxies for the undersigned, with power of substitution, to act, and to vote, as designated herein, with the same force and effect as the undersigned, all shares of the Company’s Common Stock standing in the name of the undersigned at the Special Meeting of Shareholders of Connecticut Water Service, Inc. to be held on [•], 2018 at [•] Eastern Time at [●] and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Please mark, sign, date and return this GREEN proxy card promptly using the enclosed reply envelope. If you vote your proxy by Internet or Telephone, you do NOT need to mail back your GREEN proxy card. This proxy revokes all previous proxies. Continued and to be signed on reverse side 5TO VOTE BY MAIL, PLEASE DETACH HERE5 Important Notice Regarding the Availability of Proxy Materials for the Connecticut Water Service, Inc. Special Meeting: Proxy Materials are available at www.sjw-ctws.com. PRELIMINARY PROXY — SUBJECT TO COMPLETION

Please mark vote as X Proposals – The Board of Directors recommends you vote FOR the following proposals: GREEN PROXY CARD indicated in this example PROPOSAL 1. The proposal to approve the Second FOR AGAINST ABSTAIN PROPOSAL 2. The proposal to approve, on a non- FOR AGAINST ABSTAIN Amended and Restated Agreement and Plan of binding advisory basis, specific compensatory Merger, dated as of August 5, 2018 (the “Merger arrangements between CTWS and its named Agreement”), among SJW Group, a Delaware executive officers relating to the merger. corporation (“SJW”), Hydro Sub, Inc., a Connecticut PROPOSAL 3. The proposal to adjourn the CTWS FOR AGAINST ABSTAIN corporation and a direct wholly owned subsidiary of special meeting, if necessary or appropriate, to SJW, and Connecticut Water Service, Inc. (“CTWS”). solicit additional proxies if there are not sufficient votes to approve the Merger Agreement. NOTE: Only shareholders of record at the close of business on [•], 2018 are entitled to notice of and to vote at the meeting. Date Signature Signature (Joint Owners) Please sign and date this GREEN proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. PLEASE SIGN, DATE AND RETURN THIS GREEN PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE 5TO VOTE BY MAIL, PLEASE DETACH HERE5 TO AUTHORIZE YOUR PROXY ( BY TELEPHONE OR INTERNET : QUICK H H H EASY H H H IMMEDIATE Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your GREEN proxy card. AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/ctws. You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form. AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form. Call H H Toll Free H H 1-800-868-4256 There is NO CHARGE to you for this call OPTION A: You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately. OPTION B: If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors. Internet and Telephone voting is available through 11:59 PM CONTROL NUMBER Eastern Time on [•], 2018. for Telephone/Internet Proxy Authorization